As filed with the Securities and Exchange Commission on July 13, 2012

Registration No. 333-182247

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________

AMENDMENT NO. 1
TO
FORM F-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CHINA INFORMATION TECHNOLOGY, INC.
(Exact Name of Registrant as Specified in Its Charter)

	Not Applicable
	(Translation of Registrant’s Name into English)

British Virgin Islands	7372	Not Applicable
(State or Other Jurisdiction of Incorporation or	(Primary Standard Industrial Classification Code	(IRS Employer Identification Number)
Organization)	Number)

21st Floor, Everbright Bank Building
Zhuzilin, Futian District
Shenzhen, Guangdong 518040
People’s Republic of China
(+86) 755 -8370-8333
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

____________________________

Corporation Service Company
80 State Street
Albany, New York 12207-2543
(800) 927-9800
(Name, Address, Include Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

____________________________

Copies to:

Louis A. Bevilacqua, Esq.
Joseph R. Tiano, Jr., Esq.
Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, N.W.
Washington, DC 20037
(202) 663-8000
____________________________

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.
____________________________

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  [   ]
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) [   ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities or accept any offers to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction where such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Subject to completion, dated July 13, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 annual meeting of stockholders of China Information Technology, Inc., a Nevada corporation (“CNIT”), to be held on                            , 2012 at                 a.m., local time, at CNIT’s offices located at 21st Floor, Everbright Bank Building, Zhuzilin, Futian District, Shenzhen, Guangdong 518040, China. Only stockholders of record at the close of business on                          , 2012 are entitled to notice of and to vote at the annual meeting.

At the annual meeting, you will be asked to vote on the important matters described in detail in the notice of annual meeting of stockholders and proxy statement/prospectus accompanying this letter. You will also have an opportunity to ask questions and receive information about CNIT’s business.

Included with the proxy statement/prospectus is a copy of CNIT’s Annual Report to Stockholders. We encourage you to read the Annual Report. It includes information on CNIT’s operations as well as CNIT’s audited financial statements.

One of the matters you will be asked to vote on at the annual meeting is the adoption of a merger agreement as part of a reorganization of the corporate structure of the group of companies controlled by CNIT. The merger agreement provides for a merger that would result in your shares of CNIT common stock being converted into the right to receive an equal number of ordinary shares in the capital of China Information Technology, Inc., a company incorporated in the British Virgin Islands (“CNIT BVI”), which will be issued by CNIT BVI in connection with the merger. Following the merger, CNIT BVI, together with its subsidiaries, will own and continue to conduct our business in substantially the same manner as is currently being conducted by CNIT and its subsidiaries. CNIT BVI will also be managed by the same Board of Directors and executive officers that manage CNIT today.

As further explained in the accompanying proxy statement/prospectus, our Board of Directors expects that the reorganization of CNIT’s corporate structure, which will be facilitated by approval of this proposal, will result in the following benefits:

  reduction of our operational, administrative, legal and accounting costs over the long term through the reduction of our reporting obligations and related expenses because CNIT BVI is expected to qualify as a “foreign private issuer” under the rules and regulations of the Securities and Exchange Commission and be exempt from certain rules under the Securities Exchange Act of 1934, as amended, that would otherwise apply if CNIT BVI were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer; and

  providing us with additional flexibility to pursue listings on international stock exchanges, such as the Hong Kong Stock Exchange, should we desire to do so in the future.

We have chosen to reorganize under the laws of the British Virgin Islands because of its political and economic stability, effective judicial system, absence of exchange control or currency restrictions and availability of professional and support services. We could have selected a different jurisdiction outside of the United States, but we believe many non-Chinese companies operating in China are incorporated in the British Virgin Islands and as a result many of our current and potential strategic partners have substantial experience doing business with British Virgin Islands companies and corporate structures.

The merger cannot be completed unless the proposal to adopt the merger agreement is approved by the holders of a majority of CNIT’s outstanding shares entitled to vote at the annual meeting. There are a number of risks which you should be aware of in considering whether to vote in favor of the proposal to approve the merger. The accompanying proxy statement/prospectus contains important information about this proposal and the risks associated with the proposal and we encourage you to read it. In particular, you should carefully consider the discussion in the section of the proxy statement/prospectus entitled “Risk Factors” beginning on page 17.

Generally, for U.S. federal income tax purposes, stockholders of CNIT will not recognize gain or loss as a result of the merger. For a more detailed discussion of income tax considerations for stockholders, please see the section entitled “Taxation” in the accompanying proxy statement/prospectus. We urge you to consult your own tax advisor regarding the particular tax consequences of the merger for you.

Our Board of Directors has determined that the reorganization to be effected by the merger is advisable and in the best interests of CNIT and our stockholders and, as such, has unanimously approved the merger and the merger agreement. Our Board of Directors recommends that you vote "FOR" the proposal to adopt the merger agreement.

Please take this opportunity to participate in the affairs of CNIT by voting on the business to come before this meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE URGED TO SUBMIT YOUR PROXY AND VOTING INSTRUCTIONS OVER THE INTERNET OR BY TELEPHONE, OR COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

We look forward to seeing you at the meeting.

Sincerely,

__________________________
Jiang Huai Lin
Chairman and CEO

Shenzhen, China
                     , 2012

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory authority has approved or disapproved of the securities to be issued in the merger or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                       , 2012, and is first being mailed to stockholders of CNIT with a form of proxy card or voting instruction card on or about                             , 2012.

CHINA INFORMATION TECHNOLOGY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held                        , 2012

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the “Annual Meeting”) of China Information Technology, Inc., a Nevada corporation (“CNIT”), will be held on , 2012 at a.m., local time, at CNIT’s offices located at 21st Floor, Everbright Bank Building, Zhuzilin, Futian District, Shenzhen, Guangdong 518040, China, for the following purposes:

1.	To elect five persons to the Board of Directors of CNIT, each to serve until the next annual meeting of stockholders of CNIT or until such person shall resign, be removed or otherwise leave office;

2.	To ratify the appointment of GHP Horwath, P.C. as the independent registered public accounting firm of CNIT for the fiscal year ending December 31, 2012;

3.	To conduct an advisory (non-binding) vote on executive compensation;

4.

To adopt the agreement and plan of merger and reorganization by and among CNIT, China Information Technology, Inc., a newly formed company incorporated under the laws of the British Virgin Islands that is currently a wholly owned subsidiary of CNIT (“CNIT BVI”), and China Information Mergerco Inc., a newly formed Nevada corporation that is currently a wholly owned subsidiary of CNIT BVI (“Merger Sub”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, pursuant to which Merger Sub will merge with and into CNIT, with CNIT surviving the merger as a wholly owned subsidiary of CNIT BVI, and whereby each issued and outstanding share of the common stock of CNIT will be converted into the right to receive one ordinary share of CNIT BVI, which shares will be issued by CNIT BVI as part of the merger; and

5.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The proposal is more fully described in the proxy statement/prospectus accompanying this notice. Only stockholders of record at the close of business on                              , 2012 are entitled to notice of, and to vote at, the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to submit your proxy and voting instructions over the Internet or by telephone, or complete, sign, date and return the enclosed proxy card as promptly as possible in the postage-paid envelope enclosed for that purpose. Any stockholder of record attending the Annual Meeting may vote in person even if he or she returned a proxy.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on                              , 2012: The proxy statement/prospectus is available free of charge at .

By Order of the Board of Directors,

_______________________________
Jiang Huai Lin
Chairman and CEO

Shenzhen, China
, 2012

YOUR VOTE IS IMPORTANT

To assure your representation at the Annual Meeting, you are asked to submit your proxy and voting instructions over the Internet or by telephone, or complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed postage-paid envelope, which requires no postage if mailed in the United States.

iii

CONVENTIONS

In this proxy statement/prospectus, we refer to China Information Technology, Inc., the Nevada corporation whose shares you currently own (together with its subsidiaries), as “CNIT.” Additionally, we sometimes refer to CNIT as “we,” “us,” or “our.” “You” refers to the stockholders of CNIT. We refer to China Information Technology, Inc., the newly formed company incorporated under the laws of the British Virgin Islands that is currently a wholly owned subsidiary of CNIT, as “CNIT BVI,” and we refer to China Information Mergerco Inc., the newly formed Nevada corporation that is currently a wholly owned subsidiary of CNIT BVI, as “Merger Sub.” In addition, we refer to the British Virgin Islands as “BVI” and to the People’s Republic of China as “PRC” or “China.” References herein to “Renminbi” and “RMB” are to the legal currency of China and references to “U.S. dollars,” “dollars,” “US$” and “$” are to the legal currency of the United States. Unless otherwise noted, all monetary amounts are stated in U.S. Dollars.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about CNIT from documents CNIT has filed with the U.S. Securities and Exchange Commission, or SEC, that are included and delivered with this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.”

You should rely only on the information contained in, and included and delivered with, this proxy statement/prospectus. We have not authorized anyone to provide you with different or additional information. Neither CNIT BVI nor CNIT is making an offer of the securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this proxy statement/prospectus is accurate as of any date other than the date on the front cover of this proxy statement/prospectus or, in the case of documents that are included and delivered with this proxy statement/prospectus, the date of the referenced document, and neither the mailing of this proxy statement/prospectus to you nor the issuance of CNIT BVI ordinary shares in the merger shall create any implication to the contrary.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms a part of a registration statement on Form F-4 filed with the SEC by CNIT BVI, constitutes a prospectus of CNIT BVI under Section 5 of the Securities Act of 1933, as amended, or the Securities Act, with respect to the ordinary shares of CNIT BVI to be issued to CNIT stockholders in connection with the merger. This document also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules thereunder, and a notice of meeting with respect to the annual meeting of CNIT stockholders to consider and vote upon, among other proposals, the merger proposal and the adjournment proposal.

iv

INFORMATION ABOUT THE ANNUAL MEETING
AND THE PROPOSED MERGER

The Board of Directors of CNIT is providing this proxy statement/prospectus prepared in connection with CNIT’s annual meeting of stockholders, or the Annual Meeting, which will take place on                                , 2012 at                 a.m., local time, at CNIT’s offices located at 21st Floor, Everbright Bank Building, Zhuzilin, Futian District, Shenzhen, Guangdong 518040, China. CNIT’s telephone number at that location is (+86) 755 -8370-8333. As a stockholder, you are invited to attend the Annual Meeting and are asked to vote on the proposals described in this proxy statement/prospectus.

Only stockholders of record at the close of business on                          , 2012, the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date,                          shares of CNIT’s common stock, par value $0.01per share, were issued and outstanding. CNIT’s stock transfer books will not be closed between the Record Date and the date of the Annual Meeting.

These proxy solicitation materials were mailed on or about                  , 2012 to all stockholders entitled to vote at the Annual Meeting.

The following questions and answers are intended to address briefly some commonly asked questions regarding the Annual Meeting and, in particular, the proposed merger. These questions and answers may not address all questions that may be important to you. Please refer to the more detailed information contained elsewhere in this proxy statement/prospectus, its annexes and the documents referred to in this proxy statement/prospectus.

Questions and Answers Relating to the Annual Meeting

Q:	What is the purpose of the Annual Meeting?

A:	To vote on the following proposals:

	1.	To elect five persons to the Board of Directors of CNIT, each to serve until the next annual meeting of stockholders of CNIT or until such person shall resign, be removed or otherwise leave office;

	2.	To ratify the appointment of GHP Horwath, P.C. as the independent registered public accounting firm of CNIT for the fiscal year ending December 31, 2012;

	3.	To conduct an advisory (non-binding) vote on executive compensation;

4.

To adopt the agreement and plan of merger and reorganization by and among CNIT, CNIT BVI and Merger Sub, or the Merger Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, pursuant to which Merger Sub will merge with and into CNIT, with CNIT surviving the merger as a wholly owned subsidiary of CNIT BVI, and whereby each issued and outstanding share of the common stock of CNIT will be converted into the right to receive one ordinary share of CNIT BVI, which shares will be issued by CNIT BVI as part of the merger; and

	5.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Q:	What is the Board of Directors' recommendation?

A:	The Board of Directors of CNIT recommends that you vote your shares:

“FOR” the election of the nominated directors (see Proposal 1);

“FOR” the ratification of the appointment of GHP Horwath, P.C. as the independent registered public accounting firm of CNIT for the fiscal year ending December 31, 2012 (see Proposal 2);

“FOR” the compensation of CNIT’s named executive officers (see Proposal 3); and

“FOR” the adoption of the Merger Agreement (see Proposal 4).

Q:	Who is entitled to vote at the Annual Meeting?

A:	Stockholders Entitled to Vote. Stockholders who our records show owned shares of CNIT’s common stock as of the close of business on the Record Date ( , 2012) may vote at the Annual Meeting.

Registered Stockholders. If your shares are registered directly in your name with CNIT’s transfer agent, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being provided to you directly by CNIT. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card, or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” These proxy materials are being forwarded to you by your broker, bank or other nominee, who is considered, with respect to those shares, the record holder. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the record holder, you may not vote these shares in person at the Annual Meeting unless you follow your broker, bank or other nominee’s procedures for obtaining a legal proxy. Your broker, bank or other nominee has provided a voting instruction card for you to use.

Q:	How many votes do I have?

A:	On the proposal to be voted upon, you have one vote for each share of CNIT common stock you own as of the Record Date.

Q:	How may I obtain a separate set of proxy materials?

A:

If you share an address with another stockholder, previously consented to receiving one copy of this proxy statement/prospectus on a voter instruction card submitted for last year’s annual meeting of stockholders and do not participate in electronic delivery of proxy materials, only one copy of this proxy statement/prospectus is being delivered to you. A stockholder at a shared address who received a single copy of this proxy statement/prospectus may request a separate copy either by calling the number provided below or by mailing a written request to CNIT at the address below:

China Information Technology, Inc.
21st Floor, Everbright Bank Building
Zhuzilin, Futian District
Shenzhen, Guangdong 518040
People’s Republic of China
(+86) 755 -8370-8333
Attention: Corporate Secretary

CNIT will promptly mail a separate copy of this proxy statement/prospectus upon such request, but any such request should be made as soon as possible, and no later than                  , 2012, to ensure timely delivery.

Stockholders who share an address and received multiple copies of this proxy statement/prospectus may also request that a single copy of future proxy statements be delivered by filling out the applicable section of the voter instruction card for the Annual Meeting.

Q:	How can I vote my shares in person at the Annual Meeting?

A:

Shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank or other nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, bank or other nominee.

By Internet: Stockholders of record with Internet access may submit proxies by following the “Internet” instructions on their proxy cards until                  , Eastern Time, on                       , 2012. Most stockholders who hold shares beneficially in street name may vote by accessing the web site specified on the voting instruction cards provided by their brokers, banks or other nominees. Please check the voting instruction card for Internet voting availability.

By Telephone: Stockholders of record who live in the United States may submit proxies by following the “Phone” instructions on their proxy cards until                          , Eastern Time, on                   , 2012. Most stockholders who hold shares beneficially in street name may vote by phone by calling the number specified on the voting instruction cards provided by their brokers, banks or other nominees. Please check the voting instruction card for telephone voting availability.

By Mail: Stockholders of record may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided by their brokers, banks or other nominees and mailing them in the accompanying pre-addressed envelopes.

Q:	Can I change my vote?

A:

For shares that you hold of record, you may change your proxy at any time prior to the proxy being used at the Annual Meeting by (i) delivering to the Corporate Secretary of CNIT at 21st Floor, Everbright Bank Building, Zhuzilin, Futian District, Shenzhen, Guangdong 518040, China, a written notice of revocation or a duly executed proxy bearing a later date, or (ii) attending the Annual Meeting and voting in person. The mere presence at the Annual Meeting of a stockholder who has appointed a proxy will not revoke the prior appointment. If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the proxy card. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee following the instruction they provided, or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:

The quorum requirement for holding the Annual Meeting and transacting business is that holders of a majority in voting power of the issued and outstanding shares of CNIT common stock entitled to vote at the Annual Meeting, as of the Record Date, must be present in person or represented by proxy. Abstentions are counted for the purpose of determining the presence of a quorum. Broker non-votes (described below) are not counted for the purpose of determining the presence of a quorum.

Q:	What is the voting requirement to approve each of the proposals?

A:

In the election of directors, a director must be elected by a plurality of the votes cast, meaning that the number of shares entitled to vote on the election of directors and represented in person or by proxy at the Annual Meeting casting their vote “FOR” a nominee must exceed the number of votes cast “WITHHELD” from a nominee.

The proposal to ratify the appointment of GHP Horwath, P.C. as the independent registered public accounting firm of CNIT for the fiscal year ending December 31, 2012 requires the affirmative “FOR” vote of a majority of the total number of shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting.

The advisory vote on executive compensation as described in this proxy statement/prospectus requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting in order to be approved. The vote is advisory and therefore not binding on our Board; however, the Board and the Compensation Committee of the Board will consider the result of the vote when making future decisions regarding our executive compensation policies and practices.

For the merger to be able to proceed, the majority of the outstanding shares of CNIT’s common stock must vote “FOR” the adoption of the Merger Agreement.

For any other matters on which stockholders are entitled to vote, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote, is required.

Q:	How are votes counted?

A:

In the election of directors, you may vote “FOR” or “WITHHOLD.” Abstentions with respect to the election of directors will be counted for purposes of determining the presence or absence of a quorum at the Annual Meeting, but will have no other legal effect upon election of directors. You may not cumulate your votes for the election of directors.

For the proposal to ratify the appointment of GHP Horwath, P.C. as the independent registered public accounting firm of CNIT for the fiscal year ending December 31, 2012, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST” such proposal.

For the advisory vote on executive compensation, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to “ABSTAIN,” your vote will have no effect on the outcome of this proposal.

For the proposal to approve the Merger Agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST” such proposal.

If you provide specific instructions with regard to the proposal, your shares will be voted as you instruct on the proposal. If no instructions are indicated, the shares will be voted as recommended by the Board.

Q:	What is the effect of broker non-votes?

A:

If you hold shares beneficially in street name and do not provide your broker, bank or other nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. At this Annual Meeting, only Proposal 2, to ratify the appointment of CNIT’s independent registered public accounting firm, is not subject to broker non-votes, and brokers, banks or other nominees may vote on Proposal 2, but may not vote on the other matters presented at this Annual Meeting, without instructions.

In tabulating the voting result for the proposals to elect directors and the advisory votes on executive compensation, shares that constitute broker non-votes are not considered entitled to vote or votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any of those proposals.

Since the merger must be approved by the holders of a majority of the outstanding shares of CNIT’s common stock to proceed, for the purpose of determining whether the stockholders have approved the proposal, broker non-votes will have the effect of votes against the proposal.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:

This solicitation is made by CNIT, and all costs associated with soliciting proxies will be borne by CNIT. CNIT has retained Advantage Proxy, Inc. to assist with the solicitation for an estimated fee of $5,000 plus reasonable out-of- pocket expenses. In addition, CNIT will reimburse brokerage firms, banks and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of CNIT’s directors, officers and regular employees personally or by telephone, facsimile or electronic mail. No additional compensation will be paid to these persons for such services.

Q:	What if I have questions about lost stock certificates or need to change my mailing address?

A:

You may contact our transfer agent, Island Stock Transfer, by telephone at 1-727-289-0010 or by going to its website at www.islandstocktransfer.com/contact if you have lost your stock certificate or need to change your mailing address.

Q:	Whom should I contact with questions?

A:

CNIT has retained Advantage Proxy, Inc. as proxy solicitor in connection with the Annual Meeting. You may contact our proxy soliciting agent by telephone at 877-870-8565 or in writing at PO Box 13581, Des Moines, WA 98198.

Alternatively, you may obtain information from us by making a request by telephone at (+86) 755 -8370-8333 or in writing at the following address:

China Information Technology, Inc. 21st Floor, Everbright Bank Building Zhuzilin, Futian District Shenzhen, Guangdong 518040 People’s Republic of China Attention: Corporate Secretary

Questions and Answers Relating to the Merger

Q:	What is the merger?

A:

Under the Merger Agreement, Merger Sub will merge with and into CNIT, with CNIT surviving the merger as a wholly owned subsidiary of CNIT BVI. Upon consummation of the merger, each issued and outstanding share of CNIT’s common stock will be converted into the right to receive one ordinary share in the capital of CNIT BVI, which shares will be issued by CNIT BVI in connection with the merger. Following the merger, CNIT BVI, together with its subsidiaries, will own and continue to conduct our business in substantially the same manner as it is currently being conducted by CNIT and its subsidiaries. CNIT BVI will also be managed by the same Board of Directors and executive officers that manage CNIT today.

Q:	Why does CNIT want to engage in the merger?

A:

The merger is part of a reorganization of CNIT’s corporate structure approved by our Board of Directors that we expect will, among other things, result in a reduction in operational, administrative, legal and accounting costs over the long term and provide us with flexibility to pursue listings on international stock exchanges such as the Hong Kong Stock Exchange. Please see the section entitled “Proposal 4: Approval of the Merger Agreement—Background and Reasons for the Merger.” However, there can be no assurance that following the merger we will be able to realize these expected benefits for the reasons discussed in the section entitled “Risk Factors—Risks Relating to the Merger and Reorganization—The expected benefits of the merger and reorganization may not be realized.” We also have incurred and will continue to incur transaction costs (the significant majority of which will have been incurred and expensed prior to your vote on the proposal). Please see the section entitled “Summary—Summary Pro Forma Financial Information” for a description of these transaction costs.

Q:	Will the merger affect current or future operations?

A:

The merger is not expected to have a material impact on how we conduct day-to-day operations. While the new corporate structure would not change our future operational plans to grow our business, including our focus on our China business, it may improve our ability to expand internationally. The location of future operations will depend on the needs of the business, which will be determined without regard to CNIT BVI’s jurisdiction of incorporation. Please see the section entitled “Proposal 4: Approval of the Merger Agreement—Background and Reasons for the Merger.”

Q:	Is the merger taxable to me?

A:

Because of U.S. federal income tax rules under Section 7874 of the Internal Revenue Code, or the Code, U.S. holders will not recognize gain or loss for U.S. federal income tax purposes upon receipt of CNIT BVI ordinary shares in exchange for CNIT common stock. The aggregate tax basis in the ordinary shares of CNIT BVI received in the merger will equal each such U.S. holder’s aggregate tax basis in the CNIT common stock surrendered. A U.S. holder’s holding period for the ordinary shares of CNIT BVI that are received in the merger will include such U.S. holder’s holding period for the common stock of CNIT surrendered, provided the surrendered CNIT common stock is held as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).. Please see the section entitled “Taxation.”

THE TAX TREATMENT OF THE MERGER UNDER STATE OR LOCAL LAW WILL DEPEND ON THE RELEVANT JURISDICTION. IT IS POSSIBLE THAT THE MERGER MAY BE TAXABLE UNDER THE TAX LAW OF SOME STATES OR LOCALITIES. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR PRIOR TO THE ANNUAL MEETING REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU.

Q:	Has the U.S. Internal Revenue Service rendered a ruling on any aspects of the merger?

A:	No ruling has been requested from the U.S. Internal Revenue Service, or the IRS, in connection with the merger.

Q:	When do you expect to complete the merger?

A:

If the adoption of the Merger Agreement is approved by our stockholders at the Annual Meeting, we anticipate that the merger will become effective at 4:30 p.m., Eastern Time, on                               , 2012, although the merger may be abandoned by our Board of Directors prior to its completion. Please see the section entitled “Risk Factors—Risks Relating to the Merger and Reorganization—Our Board of Directors may choose to defer or abandon the merger.”

Q:	What types of information and reports will CNIT BVI make available to shareholders following the merger?

A:

Following completion of the merger, CNIT BVI is expected to qualify as a “foreign private issuer” under the rules and regulations of the SEC. CNIT BVI will remain subject to the mandates of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and, as long as the CNIT BVI’s ordinary shares are listed on the NASDAQ Stock Market, or NASDAQ, the governance and disclosure rules of that stock exchange. However, as a foreign private issuer, CNIT BVI will be exempt from certain rules under the Exchange Act that would otherwise apply if CNIT BVI were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer. For example:

CNIT BVI may include in its SEC filings financial statements prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, or with the International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB, without reconciliation to U.S. GAAP.

CNIT BVI will not be required to provide as many Exchange Act reports, or as frequently or as promptly, as U.S. companies with securities registered under the Exchange Act. For example, CNIT BVI will not be required to file current reports on Form 8-K within four business days from the occurrence of specific material events. Instead, CNIT BVI will need to promptly furnish reports on Form 6-K any information that CNIT BVI (a) makes or is required to make public under the laws of the BVI, (b) files or is required to file under the rules of any stock exchange or (iii) otherwise distributes or is required to distribute to its shareholders. Unlike Form 8-K, there is no precise deadline by which Form 6-K must be furnished. In addition, CNIT BVI will not be required to file its annual report on Form 10-K, which may be due as soon as 60 days after its fiscal year end. As a foreign private issuer, CNIT BVI will be required to file an annual report on Form 20-F within four months after its fiscal year end.

CNIT BVI will not be required to provide the same level of disclosure on certain issues, such as executive compensation.

CNIT BVI will not be required to conduct advisory votes on executive compensation.

CNIT BVI will be exempt from filing quarterly reports under the Exchange Act with the SEC.

CNIT BVI will not be subject to the requirement to comply with Regulation FD, which imposes certain restrictions on the selected disclosure of material information.

CNIT BVI will not be required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act.

Directors and offices of CNIT BVI will not be required to file public reports of their stock ownership and trading activities or be subject to “short-swing” profit liability for transactions in CNIT BVI stock under Section 16 of the Exchange Act.

CNIT BVI expects to take advantage of these exemptions if the merger is effected. Accordingly, after the completion of the merger, if you hold CNIT BVI securities, you may receive less information about CNIT BVI and its business than you currently receive with respect to CNIT and be afforded less protection under the U.S. federal securities laws than you are currently entitled to. However, consistent with our policy of seeking input from, and engaging in discussions with, our stockholders, on executive compensation matters, CNIT BVI intends to provide disclosure relating to its executive compensation philosophy, policies and practices and conduct an advisory vote on executive compensation once every year after the merger is effected. However, CNIT BVI expects to review this practice after the next such advisory vote and may at that time or in the future determine to conduct such advisory votes more or less frequently or to not conduct them at all.

If CNIT BVI loses its status as a foreign private issuer at some future time, then it will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if it were a company incorporated in the United States. The costs incurred in fulfilling these additional regulatory requirements could be substantial. Please see the sections entitled “Risk Factors—Risks Relating to the Merger and Reorganization—The expected benefits of the merger and reorganization may not be realized” and “Risk Factors—Risks Relating to the Merger and Reorganization—If CNIT BVI fails to qualify as a foreign private issuer upon completion of the merger, or loses its status as a foreign private issuer at some future time, CNIT BVI would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers and would incur significant operational, administrative, legal and accounting costs that it would not incur as a foreign private issuer.”

Q:	Do I have to take any action to exchange my CNIT common stock and receive CNIT BVI ordinary shares?

A:

The CNIT common stock registered in your name or which you beneficially own through your broker will be converted into the right to receive an equal number of CNIT BVI ordinary shares and such shares will be registered in your name (or your broker’s name, as applicable) in CNIT BVI’s register of members upon completion of the merger, without any further action on your part. Upon completion of the merger, only registered shareholders reflected in CNIT BVI’s register of members will have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon CNIT BVI ordinary shares registered in their respective names. Any attempted transfer of CNIT stock prior to the merger that is not properly documented and reflected in the stock records maintained by CNIT’s transfer agent as of immediately prior to the time that the merger become effective, or the Effective Time, will not be reflected in CNIT BVI’s register of members upon completion of the merger. Registered holders of CNIT BVI’s ordinary shares seeking to transfer CNIT BVI ordinary shares following the merger will be required to provide customary transfer documents required by CNIT BVI’s transfer agent to complete the transfer.

If you hold CNIT common stock in uncertificated book-entry form (for example, if you hold your shares through a broker), at the Effective Time the CNIT common stock registered in your name or which you beneficially own through your broker will be converted into the right to receive an equal number of CNIT BVI ordinary shares and such shares will be registered in your name (or your broker’s name, as applicable) in book-entry form without any action on your part.

If you hold CNIT common stock in certificated form, you may exchange your CNIT stock certificates for new CNIT BVI share certificates promptly following the merger. We will request that all CNIT stock certificates be returned to CNIT BVI’s transfer agent following the merger. Soon after the closing of the merger, you will be sent a letter of transmittal from our exchange agent. It is expected that, prior to the Effective Time, Island Stock Transfer will be appointed as our exchange agent for the merger. The letter of transmittal will contain instructions explaining the procedure for surrendering your CNIT stock certificates for new CNIT BVI share certificates. YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

CNIT’s current transfer agent is Island Stock Transfer, which will continue to serve as the transfer agent for CNIT BVI ordinary shares after the Effective Time.

Q:	Can I trade my CNIT common stock before the merger is completed?

A:	Yes. CNIT common stock will continue trading on NASDAQ through the last trading day prior to the date of completion of the merger, which date of completion is expected to be , 2012 (U.S. time).

Q:	After the merger, where can I trade my CNIT BVI ordinary shares?

A:	We expect that as of the Effective Time, the CNIT BVI ordinary shares will be authorized for listing on NASDAQ, and we expect such shares will be traded on the exchange under the symbol “CNIT.”

Q:	How will my rights as a shareholder of CNIT BVI change after the merger relative to my rights as a stockholder of CNIT prior to the merger?

A:

Because of differences between Nevada law and BVI law and differences between the governing documents of CNIT and CNIT BVI, we are unable to adopt governing documents for CNIT BVI that are identical to the governing documents for CNIT, but we have attempted to preserve in the memorandum and articles of association of CNIT BVI the same allocation of material rights and powers between the shareholders and our Board of Directors that exists under CNIT’s bylaws and articles of incorporation. For example, under CNIT’s bylaws, a director must be elected by a plurality of the votes cast, meaning that the number of shares entitled to vote on the election of directors and represented in person or by proxy at an annual meeting casting their vote “FOR” a director must exceed the number of votes “WITHHELD” from a director. This provision is preserved in the articles of association of CNIT BVI.

Nevertheless, CNIT BVI’s proposed memorandum and articles of association differ from CNIT’s bylaws and articles of incorporation, both in form and substance, and your rights as a shareholder of CNIT BVI will change relative to your rights as a stockholder of CNIT as a result of the merger and you may not be afforded as many rights as a shareholder of CNIT BVI under applicable laws and the CNIT BVI memorandum and articles of association as you were as a stockholder of CNIT under applicable laws and the CNIT articles of incorporation and bylaws. Please see the sections entitled “Risk Factors—Risks Relating to the Merger and Reorganization—Your rights as a stockholder of CNIT will change as a result of the merger and you may not be afforded as many rights as a shareholder of CNIT BVI under applicable laws and the CNIT BVI memorandum and articles of association as you were as a stockholder of CNIT under applicable laws and the CNIT articles of incorporation and bylaws,” “Description of Share Capital of CNIT BVI” and “Differences in Corporate Law.”

Notwithstanding the foregoing, the changes above may not change your rights as a shareholder significantly in practice because CNIT has a concentrated ownership structure with a few stockholders each holding more than five percent of CNIT’s common stock. For further details on the security ownership of certain beneficial owners of CNIT, please see the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

Additionally, as a foreign private issuer, CNIT BVI will be permitted to follow corporate governance practices in accordance with BVI laws in lieu of certain NASDAQ corporate governance standards. However, we do not intend to initially rely on NASDAQ exemptions or accommodations for foreign private issuers following the merger. Please see the sections entitled “Proposal 4: Approval of the Merger Agreement—Background and Reasons for the Merger.”

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. For more information, including a more complete description of the merger, you should read carefully this entire proxy statement/prospectus, including the Annexes. Please also see the section entitled “Where You Can Find More Information.” The Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, contains the terms and conditions of the merger. The memorandum and articles of association of CNIT BVI will serve purposes substantially similar to the articles of incorporation and bylaws of CNIT. A copy of the memorandum and articles of association of CNIT BVI is attached to this proxy statement/prospectus as Annex B.

Annual Meeting of Stockholders

You can vote at the Annual Meeting if you owned CNIT common stock at the close of business on                                     , 2012, the Record Date. As of                                 , 2012, there were                             shares of CNIT common stock outstanding and entitled to vote. Adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of CNIT common stock entitled to vote at the Annual Meeting. As of                                  , 2012, our directors and executive officers and their affiliates owned, in the aggregate, approximately                                         of such shares, representing ownership of approximately            % of the outstanding shares of CNIT common stock as of that date. These shares are included in the number of shares entitled to vote at the Annual Meeting.

The Merger Agreement

The Merger Agreement provides for a merger that would result in your shares of CNIT common stock being converted into the right to receive an equal number of ordinary shares in the capital of CNIT BVI, a company incorporated under the laws of the BVI. Under the Merger Agreement, Merger Sub, a wholly owned subsidiary of CNIT BVI, which itself is currently a wholly owned subsidiary of CNIT, will merge with and into CNIT, with CNIT surviving the merger as a wholly owned subsidiary of CNIT BVI.

Parties to the Merger

CNIT is a leading provider of information and display technologies in the PRC. We provide a broad portfolio of software, hardware and fully integrated solutions to customers in a variety of technology sectors including Geographic Information Systems, Digital Public Security Technologies, Digital Hospital Information Systems, education, media, and consumer products. We were founded in 1993 and are headquartered in Shenzhen, China. We are currently subject to SEC and other disclosure obligations in the United States.

Our customers are mostly public sector entities that use our products and services to improve the service quality and management level and efficiency of public security, traffic control, fire control, medical rescue, border control, and surveying and mapping. Our typical customers include some of the most important governmental departments in China, including the Ministry of Public Security, the public security, fire fighting, traffic and police departments of several provinces, the Shenzhen General Station of Exit and Entry Frontier Inspection, and several provincial personnel, urban planning, civil administration, land resource, and mapping and surveying bureaus. Over the past several years, we have diversified our customer base beyond our local reach. In the future, we expect to continually expand our market and product offerings in the public and other sectors, through geographic expansion and enhancement of our technical capabilities.

CNIT BVI is a newly formed company incorporated under the laws of the BVI and currently a wholly owned subsidiary of CNIT. CNIT BVI does not have a significant amount of assets or liabilities and has not engaged in any business since its formation other than activities associated with its anticipated participation in the merger. Following the merger, CNIT BVI, together with its subsidiaries, will own and continue to conduct our business in substantially the same manner as is currently being conducted by CNIT and its subsidiaries.

Merger Sub is a newly formed Nevada corporation and currently a wholly owned subsidiary of CNIT BVI. Merger Sub does not have a significant amount of assets or liabilities and has not engaged in any business since its formation other than activities associated with its anticipated participation in the merger.

The principal executive offices of each of CNIT, CNIT BVI and Merger Sub are located at 21st Floor, Everbright Bank Building, Zhuzilin, Futian District, Shenzhen, Guangdong 518040, China, and the telephone number of each company is (+86) 755 -8370-8333.

Background and Reasons for the Merger

In reaching its decision to approve the Merger Agreement and the merger, our Board of Directors identified several potential benefits to our stockholders, which are described below under “Proposal 4: Approval of the Merger Agreement—Background and Reasons for the Merger.” The merger is part of a reorganization of CNIT’s corporate structure that we expect will, among other things, result in a reduction in operational, administrative, legal and accounting costs over the long term. Please also see the section entitled “Risk Factors—Risks Relating to the Merger and Reorganization” below for a description of certain risks associated with the merger and reorganization.

The Merger

Under the Merger Agreement, Merger Sub will merge with and into CNIT. Upon completion of the merger, CNIT BVI and its subsidiaries will own and continue to conduct the business that CNIT and its subsidiaries currently conduct, in substantially the same manner. As a result of the merger, our stockholders will own ordinary shares of CNIT BVI, a company incorporated under the laws of the BVI, rather than common stock in CNIT, a Nevada corporation. As a result of the merger, each outstanding share of CNIT common stock will be converted into the right to receive the same number of ordinary shares of CNIT BVI, which shares will be issued by CNIT BVI in connection with the merger. No other organizational changes to our corporate structure are being proposed in connection with this proxy statement/prospectus. Our Board of Directors reserves the right to defer or abandon the merger. Please see the section entitled “Risk Factors—Risks Relating to the Merger and Reorganization—Our Board of Directors may choose to defer or abandon the merger.”

The following diagram depicts our organizational structure immediately before and after the merger.

BEFORE

China Information Technology, Inc.
(Nevada, U.S.)
100%
China Information Technology Holdings Limited
(British Virgin Islands)
100%
China Information Technology, Inc.
(British Virgin Islands)
100%
China Information Mergerco Inc.
(Nevada, U.S.)
100%
Information Security Software Investment Limited
(Hong Kong)
100%
Information Security International Investment & Development Limited
(Hong Kong)
100%
Information Security Technology (China) Co., Ltd.
(People's Republic of China)
100%
HPC Electronics (China) Company
(Hong Kong)
100%
Information Security Software (China) Co., Ltd.
(People's Republic of China)
100%
Shenzhen Bocom Multimedia Display Technology Co. Ltd.
(People's Republic of China)
VIE
iASPEC Software Company Limited
(People's Republic of China)
100%
Huipu Electronics (Shenzhen) Co., Ltd.
(People's Republic of China)
52.54%
Wuda Geoinformatics Co., Ltd.
(People's Republic of China)
81.65%
Shenzhen Zhongtian Technology Development Company Ltd.
(People's Republic of China)

AFTER

Conditions to Completion of the Merger

The following conditions must be satisfied or waived, if allowed by law, to complete the merger and reorganization:

1.	the Merger Agreement has been adopted by the requisite vote of stockholders of CNIT;

2.	none of the parties to the Merger Agreement is subject to any decree, order or injunction that prohibits the consummation of the merger;

3.	the registration statement of which this proxy statement/prospectus is a part has been declared effective by the SEC and no stop order is in effect;

4.	the CNIT BVI ordinary shares to be issued pursuant to the merger have been authorized for listing on NASDAQ, subject to official notice of issuance and satisfaction of other standard conditions;

5.

all material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required of CNIT, CNIT BVI or their subsidiaries to consummate the merger have been obtained or made; and

6.

the representations and warranties of the parties to the Merger Agreement set forth in the Merger Agreement are true and correct in all material respects, and the covenants of the parties set forth in the Merger Agreement (other than those to be performed after the Effective Time) have been performed in all material respects.

Our Board of Directors currently does not anticipate any circumstances in which it would waive the conditions listed above; however, in the event it determines that a waiver of any such conditions is in the best interests of our stockholders and that such change to the terms of the merger does not make the disclosure provided to our stockholders materially misleading (for example, if a representation in the merger agreement is not true but there is otherwise no harm to CNIT or our stockholders), our Board of Directors will not resolicit shareholder approval of the merger. If a waiver of any condition listed above would make the disclosure provided to our stockholders materially misleading, our Board of Directors will resolicit shareholder approval of the merger. Additionally, our Board of Directors reserves the right to defer or abandon the merger as well for the reasons described under “Risk Factors—Risks Relating to the Merger and Reorganization—Our Board of Directors may choose to defer or abandon the merger.”

Regulatory Approvals

The only governmental or regulatory approvals or actions that are required to complete the merger are compliance with U.S. federal and state securities laws, the NASDAQ rules and regulations and Nevada corporate laws.

Rights of Dissenting Stockholders

Under the Nevada Revised Statues, or the NRS, you will not have appraisal rights in connection with the merger.

Ownership in CNIT BVI

The CNIT common stock registered in your name or which you beneficially own through your broker will be converted into the right to receive an equal number of CNIT BVI ordinary shares and such shares will be registered in your name (or your broker’s name, as applicable) in CNIT BVI’s register of members upon completion of the merger, without any further action on your part. Upon completion of the merger, only registered shareholders reflected in CNIT BVI’s register of members will have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon CNIT BVI ordinary shares registered in their respective names. Any attempted transfer of CNIT stock prior to the merger that is not properly documented and reflected in the stock records maintained by CNIT’s transfer agent as of immediately prior to the Effective Time will not be reflected in CNIT BVI’s register of members upon completion of the merger. Registered holders of CNIT BVI’s ordinary shares seeking to transfer CNIT BVI ordinary shares following the merger will be required to provide customary transfer documents required by CNIT BVI’s transfer agent to complete the transfer.

If you hold CNIT common stock in uncertificated book-entry form (for example, if you hold your shares through a broker), at the Effective Time, the CNIT common stock registered in your name or which you beneficially own through your broker will be converted into the right to receive an equal number of CNIT BVI ordinary shares and such shares will be registered in your name (or your broker’s name, as applicable) in book-entry form without any action on your part.

If you hold CNIT common stock in certificated form, you may exchange your CNIT stock certificates for new CNIT BVI share certificates promptly following the merger. We will request that all CNIT stock certificates be returned to CNIT BVI’s transfer agent following the merger. Soon after the closing of the merger, you will be sent a letter of transmittal from our exchange agent. The letter of transmittal will contain instructions explaining the procedure for surrendering your CNIT stock certificates for new CNIT BVI share certificates. YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

Stock Exchange Listing

It is a condition to the completion of the merger that the ordinary shares of CNIT BVI will be authorized for listing on NASDAQ, subject to official notice of issuance and satisfaction of other standard conditions. As such, we expect that as of the Effective Time, the CNIT BVI ordinary shares will be authorized for listing on NASDAQ, and we expect such shares will be traded on the exchange under the symbol “CNIT.”

Accounting Treatment of the Merger

The merger is a legal reorganization with no change in ultimate ownership interest immediately before and after the transaction. Accordingly, all assets and liabilities will be recorded at historical cost, in a manner similar to an exchange between entities under common control.

Recommendation and Required Vote

Our Board of Directors has unanimously determined that the reorganization, to be effected by the merger, is advisable and in the best interests of CNIT and our stockholders and, as such, has unanimously approved the merger and the Merger Agreement. The Board of Directors recommends that you vote “FOR” the adoption of the Merger Agreement.

Tax Considerations

United States Federal Income Tax Consequences of the Merger to CNIT and CNIT BVI

We expect that neither CNIT nor CNIT BVI will incur U.S. federal income tax as a result of completion of the merger. Following the merger, CNIT BVI will be subject to U.S. federal income tax on its worldwide income in the same manner as applies to CNIT.

United States Federal Income Taxation of CNIT Stockholders

Taxation of U.S. Holders. The merger should be characterized for U.S. federal income tax purposes as either a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, or the Code, or a transaction qualifying under Section 351 of the Code. In either case, because of U.S. federal income tax rules under Section 7874 of the Code, U.S. holders will not recognize gain or loss for U.S. federal income tax purposes upon receipt of CNIT BVI ordinary shares in exchange for CNIT common stock. The aggregate tax basis in the ordinary shares of CNIT BVI received in the merger will equal each such U.S. holder’s aggregate tax basis in the CNIT common stock surrendered. A U.S. holder’s holding period for the ordinary shares of CNIT BVI that are received in the merger will include such U.S. holder’s holding period for the common stock of CNIT surrendered, provided the surrendered CNIT common stock is held as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).

Taxation of Non-U.S. Holders. Because of U.S. federal income tax rules under Section 7874 of the Code, the holders of CNIT common stock who are treated as foreign persons for U.S. federal income tax purposes will not recognize taxable gain or loss on their CNIT common stock for U.S. federal income tax purposes.

Please see the section entitled “Taxation” for further information regarding material tax consequences relating to the merger and the ownership and disposition of CNIT BVI ordinary shares.

Risk Factors

There are a number of risks which you should be aware of in considering whether to vote in favor of the proposal to approve the merger, including the following:

  your rights as a shareholder of CNIT BVI will change relative to your rights as a stockholder of CNIT as a result of the merger and you may not be afforded as many rights as a shareholder of CNIT BVI under applicable laws and the CNIT BVI memorandum and articles of association as you were as a stockholder of CNIT under applicable laws and the CNIT articles of incorporation and bylaws;

  as a result of different shareholder voting requirements in the BVI relative to Nevada, we may have less flexibility with respect to our ability to amend our constitutional documents and enter into certain business combinations than we now have;

  as a foreign private issuer, CNIT BVI will not be required to provide its shareholders with the same information as CNIT would if CNIT remained a U.S. public issuer and, as a result, you may not receive as much information about CNIT BVI as you did about CNIT and you may not be afforded the same level of protection as a shareholder of CNIT BVI under applicable laws and the CNIT BVI memorandum and articles of association as you were as a stockholder of CNIT under applicable laws and the CNIT articles of incorporation and bylaws;

  the enforcement of civil liabilities against CNIT BVI may be more difficult; and

  the expected benefits of the merger and reorganization may not be realized because the achievement of the benefits are subject to factors that we do not control, such as the reactions of third parties with whom we enter into contracts and do business and the reactions of investors and analysts.

The risks are discussed more fully in the section entitled “Risk Factors—Risks Relating to the Merger and Reorganization” following this proxy statement/prospectus summary.

Differences in Corporate Law

The principal attributes of CNIT’s common stock and CNIT BVI’s ordinary shares will be similar. However, there are differences between the rights of stockholders under the NRS and the rights of shareholders under BVI law. In addition, there are differences between the provisions of CNIT’s articles of incorporation and bylaws and CNIT BVI’s memorandum and articles of association, as explained further below in this proxy statement/prospectus. Please see the sections entitled “Risk Factors—Risks Relating to the Merger and Reorganization—Your rights as a stockholder of CNIT will change as a result of the merger and you may not be afforded as many rights as a shareholder of CNIT BVI under applicable laws and the CNIT BVI memorandum and articles of association as you were as a stockholder of CNIT under applicable laws and the CNIT articles of incorporation and bylaws,” “Description of Share Capital of CNIT BVI” and “Differences in Corporate Law.”

Selected Historical Consolidated Financial Data

The selected historical consolidated financial data of CNIT in the table below was derived from CNIT’s audited consolidated financial statements as of and for each of the years in the five year period ended December 31, 2011 and from CNIT’s unaudited condensed consolidated financial statements for the three months ended March 31, 2012 and 2011. This data should be read in conjunction with the audited consolidated financial statements of CNIT, including the notes to the financial statements, and “Management's Discussion and Analysis of Financial Condition and Results of Operations,” in CNIT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which is attached as Annex C to this proxy statement/prospectus, and the unaudited condensed consolidated financial statements of CNIT, including the notes to the financial statements, and “Management's Discussion and Analysis of Financial Condition and Results of Operations,” in CNIT’s Quarterly Report on Form 10-Q for the period ended March 31, 2012, which is attached as Annex D to this proxy statement/prospectus. Please refer to the section in this proxy statement/prospectus entitled “Where You Can Find More Information.” The unaudited condensed consolidated financial statements include, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for the fair statement of the financial information set forth in those statements. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods, and the results for the year ended December 31, 2011 and for the three months ended March 31, 2012 are not necessarily indicative of results to be expected for 2012 or for any other period.

We have not included data for CNIT BVI or Merger Sub because they did not conduct business during any of the periods discussed below.

						Three Months Ended
	Years Ended December 31,					March 31,
	2007	2008	2009	2010	2011	2011	2012
						(unaudited)	(unaudited)
Statement of Operations Data
Total revenue	$30,342,709	$85,301,184	$100,996,094	$163,845,597	$114,535,553	$26,948,748	$16,279,989
Total cost of revenue	12,373,370	46,222,320	50,344,427	93,282,442	70,216,049	13,293,908	10,498,307
Gross profit	17,969,339	39,078,864	50,651,667	70,563,155	44,319,504	13,654,840	5,781,682
Income (loss) from operations	13,310,477	23,882,882	32,156,443	42,563,452	9,527,133	8,915,053	(3,208,605)
Net income (loss) attributable to CNIT	$13,331,452	$23,786,976	$30,094,569	$34,402,004	$7,909,398	$8,222,333	$(2,859,798)
Income (loss) per share - basic	$0.34	$0.51	$1.24	$1.33	$0.30	$0.31	$(0.11)
Income (loss) per share - diluted	$0.33	$0.51	$1.24	$1.32	$0.29	$0.31	$(0.11)
Balance Sheet Data
Cash and cash equivalents	$19,755,182	$9,565,252	$13,478,633	$18,166,857	$14,019,634	$15,680,839	$7,600,800
Working capital	$49,201,889	$59,237,074	$50,388,605	$58,822,738	$61,896,471	$63,284,216	$61,784,000
Total assets	$88,853,795	$148,468,182	$250,828,938	$339,401,724	$361,792,142	$352,242,561	$357,670,958
Total liabilities	$4,787,196	$25,463,055	$82,930,104	$113,826,030	$109,252,456	$115,792,794	$106,641,022
Stockholders’ equity	$84,066,599	$123,005,127	$167,898,834	$225,575,694	$252,539,686	$236,449,767	$251,029,936

Summary Pro Forma Financial Information

Pro forma condensed consolidated financial statements for CNIT BVI are not presented in this proxy statement/prospectus because there are no significant pro forma adjustments required to be made to the historical consolidated financial statements of CNIT to give effect to the transaction. The transaction will be accounted for as a legal reorganization with no change in ultimate ownership interest immediately before and after the transaction. Please see the section entitled “Proposal 4: Approval of the Merger Agreement—Accounting Treatment of the Merger.”

Reference is made to the consolidated financial statements of CNIT, including the notes to the financial statements, in CNIT’s Annual Report on Form 10-K for the year ended December 31, 2011, which is attached as Annex C to this proxy statement/prospectus. Please refer to the section in this proxy statement/prospectus entitled “Where You Can Find More Information.”

Costs incurred in connection with the merger and reorganization are not expected to be material and will be expensed as incurred.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In considering whether to vote in favor of the proposal to adopt the Merger Agreement in connection with the merger, you should consider carefully the following risks or investment considerations, in addition to the other information in this proxy statement/prospectus. In addition, please note that this proxy statement/prospectus contains or incorporates by reference “forward-looking statements” and “forward-looking information” under applicable securities laws. These forward-looking statements include, but are not limited to, statements about the merger and reorganization and our plans, objectives, expectations and intentions with respect to future operations, including the benefits or impact described in this proxy statement/prospectus that we expect to achieve as a result of the merger and reorganization. You can find many of these statements by looking for words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or similar expressions in this proxy statement/prospectus or in the documents included and delivered herewith.

Any forward-looking statements in this proxy statement/prospectus reflect only expectations that are current as of the date of this proxy statement/prospectus or the date of any document included and delivered with this document, as the case may be, are not guarantees of performance, and are inherently subject to significant business, economic and competitive risks, uncertainties and contingencies, many of which are difficult to predict and generally beyond our ability to control. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” below.

Further, these forward-looking statements are based on assumptions with respect to business strategies and decisions that are subject to change. Actual results or performance may differ materially from those we express in our forward-looking statements. Except as may be required by applicable securities laws, we disclaim any obligation or undertaking to disseminate any updates or revisions to our statements, forward-looking or otherwise, to reflect changes in our expectations or any change in events, conditions or circumstances on which any such statements are based.

RISK FACTORS

Set forth below, we have identified the factors, among others, that you should consider before making a decision on whether or not to vote in favor of the proposal to adopt the Merger Agreement, and we have identified certain of the risks that could cause our actual plans or results to differ materially from those included in the forward-looking statements contained herein or included and delivered herewith. You should consider these risks when deciding how to vote. In addition, you should also review carefully the risks affecting our business generally that could also cause our actual plans or results to differ materially from those included in the forward-looking statements contained herein or included and delivered herewith.

Risks Relating to the Merger and Reorganization

Your rights as a stockholder of CNIT will change as a result of the merger and you may not be afforded as many rights as a shareholder of CNIT BVI under applicable laws and the CNIT BVI memorandum and articles of association as you were as a stockholder of CNIT under applicable laws and the CNIT articles of incorporation and bylaws.

The corporate affairs of CNIT BVI are governed by the memorandum and articles of association of CNIT BVI, the BVI Business Companies Act, 2004 (as amended) of the BVI, or the BVI Act, and the common law of the BVI. Although we have attempted to preserve in the memorandum and articles of association of CNIT BVI the same allocation of material rights and powers between the shareholders and our Board of Directors that exists under CNIT’s bylaws and articles of incorporation, because of differences between Nevada law and BVI law and differences between the governing documents of CNIT and CNIT BVI, your rights as a shareholder in CNIT BVI will not be the same as your rights as a stockholder in CNIT. The following are examples of how this is so:

Under the NRS, a stockholder may bring a derivative suit provided the requirements to do so under the NRS have been met. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibility of the directors under BVI law are governed by the BVI Act and the common law of the BVI. The common law of the BVI is derived in part from comparatively limited judicial precedent in the BVI as well as from English common law, which has persuasive, but not binding, authority on a court in the BVI. The rights of shareholders and the fiduciary responsibilities of directors under BVI law may not be as clearly established as they would be under statutes or judicial precedent in Nevada. In particular, the BVI has a less developed body of securities laws as compared to the United States, and some states (including Nevada) have more fully developed and judicially interpreted bodies of corporate law.

CNIT BVI, as a BVI company, may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of CNIT BVI being more limited than those of stockholders of CNIT would be. Accordingly, CNIT BVI shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The BVI courts are also unlikely to recognize or enforce against CNIT BVI judgments of courts in the U.S. based on certain liability provisions of U.S. securities law, and to impose liabilities against CNIT BVI, in original actions brought in the BVI, based on certain liability provisions of U.S. securities laws that are penal in nature.

Under the laws of the BVI, there is some statutory law for the protection of minority shareholders under the Act. The principal protection under statutory law is that shareholders may bring an action to enforce a BVI company’s memorandum and articles of association. The BVI Act sets forth the procedure to bring such a claim. Shareholders of a BVI company are entitled to have the affairs of the BVI company conducted in accordance with the general law and the memorandum and articles of association. BVI companies are not obligated to appoint an independent auditor and shareholders are not entitled to receive the audited financial statements of the BVI company.

There are common law rights for the protection of shareholders that may be invoked (such rights have also now been given statutory footing under the BVI Act), largely dependent on English company law, since the common law of the BVI for companies incorporated under the BVI Act is limited. Under the general rule pursuant to English company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to law and the constituent documents of the company. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum or articles of association, then the courts will grant relief. Generally, the areas in which the courts will intervene are the following: (i) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority, (ii) acts that constitute fraud on the minority where the wrongdoers control the company, (iii) acts that infringe on the personal rights of the shareholders, such as the right to vote, and (iv) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders, which are more limited than the rights afforded minority shareholders under the laws of Nevada.

The BVI Act has introduced a series of remedies available to shareholders. Where a company incorporated under the BVI Act conducts some activity which breaches the BVI Act or the company’s memorandum and articles of association, the court can issue a restraining or compliance order. Shareholders can also bring derivative, personal and representative actions under certain circumstances. The traditional English basis for shareholders’ remedies have also been incorporated into the BVI Act – where a shareholder of a company considers that the affairs of the company have been, are being or are likely to be conducted in a manner likely to be oppressive, unfairly discriminating or unfairly prejudicial to him, he may now apply to the BVI court for an order on such conduct.

Any shareholder of a company may apply to the BVI court for the appointment of a liquidator for the company and the court may appoint a liquidator for the company if it is of the opinion that it is just and equitable to do so.

The BVI Act provides that any shareholder of a company is entitled to payment of the fair value of his shares upon dissenting from any of the following: (a) a merger; (b) a consolidation; (c) any sale, transfer, lease, exchange or other disposition of more than 50% in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including (i) a disposition pursuant to an order of the court having jurisdiction in the matter, (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the shareholders in accordance with their respective interest within one year after the date of disposition, or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (d) a redemption of 10%, or fewer of the issued shares of the company required by the holders of 90%, or more of the shares of the company pursuant to the terms of the BVI Act; and (e) an arrangement, if permitted by the court.

Generally any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the BVI or their individual rights as shareholders as established by the company’s memorandum and articles of association.

For a detailed discussion of these and other material differences, please see the comparison chart of your rights as a common stockholder of CNIT against your rights as an ordinary shareholder of CNIT BVI under the section entitled “Differences in Corporate Law.”

The laws of the BVI may not provide CNIT BVI shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.

The corporate affairs of CNIT BVI are governed by the memorandum and articles of association of CNIT BVI, the BVI Act and the common law of the BVI. The rights of shareholders to take action against CNIT BVI’s directors, actions by minority shareholders and the fiduciary responsibilities of CNIT BVI’s directors to CNIT BVI under BVI law are to a large extent governed by the common law of the BVI. The common law in the BVI is derived in part from comparatively limited judicial precedent in the BVI and from English common law, the decisions of whose courts are of persuasive authority but are not binding on a court in the BVI. The rights of CNIT BVI's shareholders and the fiduciary responsibilities of its directors, although clearly established under BVI law, are only partly specifically prescribed in statute and so may be less fully prescribed in statute than they are in certain statutes or judicial precedents in some jurisdictions of the United States. In particular, the BVI has a different body of securities laws relative to the United States. Therefore, CNIT BVI’s shareholders may have more difficulty protecting their interests in the face of actions by CNIT BVI’s management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States. In addition, shareholders of BVI companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States. The BVI courts are also unlikely to impose liability against CNIT BVI, in original actions brought in the BVI, based on certain civil liabilities provisions of U.S. securities laws. Please see the section entitled “Enforceability of Civil Liabilities.”

The expected benefits of the merger and reorganization may not be realized.

We have presented in this proxy statement/prospectus the anticipated benefits of the merger and reorganization. Please see the section entitled “Proposal 4: Approval of the Merger Agreement—Background and Reasons for the Merger.” We cannot be assured that all of the goals of the merger and reorganization will be achievable, and some or all of the anticipated benefits of the merger and reorganization may not occur, particularly as the achievement of the benefits are in many important respects subject to factors that we do not control. These factors would include such things as the reactions of third parties with whom we enter into contracts and do business and the reactions of investors and analysts. In addition, the anticipated reduction of SEC reporting requirements and related expenses may not be achieved in the event of changes to the SEC rules applicable to foreign private issuers or if we fail to qualify as a foreign private issuer. While we expect the merger and reorganization will enable us to reduce our operational, administrative, legal and accounting costs over the long term, these benefits may not be achieved.

As a foreign private issuer, CNIT BVI will not be required to provide its shareholders with the same information as CNIT would if CNIT remained a U.S. public issuer and, as a result, you may not receive as much information about CNIT BVI as you did about CNIT and you may not be afforded the same level of protection as a shareholder of CNIT BVI under applicable laws and the CNIT BVI memorandum and articles of association as you were as a stockholder of CNIT under applicable laws and the CNIT articles of incorporation and bylaws.

Following the completion of the merger, CNIT BVI is expected to qualify as a “foreign private issuer” under the rules and regulations of the SEC. CNIT BVI will remain subject to the mandates of the Sarbanes-Oxley Act, and, as long as the CNIT BVI’s ordinary shares are listed on the NASDAQ, the governance and disclosure rules of that stock exchange. However, as a foreign private issuer, CNIT BVI will be exempt from certain rules under the Exchange Act that would otherwise apply if CNIT BVI were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer. For example:

  CNIT BVI may include in its SEC filings financial statements prepared in accordance with U.S. GAAP or with IFRS as issued by the IASB without reconciliation to U.S. GAAP;

  CNIT BVI will not be required to provide as many Exchange Act reports, or as frequently or as promptly, as U.S. companies with securities registered under the Exchange Act. For example, CNIT BVI will not be required to file current reports on Form 8-K within four business days from the occurrence of specific material events. Instead, CNIT BVI will need to promptly furnish reports on Form 6-K any information that CNIT BVI (a) makes or is required to make public under the laws of the BVI, (b) files or is required to file under the rules of any stock exchange or (iii) otherwise distributes or is required to distribute to its shareholders. Unlike Form 8-K, there is no precise deadline by which Form 6-K must be furnished. In addition, CNIT BVI will not be required to file its annual report on Form 10-K, which may be due as soon as 60 days after its fiscal year end. As a foreign private issuer, CNIT BVI will be required to file an annual report on Form 20-F within four months after its fiscal year end;

  CNIT BVI will not be required to provide the same level of disclosure on certain issues, such as executive compensation;

  CNIT BVI will not be required to conduct advisory votes on executive compensation;

  CNIT BVI will be exempt from filing quarterly reports under the Exchange Act with the SEC;

  CNIT BVI will not be subject to the requirement to comply with Regulation FD, which imposes certain restrictions on the selected disclosure of material information;

  CNIT BVI will not be required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

  CNIT BVI will not be required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

CNIT BVI expects to take advantage of these exemptions if the merger is effected. Accordingly, after the completion of the merger, if you hold CNIT BVI securities, you may receive less information about CNIT BVI and its business than you currently receive with respect to CNIT and be afforded less protection under the U.S. federal securities laws than you are entitled to currently. However, consistent with our policy of seeking input from, and engaging in discussions with, our stockholders, on executive compensation matters, CNIT BVI intends to provide disclosure relating to its executive compensation philosophy, policies and practices and conduct an advisory vote on executive compensation once every year after the merger is effected. However, CNIT BVI expects to review this practice after the next such advisory vote and may at that time or in the future determine to conduct such advisory votes more or less frequently or to not conduct them at all.

If CNIT BVI fails to qualify as a foreign private issuer upon completion of the merger, or loses its status as a foreign private issuer at some future time, CNIT BVI would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers and would incur significant operational, administrative, legal and accounting costs that it would not incur as a foreign private issuer.

Following completion of the merger, CNIT BVI is expected to qualify as a “foreign private issuer” under the rules and regulations of the SEC. As a foreign private issuer, CNIT BVI will be exempt from certain rules under the Exchange Act that would otherwise apply if CNIT BVI were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer. Please see “—As a foreign private issuer, CNIT BVI will not be required to provide its shareholders with the same information as CNIT would if CNIT remained a U.S. public issuer and, as a result, you may not receive as much information about CNIT BVI as you did about CNIT and you may not be afforded the same level of protection as a shareholder of CNIT BVI under applicable laws and the CNIT BVI memorandum and articles of association as you were as a stockholder of CNIT under applicable laws and the CNIT articles of incorporation and bylaws.” While CNIT BVI is expected to qualify as a foreign private issuer following the completion of the merger, if CNIT BVI fails to qualify as a foreign private issuer upon completion of the merger, or loses its status as a foreign private issuer at some future time, CNIT BVI will be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers and would incur significant operational, administrative, legal and accounting costs that it would not incur as a foreign private issuer.

If we prepare our financial statements in accordance with IFRS following the merger, there may be a significant effect on our reported financial results.

The SEC permits foreign private issuers to file financial statements in accordance with IFRS as issued by the IASB. At any time in the future, as a foreign private issuer, we may decide to prepare our financial statements in accordance with IFRS as issued by the IASB. The application by us of different accounting standards, a change in the rules of IFRS as issued by the IASB, or in the SEC’s acceptance of such rules, could have a significant effect on our reported financial results. Additionally, U.S. GAAP is subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. IFRS may also be subject to interpretation by some or all of these entities.. A change in these principles or interpretations could have a significant effect on our reported financial results.

Changes in domestic and foreign laws, including tax law changes, could adversely affect CNIT BVI, its subsidiaries and its shareholders, and our effective tax rate may increase whether we effect the merger or not.

Changes in tax laws, regulations or treaties or the interpretation or enforcement thereof, in both or either of the U.S. or BVI, could adversely affect the tax consequences of the merger to CNIT BVI and its shareholders and/or our effective tax rates (whether associated with the merger or otherwise). While the merger is not anticipated to have any material impact on our effective tax rate, there is uncertainty regarding the tax policies of the jurisdictions where we operate, and our effective tax rate may increase and any such increase may be material.

The enforcement of civil liabilities against CNIT BVI may be more difficult.

After the merger, all of our executive officers and a majority of our directors will reside outside of the United States. As a result, it may be more difficult to serve legal process within the United States upon any of these persons and it may also be difficult to enforce, both in and outside of the United States, judgments you may obtain in the U.S. courts against these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Because CNIT BVI is a BVI company, investors could also experience more difficulty enforcing judgments obtained against CNIT BVI in U.S. courts than would currently be the case for U.S. judgments obtained against CNIT. In addition, it may be more difficult (or impossible) to bring some types of claims against CNIT BVI in BVI courts than it would be to bring similar claims against a U.S. company in a U.S. court. Please see the section entitled “Enforceability of Civil Liabilities.”

The market for CNIT BVI shares may differ from the market for CNIT shares.

Although it is anticipated that the CNIT BVI ordinary shares will be authorized for listing on NASDAQ under the symbol “CNIT,” as a company incorporated under the laws of the BVI, shares of CNIT BVI may appeal to different institutional investors, or impact the level of investment by current investors who may prefer or be required by internal guidelines to invest in companies that are incorporated in the United States. Accordingly, the reorganization may impact our institutional investor base, or the level of their respective investments in our securities, and may result in a change in the market prices, trading volume and volatility of the CNIT BVI shares from those of CNIT shares.

Our Board of Directors may choose to defer or abandon the merger.

Completion of the merger may be deferred or abandoned, at any time, by action of our Board of Directors, whether before or after the Annual Meeting. While we currently expect the merger to take place promptly after the proposal to adopt the merger agreement is approved at the Annual Meeting, our Board of Directors may defer completion either before or for a significant time after the Annual Meeting or may abandon the merger because of, among other reasons, changes in existing or proposed laws, our determination that the merger would involve tax or other risks that outweigh their benefits, our determination that the level of expected benefits associated with the merger would otherwise be reduced, a dispute with the taxation authorities over the merger (or certain aspects thereof), an unexpected increase in the cost to complete the merger or any other determination by our Board of Directors that the merger would not be in the best interests of CNIT or its stockholders or that the merger would have material adverse consequences to CNIT or its stockholders.

Risks Relating to our Business

If the trading price of CNIT’s common stock, or CNIT BVI’s ordinary shares following the merger, fails to comply with the continued listing requirements of NASDAQ, we would face possible delisting, which would result in a limited public market for our shares and make obtaining future debt or equity financing more difficult for us.

Companies listed on NASDAQ are subject to delisting for, among other things, failure to maintain a minimum closing bid price per share of $1.00 for 30 consecutive business days. On December 23, 2011, we received a letter from NASDAQ indicating that for the last 30 consecutive business days, the bid price of CNIT’s common stock closed below the minimum $1.00 per share requirement pursuant to NASDAQ Listing Rule 5450(a)(1) for continued inclusion on The NASDAQ Global Select Market. In accordance with NASDAQ Listing Rule 5810(c)(3)(A), we had an initial grace period of 180 calendar days, or until June 20, 2012, to regain compliance with the minimum bid price requirement. On March 2, 2012, we effected a one-for-two reverse stock split in order to increase the price of our common stock sufficiently to regain compliance with NASDAQ’s minimum bid price requirement. On March 19, 2012, we were notified by NASDAQ that we had regained compliance with the minimum bid price requirement. We cannot be sure that our share price will continue to comply with the requirements for continued listing of CNIT’s common stock, or CNIT BVI’s ordinary shares following the merger, on The NASDAQ Global Select Market in the future. If our shares lose their status on The NASDAQ Global Select Market and we are not successful in obtaining a listing on The NASDAQ Capital Market, our shares would likely trade in the over-the-counter market. If our shares were to trade on the over-the-counter market, selling our shares could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and security analysts’ coverage of us may be reduced. In addition, in the event our shares are delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in our shares, further limiting the liquidity of our shares. These factors could result in lower prices and larger spreads in the bid and ask prices for our shares. Such delisting from The NASDAQ Global Select Market and continued or further declines in our share price could also greatly impair our ability to raise additional necessary capital through equity or debt financing, and could significantly increase the ownership dilution to shareholders caused by our issuing equity in financing or other transactions.

Unfavorable economic conditions may affect the level of technology spending by our customers which could cause the demand for our products and services to decrease.

The revenue growth and profitability of our business depend on the overall demand for software products and related services, particularly within the private sector. Our strategy involves a sale of our products and services primarily to customers in the private sector, so our business depends on the overall economy and the economic and business conditions within this market. The current stock market decline and the global economic slowdown may affect the demand for our software products and related services and decrease technology spending of many of our customers and potential customers. These events could have a material effect on us in the future, including, without limitation, on our future revenue and earnings.

Our quarterly operating results are difficult to predict and could fall below investor expectations or estimates by securities research analysts, which may cause the trading price of our common stock to decline.

Our revenues and operating results can vary significantly from quarter to quarter due to a number of factors, many of which are outside of our control, such as variations in the volume of business from customers resulting from changes in our customers’ operations, the business decisions of our customers regarding the use of our products and services, delays or difficulties in expanding our operational facilities and infrastructure, changes to our pricing structure or that of our competitors, inaccurate estimates of resources and time required to complete ongoing projects and currency fluctuations. As many of our employees take long vacations during the Chinese New Year in the first quarter, our revenues in that quarter are relatively low compared to the other quarters. Moreover, our results may vary depending on our customers’ business needs and spending patterns. Due to the annual budget cycles of most of our customers, we may not be able to estimate accurately the demand for our products and services beyond the immediate calendar year, which could adversely affect our business planning and may have a material adverse effect on our business, results of operations and financial condition. In addition, the volume of work performed for specific customers is likely to vary from year to year. Thus, a major customer in one year may not provide the same amount or percentage of our revenues in any subsequent year.

These fluctuations are likely to continue in the future and operating results for any period may not be indicative of our performance in any future period. If our operating results for any quarterly period fall below investor expectations or estimates by securities research analysts, the trading price of our common stock may decline.

We face risks once a business is acquired and the acquired companies may not perform to our expectations, either of which may adversely affect our results of operations.

We face risks when we acquire other businesses. These risks include:

  difficulties in the integration of acquired operations and retention of personnel,

  unforeseen or hidden liabilities,

  tax, regulatory and accounting issues, and

  inability to generate sufficient revenues to offset acquisition costs.

Acquired companies may not perform to our expectations for various reasons, including the loss of key personnel or, as a result, key customers, and our strategic focus may change. As a result, we may not realize the benefits we anticipated. If we fail to integrate acquired businesses or realize the expected benefits, we may lose the return on the investment in these acquisitions, incur transaction costs and our results of operations could be materially and adversely affected as a result.

If we are unable to raise additional financing or identify suitable merger or acquisition targets, we may be unable to implement our long-term business plan, develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures on a timely basis.

Our long-term business plan includes the identification of suitable targets for horizontal or vertical mergers or acquisitions, so as to enhance overall productivity and to benefit from economies of scale. Due to the current global financial crisis, we may not be able to obtain adequate levels of additional financing, whether through equity financing, debt financing or other sources. To raise funds, we may need to issue new equities or bonds which could result in additional dilution to our shareholders, and additional financings could result in significant dilution to our earnings per share or the issuance of securities with rights superior to our current outstanding securities or contain covenants that would restrict our operations and strategy. In addition, we may grant registration rights to investors purchasing our equity or debt securities in the future. If we are unable to raise additional financing, we may be unable to implement our long-term business plan, develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures on a timely basis, if at all. In addition, a lack of additional financing could force us to substantially curtail or cease operations.

We also may not be able to identify merger or acquisition targets or, after a merger or acquisition, may not be able to integrate the target’s business or operations successfully with ours. Such failure to execute our long-term business plan likely will negatively impact our results of operations.

We generally do not have exclusive or long-term agreements with our customers and we may lose their engagement if they are not satisfied with our products and services or for other reasons.

We generally do not have exclusive or long-term agreements with our customers. As a result, we must rely on the quality of our products and services, industry reputation and favorable pricing to attract and retain customers. There is no assurance, however, that we will be able to maintain our relationships with current and/or future customers. Our customers may elect to terminate their relationships with us if they are not satisfied with our services. If a substantial number of our customers choose not to continue to purchase products and services time from us, it would have a material adverse effect on our business and results of operations.

If we are unable to develop competitive new products and service offerings our future results of operations could be adversely affected.

Our future revenue stream depends to a large degree on our ability to utilize our technology in a way that will allow us to offer new types of software applications and services to a broader client base. We will be required to make investments in research and development in order to continue to develop new software applications and related service offerings, enhance our existing software applications and related service offerings and achieve market acceptance of our software applications and service offerings. We may incur problems in the future in innovating and introducing new software applications and service offerings. Our development-stage software applications may not be successfully completed or, if developed, may not achieve significant customer acceptance. If we are unable to successfully define, develop and introduce competitive new software applications, and enhance existing software applications, our future results of operations would be adversely affected. Development schedules for software applications are difficult to predict. The timely availability of new applications and their acceptance by customers are important to our future success. A delay in the development of new applications could have a significant impact on its results of operations.

If we are unable to keep pace with the rapid technological changes in our industry, demand for our products and services could decline which would adversely affect our revenue.

Our industry is characterized by extremely rapid technological change, evolving industry standards and changing customer demands. These conditions require continuous expenditures on product research and development to enhance existing products, create new products and avoid product obsolescence. We believe that the timely development of new products and continuing enhancements to existing products is essential to maintain our competitive position in the marketplace. Our future success depends in part upon customer and market acceptance of our products and initiatives, which is uncertain. Any failure to achieve increased acceptance of these and other new product offerings could have a material adverse effect on our business and results of operations.

Our software products may contain defects or errors, which could decrease sales, injure our reputation or delay shipments of our products.

The software products that we develop are complex and must meet the stringent technical requirements of our customers. In addition, to keep pace with the rapid technological change in our industry and to avoid the obsolescence of our software products, we must quickly develop new products and enhancements to existing products. Because of this complexity and rapid development cycle, we cannot assure that our software products are free of errors, especially in newly released software products and new versions of existing software products. If our software is not free of errors, this could result in litigation, fewer sales, increased product returns, damage to our reputation and an increase in service and warranty costs, which would adversely affect our business.

Our technology may become obsolete which could materially adversely affect our ability to sell our products and services.

If our technology, products and services become obsolete, our business operations would be materially adversely affected. The market in which we compete is characterized by rapid technological change, evolving industry standards, introductions of new products, and changes in customer demands that can render existing products obsolete and unmarketable. Our current products will require continuous upgrading or our technology will become obsolete. Our future success will depend upon our ability to address the increasingly sophisticated needs of our customers by supporting existing and emerging hardware, software, database, and networking platforms and by developing and introducing enhancements to our existing products and new products on a timely basis that keep pace with technological developments, evolving industry standards, and changing customer requirements. Research and development expenses were $4,483,754, $3,016,693 and $2,705,669 for the years ended December 31, 2011, 2010 and 2009, respectively.

We face the risk of systems interruptions and capacity constraints, possibly resulting in adverse publicity, revenue loss and erosion of customer trust.

The satisfactory performance, reliability and availability of our network infrastructure are critical to our reputation and our ability to attract and retain customers and to maintain adequate customer service levels. We may experience temporary service interruptions for a variety of reasons, including telecommunications or power failures, fire, water damage, vandalism, computer bugs or viruses or hardware failures. We may not be able to correct a problem in a timely manner. Any service interruption that results in the unavailability of our system or reduces its capacity could result in real or perceived public safety issues that may affect customer confidence in our services and result in negative publicity that could cause us to lose customer accounts or fail to obtain new accounts. Any inability to scale our systems may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, or impaired quality and speed of transaction processing. We are not certain that we will be able to project the rate or timing of increases, if any, in the use of our services to permit us to upgrade and expand our systems effectively or to integrate smoothly any newly developed or purchased modules with our existing systems.

If we are not able to adequately secure and protect our patent, trademark and other proprietary rights our business may be materially affected.

Under our Amended and Restated Management Services Agreement, or the MSA, among our subsidiary Information Security Technology (China) Co., Ltd., or IST, our variable interest entity, iASPEC Software Co., Ltd., or iASPEC, and Mr. Jiang Huai Lin, our Chairman and Chief Executive Officer, we license 30 copyrighted software applications from iASPEC on an exclusive basis. To protect the intellectual property underlying these applications and our other intellectual property, we rely on a combination of copyright, trademark, and trade secret laws. We also rely on non-disclosure agreements and other confidentiality procedures and contractual provisions to protect our intellectual property rights. Some of these technologies, other than the iASPEC copyrighted software applications, are very important to our business and are not protected by copyrights or patents. It may be possible for unauthorized third parties to copy or reverse engineer our products, or otherwise obtain and use information that we regard as proprietary. Further, third parties could challenge the scope or enforceability of our copyrights. In certain foreign countries, including China where we operate, the laws do not protect our proprietary rights to the same extent as the laws of the United States. Any misappropriation of our intellectual property could have a material adverse effect on our business and results of operations, and we cannot assure you that the measures we take to protect our proprietary rights are adequate.

Claims that we infringe the proprietary rights of third parties could result in significant expenses or restrictions on our ability to sell our products and services.

Third parties may claim that our products or services infringe their proprietary rights. Any infringement claim, with or without merit, would be time-consuming and expensive to litigate or settle and could divert our management’s attention from our core business. In the event of a successful infringement claim against us, we may have to pay significant damages, incur substantial legal fees, develop costly non-infringing technology, or enter into license agreements that require us to pay substantial royalties and that may not be available on terms acceptable to us, if at all.

A significant portion of our sales are derived from a limited number of customers, and results from operations could be adversely affected and stockholder value harmed if we lose any of these customers.

Historically, a significant portion of our revenues have been derived from a limited number of customers. For the years ended December 31, 2011, 2010 and 2009, 17%, 17% and 25% of our revenues, respectively, were derived from our five largest customers. The loss of any of these significant customers would adversely affect our revenues and stockholder value.

The digital security, geographic, and hospital information systems markets in China are highly competitive, and we may fail to compete successfully, thereby resulting in loss of customers and decline in our revenues.

The digital security, geographic, and hospital information systems markets in China are intensely competitive and are characterized by frequent technological changes, evolving industry standards and changing customer demands. We have competition from multiple domestic competitors in each segment. Increased competition may result in price reductions, reduced margins and inability to gain or hold market share.

We have limited insurance coverage for our operations in China.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited insurance products. We have determined that the risks of disruption or liability from our business, the loss or damage to our property, including our facilities, equipment and office furniture, the cost of insuring for these risks, and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. As a result, we do not have any business liability, disruption, litigation or property insurance coverage for our operations in China except for insurance on some company owned vehicles. Any uninsured occurrence of loss or damage to property, or litigation or business disruption may result in the incurrence of substantial costs and the diversion of resources, which could have an adverse effect on our operating results.

We depend heavily on key personnel, and turnover of key employees and senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel, including Jiang Huai Lin, our Chairman and Chief Executive Officer, Daniel K. Lee, our Chief Financial Officer, Zhi Qiang Zhao, our Chief Operating Officer, Yi Fu Liu, our Chief Marketing Officer, and Zhi Xiong Huang, our Chief Technology Officer. They also depend in significant part upon our ability to attract and retain additional qualified management, technical, marketing and sales and support personnel for our operations. If we lose a key employee or if a key employee fails to perform in his or her current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the technical, marketing and sales aspects of our business, any part of which could be harmed by further turnover.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have the operating effectiveness of our internal controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the SEC adopted rules requiring public companies to include a report of management on their internal controls over financial reporting in their annual reports on Form 10-K and Form 20-F. In addition, SOX 404 requires the independent registered public accounting firm auditing a company’s financial statements to also attest to and report on the operating effectiveness of such company’s internal controls, except where the registrant is a non-accelerated filer or smaller reporting company. A report of our management and an attestation report of our independent registered public accounting firm is included under Item 9A of our Annual Report on Form 10-K for the year ended December 31, 2011.

Following the merger, CNIT BVI will continue to be subject to the requiments of SOX 404. We can provide no assurance that we will comply with all of the requirements imposed thereby. There can be no assurance that we will receive a positive attestation from our independent registered public accountants. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent registered public accountants with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

Our holding company structure may limit the payment of dividends.

We have no direct business operations, other than our ownership of our subsidiaries. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below. If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of RMB into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

Chinese regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after tax profits according to Chinese accounting standards and regulations to fund certain reserve funds. Currently, our subsidiaries in China are the only sources of revenues or investment holdings for the payment of dividends. If they do not accumulate sufficient profits under Chinese accounting standards and regulations to first fund certain reserve funds as required by Chinese accounting standards, we will be unable to pay any dividends.

After-tax profits/losses with respect to the payment of dividends out of accumulated profits and the annual appropriation of after-tax profits as calculated pursuant to PRC accounting standards and regulations do not result in significant differences as compared to after-tax earnings as presented in our financial statements. However, there are certain differences between PRC accounting standards and regulations and U.S. GAAP, arising from different treatment of items such as amortization of intangible assets and change in fair value of contingent consideration rising from business combinations.

Risks Relating to our Commercial Relationship with iASPEC

Mr. Lin’s association with iASPEC could pose a conflict of interest which may result in iASPEC decisions that are adverse to our business.

Mr. Jiang Huai Lin, our Chairman and Chief Executive Officer and the beneficial owner of 45.3% of our common stock, also beneficially owns 100% of the equity interests in iASPEC, from whom we derived 47.1%, 39.1% and 48.6% of our revenue in the fiscal years ended December 31, 2011, 2010 and 2009, respectively, pursuant to existing commercial arrangements. As a result, conflicts of interest may arise from time to time and these conflicts may result in management decisions that could negatively affect our operations and potentially result in the loss of opportunities.

If iASPEC or its shareholders violate our contractual arrangements with it, our business could be disrupted and we may have to resort to litigation to enforce our rights which may be time consuming and expensive.

Our operations are currently dependent upon our commercial relationship with iASPEC. During the fiscal years ended December 31, 2011, 2010 and 2009, we derived 47.1%, 39.1% and 48.6% of our revenues, respectively, from the provision of services to iASPEC customers. A significant portion of these revenues have not yet been collected. Amounts owed by iASPEC under the MSA for each quarter will be due and payable no later than the last day of the month following the end of each such quarter. Our contractual arrangements may not be as effective as direct ownership, if iASPEC or its shareholders are unwilling or unable to perform their obligations under our commercial arrangements with it, including payment of revenues under the MSA as they become due each quarter, we will not be able to conduct our operations in the manner currently planned. In addition, iASPEC may seek to renew these agreements on terms that are disadvantageous to us. Although we have entered into a series of agreements that provide us with substantial ability to control iASPEC, we may not succeed in enforcing our rights under them. If we are unable to renew these agreements on favorable terms, or to enter into similar agreements with other parties, our business may not be able to operate or expand, and our operating expenses may significantly increase.

Uncertainties in the PRC legal system may impede our ability to enforce the commercial agreements that we have entered into with iASPEC or any arbitral award thereunder and any inability to enforce these agreements could materially and adversely affect our business and operation.

While disputes under the MSA and the option agreement with iASPEC are subject to binding arbitration before the Shenzhen Branch of the China International Economic and Trade Arbitration Commission, or CIETAC, in accordance with CIETAC Arbitration Rules, the agreements are governed by PRC law and an arbitration award may be challenged in accordance with PRC law. For example, a claim that the enforcement of an award in our favor will be detrimental to the public interest, or that an issue does not fall within the scope of the arbitration would require us to engage in administrative and judicial proceedings to defend an award. China’s legal system is a civil law system based on written statutes and unlike common law systems, it is a system in which decided legal cases have little value as precedent. As a result, China’s administrative and judicial authorities have significant discretion in interpreting and implementing statutory and contractual terms, and it may be more difficult to evaluate the outcome of administrative and judicial proceedings and the level of legal protection available than in more developed legal systems. These uncertainties may impede our ability to enforce the terms of the MSA, the option agreement and the other contracts that we may enter into with iASPEC. Any inability to enforce the MSA and option agreement or an award thereunder could materially and adversely affect our business and operation.

If iASPEC fails to comply with the confidentiality requirements of certain of its customer contracts, then iASPEC could be subject to sanctions and could lose its business license which in turn would significantly disrupt or shut down our operations.

The business and operations of iASPEC, the owner and licensor to us of the copyrighted software applications and other intellectual property that are essential to the operation of our business, is subject to Chinese contractual obligations and laws and regulations that restrict its use of security information and other information that it obtains from its customers in the public security sector. For some of its contracts with government agencies, iASPEC has agreed to keep confidential all technical and commercial secrets obtained during the performance of services under the contract. iASPEC or its shareholders could violate these contractual obligations and laws and regulations by inadvertently or intentionally disclosing confidential information or by otherwise failing to operate its business in a manner that complies with these contractual and legal obligations. A violation of these agreements could result in the significant disruption or shut down of our business or adversely affect our reputation in the market. If iASPEC or its shareholders violate these contractual and legal obligations, we may have to resort to litigation to enforce our rights under our contractual obligations with iASPEC. This litigation could result in the disruption of our business, diversion of our resources and the incurrence of substantial costs.

All of the share capital of iASPEC is held by our major shareholder, who may cause these agreements to be amended in a manner that is adverse to us.

Our major shareholder, Mr. Jiang Huai Lin, owns and controls iASPEC. As a result, Mr. Lin may be able to cause our commercial arrangements with iASPEC to be amended in a manner that will be adverse to our company, or may be able to cause these agreements not to be renewed, even if their renewal would be beneficial for us. Although we have entered into an agreement that prevents the amendment of these agreements without the approval of the members of our Board other than Mr. Lin, we can provide no assurances that these agreements will not be amended in the future to contain terms that might differ from the terms that are currently in place. These differences may be adverse to our interests.

Our arrangements with iASPEC and its shareholders may be subject to a transfer pricing adjustment by the PRC tax authorities which could have an adverse effect on our income and expenses.

We could face material and adverse tax consequences if the PRC tax authorities determine that our contracts with iASPEC and its shareholders were not entered into based on arm’s length negotiations. Although our contractual arrangements are similar to other companies conducting similar operations in China, if the PRC tax authorities determine that these contracts were not entered into on an arm’s length basis, they may adjust our income and expenses for PRC tax purposes in the form of a transfer pricing adjustment. Such an adjustment may require that we pay additional PRC taxes plus applicable penalties and interest, if any.

The exercise of our option to purchase part or all of the equity interests in or assets of iASPEC under the option agreement might be subject to approval by the PRC government, and our failure to obtain this approval may impair our ability to substantially control iASPEC and could result in actions by iASPEC that conflict with our interests.

Our option agreement with iASPEC gives our Chinese operating subsidiary, IST, the option to purchase all or part of the equity interests in or assets of iASPEC, however, the option may not be exercised by IST if the exercise would violate any applicable laws and regulations in China or cause any license or permit held by, and necessary for the operation of iASPEC, to be cancelled or invalidated. Under the laws of China, if a foreign entity, through a foreign investment company that it invests in, acquires a domestic related company, China’s regulations regarding mergers and acquisitions would technically apply to the transaction. Application of these regulations requires an examination and approval of the transaction by China’s Ministry of Commerce, or MOFCOM, or its local counterparts. Also, an appraisal of the equity or assets to be acquired is mandatory. However, Guangdong Jin Di Law Firm Sichuan Office, our local PRC counsel has advised us that Shenzhen and other local counterparts of MOFCOM hold the view that such a transaction would not require their approval. Therefore, we do not believe at this time that an approval and an appraisal are required for IST to exercise its option to acquire iASPEC in Shenzhen. In light of the different views on this issue, however, it is possible that the central MOFCOM office in Beijing will issue a standardized opinion imposing the approval and appraisal requirement. If we are not able to purchase the equity or assets of iASPEC, then we will lose a substantial portion of our ability to control iASPEC and our ability to ensure that iASPEC will act in our interests.

Our right to elect a majority of the members on iASPEC’s Board of Directors and other provisions of the MSA may be viewed by iASPEC’s customers as a change in control of iASPEC, which could subject iASPEC to sanctions and loss of its business license, which in turn would significantly disrupt or possibly terminate our operations.

Our commercial arrangement with iASPEC gives us the right to designate two Chinese citizens to serve as senior managers of iASPEC, serve on iASPEC’s Board of Directors and assist in managing the business and operations of iASPEC. In addition, iASPEC will require the affirmative vote of the majority of the our Board of Directors, as well as at least one non-insider director, for completing certain material actions with respect to iASPEC, including, but not limited to: (a) the nomination, appointment, election or replacement of any board members; (b) the distribution of any dividend or profits; (c) any merger, division, change of corporate form, dissolution or liquidation; (d) any reimbursement of net losses or other payments or transfers of funds from IST to iASPEC; (e) the formation or disposition of a subsidiary or the acquisition or disposition of any interest in any other entity; and (f) the encumbrance of any assets under any lien not in the ordinary course of business. However, fulfillment of certain Police-use Geographic Information Systems, or PGIS, contracts with PRC Government customers is restricted to entities, such as iASPEC, that possess the necessary PRC government licenses and approvals, and any change in control may be viewed under PRC law as creating a new entity. If iASPEC’s government customers view these MSA provisions as a change in control of iASPEC or as evidence of iASPEC’s failure to operate its business in a manner that complies with its contractual obligations or with related laws and regulations. Such a perception could result in the cancellation or invalidation of iASPEC’s licenses and permits. A loss by iASPEC of its licenses and permits could result in the significant disruption or possible termination of our business or adversely affect our reputation in the market.

Risks Relating to Doing Business in China

Changes in China’s political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

  level of government involvement in the economy;

  control of foreign exchange;

  methods of allocating resources;

  balance of payments position;

  international trade restrictions; and

  international conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy, and weak corporate governance and the lack of a flexible currency exchange policy still prevail in China. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy was similar to those of the OECD member countries.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiaries in the PRC. Our operating subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign invested entities established in the PRC, or FIEs. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations, and rules are not always uniform, and enforcement of these laws, regulations, and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. In addition, all of our executive officers and most of our directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to affect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese operations and subsidiary.

You may have difficulty enforcing judgments against us.

Most of our assets are located outside of the United States and most of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. Our counsel as to PRC law has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security, or the public interest. So it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property, and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

The enforcement of the PRC labor contract law may materially increase our costs and decrease our net income.

China adopted a new Labor Contract Law, effective on January 1, 2008, and issued its implementation rules, effective on September 18, 2008. The Labor Contract Law and related rules and regulations impose more stringent requirements on employers with regard to, among others, minimum wages, severance payment and non-fixed-term employment contracts, time limits for probation periods, as well as the duration and the times that an employee can be placed on a fixed-term employment contract. Due to the limited period of effectiveness of the Labor Contract Law and its implementation rules and regulations, and the lack of clarity with respect to their implementation and potential penalties and fines, it is uncertain how they will impact our current employment policies and practices. In particular, compliance with the Labor Contract Law and its implementation rules and regulations may increase our operating expenses. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the Labor Contract Law and its implementation rules and regulations may also limit our ability to effect those changes in a manner that we believe to be cost-effective or desirable, and could result in a material decrease in our profitability.

If we fail to obtain or maintain all licenses and approvals required to operate our businesses in the PRC, our business and operations may be adversely affected.

Fulfillment of certain PGIS contracts with PRC government customers is restricted to entities possessing the necessary government licenses and approvals which our subsidiary IST does not have. We currently perform PGIS contracts through iASPEC, which possesses the requisite licenses and approvals, pursuant to our MSA with iASPEC, whereby iASPEC exclusively engages IST as its subcontractor to provide iASPEC with outsourcing services (to the extent that those services do not violate any special governmental permits held by iASPEC and do not involve the improper transfer of any sensitive confidential governmental or other data). If the PRC government determines that we are operating without the requisite licenses we may become subject to administrative penalties or an order to discontinue our business operations, both of which could have a material adverse effect on our business and results of operations.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 5.9% and as low as -0.8% . These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.

Restrictions on currency exchange may limit our ability to receive and use our sales effectively.

The majority of our sales will be settled in RMB, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that FIEs may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between the U.S. dollar and RMB and between those currencies and other currencies in which our sales may be denominated. Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars, as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, the RMB has no longer been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Restrictions under PRC law on our PRC subsidiaries’ ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our business.

Substantially all of our sales are earned by our PRC subsidiaries. However, PRC regulations restrict the ability of our PRC subsidiaries to make dividends and other payments to their offshore parent companies. PRC legal restrictions permit payments of dividends by our PRC subsidiaries only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiaries are also required under PRC laws and regulations to allocate at least 10% of their annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of their registered capital. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances, or cash dividends. Any limitations on the ability of our PRC subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us.

The PRC State Administration of Foreign Exchange, or SAFE, has promulgated several regulations, including the Notice Concerning Foreign Exchange Controls on Domestic Residents’ Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or Circular 75, effective on November 1, 2005, and Operating Procedures on Foreign Exchange Administration for Domestic Residents Engaging in Financing and Round-trip Investment via Offshore Special Purpose Vehicles, or Circular 19, effective on July 1, 2011. These regulations and rules require PRC residents and corporate entities to register with, and obtain approval from, provincial SAFE branches in connection with their direct or indirect offshore investment activities. Under Circular 75 and related rules, a PRC resident who makes, or has previously made, a direct or indirect investment in an offshore company is required to register that investment. In addition, any PRC resident who is a direct or indirect shareholder of an offshore company is required to update the previously filed registration with the relevant provincial SAFE branch to reflect any material change with respect to the offshore company’s roundtrip investment, capital variation, merger, division, long-term equity or debt investment or creation of any security interest.

We have asked our stockholders who are PRC residents as defined in Circular 75 and related rules to register with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiaries. However, we cannot provide any assurances that they can obtain the above SAFE registrations required by Circular 75 and related rules. Moreover, because of uncertainty over how Circular 75 and related rules will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 and related rules by our PRC resident beneficial holders.

In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75 and related rules. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75 and related rules, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations which became effective on September 8, 2006.

On August 9, 2006, six PRC regulatory agencies, including the China Securities Regulatory Commission, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006 and was amended in 2009. This regulation, among other things, governs the approval process by which a PRC company may participate in an acquisition of assets or equity interests. Depending on the structure of the transaction, the regulation will require the PRC parties to make a series of applications and supplemental applications to the government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with the regulation is likely to be more time consuming and expensive than in the past and the government can now exert more control over the combination of two businesses. Accordingly, due to the regulation, our ability to engage in business combination transactions has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate a transaction that is acceptable to our stockholders or sufficiently protect their interests in a transaction.

The regulation allows PRC government agencies to assess the economic terms of a business combination transaction. Parties to a business combination transaction may have to submit to MOFCOM and other relevant government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The regulation also prohibits a transaction at an acquisition price obviously lower than the appraised value of the PRC business or assets and in certain transaction structures, require that consideration must be paid within defined periods, generally not in excess of a year. The regulation also limits our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Therefore, such regulation may impede our ability to negotiate and complete a business combination transaction on financial terms that satisfy our investors and protect our stockholders’ economic interests.

Our existing contractual arrangements with iASPEC and its shareholders may be subject to national security review by MOFCOM, and the failure to receive the national security review could have a material adverse effect on our business and operating results.

In August 2011, MOFCOM promulgated the Rules of Ministry of Commerce on Implementation of Security Review System of Merger and Acquisition of Domestic Enterprises by Foreign Investors, or the Security Review Rules, to implement the Notice of the General Office of the State Council on Establishing the Security Review System for Merger and Acquisition of Domestic Enterprises by Foreign Investors promulgated on February 3, 2011, or Circular 6. The Security Review Rules became effective on September 1, 2011. Under the Security Review Rules, a national security review is required for certain mergers and acquisitions by foreign investors raising concerns regarding national defense and security. Foreign investors are prohibited from circumventing the national security review requirements by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions. The application and interpretation of the Security Review Rules remain unclear. Based on our understanding of the Security Review Rules, we do not need to submit our existing contractual arrangements with iASPEC and its shareholders to the MOFCOM for national security review because, among other reasons, (i) we gained de facto control over iASPEC in 2007 prior to the effectiveness of Circular 6 and the Security Review Rules; and (ii) there are currently no explicit provisions or official interpretations indicating that our current businesses fall within the scope of national security review. Although we have no plan to submit our existing contractual arrangements with iASPEC and its shareholders to MOFCOM for national security review, the relevant PRC government agencies, such as MOFCOM, may reach a different conclusion. If MOFCOM or another PRC regulatory agency subsequently determines that we need to submit our existing contractual arrangements with iASPEC and its shareholders for national security review by interpretation, clarification or amendment of the Security Review Rules or by any new rules, regulations or directives promulgated, we may face sanctions by MOFCOM or another PRC regulatory agency. These sanctions may include revoking the business or operating licenses of our PRC subsidiary, IST, or iASPEC and its subsidiaries, discontinuing or restricting our operations in China, confiscating our income or the income of iASPEC, and taking other regulatory or enforcement actions, such as levying fines, that could be harmful to our business. Any of these sanctions could cause significant disruption to our business operations.

The Security Review Rules may make it more difficult for us to make future acquisitions or dispositions of our business operations or assets in China.

The Security Review Rules, effective as of September 1, 2011, provides that when deciding whether a specific merger or acquisition of a domestic enterprise by foreign investors is subject to the national security review by MOFCOM, the principle of substance-over-form should be applied and foreign investors are prohibited from circumventing the national security review requirement by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions. If the business of any target company that we plan to acquire falls within the scope subject to national security review, we may not be able to successfully acquire such company by equity or asset acquisition, capital increase or even through any contractual arrangement.

Under the Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

On March 16, 2007, the National People’s Congress of China passed a new Enterprise Income Tax Law, or the EIT Law, and on November 28, 2007, the State Council of China passed its implementing rules, which took effect on January 1, 2008. Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the EIT Law and its implementation non-Chinese enterprise or group controlled offshore entities. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management often resident in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC shareholders. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise incorporated by a Chinese natural person. Nor are detailed measures on imposition of tax from non-domestically incorporated resident enterprises are available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

We may be deemed to be a resident enterprise by Chinese tax authorities. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on financing proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC stockholders and with respect to gains derived by our non-PRC stockholders from transferring our shares. We are actively monitoring the possibility of “resident enterprise” treatment for the 2012 tax year and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

We face uncertainty from China’s Circular on Strengthening the Administration of Enterprise Income Tax on NonResident Enterprises’ Share Transfer that was released in December 2009 with retroactive effect from January 1, 2008.

The Chinese State Administration of Taxation, or SAT, released a circular on December 15, 2009 that addresses the transfer of shares by nonresident companies, generally referred to as Circular 698. Circular 698, which is effective retroactively to January 1, 2008, may have a significant impact on many companies that use offshore holding companies to invest in China. Circular 698, which provides parties with a short period of time to comply with its requirements, indirectly taxes foreign companies on gains derived from the indirect sale of a Chinese company. Where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise by selling the shares in an offshore holding company, and the latter is located in a country or jurisdiction where the effective tax burden is less than 12.5% or where the offshore income of his, her, or its residents is not taxable, the foreign investor is required to provide the tax authority in charge of that Chinese resident enterprise with the relevant information within 30 days of the transfers. Moreover, where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise through an abuse of form of organization and there are no reasonable commercial purposes such that the corporate income tax liability is avoided, the PRC tax authority will have the power to re-assess the nature of the equity transfer in accordance with PRC’s “substance-over-form” principle and deny the existence of the offshore holding company that is used for tax planning purposes. There is uncertainty as to the application of Circular 698. For example, while the term “indirectly transfer” is not defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax in the country or jurisdiction and to what extent and the process of the disclosure to the tax authority in charge of that Chinese resident enterprise. In addition, there are not any formal declarations with regard to how to decide “abuse of form of organization” and “reasonable commercial purpose,” which can be utilized by us to balance if our Company complies with the Circular 698. As a result, we may become at risk of being taxed under Circular 698 and we may be required to expend valuable resources to comply with Circular 698 or to establish that we should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws, and any determination that we violated these laws could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. We have operations, agreements with third parties, and make most of our sales in China. The PRC also strictly prohibits bribery of government officials. Our activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents, or distributors of our Company, even though they may not always be subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents, or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the U.S. government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price and reputation and could result in a loss of your investment in our stock, especially if such matter cannot be addressed and resolved favorably.

Recently, U.S. public companies that have substantially all of their operations in China, particularly companies like us which have completed so-called reverse merger transactions, have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our Company, our business and our stock price. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation will be costly and time consuming and distract our management from growing our company.

The disclosures in our reports and other filings with the SEC and our other public pronouncements are not subject to the scrutiny of any regulatory bodies in the PRC. Accordingly, our public disclosure should be reviewed in light of that fact.

We file reports with the SEC and our reports and other filings with the SEC are subject to SEC review in accordance with the rules promulgated by the SEC under the Securities Act and the Exchange Act. Unlike public reporting companies whose operations are located primarily in the United States, however, substantially all of our operations are located in China. Since substantially all of our operations and business takes place in China, it may be more difficult for the staff of the SEC to overcome the geographic and cultural obstacles that are present when reviewing our disclosure. These same obstacles are not present for similar companies whose operations or business take place entirely or primarily in the United States. Our SEC reports and other disclosure and public pronouncements are not subject to the review or scrutiny of the China Securities Regulatory Commission or any other PRC regulatory authority. Accordingly, you should review our SEC reports, filings and our other public pronouncements with the understanding that no local regulator has done any due diligence on our company and that none of our SEC reports, other filings or any of our other public pronouncements has been reviewed or otherwise been scrutinized by any local regulator.

Risks Relating to the Market for our Shares

If we were delisted from NASDAQ, we may become subject to the trading complications experienced by “Penny Stocks” in the over-the-counter market.

Delisting from NASDAQ may cause our shares to become the SEC’s “penny stock” rules. The SEC generally defines a penny stock as an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. One such exemption is to be listed on NASDAQ. The market price of our common stock is currently less than $5.00 per share. Therefore, were we to be delisted from NASDAQ, our common stock may become subject to the SEC’s “penny stock” rules. These rules require, among other things, that any broker engaging in a purchase or sale of our securities provide its customers with: (i) a risk disclosure document, (ii) disclosure of market quotations, if any, (iii) disclosure of the compensation of the broker and its salespersons in the transaction and (iv) monthly account statements showing the market values of our securities held in the customer’s accounts. A broker would be required to provide the bid and offer quotations and compensation information before effecting the transaction. This information must be contained on the customer’s confirmation. Generally, brokers are less willing to effect transactions in penny stocks due to these additional delivery requirements. These requirements may make it more difficult for stockholders to purchase or sell our common stock. Because the broker, not us, prepares this information, we would not be able to assure that such information is accurate, complete or current.

Our stock price is, and CNIT BVI’s share price may be, highly volatile, leading to the possibility of its value being depressed at a time when you want to sell your holdings.

The market price of our common stock is volatile, and this volatility may continue. Numerous factors, many of which are beyond our control, may cause the market price of our common stock to fluctuate significantly. These factors include:

  our earnings releases, actual or anticipated changes in our earnings, fluctuations in our operating results or our failure to meet the expectations of financial market analysts and investors;

  changes in financial estimates by us or by any securities analysts who might cover our stock;

  speculation about our business in the press or the investment community;

  significant developments relating to our relationships with our customers or suppliers;

  stock market price and volume fluctuations of other publicly traded companies and, in particular, those that are in the our industries;

  customer demand for our products;

  investor perceptions of the our industry in general and our company in particular;

  the operating and stock performance of comparable companies;

  general economic conditions and trends;

  major catastrophic events;

  announcements by us or our competitors of new products, significant acquisitions, strategic partnerships or divestitures;

  changes in accounting standards, policies, guidance, interpretation or principles;

  loss of external funding sources;

  sales of our common stock, including sales by our directors, officers or significant stockholders; and

  additions or departures of key personnel.

Securities class action litigation is often instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs to us and divert our management’s attention and resources. Moreover, securities markets may from time to time experience significant price and volume fluctuations for reasons unrelated to operating performance of particular companies. For example, in July 2008, the securities markets in the United States, China and other jurisdictions experienced the largest decline in share prices since September 2001. These market fluctuations may adversely affect the price of our common stock and other interests in our company at a time when you want to sell your interest in us.

We do not intend to pay dividends for the foreseeable future.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our shares. Accordingly, investors must be prepared to rely on sales of their shares after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our shares. Any determination to pay dividends in the future will be made at the discretion of our Board of Directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

BUSINESS

For information regarding the business of CNIT, please see CNIT’s annual report on Form 10-K for the fiscal year ended December 31, 2011 and quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2012 included with this proxy statement/prospectus as Annex C and Annex D, respectively (not including their exhibits).

CNIT BVI does not have any operations or assets. Accordingly, a separate discussion of its business is not included in this proxy statement/prospectus.

MARKET FOR OUR COMMON STOCK; DIVIDENDS

Market Information

CNIT’s common stock is traded on NASDAQ under the symbol “CNIT.” CNIT BVI’s ordinary shares are not publicly traded. The following table sets forth the high and low sales prices per share of CNIT’s common stock for the periods indicated. The closing price per share of CNIT’s common stock was $0.98 on June 20, 2012, the last trading date immediately preceding public announcement of the proposed merger. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	Market Prices(1)
	High	Low
Year Ended December 31, 2012
1st Quarter	$1.60	$0.60
2nd Quarter (through June 20, 2012)	1.65	0.82

Year Ended December 31, 2011
1st Quarter	$10.62	$5.06
2nd Quarter	6.02	2.80
3rd Quarter	5.70	1.84
4th Quarter	2.30	1.24

Year Ended December 31, 2010
1st Quarter	$13.60	$9.04
2nd Quarter	14.88	9.26
3rd Quarter	11.96	8.92
4th Quarter	13.56	9.62

(1)

The above table sets forth the range of high and low market prices per share of our common stock as reported by Yahoo! Finance for the periods indicated. Prices have been adjusted to reflect the one-for-two reverse stock split effected on March 1, 2012.

Dividend Policy

To date, CNIT has not paid any cash dividends on its common stock. As a BVI company, CNIT BVI may only declare and pay dividends if the directors of CNIT BVI are satisfied, on reasonable grounds, that immediately after the distribution (i) the value of CNIT BVI’s assets will exceed its liabilities and (ii) CNIT BVI will be able to pay its debts as they fall due. We currently anticipate that CNIT BVI will retain any available funds to finance the growth and operation of its business and we do not anticipate paying any cash dividends in the foreseeable future. Additionally, our cash held in foreign countries may be subject to certain control limitations or repatriation requirements, limiting our ability to use this cash to pay dividends.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following sets forth information about our directors and executive officers:

NAME	AGE	POSITION
Jiang Huai Lin	42	Chairman of the Board, Chief Executive Officer and President
Daniel K. Lee	40	Chief Financial Officer
Zhi Xiong Huang	42	Chief Technology Officer
Yi Fu Liu	38	Chief Marketing Officer
Zhi Qiang Zhao	40	Director and Chief Operating Officer
Yun Sen Huang	65	Director
Qiang Lin	65	Director
Remington C.H. Hu	44	Director

Mr. Jiang Huai Lin. Mr. Lin has been a member of our Board of Directors since September 6, 2006 and he became our Chief Executive Officer and President on October 3, 2006. Mr. Lin has also served as the Chairman and Chief Executive Officer of our subsidiary, IST, since its incorporation in January 2006. During the period from September 2000 to June 2004, Mr. Lin served as the President and Chief Executive Officer of Hong Kong United Development Group, a consolidated enterprise engaging in investment, high technology and education. Before that, during the period from February 1995 through August 2000, Mr. Lin was a Director and the General Manager of Fujian Wild Wolf Electronics Limited, a company engaged in the business of manufacturing electrical consumer products. Mr. Lin holds a Master’s degree in Software Engineering from Wuhan University and a Bachelor’s degree in Industrial Accounting from Xiamen University.

Mr. Daniel K. Lee. Mr. Lee has been our Chief Financial Officer since December 12, 2011. Prior to joining us, he served as a senior investment advisor with PINE Capital, LLC since May 2010. Prior to that, he was chief financial officer of Nutrastar International Inc. (OTCBB: NUIN) from November 2009 to May 2010. Previously, Mr. Lee served as managing partner of CVC Group, a financial and corporate consulting firm to Chinese companies, from December 2007 until November 2009. Earlier in his career, Mr. Lee was senior China equity analyst at Roth Capital Partners, an investment banking firm, from August 2006 to November 2007. From 1999 to 2006, Mr. Lee was an international strategic consultant and a senior financial analyst with the consulting companies SCA International and Zini & Associates. He had previously worked as an equity research analyst with Punk, Ziegel & Co. from 1997 to 1999, and prior to that had worked as a capital market analyst with Morgan Stanley & Co. from 1993 to 1997. Mr. Lee is a Chartered Financial Analyst and a Certified Public Accountant. He received an M.S. Accountancy from the Zicklin School of Business, Baruch College and a B.S. Economics with concentrations in Finance and Multinational Management from The Wharton School of University of Pennsylvania.

Mr. Zhi Xiong Huang. Mr. Huang has been our Chief Technology Officer since September 1, 2008. Prior to that, he served as our Chief Operating Officer from May 10, 2007 and as a member of our Board of Directors from November 28, 2006. Mr. Huang also serves as the President of Shenzhen Zhongtian Technology Development Company Ltd., iASPEC’s subsidiary, since January 2010, and as the Vice-President of IST since its incorporation in January 2006. Since September 2002, he has also been a Vice President of iASPEC, where he supervises iASPEC’s research and development activities and consults on various types of sophisticated, technical issues. Between July 2001 and March 2002, Mr. Huang served as the General Manager of product development of Shenzhen Runsheng Information Systems Company Ltd. and was responsible for overseeing general operations. He holds a B.S. in computer science from Hehai University in China and has over fifteen years’ experience in information systems. Mr. Huang is currently a Director of the Shenzhen Computer Association and is an Expert with the Shenzhen Expert Association, a nonprofit organization.

Mr. Yi Fu Liu. Mr. Liu has been our Chief Marketing Officer since November 2009, when he resigned from the position of Chief Operating Officer. Mr. Liu also served as the President of iASPEC’s subsidiary Wuda Geoinformatics Co., Ltd. since January 2009. Mr. Liu has over ten years’ experience in corporate operations, strategy management and market development. Mr. Liu has served as Deputy General Manager of iASPEC since August 2002, and has been the General Manager of iASPEC since November 2006. Prior to that, Mr. Liu served, from August 1997 to July 2002, as a Senior Sales Manager for Shenzhen Jingpinjia Electronics Company Ltd. Mr. Liu holds a Bachelor’s degree in Electronics Engineering from Zhejiang University.

Mr. Zhi Qiang Zhao. Mr. Zhao has been our Chief Operating Officer since November 2009, when he resigned from the position as Chief Administrative Officer. Mr. Zhao has also served as member of our Board of Directors since September 1, 2008. In addition, Mr. Zhao has served as the General Manager of Huipu Electronics (Shenzhen) Company Ltd., a CNIT subsidiary, since July 2011. Mr. Zhao has extensive experience in corporate administration and human resources management. Mr. Zhao has served as iASPEC’s Human Resource Manager since April 2005, and as its Deputy General Manager since July 2006. Prior to that, Mr. Zhao served, from March 2003 to March 2005, as Supervisor of Human Resources for Foxconn Technology Group. Mr. Zhao holds a Bachelor’s degree in Mechanical and Electrical Engineering from Inner Mongolia University.

Mr. Yun Sen Huang. Mr. Huang has been a member of our Board of Directors since August 10, 2007. Mr. Huang has been a Professor in the School of Information Engineering at Shenzhen University since September 1984. He has been involved in many computer application projects, and has received many awards, including a First Grade Award of Technology Advancement from Sichuan Province, a Second Grade Award of Technology Advancement from Guangdong Province, and a Third Grade Award of Technology Advancement from the Chemical Ministry. Mr. Huang has published eight books in the field of Networks and Multimedia Applications. In addition, Mr. Huang was a founder of the International Software Development (Shenzhen) Co., Ltd, a co-partnership company incorporated by IBM, East Asia Bank, and Shenzhen SDC Company, and its Chairman between 2001-2006. Currently, Mr. Huang is a Director of the Shenzhen Computer Academy, a Vice Director of the Guangdong Province Computer Academy, as well as Executive Director of the China University Computer Basic Education Committee. Mr. Huang holds a Bachelor’s Degree of Electronics Engineering from Tsinghua University. There is no relationship between Mr. Huang and our Chief Operating Officer, Zhi Xiong Huang.

Mr. Qiang Lin. Mr. Lin has been a member of our Board of Directors since August 10, 2007. Mr. Lin has been a Professor in the School of Information Engineering at Shenzhen University since September 2002. From July 1997 to September 2002, Mr. Lin served as the Director of Computer Science and Technology Department at Shenzhen University. Mr. Lin has been engaged in teaching and research in the Computer Applications field for many years. Presently, he is a postgraduate advisor and teacher and focuses his research in the fields of Computer Networks, Information Systems, Databases, and ERP systems. Mr. Lin has published many research papers in China’s Computer Science. He is also the editor-in-chief of Electrical Business Foundation. Mr. Lin has significant research experience in information systems, electronic business, logistics, and image disposal and has successfully developed many computer application systems as a project principal. He has been awarded with a First Grade Award of Software Development from the Chinese Chemical Ministry and a Third Grade Award of Science and Technology Development by Guangdong Province. Mr. Lin holds a Master Degree of Computing Mathematics from Zhongshan University. There is no relationship between Mr. Lin and our Chief Executive Officer, Jiang Huai Lin.

Mr. Remington C.H. Hu. Mr. Hu has been a member of our Board of Directors since October 30, 2009. He is a seasoned executive with more than 16 years of experience in corporate finance and investment management, and is currently the founder and CEO of Tomorrow Capital Limited, a financial advisory firm. Prior to founding Tomorrow Capital Limited, Mr. Hu served from February 2008 to July 2009, as Chief Financial Officer of Yucheng Technologies Limited, a Nasdaq listed top IT solutions and BPO company servicing China’s banking industry, and from August 2004 to August 2007, as China Representative for CVM Capital Partners, LLC, Taiwan’s largest VC affiliated with Taiwan’s largest private equity investment group. Earlier in his career, Mr. Hu founded and served from June 1999 to June 2002, as Chief Financial Officer of eSoon Communications International Corp., a software start-up focusing on the then fast-growing CRM/CTI market served from August 1996 to May 1999, as Vice President of Crimson Asia Capital Holdings, Ltd., formerly Asia’s largest venture capital firm backed by Taiwan’s Chinatrust Financial Group. He began his career at Citibank, NA, as an Assistant Vice President in the Taipei and Hong Kong. Mr. Hu holds a Master’s Degree in Business Administration from the Wharton Business School and a Bachelor’s Degree in Computer Science and Information Engineering from the National Chiao Tung University.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

  been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

  had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

  been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

  been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

  been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

  been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Transactions with Related Persons, Promoters and Certain Control Persons—Transactions with Related Persons,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and beneficial owners of more than 10% of a registered class of our equity securities to file with the SEC statements of ownership and changes in ownership. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Except as set forth below and in our previous reports filed with the SEC, we believe that all of our executive officers, directors and beneficial owners of more than 10% of a registered class of our equity securities complied with the applicable filing requirements during fiscal year 2011 or prior fiscal years.

During fiscal year 2011, a Form 4 was filed late to report one transaction by each of Mr. Jiang Huai Lin, our Chairman, CEO and President, Ms. Jackie You Kazmerzak, our former Chief Financial Officer, Mr. Zhi Xiong Huang, our Chief Technology Officer, Mr. Yi Fu Liu, our Chief Marketing Officer, and Mr. Zhiqiang Zhao, our Director and Chief Operating Officer, due to administrative oversight. A Form 3 required to be filed by Mr. Remington Hu, our Director, prior to fiscal year 2011 was not filed until after the end of fiscal year 2011 due to administrative oversight. In making these statements, we have relied upon examination of the copies of all Section 16(a) forms provided to us and the written representations of our executive officers, directors and beneficial owners of more than 10% of a registered class of our equity securities.

CORPORATE GOVERNANCE

Our current corporate governance practices and policies are designed to promote stockholder value and we are committed to the highest standards of corporate ethics and diligent compliance with financial accounting and reporting rules. Our Board provides independent leadership in the exercise of its responsibilities. Our management oversees a system of internal controls and compliance with corporate policies and applicable laws and regulations, and our employees operate in a climate of responsibility, candor and integrity.

Corporate Governance Guidelines

We and our Board are committed to high standards of corporate governance as an important component in building and maintaining stockholder value. To this end, we regularly review our corporate governance policies and practices to ensure that they are consistent with the high standards of other companies. We also closely monitor guidance issued or proposed by the SEC and the provisions of the Sarbanes-Oxley Act, as well as the emerging best practices of other companies. The current corporate governance guidelines are available on our website at www.chinacnit.com. Printed copies of our corporate governance guidelines may be obtained, without charge, by contacting the Corporate Secretary, China Information Technology, Inc., 21st Floor, Everbright Bank Building, Zhuzilin, Futian District, Shenzhen, Guangdong 518040, China.

The Board and Committees of the Board

CNIT is governed by a Board of Directors that currently consists of five members: Messrs. Jiang Huai Lin, Zhi Qiang Zhao, Yun Sen Huang, Qiang Lin, and Remington C.H. Hu. Our “independent” directors, within the meaning of the NASDAQ Marketplace Rules, are Messrs. Yun Sen Huang, Qiang Lin, and Remington C.H. Hu. All actions of the Board of Directors require the approval of a majority of the directors in attendance at a meeting at which a quorum is present.

The Board has established three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Each of the Audit Committee, Compensation Committee and Governance and Nominating Committee are comprised entirely of independent directors. From time to time, the Board may establish other committees. The Board has adopted a written charter for each of the Committees which are available on the corporate governance page of our website at www.chinacnit.com. Printed copies of these charters may be obtained, without charge, by contacting the Corporate Secretary, China Information Technology, Inc., 21st Floor, Everbright Bank Building, Zhuzilin, Futian District, Shenzhen, Guangdong 518040, China.

Audit Committee and Audit Committee Financial Expert

Our Audit Committee is currently composed of three members: Messrs. Yun Sen Huang, Qiang Lin, and Remington C.H. Hu. Our Board of Directors determined that each member of the Audit Committee meets the independence criteria prescribed by applicable regulation and the rules of the SEC for audit committee membership and is an “independent” director within the meaning of the NASDAQ Marketplace Rules. Each Audit Committee member also meets NASDAQ’s financial literacy requirements. Mr. Hu serves as Chair of the Audit Committee.

Our Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. Our Audit Committee is responsible for, among other things:

  selecting our independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors;

  reviewing with our independent auditors any audit problems or difficulties and management’s response;

  reviewing and approving all proposed related-party transactions;

  discussing the annual audited financial statements with management and our independent auditors;

  reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of significant internal control deficiencies;

  annually reviewing and reassessing the adequacy of our Audit Committee charter;

  meeting separately and periodically with management and our internal and independent auditors;

  reporting regularly to the full Board of Directors; and

  such other matters that are specifically delegated to our Audit Committee by our Board of Directors from time to time.

Our Board of Directors has determined that Mr. Hu is the “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC and also meets NASDAQ’s financial sophistication requirements.

Compensation Committee

Our Compensation Committee is currently composed of three members: Messrs. Yun Sen Huang, Qiang Lin, and Remington C.H. Hu, each of whom is “independent” within the meaning of the NASDAQ Marketplace Rules. Mr. Huang serves as Chair of the Compensation Committee.

Our Compensation Committee assists the Board in reviewing and approving the compensation structure of our directors and executive officers, including all forms of compensation to be provided to our directors and executive officers. Our Chief Executive Officer may not be present at any committee meeting during which his compensation is deliberated.

The Compensation Committee is responsible for, among other things:

  approving and overseeing the compensation package for our executive officers;

  reviewing and making recommendations to the Board with respect to the compensation of our directors;

  reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating the performance of our chief executive officer in light of those goals and objectives, and setting the compensation level of our chief executive officer based on this evaluation; and

  reviewing periodically and making recommendations to the Board regarding any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Governance and Nominating Committee

Our Governance and Nominating Committee is currently composed of three members: Messrs. Yun Sen Huang, Qiang Lin, and Remington C.H. Hu, each of whom is “independent” within the meaning of the NASDAQ Marketplace Rules. Mr. Lin serves as Chair of the Governance and Nominating Committee.

The Governance and Nominating Committee assists the Board in identifying individuals qualified to become our directors and in determining the composition of the Board and its committees.

The Governance and Nominating Committee is responsible for, among other things:

  identifying and recommending to the Board nominees for election or re-election to the Board, or for appointment to fill any vacancy;

  reviewing annually with the Board the current composition of the Board in light of the characteristics of independence, age, skills, experience and availability of service to us;

  identifying and recommending to the Board the directors to serve as members of the Board’s committees; and

  monitoring compliance with our code of ethics.

The procedures by which stockholders may recommend nominees have not changed materially since last year’s proxy statement.

Governance Structure

The Board believes the interests of all stockholders are best served at the present time through a leadership model with a combined Chairman/CEO position. However, the Board retains authority to separate the positions of Chairman and CEO at any time. The current CEO possesses an in-depth knowledge of CNIT, its integrated operations, the evolving public security industry in China, and the array of challenges to be faced, gained through over 22 years of successful experience. The Board believes that these experiences and other insights put the CEO in the best position to provide broad leadership for the Board as it considers strategy and as it exercises its fiduciary responsibilities to its stockholders.

Further, the Board has demonstrated its commitment and ability to provide independent oversight of management. A majority of the Board is comprised of independent directors, and 100% of the Audit Committee, Compensation Committee, and Governance and Nominating committees are independent. Each independent director has access to the CEO and other executives on request, may call meetings of the independent directors, and may request agenda topics to be added or dealt with in more detail at meetings of the full Board or an appropriate Board committee.

We encourage our stockholders to learn more about our governance practices at our website, www.chinacnit.com.

The Board’s Role in Risk Oversight

The Board oversees that our assets are properly safeguarded, that the appropriate financial and other controls are maintained, and that our business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the Board of Directors’ oversight of the various risks facing us. In this regard, the Board seeks to understand and oversee critical business risks. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of our business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for us to be competitive on a global basis and to achieve its objectives.

While the Board oversees risk management, our management is charged with managing risk. We have robust internal processes and a strong internal control environment to identify and manage risks and to communicate with the Board. The Board and the Audit Committee monitor and evaluate the effectiveness of the internal controls and the risk management program at least annually. Management communicates routinely with the Board, Board Committees and individual directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

The Board implements its risk oversight function both as a whole and through Committees. Much of the work is delegated to various Committees, which meet regularly and report back to the full Board. All Committees play significant roles in carrying out the risk oversight function. In particular:

  The Audit Committee oversees risks related to our financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the internal audit function and our ethics programs, including the codes of ethics The Audit Committee members meet separately with representatives of the independent auditing firm.

  The Compensation Committee evaluates the risks and rewards associated with our compensation philosophy and programs. The Compensation Committee reviews and approves compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. Management discusses with the Compensation Committee the procedures that have been put in place to identify and mitigate potential risks in compensation.

Independent Directors

Our Board has determined that the majority of the Board is comprised of “independent directors” within the meaning of applicable NASDAQ Marketplace Rules and Section 301 of the Sarbanes-Oxley Act. Our independent directors are Messrs. Yun Sen Huang, Qiang Lin, and Remington C.H. Hu.

Board, Committee and Annual Meeting Attendance

During fiscal year 2011, the Board held four meetings and acted by written consent ten times. Our Audit Committee, Compensation Committee and Governance and Nominating Committee met or acted by written consent two, one and one times, respectively. In addition, our non-management directors, all of which are independent directors, meet in executive session following Board meetings. Each director attended at least 75% of all Board and applicable committee meetings.

Our directors are expected to attend Board meetings as frequently as necessary to properly discharge their responsibilities and to spend the time needed to prepare for each such meeting. We encourage our directors to attend annual stockholder meetings, but we do not have a formal policy requiring them to do so

Code of Ethics

Our Code of Ethics conforms to the rules and regulations of NASDAQ. The Code of Ethics applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer, and addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, and reporting of violations of the code.

A copy of the Code of Ethics has been filed as Exhibit 14 to our Annual Report on Form 10-K filed on March 31, 2008. Our Code of Ethics is also posted on the corporate governance page of our website at www.chinacnit.com. During the fiscal year ended December 31, 2011, there were no waivers of our Code of Ethics.

Stockholder Communication with the Board

Stockholders may communicate with the Board, including non-management directors, by sending a letter to our Board of Directors, c/o Corporate Secretary, China Information Technology, Inc., 21st Floor, Everbright Bank Building, Zhuzilin, Futian District, Shenzhen, Guangdong 518040, China, for submission to the Board or Committee or to any specific director to whom the correspondence is directed. Stockholders communicating through this means should include with the correspondence evidence, such as documentation from a brokerage firm, that the sender is a current record or beneficial stockholder.

All communications received as set forth above will be opened by the Corporate Secretary or her designee for the sole purpose of determining whether the contents contain a message to one or more of our directors. Any contents that are not advertising materials, promotions of a product or service, patently offensive materials or matters deemed, using reasonable judgment, inappropriate for the Board will be forwarded promptly to the chairman of the Board, the appropriate committee or the specific director, as applicable.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is comprised of three non-employee Directors, each of whom has been determined by the Board to be “independent” under the meaning of Rule 10A-3(b)(1) under the Exchange Act. The Board has determined, based upon an interview of Mr. Remington C.H. Hu and a review of Mr. Hu’s responses to a questionnaire designed to elicit information regarding his experience in accounting and financial matters, that Mr. Hu shall be designated as an “Audit Committee financial expert” within the meaning of Item 401(e) of SEC Regulation S-K, as Mr. Hu has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in his financial sophistication. The Audit Committee assists the Board’s oversight of the integrity of our financial reports, compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, the audit process, and internal controls. The Audit Committee operates pursuant to a written charter adopted by the Board. The Audit Committee is responsible for overseeing the corporate accounting and financing reporting practices, recommending the selection of our registered public accounting firm, reviewing the extent of non-audit services to be performed by the auditors, and reviewing the disclosures made in our periodic financial reports. The Audit Committee also reviews and recommends to the Board that the audited financial statements be included in our Annual Report on Form 10-K.

Following the end of the fiscal year ended December 31, 2011, the Audit Committee (1) reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2011 with management; (2) discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board (United States) Audit Standard AU Section 380 “Communication with Audit Committees” and Rule 2-07 of SEC Regulation S-X; and (3) received the written disclosures and the letter from the independent accountants required the Public Company Accounting Oversight Board and has discussed with the independent accountant its independence.

Based on the review and discussions referred to above, the Audit Committee had recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

/s/ The Audit Committee
Remington C.H. Hu
Yun Sen Huang
Qiang Lin

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

Our executive compensation philosophy is to align the interests of executive management with stockholder interests and with our business strategy and success through an integrated executive compensation program that considers short-term performance, the achievement of long-term strategic goals and growth in total stockholder value. The key elements of our executive compensation philosophy are competitive base salary, annual incentive opportunities and equity participation. Our aggregate compensation package is designed to attract and retain individuals critical to our long-term success, to motivate these persons to perform at their highest levels, and to reward exceptional performance.

The compensation of our executive officers is determined by the Compensation Committee, except that the entire Board makes the final determination as to the compensation of our Chief Executive Officer. The Chief Executive Officer reviews and revises compensation proposals prepared by Human Resources and presents his recommendations to the Compensation Committee for the Committee’s ultimate review and approval. The Chief Executive Officer does not participate in Compensation Committee meetings and is not involved in decisions relating to his own compensation.

Elements of Compensation

We pay each of our named executive officers a base annual salary. Bonuses and equity incentives may also be provided to supplement base salary. The criteria for determining each of these components of compensation is described below. We do not provide retirement benefits and only minimal perquisites except as described below.

Base Salary

Base salary levels for executive officers are set forth in their individual employment agreements, and are reflected in the Summary Compensation Table below. The Compensation Committee considered the total compensation paid by other biopharmaceutical companies in Shenzhen, China to persons holding equivalent positions in setting base salary levels. However, the Compensation Committee did not conduct a peer group compensation analysis or target any particular compensation level in establishing the base salaries for named executive officers.

The Compensation Committee believes that any increases in base salary should be based upon a favorable evaluation of individual performance relative to individual goals, the functioning of the executive’s team within the corporate structure, success in furthering corporate strategy and goals, individual management skills and responsibilities, demonstrated loyalty, and our commitment to attract and retain executives. We expect that our Compensation Committee will reward superior individual and company performance with commensurate cash and other compensation. The Compensation Committee did not increase base salary during fiscal year 2011. Salary will next be reviewed when the Compensation Committee deems appropriate, but the Compensation Committee will not review salary more frequently than on an annual basis.

Bonuses

Executives are eligible to receive a discretionary bonus pursuant to the terms of their respective employment agreements. However, in fiscal 2011 we did not set any performance targets and no discretionary bonuses were paid. If our Compensation Committee determines to do so in the future, bonuses may be paid on an ad hoc basis to recognize superior performance. If the Compensation Committee determines to provide bonus compensation as a regular part of our executive compensation package, it will establish performance goals for each of the executive officers and maximum bonuses that may be earned upon attainment of such performance goals. Some of the components of our key performance appraisal index that we may use to consider in establishing these performance goals include the following: cash flow (accounts receivable, inventory, accounts payable); sales (revenue, accounts receivables collection, gross profit, customer credit management and goods delivery management); costs and expenses (financial costs, manufacturing costs, general and administrative expenses, sales and marketing expenses, research and development costs); and capital expenditures.

Equity Incentives

Prior to June 13, 2012, named executive officers were eligible for equity awards in the form of stock options, stock appreciation rights, performance units, restricted stock, restricted stock units and performance shares under the China

Information Technology, Inc. 2007 Equity Incentive Plan, or the Plan. Equity awards were granted at the discretion of the Compensation Committee. The size of an award to any individual, including named executive officers, depended in part on individual performance, including the components of our key performance appraisal index described above and any other indicators of the impact that such employee’s productivity may have on stockholder value over time. Other factors include salary level and competitive data. In addition, in determining the awards granted to each named executive officer, the Compensation Committee considered the future benefits potentially available to the named executive officers from existing awards. As of June 13, 2012, the Plan terminated in accordance with its terms. Currently, we do not have a program, plan or practice to provide equity incentives to named executive officers or other employees.

We have no program, plan or practice of granting equity awards that coincide with the release by us of material non-public information.

Retirement Benefits

Currently, we do not provide any company-sponsored retirement benefits or deferred compensation programs to any employee, including the named executive officers (other than a mandatory state pension scheme in which all of our employees in China participate) because it is not customary to provide such benefits and programs in China.

Perquisites

Historically, we have provided our named executive officers with minimal perquisites and other personal benefits that we believe are reasonable, such as company car-related benefits. We do not view perquisites as a significant element of compensation, but do believe they can be useful in attracting, motivating and retaining the executive talent for which we compete.

Summary Compensation Table — Fiscal Years Ended December 31, 2011, 2010 and 2009

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officer received total annual salary and bonus compensation in excess of $100,000. All information below this table gives retroactive effect to our one-for-two reverse stock split effected on March 1, 2012.

			Stock
		Salary(1)	Awards(2)	Total
Name and Principal Position	Year	($)	($)	($)
Jiang Huai Lin,	2011	114,280	-	-
Chairman, Chief Executive Officer and President (3)	2010	110,760	114,500	225,260
	2009	58,644	119,000	117,644
Daniel K. Lee,	2011	4,127	-	4,127
Chief Financial Officer (4)	2010	-	-	-
	2009	-	-	-
Jackie You Kazmerzak,	2011	25,000	-	-
former Chief Financial Officer (5)	2010	50,000	137,400	187,400
	2009	12,500	119,000	131,500
Zhi Qiang Zhao,	2011	80,000	-	-
Chief Operating Officer and former Interim Chief Financial Officer (6)	2010	77,520	45,800	123,320
	2009	52,780	59,500	112,280
Zhi Xiong Huang,	2011	79,440	-	-
Chief Technology Officer (7)	2010	76,980	36,640	113,620
	2009	43,983	59,500	103,483
Yi Fu Liu,	2011	95,238	-	-
Chief Marketing Officer (8)	2010	92,304	45,800	138,104
	2009	61,576	59,500	121,076

Narrative Disclosure to Summary Compensation Table

(1)

The amounts reported in this table have been converted from RMB to U.S. dollars based on the average conversion rate between the U.S. dollar and RMB for the applicable fiscal year, or $1.00 to RMB 6.30 (fiscal year 2011 exchange rate), $1.00 to RMB 6.50 (fiscal year 2010 exchange rate), and $1.00 to RMB 6.82 (fiscal year 2009 exchange rate).

(2)

The amounts represented in the stock award column reflect the compensation expense recognized by CNIT in fiscal years 2009, 2010 and 2011 determined pursuant to Statement of Financial Accounting Standards, or SFAS, No. 123 (Revised 2004), “Share-Based Payment,” as superseded by SFAS No. 168 “The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162,” as superseded by The FASB Accounting Standards CodificationTM, or ASC, now included in ASC Topic 718, and no forfeitures are assumed. The value of each restricted stock award was derived by multiplying the closing market price on the date of the grant of the award by the number of shares included in the award. Also see “Grants of Plan- Based Awards” for more detail regarding equity grants to named executive officers in fiscal year 2011.

(3)

Mr. Lin became our Chairman on September 6, 2006 and on October 3, 2006 he became our President and Chief Executive Officer. Prior to that, Mr. Lin was (and continues to be) the Chairman and Chief Executive Officer of our subsidiary, IST. The annual, long term and other compensation shown in this table include the amount Mr. Lin received from IST during the applicable periods. In 2011, Mr. Lin earned RMB 50,000 per month (approximately $7,936) for his services as our Chief Executive Officer and as IST’s Chief Executive Officer and RMB 10,000 (approximately $1,587) per month as the Chairman of our Board of Directors. Mr. Lin earned RMB 50,000 per month (approximately $7,690) for his services as our Chief Executive Officer and as IST’s Chief Executive Officer and RMB 10,000 (approximately $1,540) per month as the Chairman of our Board of Directors during 2010, and earned RMB 28,330 per month (approximately $4,154) as Chief Executive Officer and RMB 5,000 (approximately $733) as the Chairman of our Board of Directors during 2009. In addition, Mr. Lin was granted 10,000 and 12,500 shares of common stock in 2010 and 2011 as compensation for his service in 2009 and 2010, respectively.

(4)

Mr. Lee became our Chief Financial Officer on December 12, 2011. Mr. Lee earned RMB 26,000 (approximately $4,127) as compensation for his services during 2011. Under his employment agreement, he is entitled to RMB 500,000 per year as compensation.

(5)

Ms. Kazmerzak served as our Chief Financial Officer from August 17, 2009 until May 30, 2011. Ms. Kazmerzak earned $5,000 per month for her services as our Chief Financial Officer in 2011, and earned $4,167 per month for her service as our Chief Financial Officer during 2010 and 2009. In addition, Ms. Kazmerzak was granted 10,000 and 15,000 shares of common stock in 2010 and 2011, respectively, as compensation for her service in 2009 and 2010, respectively.

(6)

Mr. Zhao has served as a Director since September 2008 and as our Chief Operating Officer since November 2009, when he resigned from the position of Chief Administrative Officer. He also served as our Interim Chief Financial Officer from August 5, 2011 until December 12, 2011. In addition, Mr. Zhao served as the General Manager of the Company’s subsidiary Huipu Electronics (Shenzhen) Co., Ltd., since July 2011, as Human Resource Manager of iASPEC since April 2005 and as Deputy General Manager of iASPEC since July 2006. In 2011, Mr. Zhao earned RMB 37,000 per month (approximately $5,873) for his service as Chief Operating Officer and President of Huipu Electronics (Shenzhen) Co., Ltd., and RMB 5,000 (approximately $794) as a Director. Mr. Zhao earned RMB 37,000 per month (approximately $5,690) for his service as Chief Operating Officer and RMB 5,000 (approximately $770) as a Director during 2010. Mr. Zhao earned RMB 30,000 per month (approximately $4,400) for his services as our Chief Administrative Officer during 2009. Mr. Zhao was also granted 5,000 shares of common stock in each of 2010 and 2011 as compensation for his service in each of 2009 and 2010.

(7)

Mr. Huang has served as our Chief Technology Officer since September 1, 2008. Mr. Huang has also served as the President of Shenzhen Zhongtian Technology Development Company Ltd., iASPEC’s subsidiary, since January 2010. Mr. Huang earned RMB 41,700 (approximately $6,620) and RMB 41,700 (approximately $6,415) per month during 2011 and 2010 respectively as our Chief Technology Officer and as President of Shenzhen Zhongtian Technology Development Company Ltd. Mr. Huang earned RMB 25,000 per month (approximately $3,668) as our Chief Technology Officer and as IST’s Vice President during 2009. Mr. Huang was also granted 5,000 and 4,000 shares of common stock in 2010 and 2011, respectively, as compensation for his service in 2009 and 2010, respectively.

(8)

Mr. Liu resigned from the position of Chief Operating Officer and was appointed as Chief Marketing Officer in November 2009. Mr. Liu also has served as the President of Wuda Geoinformatics Co., Ltd. since January 2009. Mr. Liu earned RMB 50,000 (approximately $7,936) and RMB 50,000 (approximately $7,692) per month during 2011 and 2010 respectively for his service as Chief Marketing Officer and the President of Wuda Geoinformatics Co., Ltd. Mr. Liu earned RMB 35,000 per month (approximately $5,131) for his services as our Chief Operating Officer during 2009. Mr. Liu was also granted 5,000 shares of common stock in each of 2010 and 2011 as compensation for his service in 2009 and 2010, respectively.

Grants of Plan-Based Awards

The following table sets forth information regarding equity grants under the Plan to named executive officers during the fiscal year ended December 31, 2011. These equity grants were awarded for services performed during the fiscal year ended December 31, 2010. All information in this table gives retroactive effect to our one-for-two reverse stock split effected on March 1, 2012.

		All other stock
		awards: Number	Grant date fair
		of shares of stock	value of stock and
		or units	option awards
Name	Grant Date	(#)	($)
Jiang Huai Lin	February 8, 2011	12,500	9.16
Jackie You Kazmerzak	February 8, 2011	15,000	9.16
Zhi Qiang Zhao	February 8, 2011	5,000	9.16
Zhi Xiong Huang	February 8, 2011	4,000	9.16
Yi Fu Liu	February 8, 2011	5,000	9.16

Outstanding Equity Awards at Fiscal Year End

None of our named executive officers had unexercised stock option awards or unvested stock awards as of December 31, 2011.

Option Exercises and Stock Vested

None of our named executive officers exercised options during the year ended December 31, 2011. The following table sets forth information regarding stock vested for each of our named executive officers on an aggregated basis during the fiscal year ended December 31, 2011. All information in this table gives retroactive effect to our one-for-two reverse stock split effected on March 1, 2012.

	STOCK AWARDS
	Number of
	shares acquired	Value realized on
	on vesting	vesting
Name	(#)	($)
Jiang Huai Lin	12,500	114,500
Jackie You Kazmerzak	15,000	137,400
Zhi Qiang Zhao	5,000	45,800
Zhi Xiong Huang	4,000	36,640
Yi Fu Liu	5,000	45,800

Pension Benefits

No named executive officer received or held pension benefits during the fiscal year ended December 31, 2011.

Nonqualified Deferred Compensation

No nonqualified deferred compensation was offered or issued to any named executive officer during the fiscal year ended December 31, 2011.

Potential Payments upon Termination or Change in Control

Our named executive officers are not entitled to severance payments upon the termination of their employment agreements or following a change in control.

Compensation of Directors

The following table sets forth the total compensation earned by our directors during fiscal year ended December 31, 2011:

	Fees earned or
	paid in cash	Total
Name	($)	($)
Jiang Huai Lin	19,044	19,044
Zhi Qiang Zhao	9,522	9,522
Qiang Lin	5,714	5,714
Yun Sen Huang	5,714	5,714
Remington C.H. Hu	18,000	18,000

Narrative to Director Compensation Table

Mr. Jiang Huai Lin earns RMB 10,000 per month (approximately $1,587) for his services as the Chairman of our Board of Directors and Mr. Zhao earns RMB 5,000 per month (approximately $794) for his services as a member of our Board of Directors.

Our independent directors, Messrs Yun Sen Huang, Qiang Lin and Remington C.H. Hu, have all entered into our form of independent director agreement. Under the terms of their agreements, Mr. Yun Sen Huang earns RMB 3,000 per month (approximately $476), Mr. Qiang Lin earns RMB 3,000 per month (approximately $476), and Mr. Hu earns $1,500 per month as compensation for their services as independent directors.

All of our directors are reimbursed for pre-approved reasonable business-related expenses incurred in good faith in the performance of their duties for our Company.

Compensation Committee Interlocks and Insider Participation

Messrs. Yun Sen Huang, Qiang Lin and Remington C.H. Hu served on the Compensation Committee during the fiscal year ended December 31, 2011. None of them was an employee, an officer, or former officer of CNIT. No member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K during the fiscal year ended December 31, 2011. None of our executive officers has served on the Board of Directors or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on our Board or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement/prospectus.

/s/ The Compensation Committee
Yun Sen Huang
Qiang Lin
Remington C.H. Hu

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of June 19, 2012 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of CNIT, 21st Floor, Everbright Bank Building, Zhuzilin, Shenzhen 518040, China. All information in and below this table gives retroactive effect to our one-for-two reverse stock split effected on March 1, 2012.

			Amount and
			Nature of	Percent
Name and Address of Beneficial			Beneficial	of
Owner	Office, If Any	Title of Class	Ownership(1)	Class(2)
Officers and Directors
Jiang Huai Lin	Chairman, CEO and President	Common Stock	12,222,577	45.3%
Daniel K. Lee	Chief Financial Officer	Common Stock	0	*
Zhi Xiong Huang	Chief Technology Officer	Common Stock	9,000	*
Yi Fu Liu	Chief Marketing Officer	Common Stock	17,500	*
Zhi Qiang Zhao	Director, Chief Operating Officer	Common Stock	17,500	*
Yun Sen Huang	Director	Common Stock	0	*
Qiang Lin	Director	Common Stock	0	*
Remington Hu	Director	Common Stock	0	*
All officers and directors as a group		Common Stock	12,266,577	45.4%
(8 persons named above)
5% Security Holders
Jiang Huai Lin		Common Stock	12,222,577	45.3%
Adam Benowitz (3)		Common Stock	1,737,035	6.4%
20 West 55th Street, 5th Fl.
New York, NY 10019
Sansar Capital Asia Pte. Ltd. (4)		Common Stock	1,617,326	6.0%
16 Raffles Quay #40-02
Hong Leong Building
Singapore, Singapore 048581
Sansar Capital Management, L.L.C. (4)		Common Stock	1,617,326	6.0%
16 Raffles Quay #40-02
Hong Leong Building
Singapore, Singapore 048581
Sanjay Motwani (4)		Common Stock	1,617,326	6.0%
16 Raffles Quay #40-02
Hong Leong Building
Singapore, Singapore 048581
Fosun International Limited (5)		Common Stock	2,614,212	9.7%
Room 808, ICBC Tower
3 Garden Road, Central
Hong Kong, China
Guo Guangchang (5)		Common Stock	2,614,212	9.7%
Room 808, ICBC Tower
3 Garden Road, Central
Hong Kong, China
* Less than 1%

(1)

Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to our common stock.

(2)

As of June 19, 2012, a total of 27,007,608 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each Beneficial Owner above, any securities that are exercisable or convertible within 60 days have been included in the denominator.

(3)

Includes 700,000 shares of our common stock held by Vision Opportunity Master Fund, Ltd., a Cayman Islands company, and 1,037,035 shares of our common stock held by Vision Opportunity China LP, a limited partnership organized under the laws of Guernsey. Mr. Benowitz exercises investment discretion and control over these shares and may be deemed to be the beneficial owner thereof.

(4)

All of the shares of common stock beneficially owned by Sansar Capital Management, L.L.C. and Sansar Capital Asia Pte. Ltd. are directly held by a fund to which Sansar Capital Management, L.L.C. and Sansar Capital Asia Pte. Ltd. act as investment advisors. Sanjay Motwani is the managing member of Sansar Family I, L.L.C., which is the managing member of Sansar Capital Management, L.L.C. Sansar Capital Asia L.P. is the sole shareholder of Sansar Capital Asia Pte. Ltd. and Sansar International L.L.C. is the general partner of Sansar Capital Asia, L.P. Sanjay Motwani is the managing member of Sansar International L.L.C.

(5)

Fosun International Limited is a majority-owned subsidiary of Fosun Holdings Limited, which in turn is a wholly-owned subsidiary of Fosun International Holdings Ltd.. Fosun International Holdings Ltd. is controlled by Mr. Guo Guangchang, who is also the Executive Director and Chairman of the Board of Fosun International Limited.

There are no arrangements known to us, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of CNIT.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS
AND CERTAIN CONTROL PERSONS

Transactions with Related Persons

The following includes a summary of transactions since the beginning of the 2010 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds $120,000 and in which any related person had or will have a direct or indirect material interest (other than compensation described above under the heading “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions. Share information included in this section gives retroactive effect to our one-for-two reverse stock split effected on March 1, 2012.

  Approximately 8% of Xiamen Yili Geo Information Technology Co., Ltd., or Yili, is owned by Wuda Geoinformatics Co., Ltd., or Geo, iASPEC’s subsidiary. As December 31, 2010, December 31, 2011, and March 31, 2012, Yili had an outstanding balance due to Geo of $137,289, $22,823 and $239,569, respectively, consisting of accounts receivable from sales.

  Shenzhen Kewen Information Technology Co., Ltd., or Kewen, is a private company owned by Mr. Qi Danfeng, who is Chief Executive Officer of Shenzhen Zhongtian Technology Development Company Ltd., or Zhongtian, iASPEC’s subsidiary. Prior to our purchase of Zhongtian, Kewen routinely purchased software from Zhongtian and at December 31, 2010 and 2011, accounts receivable from Kewen was $193,587 and zero, respectively. Amounts earned from Yili and Kewen during the years ended December 31, 2010 and 2011 and the three months ended March 31, 2011 and 2012 were as follows:

	Year Ended December 31,		Three Months Ended March 31,
	2010	2011	2011	2012
Revenue	$630,975	$14,334	$14,079	$248,908
Cost of sales	(247,892)	-	-	(147,821)
Gross profit	$383,083	$14,334	$14,079	$101,087

  Shenzhen Information Security Investment and Development Co., Ltd., or ISID, was a company under the control of Mr. Lin and a balance of $697,820 due to ISID represented advances from ISID to us as of December 31, 2010. These advances are non-interest bearing and due on demand. As Mr Lin transferred control of ISID to a non- affiliated third party during the year 2011, ISID was not our related company as of December 31, 2011.

  Approximately 9% of Wuhan Geo Navigation and Communication Technology Co., Ltd., or Geo Navigation, is owned by Geo. Geo Navigation has made non-interest bearing cash advances to Geo, and at December 31, 2010, December 31, 2011 and March 31, 2012, a balance of $596,046, $593,617 and $621,835, respectively, remained outstanding. We intend to repay this balance as soon as practicable.

  On January 7, 2010, Mr. Jiang Huai Lin, our Chairman, Chief Executive Officer and President, consummated a secondary offering to certain accredited investors of 800,000 shares of our common stock owned by him, for an aggregate purchase price of $9.84 million, or $12.30 per share. The secondary offering was consummated concurrently with our closing of a primary offering of our securities on the same date. Mr. Lin paid his pro rata share of the offering costs and we did not receive any proceeds from the secondary offering of Mr. Lin’s shares.

  On January 14, 2010, Mr. Lin loaned a total of $5 million to us from the proceeds of the sale of his shares for use for general corporate purposes and working capital. In consideration of the loan from Mr. Lin, our Board of Directors approved the issuance and delivery of a one-year, non-interest bearing, convertible promissory note to Mr. Lin, in the principal amount of $5 million. The note was due and payable on January 14, 2011, and was convertible into shares of our common stock at a conversion price of $11.76 per share (the per share closing price on the trading day prior to the delivery date of the note). On March 25, 2010, Mr. Lin surrendered the note and we issued a replacement note, in the principal amount of $6,000,000, to reflect the principal amount of the original note as well as an additional loan of $1,000,000 made to us on March 25, 2010. The new additional loan of $1,000,000 was repaid on April 7, 2010. The new note omitted the conversion feature that was contained in the original note and was non-interest bearing. The maturity date of the new note was March 5, 2012 and we were permitted to prepay all or any part of the amounts outstanding under this note at any time before the maturity date without the express written consent of Mr. Lin. In accounting for the new note, we accrued an interest expense at an interest rate of 5% per annum, which is the market interest rate for USD denominated 2-year loans in China. The imputed interest for the year ended December 31, 2010 was $187,500 and was recognized as capital contribution by the shareholder. On August 16, 2011, we and Mr. Lin agreed to an amended and restated promissory note to replace the note that was issued on March 25, 2010. Under the note issued on March 25, 2010, the loan was not permitted to be repaid by conversion of the loan balance into shares of common stock. Pursuant to the amended and restated note, the loan balance could be repaid by conversion of the balance into shares of common stock at a conversion price of $5.40 per share. On August 16, 2011, Mr. Lin exercised this conversion right, and therefore agreed to receive a total of 925,926 shares of common stock in lieu of cash repayment under the amended and restated note.

  Rental expenses from renting buildings and offices from Mr. Lin during the years ended December 31, 2010 and 2011, and during the three months ended March 31, 2011 and 2012, were $110,795 and $248,653, and $57,000 and $68,000, respectively.

Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Policies and Procedures Relating to Transactions with Related Persons

Our current written policies and procedures for review, approval or ratification of relationships or transactions with related persons are set forth in our Code of Ethics, our Audit Committee Charter and our Governance and Nominating Committee Charter.

Our Board of Directors monitors and manages potential conflicts of interest of management and the Board and assumes other responsibilities as may be required from time to time. As permitted under our bylaw, the Board has delegated some of these responsibilities to the Board’s Audit Committee and Governance and Nominating Committee. Our Audit Committee Charter provides that the Audit Committee is responsible for establishing procedures for the approval of and approve our entry into any and all related party transactions between us and any executive officer or director that would potentially require disclosure pursuant to Item 404 of Regulation S-K. The Audit Committee Charter also mandates that the Audit Committee must approve our entry into any such related party transaction. Our Governance and Nominating Committee Charter provides that the Governance and Nominating Committee is responsible for reviewing and assessing the adequacy of our Code of Ethics and other internal policies and guidelines and monitor whether the principles described therein are being incorporated into our culture and business practices.

Our Code of Ethics provides a number of specific procedures, requirements, and prohibitions relating to related party transactions. It prohibits directors, officers and employees from accepting simultaneous employment with a supplier, customer, developer, or competitor, or from taking part in any activity that enhances or supports a competitor’s position. All directors, officers and employees must disclose to us any interest that may conflict with us. A director, officer and employee may accept a position as a director of another company only if he or she obtains approval from the Board of Directors; the other company does not compete with us; and any compensation received in this capacity is commensurate with its responsibilities.

Our Code of Ethics generally requires our directors, officers, and employees to avoid conducting our business with a relative or significant other, or with a business in which a relative or significant other is associated in any significant manner. Where a director, officer or employee believes that such a transaction is unavoidable, he or she must fully disclose it to our Chief Executive Officer. If the Chief Executive Officer deems it material, the Governance and Nominating Committee must review and provide advance written approval for such transactions. The Board subsequently reassigned part of this responsibility to the Audit Committee pursuant to the Audit Committee Charter. The most significant related party transactions, especially those involving our directors or executive officers, must be reviewed and approved in writing in advance by our Board of Directors. The Board also delegated part of this function to the Audit Committee under the Audit Committee Charter, as explained above. We must report all such material related party transactions under applicable accounting rules, federal securities laws, SEC rules and regulations, and securities market rules. Any dealings with a related party must be conducted in such a way that no preferential treatment is given.

In addition, our Code of Ethics discourages the employment of relatives and significant others in positions or assignments within the same department and prohibits the employment of such persons in positions that have influence (e.g., an auditing or control relationship, or a supervisor/subordinate relationship). Our Human Resources department is primarily responsible for administering this aspect of our related party transactions policy. If any covered relationship develops or exists between two employees, the senior employee must advise his or her supervisor. We may separate the employees either by reassignment or termination, if necessary.

Our Code of Ethics permits waivers of the above policies and procedures as to directors or executive officers only if they are approved in writing by the Board of Directors and promptly disclosed. Any waiver with respect to any employee, agent or contractor must be approved in writing by the Company. Under its Charter, our Governance and Nominating Committee is also responsible for reviewing requests for any waivers and recommending to the Board whether a particular request should be granted.

Any type of related party transaction not expressly covered by the above policies and procedures is subject to the review and approval of our Board of Directors.

There were no related party transactions since the beginning of the 2010 fiscal year for which our policies and procedures did not require review, approval or ratification, or where our policies and procedures were not followed.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board is responsible for establishing broad corporate policies and monitoring our overall performance. It selects our executive officers, delegates authority for the conduct of our day-to-day operations to those officers, and monitors their performance. Members of the Board keep themselves informed of our business by participating in Board and Committee meetings, by reviewing analyses and reports, and through discussions with the Chairman and other officers.

See “Corporate Governance—The Board and Committees of the Board—Governance and Nominating Committee” above for a discussion of the process for selecting directors.

There are currently five directors serving on the Board. At the Annual Meeting, five directors will be elected. The individuals who have been nominated for election to the Board at the Annual Meeting are listed in the table below. Each of the nominees is a current director.

If, as a result of circumstances not now known or foreseen, any of the nominees is unavailable to serve as a nominee for director at the time of the Annual Meeting, the holders of the proxies solicited by this proxy statement/prospectus may vote those proxies either (i) for the election of a substitute nominee who will be designated by the proxy holders or by the present Board or (ii) for the balance of the nominees, leaving a vacancy. Alternatively, the size of the Board may be reduced accordingly. The Board has no reason to believe that any of the nominees will be unwilling or unable to serve, if elected as a director. The five nominees for election as directors are uncontested. In uncontested elections, directors are elected by plurality of the votes cast at the Annual Meeting. Proxies submitted on the accompanying proxy card will be voted for the election of the nominees listed below, unless the proxy card is marked otherwise.

The Board of Directors recommends a vote FOR the election of the nominees listed below.

Director Nominees

The names, the positions and the ages as of the Record Date of the individuals who are our nominees for election as directors are:

Name	Age	Position with the Company	Term as Director
Jiang Huai Lin	42	Chairman, Chief Executive Officer and President	September 6, 2006 – Present
Zhi Qiang Zhao	40	Director and Chief Operating Officer	September 1, 2008 – Present
Yun Sen Huang	65	Director	August 10, 2007 – Present
Qiang Lin	65	Director	August 10, 2007 – Present
Remington C.H. Hu	44	Director	October 30, 2009 – Present

For information as to the shares of the common stock held by each nominee, see “Security Ownership of Certain Beneficial Owners and Management” above. See “Directors and Executive Officers” above for biographical summaries for each of our director nominees.

All directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified. There are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions. No nominee, member of the Board of Directors or executive officer is related to any other nominee, member of the Board of Directors or executive officer.

Director Qualifications - General

Directors are responsible for overseeing our business consistent with their fiduciary duty to shareowners. This significant responsibility requires highly-skilled individuals with various qualities, attributes and professional experience. The Board believes that there are general requirements for service on our Board of Directors that are applicable to all Directors and that there are other skills and experience that should be represented on the Board as a whole but not necessarily by each Director. The Board and the Governance and Nominating Committee of the Board consider the qualifications of Directors and Director candidates individually and in the broader context of the Board’s overall composition and our current and future needs.

Qualifications for All Directors

In its assessment of each potential candidate, including those recommended by shareowners, the Governance and Nominating Committee considers the nominee’s judgment, integrity, experience, independence, understanding of our business or other related industries and such other factors the Governance and Nominating Committee determines are pertinent in light of the current needs of the Board. The Governance and Nominating Committee also takes into account the ability of a Director to devote the time and effort necessary to fulfill his or her responsibilities to us.

The Board and the Governance and Nominating Committee require that each Director be a recognized person of high integrity with a proven record of success in his or her field. Each Director must demonstrate innovative thinking, familiarity with and respect for corporate governance requirements and practices, an appreciation of multiple cultures and a commitment to sustainability and to dealing responsibly with social issues. In addition to the qualifications required of all Directors, the Board assesses intangible qualities including the individual’s ability to ask difficult questions and, simultaneously, to work collegially.

The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

Qualifications, Attributes, Skills and Experience to be Represented on the Board as a Whole

The Board has identified particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole, in light of our current needs and business priorities. We are a NASDAQ listed company that offers products and services in the information technology industry in China. Therefore, the Board believes that a diversity of professional experiences in the information technology industry, specific knowledge of key geographic growth areas, and knowledge of U.S. capital markets and of U.S. accounting and financial reporting standards should be represented on the Board. In addition, the market in which we compete is characterized by rapid technological change, evolving industry standards, introductions of new products, and changes in customer demands that can render existing products obsolete and unmarketable. Our future success depends upon our ability to address the increasingly sophisticated needs of our customers by supporting existing and emerging hardware, software, database, and networking platforms and by developing and introducing enhancements to our existing products and new products on a timely basis that keep pace with technological developments, evolving industry standards, and changing customer requirements, through strong focus on research and development. Therefore, the Board believes that academic and professional experience in research and development in the information technology industry should also be represented on the Board.

Summary of Qualifications of Nominees for Director

Set forth below is a narrative disclosure that summarizes some of the specific qualifications, attributes, skills and experiences of our directors. For more detailed information, please refer to the biographical information for each director set forth above.

Mr. Jiang Huai Lin. Mr. Lin is the co-founder of CNIT. He served as Chairman and Chief Executive Officer of our oldest subsidiary, IST, since its incorporation in January 2006, and is also the co-founder and sole stockholder of iASPEC. He has prior experience with an enterprise engaged in investment in high technology and consumer electronics. Mr. Lin contributes invaluable long-term knowledge of our business and operations and knowledge of the information technology industry in China.

Mr. Zhi Qiang Zhao. Mr. Zhao has 6 years’ experience as Administrative and Human Resources Director of iASPEC. He also has prior experience as Human Resources Supervisor for another technology company, Foxconn Technology Group. Mr. Zao’s experience in corporate operations and integrations, strategy planning and human resources management provides invaluable operational perspective to the Board.

Mr. Yun Sen Huang. Mr. Huang has served as a Professor at Shenzhen University’s School of Information Engineering since September 1984 and is the recipient of many industry accolades, including First Grade Award of Technology Advancement from Sichuan province, Second Grade Award of Technology Advancement from Guangdong province, and Third Grade Award of Technology Advancement from the Chemical Ministry. He has published eight books in the field of Networks and Multimedia Applications. He was a co-founder and Chairman from 2001 – 2006 of the International Software Development (Shenzhen) Co., Ltd., a co-partnership company incorporated by IBM, East Asia Bank and the Shenzhen SDC Company. Mr. Huang’s experiences provides invaluable industry research and development perspective to the Board.

Mr. Qiang Lin. Mr. Lin has served as a Professor at Shenzhen University’s School of Information Engineering since September 2002 and is a Director of its Computer Science and Technology Department. He has been engaged in teaching and research in the Computer Applications for many years and currently focuses his research in the fields of Computer Networks, Information Systems, Database, and ERP systems. He serves as editor in chief of Electrical Business Foundation, an industry publication, and has published many research papers regarding computer science in China. He has done significant research experience in information systems, electronic business, logistics, and image disposal and successful development of many computer application systems as a project principal. He holds Master’s Degree of Computing Mathematics from Zhongshan University and has been the recipient of many industry accolades, including a First Grade Award of Software Development from the Chinese Chemical Ministry and a Third Grade Award of Science and Technology Development by Guangdong province. Mr. Lin’s experiences provides invaluable industry research and development perspective to the Board.

Mr. Remington C.H. Hu. Mr. Hu has more than 17 years of experience in corporate finance and investment management. He is the founder and CEO of Tomorrow Capital Limited, a financial advisory firm, and is the former CFO of Yucheng Technologies Limited, a Nasdaq listed, IT solutions company servicing China’s banking industry, former CFO of eSoon Communications International Corp., a software start-up focusing on the CRM/CTI market, former VP of Crimson Asia Capital Holdings, Ltd., formerly Asia’s largest venture capital firm backed by Taiwan’s Chinatrust Financial Group and former Assistant VP for Citibank, NA in Taipei and Hong Kong. He also served as China Representative for CVM Capital Partners, LLC, Taiwan’s largest VC affiliated with Taiwan’s largest private equity investment group. Mr Hu holds an MBA from the Wharton Business School and a BA, Computer Science and Information Engineering from the National Chiao Tung University. Mr. Hu’s experience in global capital markets and his educational background provides invaluable diversity and perspective to the Board.

..

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected GHP Horwath, P.C. to serve as the independent registered public accounting firm of CNIT for the fiscal year ending December 31, 2012. GHP Horwath, P.C. was CNIT’s independent registered public accounting firm for the fiscal year ended December 31, 2011.

We are asking our stockholders to ratify the selection of GHP Horwath, P.C. as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of GHP Horwath, P.C. to our stockholders for ratification as a matter of good corporate practice. In the event our stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment.

We have been advised by GHP Horwath, P.C. that neither the firm nor any of its associates had any relationship with CNIT other than the usual relationship that exists between independent registered public accounting firms and their clients during the last fiscal year. Representatives of GHP Horwath, P.C. are expected to attend the Annual Meeting with the opportunity to make a statement and/or respond to appropriate questions from shareholders present at the Annual Meeting.

Independent Registered Public Accounting Firm’s Fees

The following is a summary of the fees billed to CNIT for professional services rendered for the fiscal years ended December 31, 2011 and 2010:

	Year Ended December 31,
	2011	2010
Audit Fees	$569,874	$526,633
Audit-Related Fees	-	-
Tax Fees	25,000	20,000
All Other Fees	-	-
TOTAL	$594,874	$546,633

“Audit Fees” consisted of fees billed for professional services rendered by the principal accountant for the audit of our annual financial statements and review of the financial statements included in our Form 10-K and 10-Q for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

“Audit-Related Fees” consisted of fees billed for assurance and related services by the principal accountant that were reasonably related to the performance of the audit or review of our financial statements and are not reported under the paragraph captioned “Audit Fees” above.

“Tax Fees” consisted of fees billed for professional services rendered by the principal accountant for tax returns preparation.

“All Other Fees” consisted of fees billed for products and services provided by the principal accountant, other than the services reported above.

Pre-Approval Policies and Procedures

Under the Sarbanes-Oxley Act, all audit and non-audit services performed by our auditors must be approved in advance by our Board to assure that such services do not impair the auditors’ independence from us. In accordance with its policies and procedures, our Board pre-approved the audit service performed by GHP Horwath, P.C. for our financial statements as of and for the year ended December 31, 2011.

The Board of Directors recommends a vote FOR ratification of the selection of GHP Horwath, P.C. as CNIT’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement/prospectus in accordance with the SEC’s rules.

Our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, business unit goals, corporate goals, and the realization of increased stockholder value.

Our Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement/prospectus. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote for the approval of the compensation of the named executive officers, as disclosed in this proxy statement/prospectus pursuant to the compensation disclosure rules of the SEC.

The say-on-pay vote is advisory, and therefore not binding on CNIT, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement/prospectus, they will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement/prospectus pursuant to the compensation disclosure rules of the SEC.

PROPOSAL 4: APPROVAL OF THE MERGER AGREEMENT

The following includes a brief summary of the material provisions of the Merger Agreement, a copy of which is attached as Annex A and incorporated by reference into this proxy statement/prospectus. We encourage you to read the Merger Agreement in its entirety for a more complete description of the merger. In the event of any discrepancy between the terms of the Merger Agreement and the following summary, the Merger Agreement will control.

Introduction

The Merger Agreement you are being asked to adopt at the Annual Meeting provides for a merger that would result in your shares of CNIT common stock being converted into the right to receive an equal number of ordinary shares in the capital of CNIT BVI, a company incorporated under the laws of the BVI. Under the Merger Agreement, Merger Sub, a wholly owned subsidiary of CNIT BVI, which itself is currently a wholly owned subsidiary of CNIT, will merge with and into CNIT, with CNIT surviving the merger as a wholly owned subsidiary of CNIT BVI. If the Merger Agreement is adopted by the stockholders, we anticipate that the merger will become effective at 4:30 p.m., Eastern Time, on , 2012. Following the merger, CNIT BVI, together with its subsidiaries, will own and continue to conduct our business in substantially the same manner as is currently being conducted by CNIT and its subsidiaries. Immediately following the merger, you will own an interest in CNIT BVI, which will be managed by the same Board of Directors and executive officers that managed CNIT immediately prior to the merger. Additionally, the consolidated assets and employees of CNIT BVI will be the same as those of CNIT immediately prior to the merger.

The Parties to the Merger

CNIT is a leading provider of information and display technologies in the PRC. We provide a broad portfolio of software, hardware and fully integrated solutions to customers in a variety of technology sectors including Geographic Information Systems, Digital Public Security Technologies, Digital Hospital Information Systems, education, media, and consumer products. We were founded in 1993 and are headquartered in Shenzhen, China. We are currently subject to SEC and other disclosure obligations in the United States.

Our customers are mostly public sector entities that use our products and services to improve the service quality and management level and efficiency of public security, traffic control, fire control, medical rescue, border control, and surveying and mapping. Our typical customers include some of the most important governmental departments in China, including the Ministry of Public Security, the public security, fire fighting, traffic and police departments of several provinces, the Shenzhen General Station of Exit and Entry Frontier Inspection, and several provincial personnel, urban planning, civil administration, land resource, and mapping and surveying bureaus. Over the past several years, we have diversified our customer base beyond our local reach. In the future, we expect to continually expand our market and product offerings in the public and other sectors, through geographic expansion and enhancement of our technical capabilities.

CNIT BVI is a newly formed company incorporated under the laws of the BVI and currently a wholly owned subsidiary of CNIT. CNIT BVI does not have a significant amount of assets or liabilities and has not engaged in any business since its formation other than activities associated with its anticipated participation in the merger. Following the merger, CNIT BVI, together with its subsidiaries, will own and continue to conduct our business in substantially the same manner as is currently being conducted by CNIT and its subsidiaries.

Merger Sub is a newly formed Nevada corporation and currently a wholly owned subsidiary of CNIT BVI. Merger Sub does not have a significant amount of assets or liabilities and has not engaged in any business since its formation other than activities associated with its anticipated participation in the merger.

The principal executive offices of each of CNIT, CNIT BVI and Merger Sub are located at 21st Floor, Everbright Bank Building, Zhuzilin, Futian District, Shenzhen, Guangdong 518040, China, and the telephone number of each company is (+86) 755 -8370-8333.

Background and Reasons for the Merger

We believe the merger, which would change our place of incorporation from the United States to the BVI, would be in the best interests of our stockholders and would allow us to reduce operational, administrative, legal and accounting costs over the long term.

We currently have very limited operations in the United States and we believe there is no particular business reason to remain a company incorporated, and to maintain key corporate functions, in the United States. We believe that by reincorporating to a jurisdiction outside the United States, we will be able to qualify as a “foreign private issuer” under the rules and regulations of the SEC and thereby reduce our operational, administrative, legal and accounting costs. We have chosen to reorganize under the laws of the BVI because of its political and economic stability, effective judicial system, absence of exchange control or currency restrictions and availability of professional and support services. We could have selected a different jurisdiction outside of the United States, but we believe many non-Chinese companies operating in China are incorporated in the BVI and as a result many of our current and potential strategic partners have substantial experience doing business with BVI companies and corporate structures. We also believe that being incorporated in the BVI could provide us with additional flexibility to pursue listings on international stock exchanges, such as the Hong Kong Stock Exchange, should we desire to do so in the future.

As noted, following the completion of the merger, CNIT BVI is expected to qualify as a “foreign private issuer” under the rules and regulations of the SEC and we expect that the reduced reporting obligations associated with being a foreign private issuer will reduce operational, administrative, legal and accounting costs in the long term. CNIT BVI will remain subject to the mandates of the Sarbanes-Oxley Act, and, as long as CNIT BVI’s ordinary shares are listed on NASDAQ, the governance and disclosure rules of that stock exchange. However, as a foreign private issuer, CNIT BVI will be exempt from certain rules under the Exchange Act that would otherwise apply if CNIT BVI were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer. For example:

  CNIT BVI may include in its SEC filings financial statements prepared in accordance with U.S. GAAP or with IFRS as issued by the IASB without reconciliation to U.S. GAAP;

  CNIT BVI will not be required to provide as many Exchange Act reports, or as frequently or as promptly, as U.S. companies with securities registered under the Exchange Act. For example, CNIT BVI will not be required to file current reports on Form 8-K within four business days from the occurrence of specific material events. Instead, CNIT BVI will need to promptly furnish reports on Form 6-K any information that CNIT BVI (a) makes or is required to make public under the laws of the BVI, (b) files or is required to file under the rules of any stock exchange or (iii) otherwise distributes or is required to distribute to its shareholders. Unlike Form 8-K, there is no precise deadline by which Form 6-K must be furnished. In addition, CNIT BVI will not be required to file its annual report on Form 10-K, which may be due as soon as 60 days after its fiscal year end. As a foreign private issuer, CNIT BVI will be required to file an annual report on Form 20-F within four months after its fiscal year end;

  CNIT BVI will not be required to provide the same level of disclosure on certain issues, such as executive compensation;

  CNIT BVI will not be required to conduct advisory votes on executive compensation;

  CNIT BVI will be exempt from filing quarterly reports under the Exchange Act with the SEC;

  CNIT BVI will not be subject to the requirement to comply with Regulation FD, which imposes certain restrictions on the selected disclosure of material information;

  CNIT BVI will not be required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

  CNIT BVI will not be required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

CNIT BVI expects to take advantage of these exemptions if the merger is effected. Accordingly, after the completion of the merger, if you hold CNIT BVI securities, you may receive less information about CNIT BVI and its business than you currently receive with respect to CNIT and be afforded less protection under the U.S. federal securities laws than you are entitled to currently. However, consistent with our policy of seeking input from, and engaging in discussions with, our stockholders, on executive compensation matters, CNIT BVI intends to provide disclosure relating to its executive compensation philosophy, policies and practices and conduct an advisory vote on executive compensation once every year after the merger is effected. However, CNIT BVI expects to review this practice after the next such advisory vote and may at that time or in the future determine not to provide such non-mandatory executive compensation disclosure and conduct such advisory votes more or less frequently or to not conduct them at all.

Additionally, as a foreign private issuer, CNIT BVI will be permitted to follow corporate governance practices in accordance with BVI laws in lieu of certain NASDAQ corporate governance standards, such as the following NASDAQ corporate governance standards requiring that:

  the majority of the Board of Directors be comprised of independent directors;

  executive compensation be determined by independent directors or a committee of independent directors;

  director nominees be selected, or recommended for selection by the Board of Directors, by independent directors or a committee of independent directors;

  an audit committee be comprised of at least three members, each of whom is an independent director and one of whom has finance and accounting experience; and

  all related party transactions be reviewed by the audit committee or another independent body of the Board of Directors.

Maples and Calder, our BVI counsel, has advised us that there are no comparable BVI laws related to the above corporate governance standards. Notwithstanding the foregoing, we do not intend to initially rely on NASDAQ exemptions or accommodations for foreign private issuers following the merger.

We believe the merger and the related reorganization will enhance stockholder value. However, we cannot predict what impact, if any, the merger and reorganization will have in the long term in light of the fact that the achievement of our objectives depends on many things, including, among other things, future laws and regulations, as well as the development of our business.

For a discussion of the risk factors associated with the merger and reorganization, please see the section entitled “Risk Factors—Risks Relating to the Merger and Reorganization.”

Disadvantages of Reorganizing in the BVI

There are certain disadvantages that accompany reorganizing in the BVI, including:

  the BVI has a different body of securities laws and corporate laws as compared to the United States and may provide significantly less protection to investors;

  BVI companies may not have standing to sue before the federal courts of the United States; and

  CNIT BVI’s constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between it and our officers, directors and shareholders be arbitrated.

CNIT BVI’s corporate affairs are governed by its memorandum and articles of association, by the BVI Act and by the common law of the BVI. The rights of shareholders to take action against CNIT BVI’s directors, actions by minority shareholders and the fiduciary responsibilities of CNIT BVI’s directors to CNIT BVI under BVI law are to a large extent governed by the common law of the BVI. The common law in the BVI is derived in part from comparatively limited judicial precedent in the BVI and from English common law, the decisions of whose courts are of persuasive authority but are not binding on a court in the BVI. The rights of CNIT BVI’s shareholders and the fiduciary responsibilities of its directors, although clearly established under BVI law, are not specifically prescribed in statute or a particular document in the same way that they are in certain statutes or judicial precedents in some jurisdictions of the United States. In particular, the BVI has a different body of securities laws relative to the United States. Therefore, CNIT BVI’s shareholders may have more difficulty protecting their interests in the face of actions by CNIT BVI’s management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States. In addition, shareholders of BVI companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States. The BVI courts are also unlikely to impose liability against CNIT BVI, in original actions brought in the BVI, based on certain civil liabilities provisions of U.S. securities laws. Please see the section entitled “Enforceability of Civil Liabilities.” Please see also the risk factors above under the heading “Risk Factors—Risks Relating to the Merger and Reorganization.”

Additionally, most of our operations are conducted in the PRC, and a significant portion of our assets are located in the PRC. After the merger, a majority of CNIT BVI’s directors and all of its executive officers will continue to reside outside of the United States, and all or a substantial portion of such persons’ assets are or may be located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon CNIT BVI or such persons, or to enforce against them in courts of the United States, BVI or PRC, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

For a discussion of the enforceability of civil liabilities following the merger and reorganization, please see the section entitled “Enforceability of Civil Liabilities.”

The Merger

The steps that have been taken to date, and that will be taken, to complete the merger are:

  CNIT has formed CNIT BVI, with CNIT holding one ordinary share issued by CNIT BVI.

  CNIT BVI, in turn, has formed Merger Sub and holds 100 shares of common stock of Merger Sub.

  Following the Annual Meeting, provided we have obtained the requisite stockholder approval, (i) Merger Sub will merge with and into CNIT, with CNIT surviving, and (ii) the 100 shares of common stock of Merger Sub held by CNIT BVI will be converted into 100 shares of common stock of CNIT, as the surviving corporation in the merger. All outstanding shares of CNIT common stock will be converted into the right to receive an equal number of ordinary shares of CNIT BVI, which shares will be issued by CNIT BVI as part of the merger.

  CNIT BVI will repurchase the one ordinary share issued to CNIT prior to the merger.

  As a result, CNIT will, upon completion of the merger, become a wholly owned subsidiary of CNIT BVI.

The following diagram depicts our organizational structure immediately before and after the merger.

BEFORE

AFTER

At the Effective Time, CNIT BVI will adopt and assume the obligations of CNIT under or with respect to certain contracts or agreements as described in the Merger Agreement. The contracts and agreements will become the obligations of CNIT BVI and will be performed in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated.

The Merger Agreement may be amended, modified or supplemented at any time before or after it is adopted by the stockholders of CNIT. However, after adoption by the stockholders, no amendment, modification or supplement may be made or effected that requires further approval by CNIT stockholders without obtaining that approval.

Possible Abandonment

Pursuant to the Merger Agreement, the Board of Directors of CNIT may exercise its discretion to terminate the Merger Agreement, and therefore abandon the merger, at any time prior to the Effective Time, including after the adoption of the Merger Agreement by CNIT's stockholders. Please see the section entitled “Risk Factors—Risks Relating to the Merger and Reorganization—Our Board of Directors may choose to defer or abandon the merger.”

Additional Agreements

CNIT BVI expects to enter into indemnification agreements with those directors, executive officers and other officers and employees (including officers and employees of its subsidiaries) who currently have indemnification agreements with CNIT. The CNIT BVI indemnification agreements will be substantially similar to CNIT’s existing indemnification agreements and will generally require that CNIT BVI indemnify and hold an indemnitee harmless to the fullest extent permitted by law for liabilities arising out of the indemnitee’s current or past association with CNIT BVI, any subsidiary of CNIT BVI or another entity where he or she is or was serving at CNIT BVI’s request as a director or officer or in a similar capacity that involves services with respect to any employee benefit plan.

The indemnification agreements also provide for the advancement of defense expenses by CNIT BVI. Please also see the section entitled “Differences in Corporate Law—Indemnification of Directors and Officers” for a description of indemnification of directors and officers under BVI law and CNIT BVI’s memorandum and articles of association.

In addition, as part of the merger, CNIT BVI will assume CNIT’s agreements with its executive employees as provided in the Merger Agreement, all of the foregoing as may be amended immediately prior to the Effective Time. Although the merger will constitute a change in control for purposes of the foregoing agreements with CNIT’s executive officers, we will not incur any obligation as a result of the merger under the terms of the agreements since CNIT BVI will assume the agreements and any such obligation will be waived in connection with the merger, if applicable.

Conditions to Completion of the Merger

The following conditions must be satisfied or waived, if allowed by law, to complete the merger and reorganization:

1.	the Merger Agreement has been adopted by the requisite vote of stockholders of CNIT;

2.	none of the parties to the Merger Agreement is subject to any decree, order or injunction that prohibits the consummation of the merger;

3.	the registration statement of which this proxy statement/prospectus is a part has been declared effective by the SEC and no stop order is in effect;

4.	the CNIT BVI ordinary shares to be issued pursuant to the merger have been authorized for listing on NASDAQ, subject to official notice of issuance and satisfaction of other standard conditions;

5.

all material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required of CNIT, CNIT BVI or their subsidiaries to consummate the merger have been obtained or made; and

6.

the representations and warranties of the parties to the Merger Agreement set forth in the Merger Agreement are true and correct in all material respects, and the covenants of the parties set forth in the Merger Agreement (other than those to be performed after the Effective Time) have been performed in all material respects.

Our Board of Directors currently does not anticipate any circumstances in which it would waive the conditions listed above; however, in the event it determines that a waiver of any such conditions is in the best interests of CNIT and our stockholders and that such change to the terms of the merger does not make the disclosure provided to our stockholders materially misleading (for example, if a representation in the merger agreement is not true but there is otherwise no harm to CNIT or our stockholders), our Board of Directors will not resolicit shareholder approval of the merger. If a waiver of any condition listed above would make the disclosure provided to our stockholders materially misleading, our Board of Directors will resolicit shareholder approval of the merger. Additionally, our Board of Directors reserves the right to defer or abandon the merger as well for the reasons described under “Risk Factors—Risks Relating to the Merger and Reorganization—Our Board of Directors may choose to defer or abandon the merger.”

Effective Time

Provided that we have obtained the requisite stockholder approval at the Annual Meeting, we anticipate that the merger will become effective at 4:30 p.m., Eastern Time, on                                    , 2012. Our Board of Directors will have the right, however, to defer or abandon the merger at any time if it concludes that completion of the merger would not be in the best interests of CNIT or our stockholders.

Management of CNIT BVI

Immediately prior to the Effective Time, the directors and officers of CNIT at such time will be elected or appointed as the directors and officers of CNIT BVI (to the extent the directors and officers of CNIT BVI and CNIT are not already identical), each such person to have the same office(s) with CNIT BVI (and the same committee memberships in the case of directors) as he or she held with CNIT, with the directors to serve until the earlier of the next meeting of the CNIT BVI shareholders at which an election of directors is required or until their successors are elected or appointed (or their earlier death, disability or retirement).

Regulatory Approvals

The only governmental or regulatory approvals or actions that are required to complete the merger are compliance with U.S. federal and state securities laws, NASDAQ rules and regulations and Nevada corporate law (including the filing of articles of merger with the Secretary of State of the State of Nevada).

Rights of Dissenting Stockholders

Under the NRS, you will not have appraisal rights in connection with the merger because, among other reasons, the CNIT BVI shares you receive in the merger will be listed on NASDAQ.

Ownership in CNIT BVI

The CNIT common stock registered in your name or which you beneficially own through your broker will be converted into the right to receive an equal number of CNIT BVI ordinary shares and such shares will be registered in your name (or your broker’s name, as applicable) in CNIT BVI’s register of members upon completion of the merger, without any further action on your part. Upon completion of the merger, only registered shareholders reflected in CNIT BVI’s register of members will have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon CNIT BVI ordinary shares registered in their respective names. Any attempted transfer of CNIT stock prior to the merger that is not properly documented and reflected in the stock records maintained by CNIT’s transfer agent as of immediately prior to the Effective Time will not be reflected in CNIT BVI’s register of members upon completion of the merger. Registered holders of CNIT BVI’s ordinary shares seeking to transfer CNIT BVI ordinary shares following the merger will be required to provide customary transfer documents required by CNIT BVI’s transfer agent to complete the transfer.

If you hold CNIT common stock in uncertificated book-entry form (for example, if you hold your shares through a broker), at the Effective Time, the CNIT common stock registered in your name or which you beneficially own through your broker will be converted into the right to receive an equal number of CNIT BVI ordinary shares and such shares will be registered in your name (or your broker’s name, as applicable) in the register of members of CNIT BVI without any action on your part.

If you hold CNIT common stock in certificated form, you may exchange your CNIT stock certificates for new CNIT BVI share certificates promptly following the merger. We will request that all CNIT stock certificates be returned to CNIT BVI’s transfer agent following the merger. Soon after the closing of the merger, you will be sent a letter of transmittal from our exchange agent. It is expected that, prior to the Effective Time, Island Stock Transfer will be appointed as our exchange agent for the merger. The letter of transmittal will contain instructions explaining the procedure for surrendering your CNIT stock certificates for new CNIT BVI share certificates. YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

CNIT’s current transfer agent is Island Stock Transfer, which will continue to serve as the transfer agent for CNIT BVI’s ordinary shares after the Effective Time.

Stock Exchange Listing

CNIT’s common stock is currently listed on NASDAQ under the symbol “CNIT.” There is currently no established public trading market for CNIT BVI’s ordinary shares. However, it is a condition to the completion of the merger that the shares of CNIT BVI will be authorized for listing on NASDAQ, subject to official notice of issuance and satisfaction of other standard conditions. As such, we expect that as of the Effective Time, CNIT BVI’s ordinary shares will be authorized for listing on NASDAQ, and we expect such shares will be traded on the exchange under the symbol “CNIT.”

It is anticipated that CNIT BVI will qualify as a foreign private issuer in the U.S. following the merger. As a foreign private issuer, CNIT BVI will be permitted to follow corporate governance practices in accordance with BVI laws in lieu of certain NASDAQ corporate governance standards. However, we do not intend to initially rely on NASDAQ exemptions or accommodations for foreign private issuers following the merger.

Accounting Treatment of the Merger

The merger will be accounted for as a legal reorganization with no change in ultimate ownership interest immediately before and after the transaction. Accordingly, all assets and liabilities will be recorded at historical cost as an exchange between entities under common control. Please see the section entitled “Summary—Summary Pro Forma Financial Information.”

Recommendation and Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of CNIT’s common stock entitled to vote at the Annual Meeting is required to approve the proposal to adopt the Merger Agreement. Our Board of Directors believes that the merger, to be effected by the Merger Agreement, is advisable and in the best interests of CNIT and our stockholders.

ACCORDINGLY, OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

TAXATION

The following discussion of the material BVI, PRC and United States federal income tax consequences is based upon laws and relevant interpretations thereof effective as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. This discussion does not deal with all possible tax consequences relating to the merger or otherwise, such as the tax consequences under state and local and tax laws, and is not intended to be, nor should it be construed as, legal or tax advice to any particular shareholder. To the extent that the discussion relates to matters of BVI tax law, it is the opinion of Maples and Calder, our BVI counsel. To the extent that the discussion relates to matters of PRC tax law, it is the opinion of Guangdong Jin Di Law Firm Sichuan Office, our PRC counsel. To the extent that the discussion relates to matters of United States federal income tax law, and subject to the qualifications, assumptions and limitations set forth herein, it is the opinion of Pillsbury Winthrop Shaw Pittman LLP, our United States counsel, as to the material United States federal income tax consequences to United States Holders described herein of the merger and ownership of CNIT BVI’s ordinary shares. We recommend that you consult your own tax advisors with respect to the consequences of merger and the acquisition, ownership and disposition of CNIT BVI’s ordinary shares.

BVI Taxation

The BVI does not impose a withholding tax on dividends paid by CNIT BVI to holders of its ordinary shares, nor does the BVI levy any capital gains or income taxes on CNIT BVI. Further, a holder of CNIT BVI’s ordinary shares who is not a resident of the BVI is exempt from the BVI income tax on dividends paid with respect to the ordinary shares. Holders of ordinary shares are not subject to the BVI income tax on gains realized on the sale or disposition of the ordinary shares.

No stamp duties or other similar taxes or charges are payable under the laws of the BVI in respect of the execution or delivery of any of the documents relating the proposed merger or the performance or enforcement of any of them.

CNIT BVI’s ordinary shares are not subject to transfer taxes, stamp duties or similar charges in the BVI. However, as a company incorporated under the BVI Act, we are required to pay the BVI government an annual license fee based on the number of shares we are authorized to issue.

There is no income tax treaty or convention currently in effect between the United States and the BVI.

PRC Taxation

We are a holding company incorporated in the BVI, which indirectly holds our equity interests in our PRC operating subsidiaries. The EIT Law and its implementation rules, both of which became effective as of January 1, 2008, provide that a PRC enterprise is subject to a standard income tax rate of 25% and China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its overseas parent, will normally be subject to PRC withholding tax at a rate of 10%, unless there are applicable treaties between the overseas parent’s jurisdiction of incorporation and China to reduce such rate.

Under the Arrangement between the Mainland and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income, or the Double Taxation Arrangement, effective as of January 1, 2007, such dividend withholding tax rate is reduced to 5% if a Hong Kong resident enterprise owns over 25% of the PRC company distributing the dividends. Under the aforesaid arrangement, any dividends that our PRC operating subsidiaries pay to their Hong Kong holding companies may be subject to a withholding tax at the rate of 5% if they are not considered to be a PRC “resident enterprise” as described below. However, if the Hong Kong holdings companies are not considered to be the “beneficial owner” of such dividends under the Notice Regarding Interpretation and Recognition of Beneficial Owners under Tax Treaties promulgated by the State Administration of Taxation on October 27, 2009 (and not a PRC “resident enterprise”), such dividends would be subject to the withholding tax rate of 10%. The withholding tax rate of 5% or 10% applicable will have a significant impact on the amount of dividends to be received by CNIT BVI and ultimately by shareholders.

According to the Notice Regarding Interpretation and Recognition of Beneficial Owners under Tax Treaties, the term “beneficial owner” refers to a person who has the right to own and dispose of the income and the rights or properties generated from the said income. The “beneficial owner” may be an individual, a company or any other organization which is usually engaged in substantial business operations. A conduit company is not a “beneficial owner.” The term “conduit company” refers to a company which is usually established for purposes of dodging or reducing taxes, and transferring or accumulating profits. Such a company is only registered in the country of domicile to satisfy the organizational form as required by law, but it does not engage in such substantial business operations as manufacturing, distribution and management. As our Hong Kong holding companies are controlling companies and are not engaged in substantial business operations, they could be considered as conduit companies by tax authorities and we do not expect them to be a beneficial owner.

In addition to the changes to the current tax structure, under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a resident enterprise and will normally be subject to an EIT of 25% on its global income. The implementing rules define the term “de facto management bodies” as “an establishment that exercises, in substance, overall management and control over the production, business, personnel, accounting, etc., of a Chinese enterprise.”

It remains unclear whether the PRC tax authorities would require or permit our overseas registered entities to be treated as PRC resident enterprises. We do not currently consider our company to be a PRC resident enterprise. However, if the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on offering proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC shareholders and with respect to gains derived by our non-PRC shareholders from transferring our shares.

United States Taxation

Material United States Federal Income Tax Consequences Relating to the Merger and the Ownership and Disposition of CNIT BVI Ordinary Shares

The following is a summary of material U.S. federal income tax consequences of the merger and of the ownership and disposition of CNIT BVI ordinary shares after the merger, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income consequences different from those set forth below. We have not sought any ruling from the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant in light of particular circumstances, nor does it address the U.S. federal income tax consequences to persons who are subject to special rules under U.S. federal income tax law, including:

  banks, insurance companies or other financial institutions;

  persons subject to the alternative minimum tax;

  tax-exempt organizations;

  controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid United States federal income tax;

  certain former citizens or long-term residents of the United States;

  dealers in securities or currencies;

  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  persons that own, or are deemed to own, more than five percent of our capital stock;

  holders who acquired our stock as compensation or pursuant to the exercise of a stock option;

  persons who hold our common stock as a position in a hedging transaction, “straddle,” or other risk reduction transaction; or

  persons who do not hold our common stock as a capital asset (within the meaning of Section 1221 of the Code).

This discussion assumes that Section 7874 of the Code continues to apply to treat CNIT BVI as a U.S. corporation for all purposes under the Code. If, for some reason (e.g., future repeal of Section 7874 of the Code), CNIT BVI were no longer treated as a U.S. corporation under the Code, the U.S. federal income tax consequences described herein could be materially and adversely affected. In addition, this discussion does not address any foreign, state, or local laws or U.S. federal estate and gift tax laws.

For purposes of this discussion, a U.S. holder is (i) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States (or treated as such under applicable U.S. tax laws), any state thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) it has a valid election in effect under applicable law and regulations to be treated as a U.S. person for U.S. federal income tax purposes. A non-U.S. holder is a holder that is neither a U.S. holder nor a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

In the case of a partnership or entity classified as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners of partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them of the merger or of the ownership and disposition of CNIT BVI ordinary shares.

Tax Consequences of the Merger to CNIT and CNIT BVI

Pursuant to Section 7874 of the Code, CNIT BVI will be treated as a U.S. corporation for all purposes under the Code because (i) after the merger, CNIT BVI will not have substantial business activities in the BVI and (ii) the former holders of the CNIT common stock will hold, by reason of owning shares of CNIT common stock, at least 80% or more of the CNIT BVI ordinary shares. Because CNIT BVI will be treated as a U.S. corporation for all purposes under the Code, CNIT BVI will not be treated as a “passive foreign investment company,” as such rules apply only to non-U.S. corporations for U.S. federal income tax purposes.

We expect that neither CNIT nor CNIT BVI will incur U.S. federal income tax as a result of completion of the merger. Following the merger, CNIT BVI will be subject to U.S. federal income tax on its worldwide income in the same manner as applies to CNIT.

Tax Consequences of the Merger to U.S. Holders and Reporting Requirements

U.S. holders will not recognize gain or loss for U.S. federal income tax purposes upon receipt of CNIT BVI ordinary shares in exchange for CNIT common stock. The aggregate tax basis in the ordinary shares of CNIT BVI received in the merger will equal each such U.S. holder’s aggregate tax basis in the CNIT common stock surrendered. A U.S. holder’s holding period for the ordinary shares of CNIT BVI that are received in the merger will include such U.S. holder’s holding period for the common stock of CNIT surrendered.

U.S. holders who owned at least 5% of CNIT’s outstanding stock who receive CNIT BVI ordinary shares as a result of the merger will be required to file with such U.S. holders’ U.S. federal income tax returns for the year in which the merger takes place a statement setting forth certain facts relating to the merger. Such statements must include the U.S. holders’ tax basis in, and fair market value of, the CNIT common stock surrendered in the merger.

U.S. holders should note that the state and local income tax consequences of the merger depend on the tax laws of the relevant jurisdiction. It is possible that the merger may be taxable under the tax laws of some states or localities. U.S. holders are urged to consult their own tax advisors as to specific tax consequences to them of the merger in light of their particular circumstances, including the applicability and effect of any state, local, or foreign tax laws and of changes in applicable tax laws.

Tax Consequences of the Ownership and Disposition of CNIT BVI Ordinary Shares to U.S. Holders

Distributions

CNIT BVI does not currently anticipate paying distributions on its ordinary shares. In the event that distributions are paid, however, the gross amount of such distributions will be included in the gross income of the U.S. holder as dividend income on the date of receipt to the extent that the distribution is paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such dividends will be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations. Dividends received by non-corporate U.S. holders, including individuals, may be subject to reduced rates of taxation under current law. A U.S. holder may be eligible to claim a foreign tax credit with respect to any PRC withholding tax imposed on dividends paid by us. However, the foreign tax credit rules are complex, and their application in connection with Section 7874 of the Code and the Agreement Between the Government of the United States of America and the Government of the People's Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion with Respect to Taxes on Income, or the U.S.-PRC Tax Treaty, is not entirely clear at this time. U.S. holders should consult their own tax advisors with respect to any benefits they may be entitled to under the foreign tax credit rules and the U.S.-PRC Tax Treaty.

To the extent that dividends paid on CNIT BVI ordinary shares exceed current and accumulated earnings and profits, the distributions will be treated first as a tax-free return of tax basis on the CNIT BVI ordinary shares, and to the extent that the amount of the distribution exceeds tax basis, the excess will be treated as gain from the disposition of those CNIT BVI ordinary shares.

Sale or Other Disposition

U.S. holders of CNIT BVI ordinary shares will recognize taxable gain or loss on any sale, exchange, or other taxable disposition of ordinary shares equal to the difference between the amount realized for the CNIT BVI ordinary shares and the U.S. holder’s tax basis in the ordinary shares. This gain or loss generally will be capital gain or loss. Under current law, non-corporate U.S. holders, including individuals, are eligible for reduced tax rates if the CNIT BVI ordinary shares have been held for more than one year. A U.S. holder’s holding period for CNIT BVI ordinary shares will include such U.S. holder’s holding period for the ordinary shares of CNIT surrendered in the merger. The deductibility of capital losses is subject to limitations. A U.S. holder may be eligible to claim a foreign tax credit with respect to any PRC withholding tax imposed on gain from the sale or other disposition of CNIT BVI ordinary shares. However, the foreign tax credit rules are complex, and their application in connection with Section 7874 of the Code and the U.S.-PRC Tax Treaty is not entirely clear at this time. U.S. holders should consult their own tax advisors with respect to any benefits they may be entitled to under the foreign tax credit rules and the U.S.-PRC Tax Treaty.

Unearned Income Medicare Contribution

Recent legislation requires certain U.S. holders who are individuals, trusts or estates to pay an additional 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of shares of stock for taxable years beginning after December 31, 2012. U.S. holders should consult their own advisors regarding the effect, if any, of this legislation on their ownership and disposition of CNIT BVI ordinary shares.

Tax Consequences of the Merger to Non-U.S. Holders

The receipt of CNIT BVI ordinary shares in exchange for CNIT common stock will not be a taxable transaction to non-U.S. holders for U.S. federal income tax purposes.

Tax Consequences of the Ownership and Disposition of CNIT BVI Ordinary Shares to Non-U.S. Holders

Distributions

CNIT BVI does not currently anticipate paying distributions on its ordinary shares. In the event that distributions are paid, however, such distributions will constitute dividends for U.S. tax purposes to the extent paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that dividends paid on CNIT BVI ordinary shares exceed current and accumulated earnings and profits, the distributions will be treated first as a tax-free return of tax basis on the CNIT BVI ordinary shares, and to the extent that the amount of the distribution exceeds tax basis, the excess will be treated as gain from the disposition of those CNIT BVI ordinary shares.

Any dividends paid to a non-U.S. holder by CNIT BVI are treated as income derived from sources within the United States and generally will be subject to U.S. federal income tax withholding at a rate of 30% of the gross amount of the dividends, or at a lower rate provided by an applicable income tax treaty if non-U.S. holders provide proper certification of eligibility for the lower rate (usually on IRS Form W-8BEN). Dividends received by a non-U.S. holder that are effectively connected with such holder's conduct of a U.S. trade or business (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.) are exempt from such withholding tax, provided that applicable certification requirements are satisfied. In such case, however, non-U.S. holders will be subject to U.S. federal income tax on such dividends, net of certain deductions, at the rates applicable to U.S. persons. In addition, corporate non-U.S. holders may be subject to an additional branch profits tax equal to 30% or such lower rate as may be specified by an applicable tax treaty on dividends received that are effectively connected with the conduct of a trade or business in the United States.

If non-U.S. holders are eligible for a reduced rate of U.S. withholding tax pursuant to an applicable income tax treaty, such non-U.S. holders may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale or Other Disposition

Any gain realized upon the sale or other disposition of CNIT BVI ordinary shares generally will not be subject to U.S. federal income tax unless:

  the gain is effectively connected with the conduct of a trade or business in the United States, and, if an income tax treaty applies, is attributable to a permanent establishment maintained by such holder in the U.S.;

  the holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

  CNIT BVI is or has been a “U.S. real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period during which the holder has held CNIT BVI ordinary shares.

Non-U.S. holders whose gain is described in the first bullet point above will be subject to U.S. federal income tax on the gain derived from the sale, net of certain deductions, at the rates applicable to U.S. persons. Corporate non-U.S. holders whose gain is described in the first bullet point above may also be subject to the branch profits tax described above at a 30% rate or lower rate provided by an applicable income tax treaty. Individual non-U.S. holders described in the second bullet point above will be subject to a flat 30% U.S. federal income tax rate on the gain derived from the sale, which may be offset by U.S.-source capital losses, even though such non-U.S. holders are not considered to be residents of the United States.

A corporation will be a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50 percent of the aggregate of its real property interests (U.S. and non-U.S.) and its assets used or held for use in a trade or business. Because we do not currently own significant U.S. real property, we believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as the CNIT BVI ordinary shares are regularly traded on an established securities market, such ordinary shares will be treated as U.S. real property interests only if you actually or constructively hold more than 5% of such regularly traded ordinary shares at any time during the applicable period that is specified in the Code.

Backup Withholding and Information Reporting

Payments of dividends or of proceeds on the disposition of stock made to a holder of CNIT BVI ordinary shares may be subject to information reporting and backup withholding at a current rate of 28% unless such holder provides a correct taxpayer identification number on IRS Form W-9 (or other appropriate withholding form) or establishes an exemption from backup withholding, for example by properly certifying the holder’s non-U.S. status on a Form W-8BEN or another appropriate version of IRS Form W-8. Payments of dividends to holders must generally be reported annually to the IRS, along with the name and address of the holder and the amount of tax withheld, if any. A similar report is sent to the holder. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in the holder’s country of residence.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act (generally referred to as “FATCA”), when applicable, will impose a U.S. federal withholding tax of 30% on certain “withholdable payments” (generally certain U.S.-source income, including dividends, and the gross proceeds from the sale or other disposition of assets producing such income) to foreign financial institutions and other non-U.S. entities that fail to comply with certain certification and information reporting requirements. The obligation to withhold under FATCA is currently expected to apply to, among other items, (i) U.S.-source dividend income that is paid on or after January 1, 2014 and (ii) to gross proceeds from the disposition of property that can produce U.S.-source dividends paid on or after January 1, 2015. Non-U.S. holders should consult their tax advisors concerning application of FATCA to the CNIT BVI ordinary shares in their particular circumstances.

DESCRIPTION OF SHARE CAPITAL OF CNIT BVI

The following description of the material terms of CNIT BVI’s shares following the merger includes a summary of specified provisions of the memorandum and articles of association of CNIT BVI that will be in effect upon completion of the merger. This description is qualified by reference to the memorandum and articles of association of CNIT BVI, a copy of which is attached as Annex B to this proxy statement/prospectus and incorporated herein by reference. You are encouraged to read the relevant provisions of BVI law as they relate to the following summary.

Authorized Share Capital

CNIT BVI is authorized to issue 100,000,000 ordinary shares of a nominal or par value of US$0.01 each. The ordinary shares may be issued from time to time at the discretion of the Board of Directors without shareholder approval. The Board of Directors of CNIT BVI is authorized to issue these shares in different classes and series and, with respect to each class or series, to determine the designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with the ordinary shares, at such times and on such other terms as they think proper.

As of the close of business on                         ,2012, CNIT BVI had one ordinary share outstanding. If the merger is completed, CNIT BVI will issue approximately                             ordinary shares in the merger and the one ordinary share outstanding prior to the merger will be repurchased.

The rights, privileges, restrictions or conditions attaching to a class of shares may not be modified other than with the approval of the holders of such class, voting separately as a class. Please also see the subsections entitled “—Changes to Rights of a Class or Series” and “—Voting” below.

Register of Members

Under BVI law, a share in a BVI company is duly issued only when the name of the shareholder is entered in the register of members of a company, and the register of members is by statute regarded as prima facie evidence of the shareholders of a company. A person becomes a shareholder of a BVI company, and is therefore able to benefit from the rights attaching to such shares, only on the date that such person is entered on the register of members. Upon completion of the merger, CNIT BVI will immediately update the register of members to record and give effect to the issue of shares by CNIT BVI to CNIT stockholders. Once the register of members of CNIT BVI has been updated, the shareholders recorded in the register of members shall be deemed to have legal title to the shares set against their name. No consents or approvals are required by BVI law from any governmental authorities or agencies or other official bodies in the BVI in connection with updating the register of members of CNIT BVI.

Voting

Holders of CNIT BVI ordinary shares are entitled to receive notice of any meeting of shareholders and to one vote for each share held of record on all matters at all meetings of shareholders, except at a meeting where holders of a particular class or series of shares are entitled to vote separately. CNIT BVI’s ordinary shareholders have no cumulative voting rights. CNIT BVI’s shareholders take action by a majority of votes cast, unless otherwise provided by the BVI Act or CNIT BVI’s memorandum and articles of association.

Under the CNIT BVI’s memorandum and articles of association, some matters, such as changing CNIT BVI’s name, altering or adding to the memorandum of association or reducing the number of shares which CNIT BVI is authorized to issue require the approval of shareholders by a resolution that is either (a) passed by a majority of shareholders as, being entitled to do so, vote in person or by proxy at a general meeting or (b) that is signed by a majority of the shareholders entitled to vote on that resolution.

Changes to Rights of a Class or Series

Under CNIT BVI’s memorandum and articles of association, if at any time the shares which CNIT BVI is authorized to issue are divided into different classes of shares, the rights attaching to any class may only be changed by a consent in writing of the holders of a majority of the issued shares of that class or with the sanction of a resolution passed by the holders of at least a majority of the shares of the class present in person or by proxy at a separate general meeting of the holders of the shares of the class. At such a separate general meeting, the quorum shall be at least one person holding or representing by proxy a majority of the issued shares of the class. Any holder of shares of the class present in person or by proxy at such meeting may demand a poll.

Quorum for General Meetings

No business of CNIT BVI can be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business. A quorum of shareholders is present at a meeting of CNIT BVI shareholders regardless of the number of persons actually present at the meeting if the holders of a majority of all voting shares of CNIT BVI in issue and entitled to vote at the meeting are present in person or represented by proxy.

Special Meetings of Shareholders

An extraordinary general meeting of CNIT BVI may be called only by CNIT BVI’s Board of Directors or one or more shareholders in the aggregate entitled to cast not less than 10% the votes at the meeting.

Dividend Rights

CNIT BVI’s Board of Directors may, from time to time, declare dividends on the shares issued and authorize payment of the dividends out of CNIT BVI’s lawfully available funds. For information regarding CNIT BVI’s expected future dividend payments, please see the section entitled “Market for our Common Stock; Dividends—Dividend Policy.”

Rights Upon Liquidation

Upon the winding up of CNIT BVI, after creditors of the corporation have been paid in full, the assets shall be distributed to, or the losses shall be borne by the shareholders of CNIT BVI in proportion to the par value of the shares held by them at the commencement of the winding up (up to the amount paid in shares by each shareholder, respectively).

No Liability for Further Calls or Assessments

The CNIT BVI ordinary shares to be issued in the merger will be duly and validly issued, fully paid and non-assessable.

No Preemptive Rights

CNIT BVI shareholders have no preemptive rights to subscribe for or purchase any additional securities issued by CNIT BVI.

Redemption of Ordinary Shares

CNIT BVI may (i) issue shares on terms that they are to be redeemed or are liable to be redeemed at the option of CNIT BVI or the shareholder on such terms and in such manner as the Board of Directors of CNIT BVI may, before the issue of the shares, determine; (ii) purchase its own shares, including any redeemable shares, in accordance with the articles of association; or (iii) make a payment in respect of the redemption or purchase of its own shares otherwise than out of profits or the proceeds of a fresh issue of shares.

Restrictions on Transfer

CNIT BVI’s share register is determinative of membership in CNIT BVI. A written instrument of transfer is required under the BVI Act in order to register on CNIT BVI’s register of members any transfer of shares. The articles of association of CNIT BVI further provide that such written instrument of transfer must be signed by the transferor and contain the name and address of the transferee. The articles of association of CNIT BVI also provide that the Board of Directors of CNIT BVI may resolve to refuse or delay the registration of the transfer for reasons that shall be specified in the resolution, but where the Board passes such a resolution, CNIT BVI must notify the transferor and the transferee.

Transfer Agent

The transfer agent and registrar for CNIT BVI’s ordinary shares is expected to be Island Stock Transfer.

Anti-Takeover Provisions

Neither CNIT nor CNIT BVI has a shareholder rights plan.

There are material differences between the NRS and the BVI Act that have the effect of reducing the anti-takeover provisions applicable with respect to CNIT BVI. In addition, the BVI Act does not contain comparable provisions to the NRS with respect to business combinations and acquisitions of controlling interests.. Please see the sections entitled “Differences in Corporate Law—Interested Shareholder Transactions” and “Differences in Corporate Law—Acquisition of Controlling Interest.” You should consider these differences in anti-takeover provisions in evaluating the merger.

DIFFERENCES IN CORPORATE LAW

Your rights as a stockholder of CNIT are governed by the NRS and CNIT’s articles of incorporation and bylaws. After the merger, you will become a shareholder of CNIT BVI and your rights will be governed by the BVI Act and CNIT BVI’s memorandum and articles of association.

The principal attributes of CNIT’s common stock and CNIT BVI ordinary shares are similar. However, there are differences between your rights under the NRS and under the BVI Act. In addition, there are differences between CNIT’s articles of incorporation and bylaws and CNIT BVI’s memorandum and articles of association. The following discussion is a summary of the material differences in your rights that would result from the merger. As such, this summary does not cover all the differences between the BVI Act and the NRS affecting corporations and their shareholders or all of the differences between CNIT’s articles of incorporation and bylaws and CNIT BVI’s memorandum and articles of association. While we believe this summary is accurate in all material respects, the following descriptions are qualified in their entirety by reference to the complete text of the relevant provisions of the BVI Act, the NRS, CNIT’s articles of incorporation and bylaws and CNIT BVI’s memorandum and articles of association. A copy of CNIT BVI’s memorandum and articles of association that will become effective upon consummation of the merger is attached to this proxy statement/prospectus as Annex B. For information as to how you can obtain a copy of CNIT’s articles of incorporation and bylaws, please see the section entitled “Where You Can Find More Information.” We encourage you to read the laws and documents referenced above.

	Nevada	BVI
General Meetings of Shareholders

It is common practice in Nevada that the date and time of the annual meeting of stockholders is typically set forth in a company’s bylaws unless the Board of Directors decides to change the date and time of the annual meeting. The Board of Directors also determines the place of such meeting either within or without of the State of Nevada or may determine that such meeting shall not be held at any place and instead be held by means of remote communication.

Under the BVI Act, there is no requirement for an annual meeting of shareholders. Under the articles of association of CNIT BVI, we are required to hold an annual meeting of shareholders at the time designated by the Board of Directors. Our annual shareholders’ meetings may be held in such place within or outside the BVI as our Board of Directors considers appropriate.

Under CNIT’s bylaws, our Board of Directors shall call a shareholders’ meeting if requested in writing to do so by shareholders entitled to exercise at least 10% of the voting rights in respect of the matter for which the meeting is being requested.

Our Board of Directors shall call a shareholders’ meeting if requested in writing to do so by shareholders entitled to exercise at least 10% of the voting rights in respect of the matter for which the meeting is being requested.

Under CNIT’s bylaws, annual meetings of the stockholders are held on the date designated by the Board of Directors. CNIT’s bylaws and Nevada law provide that written notice of the place, date and time of all meetings of shareholders shall be given not less than 10 nor more than 60 days before the date on which the meeting is to be held.

CNIT’s bylaws provide that at any meeting of stockholders, the holders of a majority of all of the shares of stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes.

Our Board of Directors shall give not less than 10 days and not more than 60 days prior written notice of a shareholders’ meeting to those persons whose names on, either (a) the date the notice is given or (b) on a date fixed by the directors as the record date (which must be a date that is not less than 10 days nor more than 60 days prior to the meeting), appear as members in our register of members and are entitled to vote at the meeting.

The articles of association of CNIT BVI provide that a meeting of members is duly constituted if, at the commencement of the meeting, there are members present in person or by proxy representing not less than a majority of the votes of the shares or class or series of shares entitled to vote on resolutions of members to be considered at the meeting.

	Nevada	BVI
Calling a Shareholders’ Meeting

Under Nevada law, special meetings of the stockholders of a corporation may be called by the entire Board of Directors, any two directors or the president unless the articles of incorporation or the bylaws of the corporation provide otherwise.

Under CNIT’s bylaws, special meetings may be called for any purpose (said purpose to be stated in the notice) by or at the direction of the Chief Executive Officer, the President or the Board or upon the request of shareholders holding 10% of the voting shares of CNIT. Shareholders shall receive not less than 10 days nor more than 60 days’ notice of the place, date and time of the special meeting.

Under the BVI Act, subject to any limitations in the memorandum and articles of association, meetings of shareholders of a company may be convened by the directors or (subject to any provision in the memorandum or articles of association for a lesser percentage) upon the written request of members holding not less than 30% of the votes of the outstanding voting shares.

In the case of CNIT BVI, the articles of association provide that the directors shall convene a meeting of shareholders upon the written request of shareholders holding 10% or more of the outstanding voting shares of CNIT BVI; provided that shareholders shall receive not less than 10 days nor more than 60 days’ notice of the meeting.

Voting Rights	Under Nevada law, unless the company’s articles of incorporation provide otherwise, each shareholder is entitled to one vote for each share of capital stock held by the shareholder.	Under BVI law, except as otherwise provided in the memorandum or articles of association, all shares vote as one class and each whole share has one vote.
	Under CNIT’s articles of incorporation, as amended, each share of common stock is entitled to one vote.	Under the memorandum of association of CNIT BVI, each ordinary share is entitled to one vote.

Pursuant to the NRS, provided there is a quorum present, all votes by the shareholders (except for the election of directors as described below) shall be determined by the vote of the majority of the shares entitled to vote, and except as otherwise required by law, all matters shall be determined by a majority of the votes cast.

Generally, our articles of association provide that a simple majority of the votes of the shares entitled to vote is required to approve matters at meetings. For further discussion of the voting rights of CNIT BVI shareholders, see, “Description of Share Capital of CNIT BVI—Voting.”

Action by Written Consent

Under Nevada law and CNIT’s bylaws, stockholders may take any action required or permitted to be taken at a stockholders’ meeting without a meeting if a written consent thereto is consented to in writing by stockholders holding at least a majority of the voting power; provided that if a different proportion of voting power is required under Nevada law for such an action at a meeting, then that proportion of written consents is required.

Under the BVI Act and articles of association of CNIT BVI, an action that may be taken by shareholders at a meeting may also be taken by a resolution of shareholders consented to in writing without the need for any notice. An action that may be taken by the directors or a committee of directors may also be taken by a resolution of directors or a committee of directors consented to in writing by all directors or all members of the committee as the case may be, without the need for any notice.

	Nevada	BVI
Rights Upon a Liquidation or Dissolution

Under Nevada law, unless otherwise provided in the articles of incorporation, a liquidation, dissolution or winding-up of a corporation, including the sale of all of a corporation’s property and assets, must be approved by the Board of Directors, recommended to the stockholders and then approved by the affirmative vote of holders of a majority of the outstanding shares entitled to vote. In the event of a liquidation, dissolution or winding-up, the stockholders are entitled to share ratably according to the number of shares held by them in all remaining assets available for distribution to the holders of common stock after payment, or the provision for payment of all of the corporation’s obligations and liabilities, and subject to the prior rights of any holders of preferred stock then outstanding.

Under the BVI Act and CNIT BVI’s articles of association, CNIT BVI may be dissolved, liquidated or wound up by the vote of holders of not less than a simple majority of its shares voting at a meeting or by the written resolution of shareholders holding a simple majority of the issued shares of CNIT BVI.

Dissenters’ or Appraisal Rights

With respect to mergers and business combination transactions, under Nevada law, registered holders of shares of any class or series have the right, in certain circumstances, to dissent from a merger of the corporation by demanding payment in cash for the shares equal to the fair value (excluding any appreciation or depreciation as a consequence, or in expectation, of the transaction) of such shares, at a fair value determined by agreement between the dissenting stockholder(s) and the corporation, or if an agreement cannot be reached and an action is timely brought by the corporation, then the court may utilize the services of an appraiser to recommend a decision as to the fair value of such shares. Nevada law further provides that dissenters’ rights or appraisal rights are not available in a merger to holders of shares of any class or series listed on a U.S. based national securities exchange or held of record by more than 2,000 shareholders, unless the articles of incorporation of the corporation issuing the shares provide otherwise; or the holders of the class or series of stock are required under the plan of merger or exchange to accept for their shares anything except cash, owner’s interests or owners interests and cash in lieu of fractional owner’s interests of (a) the surviving or acquiring entity, (b) any other entity which at the effective date of the plan of merger or exchange were either listed on a national securities exchange or held of record by at least 2,000 shareholders or (c) some combination of the above. In addition, dissenters’ rights are not available to any holders of shares of the surviving domestic corporation if the plan of merger did not require the vote of the stockholders of the surviving corporation.

A shareholder may dissent from a mandatory redemption of his shares, an arrangement (if permitted by the court), a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) and a consolidation. A shareholder properly exercising his dissent rights is entitled to payment in cash of the fair value of his shares.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the company must within 20 days give notice of this fact to each shareholder who gave written objection, and to each shareholder who did not receive notice of the meeting. Such shareholders then have 20 days to give their written election in the form specified by the BVI Act to dissent from the merger or consolidation, provided that in the case of a merger, the 20 days starts when the plan of merger is delivered to the shareholder.

Upon giving notice of his election to dissent, a shareholder ceases to have any rights of a shareholder except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding the dissent.

	Nevada	BVI

Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the company must make a written offer to each dissenting shareholder to purchase his shares at a specified price that the company determines to be their fair value. The company and the shareholder then have 30 days to agree upon the price. If the company and a shareholder fail to agree on the price within the 30 days, then the company and the shareholder shall each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day before the shareholders approved the transaction without taking into account any change in value as a result of the transaction.

Under BVI law, shareholders are not entitled to dissenters’ rights in relation to a liquidation.
Rights of Non-resident or Foreign Shareholders

There are no limitations under Nevada law that restrict the rights of non-resident or foreign stockholders from holding stock in a Nevada corporation or exercising voting rights in connection therewith.

There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Sources and Payment of Dividends

Under Nevada law, the Board of Directors, subject to any restrictions in the corporation’s articles of incorporation, may declare and make distributions (including the payment of a dividend) generally out of: (1) operating surplus of the corporation, which is defined as net assets less statutory capital; or (2) if no operating surplus exists, out of the net profits of the corporation for the fiscal year in which the dividend is declared and/or the preceding fiscal year; subject to criteria set forth in the NRS; provided, however, the Board of Directors may not make distributions to its stockholders if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business; or, except as set forth in the articles of incorporation, the corporation’s total assets would be less than the sum of its total liabilities plus that amount needed if the corporation were dissolved at the time of distribution to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

Under the BVI Act and the articles of association of CNIT BVI, the directors may, by a resolution of directors, authorize a distribution by CNIT BVI to shareholders at such time and of such an amount as they think fit if they are satisfied, on reasonable grounds, that immediately after the distribution, the value of CNIT BVI’s assets exceeds its liabilities and CNIT BVI is able to pay its debts as they fall due.

	Nevada	BVI
Rights of Purchase and Redemption

Under Nevada law, if provided in the articles of incorporation or in a Board resolution, a corporation may purchase, redeem and dispose of its own shares, except that it may not purchase or redeem these shares subject to restrictions on the declaration and making of distributions as set forth above. If a corporation redeems its stock, immediately following any such redemption, the corporation must have outstanding one or more series, or one or more classes, which shares together must have full voting power and together are entitled to receive the net assets of the corporation upon dissolution of the corporation.

However, at any time, a corporation may purchase or redeem any of its shares that are redeemable pursuant to the articles of incorporation or by a Board resolution which are entitled upon any distribution of assets to a preference over another class of its stock if these shares will be retired upon acquisition or redemption, thereby reducing the capital stock of the corporation.

Under the BVI Act and the articles of association of CNIT BVI, the directors may, subject to a resolution of shareholders (including the written consent of all the shareholders whose shares are to be purchased, redeemed or otherwise acquired), purchase, redeem or otherwise acquire any of our own shares for such consideration as they consider fit, and either cancel or hold such shares as treasury shares. The directors may dispose of any shares held as treasury shares on such terms and conditions as they may from time to time determine. Shares may be purchased or otherwise acquired in exchange for newly issued shares.

Preemptive Rights

Under Nevada law, a stockholder is not entitled to preemptive rights to subscribe for additional issues of stock or any security convertible into stock of the corporation unless they are specifically granted in the articles of incorporation. Such preemptive rights are not specifically granted in CNIT’s articles of incorporation, as amended.

The articles of association of CNIT BVI do not contain specific preemptive rights. The BVI Act prescribes preemptive rights in respect of the shares of an international company incorporated under the BVI International Business Companies Act and automatically re-registered as a business company pursuant to the BVI Act, which preemptive rights do not apply to CNIT BVI as its memorandum and articles of association did not expressly provide that those provisions would apply.

Amendment of Organizational Instruments

Under Nevada law, unless the articles of incorporation requires a greater vote, an amendment to the articles of incorporation requires: (1) the Board of Directors must adopt a resolution setting forth the amendment proposed and submit the resolution to the stockholders entitled to vote on the amendment at a special meeting or the next annual meeting; (2) the affirmative vote by stockholders having at least a majority of the voting power entitled to vote thereon, and (3) if the amendment would adversely affect the rights or change any preference of any class or series of outstanding shares, then in addition to the affirmative vote otherwise required, the affirmative vote of a majority of the voting power of each class that is adversely affected by the amendment entitled to vote thereon as a class.

The memorandum of association of CNIT BVI provides that CNIT BVI may only amend its memorandum of association by a majority of the total voting power of shareholders, and that if any proposed amendment would adversely alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series adversely affected by the amendment regardless of limitations or restrictions on the voting power thereof. The memorandum of association provides that the articles of association may be amended by resolution of the directors or members (except that certain specified provisions of the articles of association may only be amended by resolution of the members).

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	Nevada	BVI

Under Nevada law, stockholders may adopt the bylaws and, in the absence of doing so or in the absence of reserving the right of doing so to the stockholders, the Board of Directors may adopt, amend or repeal any bylaw, including any bylaw adopted by the stockholders. The articles of incorporation may grant the authority to adopt, amend or repeal bylaws exclusively to the directors of the corporation. The bylaws of CNIT provide that the bylaws can be altered, amended or repealed by the Board of Directors.

Stock Class Rights

Under Nevada law, any change to the rights of holders of shares or any series of preferred shares of a company would require an amendment to the company’s articles of incorporation unless such right is specifically denied in the company’s articles of incorporation.

Nevada law provides that the holders of shares of a class or series shall be entitled to vote as a class upon a proposed amendment if the amendment would adversely alter or change any preference or any relative or other right given to the class or series.

The memorandum of association of CNIT BVI provides that if at any time the authorized shares are divided into different classes or series of shares, the rights attached to any class or series (unless otherwise provided by the terms of issue of the shares of that class or series) may, whether or not our company is being wound up, only be varied with the approval of the holders of not less than a majority of the issued shares of that class and of the holders of a majority of the issued shares of any other class or series of shares which may be affected by such variation.

Shareholders’ Votes on Certain Transactions

Generally, under Nevada law, unless the articles of incorporation provides for the vote of a larger portion of the stock held by the stockholders, completion of a liquidation, consolidation, sale, lease or exchange of all of a corporation’s assets or a dissolution requires:

(1) the approval by the Board of Directors and recommendation to the stockholders; and

(2) stockholder approval of a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Under the BVI Act, subject to any limitations or provisions to the contrary in its memorandum and articles of association, approval by a resolution of shareholders is required for: (1) any sale, transfer, lease, exchange or other disposition, other than a mortgage charge or other encumbrance or the enforcement thereof, of more than 50% of the assets of a company incorporated under the BVI Act, if not made in the usual or regular course of business carried on by that company; (2) a plan of merger or consolidation; and (3) a plan for the liquidation, winding-up and dissolution of a company. However, with respect to (1) above, the requirement has been disapplied under the articles of association of CNIT BVI which instead stipulates that any sale, transfer, lease exchange or other disposition, other than a mortgage, charge or encumbrance or the enforcement thereof, of all or substantially all the assets of CNIT BVI (other than pursuant to certain trust arrangements), if not made in the usual or regular course of business carried on by CNIT BVI shall require approval by a resolution of shareholders.

	Nevada	BVI

In the articles of association of CNIT BVI, a resolution of shareholders is defined as a resolution passed by the holders of a majority of in excess of fifty (50) percent of the votes of those members (or their duly appointed proxies) entitled to vote and voting on the resolution either at a meeting of members, or by way of a written resolution if so consented by the holders of a majority of in excess of fifty (50) percent of the votes of those members entitled to vote on the resolution, in either case in accordance with the provisions of the articles, except that instead of a majority in excess of 50%, the required number is a plurality of votes for an election of a director, and instead is two-thirds (2/3) for the removal of a director from office.

Rights of Inspection

Nevada law allows any stockholder of record for at least six months preceding the demand to inspect, or any person holding, or authorized by those holding, at least 5% of all of the corporation’s outstanding shares, upon five days written demand, may inspect and make copies during usual business hours, in person or by an agent or attorney, of the following: (1) the corporation’s stock ledger, including a list of its stockholders and their stock holdings; (2) a copy of the corporation’s articles of incorporation, and amendments thereto, certified by the Secretary of State of Nevada; and (3) a copy of the corporation’s bylaws, and amendments thereto, certified by an officer of the corporation.

In addition, Nevada law allows any stockholder of record who owns, or has been authorized by the holders of, at least 15% of the outstanding shares of the corporation, upon at least five days’ written demand, to inspect, during usual business hours, the books of account and all financial records of the corporation, to make copies of records, and to conduct an audit of such records.

Under the BVI Act, a member of a business company may, on giving written notice to a company, inspect the company’s memorandum and articles, the register of shareholders, the register of directors and the minutes of meetings and resolutions of shareholders and of those classes of shareholders of which he is a member.

In addition, CNIT BVI’s articles of association allow any shareholder of record who owns at least 15% of the outstanding shares of CNIT BVI, upon at least five days’ written demand, to inspect, during usual business hours, the books of account and all financial records of CNIT BVI, to make copies of records, and to conduct an audit of such records at their own cost.

Standard of Conduct for Directors

Nevada law does not set forth extensive provisions describing the standard of conduct of a director. Directors are required to exercise their powers in good faith and with a view to the interests of the corporation. The scope of the fiduciary duties of directors is determined by the courts of the State of Nevada when presented with the issue, and often with reference to decisions by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well- informed basis and in a manner they reasonably believe to be in the interest of the corporation.

Under the BVI Act, our directors have a duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty to CNIT BVI, our directors must ensure compliance with our memorandum and articles of association. A shareholder has the right to seek damages if a duty owed by our directors is breached.

	Nevada	BVI
Size of the Board of Directors

Under Nevada law, the Board of Directors must have at least one director who is a natural person of at least 18 years of age and who does not need to be a U.S. citizen. CNIT’s Board of Directors currently consists of five directors. The number of directors is established from time to time by resolution of the Board of Directors.

Under the BVI Act, a company must have at least one director.
Classification of the Board of Directors

Under Nevada law, the articles of incorporation or bylaws may provide for the classification of the Board of Directors in order to stagger the terms of the directors. The term “classified board” generally means the specification of selected board seats for a term of more than one year (but not more than three years), with different classes of board seats coming up for election each year. CNIT’s bylaws do not provide for the classification of its Board of Directors, but rather provides for the election of all of CNIT’s directors at each annual meeting.

The directors of CNIT BVI are not divided into classes. Each director shall hold office for the term ending on the termination of the next annual meeting of shareholders or such other date as was agreed under the terms upon which he or she was appointed or until his or her earier death, disqualification, resignation or removal.

Election of Directors

As provided in CNIT’s bylaws, directors are currently elected at an annual meeting of stockholders at which a quorum is present, in person or by proxy, by a plurality vote and hold office until his or her successor is chosen.

CNIT BVI’s articles of association provide that where the number of directors proposed for election is greater than the number of directors to be elected, the persons receiving the most votes (up to the number of directors to be elected) shall be elected as directors, and an absolute majority of the votes cast shall not be a prerequisite to the election of such directors. Otherwise, a majority of votes cast for a director shall be required to elect or reelect the director.

Removal of Directors

Nevada law provides that a director may be removed with or without cause by the holders of not less than two-thirds of the voting power of the shares entitled to vote at an election of directors, except that: (1) members of a classified Board of Directors may be removed by a vote of the holders of that class or series, unless the articles of incorporation provides otherwise; and (2) directors may not be removed in certain situations in the case of a corporation having cumulative voting except with the vote of stockholders owning sufficient shares to prevent the director’s election to office at the time of removal.

The articles of association of CNIT BVI provides that a director may be removed from office with or without cause by a resolution of shareholders.

	Nevada	BVI
CNIT does not have a classified board and does not have cumulative voting.
Vacancies on the Board of Directors

Under Nevada law, unless otherwise provided in the articles of incorporation, the following vacancies may be filled by a vote of a majority of the directors then in office, even though less than a quorum: (1) vacancies on the Board of Directors; and (2) newly created directorships resulting from an increase in the authorized number of directors. A director elected to fill a vacancy or a newly created directorship will hold office until the next annual election by the stockholders and until his or her successor has been elected and qualified or until his or her earlier, death, resignation or removal.

The articles of association of CNIT BVI provide that the directors may at any time appoint any person to be a director to fill a vacancy or as an addition to the Board. Any director appointed by the Board as an addition to the existing Board shall hold office only until the next following annual general meeting of CNIT BVI and shall then be eligible for re-election.

Board Quorum and Vote Requirements

Pursuant to CNIT’s bylaws, at any meeting of CNIT’s Board of Directors, the presence of a majority of the whole Board of Directors constitutes a quorum for the transaction of business. The act of the majority of the directors present at a meeting at which a quorum is present constitutes an act of the Board of Directors.

CNIT BVI’s articles of association is consistent with the bylaws of CNIT with respect to the Board quorum and vote requirements.
Place of Directors Meetings	Pursuant to CNIT’s bylaws, all meetings of CNIT’s Board of Directors may be held within or outside of the State of Nevada, as may be fixed from time to time by the Board of Directors.

CNIT BVI’s articles of association provide that the directors of our company shall meet at such times and in such manner and places within or outside the BVI as they may determine to be necessary or desirable.

Liability of Directors and Officers

Except as specifically provided in the NRS, or if the articles of incorporation or an amendment thereto provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that: (1) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and (2) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Under BVI law, a director of a company incorporated under the BVI Act, in performing his functions is entitled to rely on the register of members which the BVI Act requires the company to keep, the books of accounts and records kept in accordance with the BVI Act and financial statements and other information prepared, and on expert advice given by an employee of the company or an expert whom the director believes to be competent and reliable. The articles of association of CNIT BVI provide that officers and directors shall not be personally liable to the Company for damages for any breach of fiduciary duty as a director or officer, except for intentional or knowing misconduct or violations of the BVI Act that expressly provides for liability of directors or officers notwithstanding any provision in the memorandum and articles of association to the contrary.

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Indemnification of Directors and Officers

Nevada law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

CNIT’s artices of incorporation and bylaws provide generally that CNIT shall indemnify, to the fullest extent authorized by the NRS, each director and officer, as well as persons serving at the request of our company as a director, officer, employee or agent of another coporation or of a partnership, joint venture, trust or other enterprise, against all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person.

BVI law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the BVI courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under CNIT BVI’s memorandum and articles of association, subject to the BVI Act, CNIT BVI may and shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of CNIT BVI (excluding the auditors), or who is or was serving at the request of CNIT BVI as a director or officer of another company, partnership, joint venture, trust or other enterprise (referred to herein as an “Indemnified Person”). Each such Indemnified Person shall be indemnified out of the assets of CNIT BVI against any liability, action, proceeding, claim, demand, judgments, fines, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may reasonably incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default. In addition, to be entitled to indemnification, an Indemnified Person must not have acted in such a manner as to have incurred the liability by virtue of having committed actual fraud or willful default but no person shall be found to have committed actual fraud or willful default unless or until a court of competent jurisdiction shall have made a finding to that effect.

CNIT BVI may purchase and maintain insurance for the benefit of any director or other officer of CNIT BVI against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to CNIT BVI. CNIT BVI will purchase and maintain insurance for its directors and officers as permitted by BVI law.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted for its directors, officers or persons controlling it under the foregoing provisions, CNIT BVI has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Shareholder Derivative and Class Action Suits

Under Nevada law, a stockholder may bring a derivative action on behalf of CNIT to enforce the rights of CNIT. An individual also may commence a lawsuit separately or bring a class action suit on behalf of such individual and other similarly situated stockholders where the requirements for maintaining a class action under Nevada law have been met. A person may generally institute and maintain such suits only if such person was a stockholder at the time of the transaction which is the subject of the derivative suit or became a stockholder by operation of law from one who was a shareholder at the time of the transaction. Nevada law also requires that the derivative plaintiff must make a demand on the Board of Directors to assert the claim or take suitable actions, and the demand to be refused by the board, before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile (and if futile, the derivative plaintiff must make clear the reasons why such demand would be futile).

We are not aware of any reported class action having been brought in a BVI court, however, reported derivative actions have been brought. The High Court of the BVI may, on the application of a shareholder of a company, grant leave to that shareholder to bring proceedings in the name and on behalf of that company, or intervene in proceedings to which the company is a party for the purpose of continuing, defending or discontinuing the proceedings on behalf of the company. In determining whether to grant leave, the High Court of the BVI must take into account (1) whether the shareholder is acting in good faith; (2) whether the derivative action is in the interests of the company taking account of the views of the company’s directors on commercial matters; (3) whether the proceedings are likely to succeed; (4) the costs of the proceedings in relation to the relief likely to be obtained; and (5) whether an alternative remedy to the derivative claim is available.

Leave to bring or intervene in proceedings may be granted only if the High Court of the BVI is satisfied that (1) the company does not intend to bring, diligently continue or defend, or discontinue the proceedings, as the case may be; or (2) it is in the interests of the company that the conduct of the proceedings should not be left to the directors or to the determination of the shareholders as a whole.

Anti-takeover Measures

Under Nevada law, directors generally have a duty to act without self-interest, on a well- informed basis and in a manner they reasonably believe to be in the interests of the corporation and its stockholders. Nevertheless, a Nevada court will generally apply a policy of judicial deference to Board of Directors decisions to adopt anti-takeover measures in order to resist a change, or potential change, of control in the face of a potential takeover where the directors are able to show that: (1) they had reasonable grounds for believing that there was a threat to corporate policy and effectiveness from an acquisition proposal; and (2) the Board of Directors action taken to impede the exercise of stockholders rights was reasonable in relation to the threat posed.

Under BVI law, the directors of a business company must exercise their powers in good faith for a proper purpose and in the best interests of the company as a whole. It is important for a determination to be made that it is possible for a reasonable Board of Directors, in good faith, to reach the conclusion that an anti-takeover measure which has the potential to discriminate against a minority of the members is nonetheless for the benefit of the company as a whole. It is likely that the courts would consider whether the Board of Directors had any ulterior motive in implementing anti-takeover proposals and whether particular shareholders had been singled out in any discriminatory way.

	Nevada	BVI
Transactions with Directors

The NRS provides that no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the common or interested director or officer is present at, or participates in, the meeting of the Board or committee of the Board which authorizes the contract or transaction, or signs a written consent authorizing the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if: (a) the material facts as to the director’s or officer’s relationship or financial interest as to the contract or transaction are disclosed or are known to the Board of Directors or a committee of the Board, and the Board or committee of the Board in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors may be less than a quorum; (b) the material facts as to the director’s or officer’s relationship or financial interest as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is approved in good faith by the vote of the stockholders holding a majority of the voting power; or (c) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee of the Board or the stockholders.

Under the BVI Act, a director of a business company is not required to disclose an interest if: (a) the transaction or proposed transaction is between the director and the company; and (b) the transaction or proposed transaction is or is to be entered into in the ordinary course of the company’s business and on usual terms and conditions.

A disclosure to the Board to the effect that a director is a shareholder, director, officer or trustee of another named company or other person and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure, be entered into with that company or person, is a sufficient disclosure of interest in relation to that transaction. It should be noted, however, that a disclosure is not made to the Board unless it is made or brought to the attention of every director on the Board.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee of the Board which authorizes the contract or transaction.

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Interested Shareholder Transactions

The NRS provide generally that a Nevada corporation is prohibited from engaging in mergers, dispositions of 5% or more of the aggregate value of its assets or the disposition of assets representing 10% or more of the earning power or net income of the corporation, certain issuances of stock and other transactions (“business combinations”) with a person that owns 10% or more of the voting power of the outstanding voting shares of the corporation (an “interested shareholder”) for a period of three years after the interested stockholder first held 10% or more of the voting power of the outstanding shares. These restrictions on transactions involving an interested stockholder do not apply to (a) a combination approved by the board of directors before that person first became an interested stockholder, (b) a combination with an interested shareholder that resulted in that person becoming an interested stockholder that was approved by the board of directors before that person became aninterested stockholder, or (c) a combination that was approved, no earlier than three years after the date that person first became an interested stockholder, by the affirmative vote of holders of at least a majority of the voting power (other than stock owned by the interested shareholder) at a meeting called for that purpose.

Although BVI law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

CNIT’s articles of incorporation contain a provision expressly electing not to be governed by these provisions of the NRS.
Acquisition of Controlling Interest

The provisions of NRS 78.378 to 78.3793 apply to the acquisition of controlling interests in an issuing corporation unless the articles of incorporation provide otherwise. NRS 78.3799 defines “issuing corporation” as any corporation organized in Nevada which has 200 or more stockholders or record, at least 100 of whom have addresses in the state of Nevada appearing on the stock ledger and does business in the State of Nevada directly or through an affiliated corporation.

There are no equivalent statutory provisions in the BVI.

The provisions relating to acquisition of a controlling interest in an issuing corporation provide that the acquiring person may deliver an offeror’s statement and require that a special meeting of stockholders be called to determine whether such acquiring person shall be entitled to full voting rights of his shares. Such voting rights will not be provided unless the acquiring person and

	Nevada	BVI

those acting in association with the acquiring person are conferred by resolution of the stockholders holding a majority of the voting power of the corporation and of any adversely affected class or series of outstanding shares, excluding shares as to which any interested stockholder exercises voting rights. Further, if the offeror’s statement is not delivered in the manner prescribed or if such acquiring person is not granted full voting rights by the stockholders, the issuing corporation shall call for redemption of such shares of the acquiring person. If the acquiring person’s shares are given full voting rights, shareholders voting against such voting rights will have dissenters’ rights and are entitled to fair value for their shares.

CNIT’s articles of incorporation contain a provision expressly electing not to be governed by these provisions of the NRS.
Corporate Transactions

Generally, under the NRS, approval of mergers and consolidations and sales, leases or exchanges of all of the property or assets of a corporation requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote.

Under the laws of the BVI, two or more companies may merge or consolidate in accordance with Section 170 of the BVI Act. A merger means the merging of two or more constituent companies into one of the constituent companies, and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, thedirectors of each constituent company must approve a written plan of merger or consolidation which must be authorized by a resolution of shareholders.

While a director may vote on the plan even if he has a financial interest in the plan, in order for the resolution to be valid, the material facts of the interest and the director’s relationship to any party to the transaction must be disclosed and the resolution approved (1) without counting the vote or consent of any interested director, or (2) by the unanimous vote or consent of all disinterested directors if the votes or consents of all disinterested directors is insufficient to approve a resolution of directors.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the memorandum or articles of association, would entitle them to vote as

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a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, or other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration.

After the plan of merger or consolidation has been approved by the directors and authorized by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the BVI.

A shareholder may dissent from a mandatory redemption of his shares, an arrangement (if permitted by the court), a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) and a consolidation. A shareholder properly exercising his dissent rights is entitled to payment in cash of the fair value of his shares.

ENFORCEABILITY OF CIVIL LIABILITIES

CNIT BVI was incorporated under the laws of the BVI because of certain benefits associated with being a BVI company, such as political and economic stability, an effective judicial system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the BVI has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent. In addition, BVI companies may not have standing to sue before the federal courts of the United States.

Additionally, most of our operations are conducted in the PRC, and a significant portion of our assets are located in the PRC. In addition, after the merger a majority of CNIT BVI’s directors and all of its executive officers will continue to reside in the PRC, and all or a substantial portion of their assets are located in the PRC. As a result, it may be difficult for you to effect service of process within the United States upon CNIT BVI or such persons, or to enforce against them in courts of the United States, BVI or PRC, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. CNIT BVI has appointed Corporation Service Company as its agent to receive service of process with respect to any action brought against it in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against it in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Maples and Calder, our counsel as to BVI law, and Guangdong Jin Di Law Firm Sichuan Office, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the BVI or the PRC would, respectively, (1) recognize or enforce judgments of United States courts obtained against CNIT BVI or its directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the BVI or the PRC against CNIT BVI or its directors or officers predicated upon the securities laws of the United States or any state in the United States. Maples and Calder and Guangdong Jin Di Law Firm Sichuan Office have further advised us that there are no treaties with respect to enforceability of civil liabilities, nor is there reciprocity practice, between the BVI and the PRC.

Maples and Calder has further advised us that any final and conclusive monetary judgment obtained against CNIT BVI in United States state or federal courts, for a definite sum, may be treated by the courts of the BVI as a cause of action in itself so that no retrial of the issues would be necessary provided that in respect of the U.S. judgment:

1.

The U.S. court issuing the judgment had jurisdiction in the matter and CNIT BVI either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

2.	The judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of CNIT BVI;

3.	In obtaining judgment there was no fraud on the part of the person in whose favour judgment was given or on the part of the court;

4.	Recognition or enforcement of the judgment in the British Virgin Islands would not be contrary to public policy; and

5.	The proceedings pursuant to which judgment was obtained were not contrary to natural justice.

Guangdong Jin Di Law Firm Sichuan Office has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. Guangdong Jin Di Law Firm Sichuan Office has advised us further that under PRC law, a foreign judgment, which does not otherwise violate basic legal principles, state sovereignty, safety or social public interest, may be recognized and enforced by a PRC court, based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. As there existed no treaty or other form of reciprocity between the PRC and the United States governing the recognition of judgments as of the date of this proxy statement/prospectus, including those predicated upon the liability provisions of the United States federal securities laws, there is uncertainty whether and on what basis a PRC court would enforce judgments rendered by United States courts.

LEGAL MATTERS

Pillsbury Winthrop Shaw Pittman LLP has advised us in connection with certain U.S. legal matters with respect to the merger and has rendered an opinion to us regarding the material U.S. federal income tax consequences of the merger described in the section entitled “Taxation—United States Taxation.” Maples and Calder has advised us in connection with certain BVI legal matters with respect to the merger, including legal matters with respect to CNIT BVI shares. Guangdong Jin Di Law Firm Sichuan Office has advised us in connection with certain PRC legal matters with respect to the merger.

EXPERTS

The audited consolidated financial statements of CNIT and the effectiveness of CNIT’s internal control over financial reporting have been audited by GHP Horwath, P.C., an independent registered public accounting firm, for the periods and to the extent set forth in their reports which are included in Annex C attached to this proxy statement/prospectus. Such consolidated financial statements have been so included in reliance upon the reports of such firm given upon the firm’s authority as an expert in auditing and accounting.

The audited consolidated financial statements of CNIT as of December 31, 2010 and for the year then ended have been included in Annex C attached to this proxy statement/prospectus in reliance upon the report of BDO Limited, independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

CNIT is subject to the reporting requirements of the Exchange Act and in accordance therewith files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. CNIT’s SEC filings also are available to the public from commercial document retrieval services and at the SEC’s website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the “Investor Relations” section of our website at http://www.chinacnit.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement/prospectus, and therefore is not incorporated by reference.

CNIT BVI has filed a registration statement on Form F-4 with the SEC to register the issuance of its ordinary shares in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of CNIT BVI in addition to being the proxy statement of CNIT for the Annual Meeting.

A copy of CNIT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and a copy of its Quarterly Report on Form 10-Q for the period ended March 31, 2012 are attached to this proxy statement/prospectus as Annex C and Annex D, respectively (not including their exhibits).

Statements contained in this proxy statement/prospectus, or in any document included or delivered with this proxy statement/prospectus, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

You should rely only on the information contained or included and delivered with this proxy statement/prospectus to consider and vote upon the adoption of the Merger Agreement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. The date of this proxy statement/prospectus can be found on the first page. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, unless the information specifically indicates that another date applies, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of CNIT BVI shares in the merger shall create any implication to the contrary.

OTHER MATTERS

To the knowledge of CNIT, no action is to be taken on any matter not specifically referred to in this proxy statement/prospectus at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors of CNIT may recommend.

BY ORDER OF THE BOARD OF DIRECTORS,

_____________________________
Jiang Huai Lin
Chairman and CEO

Dated:                              , 2012

ANNEX A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is entered into as of June 20, 2012, by and among China Information Technology, Inc., a corporation incorporated under the laws of the State of Nevada (“CNIT”), China Information Technology, Inc., a company incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of CNIT (“CNIT BVI”), and China Information Mergerco Inc., a corporation incorporated under the laws of the State of Nevada and a wholly-owned subsidiary of CNIT BVI (“Merger Sub”).

RECITALS

A. The Boards of Directors of each of CNIT, CNIT BVI and Merger Sub have unanimously determined that it is advisable and in the best interests of their respective shareholders to reorganize so that CNIT BVI will become the parent of CNIT as a result of the merger of Merger Sub with and into CNIT (the “Merger”).

B. The respective Boards of Directors of CNIT, CNIT BVI and Merger Sub have each unanimously approved the Merger, this Agreement and, to the extent applicable, the other transactions described herein, pursuant to which CNIT will be the surviving corporation of the Merger and will become a wholly-owned subsidiary of CNIT BVI, all upon the terms and subject to the conditions set forth in this Agreement, and whereby each issued share of the common stock, par value US$0.01 per share, of CNIT (“CNIT Common Stock”) shall be converted into the right to receive one ordinary share, par value US$0.01 per share, of CNIT BVI (“CNIT BVI Ordinary Shares”).

C. The Merger requires, among other things, the adoption of this Agreement by the affirmative vote of the holders of a majority of the issued and outstanding shares of CNIT Common Stock.

D. The parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and is hereby, adopted as a “plan of reorganization” for purposes of Section 368(a) of the Code or, alternatively, that the Merger be treated for United States federal income tax purposes as a contribution of shares of CNIT to CNIT BVI by stockholders of CNIT qualifying as a tax-free exchange within the meaning of Section 351 of the Code.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and of the covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, and in accordance with the Nevada Revised Statutes (the “NRS”), at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into CNIT in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease. Pursuant to and simultaneously upon the consummation of the Merger at the Effective Time, in accordance with the NRS, (a) CNIT shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), becoming a wholly-owned subsidiary of CNIT BVI, (b) the corporate identity, existence, powers, rights and immunities of CNIT as the Surviving Corporation shall continue unimpaired by the Merger, and (c) CNIT shall succeed to and shall possess all the assets, properties, rights, privileges, powers, franchises, immunities and purposes, and be subject to all the debts, liabilities, obligations, restrictions and duties of Merger Sub, all without further act or deed.

1.2 Filing Articles of Merger; Effective Time. As soon as practicable following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Article V, if this Agreement shall not have been terminated prior thereto as provided in Section 7.1, Merger Sub and CNIT shall cause articles of merger (the “Articles of Merger”) meeting the requirements of NRS 92A.200 to be properly executed and filed in accordance with such section and otherwise make all other filings or recordings as required by the NRS in connection with the Merger. The Merger shall become effective at the time designated in the Articles of Merger as the effective time of the Merger (the “Effective Time”).

ARTICLE II
SURVIVING CORPORATION;
EFFECT OF MERGER ON CHARTER DOCUMENTS
AND DIRECTORS AND OFFICERS

2.1 Name of Surviving Corporation. The name of the Surviving Corporation shall be “China Information Technology, Inc.”

2.2 Articles of Incorporation of Surviving Corporation. From and after the Effective Time, the Articles of Incorporation of CNIT in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, and shall continue in full force and effect until amended in accordance with the provisions provided therein or the applicable provisions of the NRS.

2.3 Bylaws of Surviving Corporation. From and after the Effective Time, the Bylaws of CNIT in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, and shall continue in full force and effect until amended in accordance with the provisions provided therein or the applicable provisions of the NRS.

2.4 Directors and Officers of Surviving Corporation. From and after the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each such director or officer to serve in such capacity until his or her earlier death, resignation or removal or until his or her successor is duly elected or appointed.

2.5 Constitutional Documents of CNIT BVI. The Memorandum and Articles of Association of CNIT BVI in effect immediately prior to the Effective Time shall continue to be the Memorandum and Articles of Association of CNIT BVI until amended in accordance with the provisions provided therein or under the laws of the British Virgin Islands.

2.6 Directors and Officers of CNIT BVI. Immediately prior to the Effective Time, CNIT, in its capacity as the sole shareholder of CNIT BVI, agrees to take or cause to be taken all such actions as are necessary to cause those persons serving as the directors and officers of CNIT immediately prior to the Effective Time to be elected or appointed as the directors and officers of CNIT BVI (to the extent the officers and directors of CNIT BVI and CNIT are not already identical), each such person to have the same office(s) with CNIT BVI (and the same committee memberships in the case of directors) as he or she held with CNIT, with the directors to serve until the earlier of the next meeting of the CNIT BVI shareholders at which an election of directors is required or until their successors are elected or appointed (or their earlier death, disability or retirement).

ARTICLE III
EFFECT OF MERGER ON CAPITAL STOCK;
EXCHANGE OF SHARES

3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of either CNIT nor CNIT BVI:

(a) Each issued and outstanding share of CNIT Common Stock shall be converted into the right to receive one validly issued, fully paid and nonassessable CNIT BVI Ordinary Share, and CNIT BVI shall issue to each holder of such right that number of CNIT BVI Ordinary Shares to which each such holder is entitled.

(b) The 100 issued and outstanding shares of common stock, par value US$0.01 per share, of Merger Sub held by CNIT BVI shall be converted into 100 validly issued, fully-paid and nonassessable shares of common stock, par value US$0.01 per share, of the Surviving Corporation.

(c) CNIT BVI will repurchase the one CNIT BVI Ordinary Share that was held by CNIT prior to the Merger at a purchase price of US$0.01.

3.2 Exchange of CNIT BVI Shares.

(a) At the Effective Time, each outstanding share of CNIT Common Stock held in uncertificated, book entry form will be exchanged for one CNIT BVI Ordinary Share pursuant to Section 3.1(a) above without further act or deed by the holder thereof, and record of such ownership shall be kept in uncertificated, book entry form by CNIT BVI’s transfer agent, Island Stock Transfer.

(b) At the Effective Time, each outstanding share of CNIT Common Stock held in certificated form will be converted into the right to receive one CNIT BVI Ordinary Share pursuant to Section 3.1(a) above without further act or deed by the holder thereof, and the holder thereof will cease to be, and will have no rights as, a stockholder of CNIT. Following the consummation of the Merger, CNIT’s exchange agent will send a letter of transmittal to each such holder, explaining the procedure for surrendering such holder’s CNIT stock certificates in exchange for share certificates representing CNIT BVI Ordinary Shares.

(c) At the Effective Time, holders of CNIT Common Stock will cease to be, and will have no rights as, stockholders of CNIT, other than the right to receive: (i) any dividend or other distribution with a record date prior to the Effective Time that may have been declared or made by CNIT on such shares of CNIT Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and that remain unpaid at the Effective Time and (ii) the CNIT BVI Ordinary Shares pursuant to Section 3.1(a) . After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of CNIT Common Stock that were outstanding immediately prior to the Effective Time. Upon and after the Effective Time, registered shareholders in CNIT BVI’s register of members will have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon CNIT BVI Ordinary Shares registered in their respective names.

3.3 No Dissenters’ Rights. There are no dissenters’ rights or appraisal rights available to holders of CNIT Common Stock under the NRS in connection with the Merger.

ARTICLE IV
ASSUMPTION OF CONTRACTS

4.1 Assumption. At the Effective Time, the obligations of CNIT under or with respect to contracts or agreements listed on Annex A (collectively, the “Assumed Contracts”) shall become the lawful obligations of CNIT BVI and shall be performed in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated. Effective at the Effective Time, CNIT BVI hereby expressly adopts and assumes all obligations of CNIT under the Assumed Contracts.

4.2 Other Actions. Such amendments or other actions that are deemed necessary or appropriate by CNIT and CNIT BVI to effect the Merger, including to facilitate the assumption by CNIT BVI of the Assumed Contracts, and any other amendments or actions that CNIT and CNIT BVI shall deem advisable, shall be adopted and entered into with respect to the Assumed Contracts and any other change in control arrangements between CNIT and its executive officers and key employees.

ARTICLE V
CONDITIONS PRECEDENT

The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions:

5.1 Stockholder Approval. This Agreement shall have been adopted and approved by the affirmative vote of holders of a majority of the issued and outstanding shares of CNIT Common Stock entitled to vote thereon at the record date for such actions as set by the Board of Directors of CNIT.

5.2 No Prohibition. None of the parties hereto shall be subject to any decree, order or injunction of any court of competent jurisdiction, whether in the United States, the British Virgin Islands or any other country, that prohibits the consummation of the Merger.

5.3 Effective Registration Statement. CNIT BVI shall have filed a registration statement on Form F-4 with the Securities and Exchange Commission in connection with the offer and issuance of the CNIT BVI Ordinary Shares to be issued pursuant to the Merger, which registration statement shall have become effective under the Securities Act of 1933, as amended, and no stop order with respect thereto shall be in effect.

5.4 NASDAQ Listing. The CNIT BVI Ordinary Shares to be issued pursuant to the Merger shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance and satisfaction of other standard conditions.

5.5 Consents and Authorizations. Other than the filing of the Articles of Merger provided for under Section 1.2, all material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required of CNIT, CNIT BVI or any of their respective subsidiaries to consummate the Merger and the other transactions contemplated hereby, including, without limitation, any filings required under (a) applicable United States state securities and “Blue Sky” laws and (b) applicable British Virgin Islands securities laws, shall have been obtained or made.

ARTICLE VI
COVENANTS

6.1 Rule 16b-3 Approval. CNIT, CNIT BVI and Merger Sub shall take all such steps as may reasonably be required to cause the transactions contemplated by Section 3.1 and any other dispositions of CNIT equity securities (including derivative securities) or acquisitions of CNIT BVI equity securities (including derivative securities) in connection with this Agreement by each individual who (a) is a director or officer of CNIT or (b) at the Effective Time, is or will become a director or officer of CNIT BVI, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

6.2 CNIT BVI Vote. Prior to the date of the meeting of stockholders of CNIT to consider and vote upon the adoption of this Agreement, CNIT BVI, in its capacity as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger.

6.3 Further Assurances. Each party hereto shall use its reasonable best efforts, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary and reasonably appropriate to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions provided for herein.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of CNIT, by action of the Board of Directors of CNIT.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of CNIT, CNIT BVI or Merger Sub.

7.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after any required approval or adoption by the stockholders of CNIT of this Agreement or matters presented in connection with this Agreement; provided, however, that after any such approval or adoption, there shall be made no amendment requiring further approval or adoption by such stockholders under applicable law until such further approval is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.4 Waiver. At any time prior to the Effective Time, the parties may waive compliance with any of the agreements or covenants contained in this Agreement, or may waive any of the conditions to consummation of the Merger contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VIII
GENERAL PROVISIONS

8.1 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article IV, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The provisions of Article IV may be enforced only by the specifically intended beneficiaries thereof.

8.2 Entire Agreement. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to its rules of conflict of laws.

8.4 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

8.5 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

8.6 Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement and Plan of Merger and Reorganization has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

CHINA INFORMATION TECHNOLOGY, INC.
a Nevada corporation

By: /s/ Jiang Huai Lin
Name: Jiang Huai Lin
Title: Chief Executive Officer

CHINA INFORMATION TECHNOLOGY, INC.
a British Virgin Islands company

By: /s/ Jiang Huai Lin
Name: Jiang Huai Lin
Title: Chief Executive Officer

CHINA INFORMATION MERGERCO INC.
a Nevada corporation

By: /s/ Jiang Huai Lin
Name: Jiang Huai Lin
Title: Chief Executive Officer

ANNEX B

British Virgin Islands

The BVI Business Companies Act

(No. 16 of 2004)

Memorandum and Articles of Association

of

China Information Technology, Inc.

Incorporated this 18th day of June 2012

Maples Corporate Services (BVI) Limited
Kingston Chambers
PO Box 173
Road Town, Tortola
British Virgin Islands

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

MEMORANDUM OF ASSOCIATION

OF

CHINA INFORMATION TECHNOLOGY, INC.

1	Company Name

1.1	The name of the Company is China Information Technology, Inc.

1.2

The members may from time to time change the Company's name by Resolution of Members. The directors shall give notice of such resolution to the registered agent of the Company, for the registered agent to file an application for change of name with the Registrar, and any such change will take effect from the date of the certificate of change of name issued by the Registrar.

1.3

A change of name of the Company shall constitute an amendment of the Memorandum and Articles and in the event of a resolution being passed to change the name of the Company, the provisions below in respect of amendments to the Memorandum and Articles must be complied with.

2	Company Limited by Shares, Liability of Members

2.1	The Company is a company limited by shares.

2.2	The liability of each member is limited to:

(a) the amount from time to time unpaid on that member's shares;

(b) any liability expressly provided for in the Memorandum or the Articles; and

(c) any liability to repay a distribution pursuant to section 58(1) of the Act.

3	Registered Office

3.1	The first registered office of the Company will be situated at Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.

3.2

The directors or members may from time to time change the Company's registered office by Resolution of Directors or Resolution of Members, provided that the Company's registered office shall at all times be the office of the registered agent. The directors shall give notice of such resolution to the registered agent of the Company, for the registered agent to file with the Registrar a notice of change of registered office, and any such change of registered office will take effect from the date of the registration by the Registrar of such notice.

4	Registered Agent

4.1	The first registered agent of the Company will be Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.

4.2

The directors or members may from time to time change the Company's registered agent by Resolution of Directors or Resolution of Members. The directors shall give notice of such resolution to the registered agent of the Company (meaning the existing registered agent), for the registered agent to file with the Registrar a notice of change of registered agent, and any such change of registered agent will take effect from the date of the registration by the Registrar of such notice.

4.3

If the existing registered agent does not file such notice on instruction by the directors, the directors shall procure that a notice of change of registered agent is filed with the Registrar by a legal practitioner in the British Virgin Islands acting on behalf of the Company, and any such change of registered agent will take effect from the date of the registration by the Registrar of such notice.

5	General Objects and Powers

5.1

Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Act or any other law of the British Virgin Islands.

5.2	Without limiting the foregoing, the powers of the Company include the power to do the following:

(a) grant options over unissued shares in the Company and treasury shares;

(b) issue securities that are convertible into shares;

(c) give financial assistance to any person in connection with the acquisition of the Company's own shares;

(d) issue debt obligations of every kind and grant options, warrants and rights to acquire debt obligations;

(e) guarantee a liability or obligation of any person and secure any of its obligations by mortgage, pledge or other charge, of any of its assets for that purpose; and

(f)

protect the assets of the Company for the benefit of the Company, its creditors and its members and, at the discretion of the directors, for any person having a direct or indirect interest in the Company.

6	Maximum Number of Authorised Shares

6.1	The Company is authorised to issue a maximum of 100,000,000 ordinary shares of one class each such share having a par value of US$0.01.

6.2

The members may from time to time by Resolution of Members increase the maximum number of shares the Company is authorised to issue, by amendment to the Memorandum in accordance with the provisions below.

7	Rights Conferred by Shares

7.1	Each share in the Company confers on the holder:

(a) the right to one vote on any Resolution of Members;

(b) the right to an equal share in any dividend paid by the Company in accordance with the Act; and

(c) the right to an equal share in the distribution of the surplus assets of the Company.

8	Registered Shares Only

Shares in the Company may only be issued as registered shares and the Company is not authorised to issue bearer shares. Registered shares may not be exchanged for bearer shares or converted to bearer shares.

9	Amendments to the Memorandum and Articles

9.1	Subject to the provisions of the Act and the provisions of this Clause 9:

(a) the members may from time to time amend the Memorandum or Articles by Resolution of Members; and

	(b)	the directors from time to time amend the Articles (but not the Memorandum) by Resolution of Directors.

9.2	The directors shall not have the power to amend the Articles:

	(a)	to restrict the rights or powers of the members to amend the Memorandum or Articles;

	(b)	to change the percentage of members required to pass a resolution to amend the Memorandum or Articles;

	(c)	to change the manner prescribed in the Articles for the election of directors to hold office;

	(d)	where to do so would involve amending the provisions of Articles 17.3 or 23.9; and

	(e)	in circumstances where the Memorandum or Articles may only be amended by the members.

9.3	A change of registered office or registered agent shall not constitute an amendment of the Memorandum or Articles.

9.4	If at any time:

	(a)	the Company is authorised to issue shares of more than one class or series; and

(b)

an amendment to the Memorandum or Articles the effect of which would be to vary the rights of the holders of a class of shares or series of shares or alter or change any preference or any relative or other right given to any class or series of shares of the Company then in issue, then in addition to the requirements of Clause 9.1, such a proposed amendment to the Memorandum or Articles shall also require (whether or not the Company is being wound up) approval by Resolution of Class Members (where the Resolution of Class Members is a resolution of the holders of the class or series of shares of the Company the rights given to which would be so varied or otherwise affected as aforesaid by the proposed amendment). However, this Clause 9.4 shall not apply if it is otherwise provided by the terms of issue of the shares of that class or series.

9.5

The rights conferred upon the holders of the shares of any class issued with preferred or other rights (for the purpose of this Clause 9.5, any such shares of any class being referred to herein as "Preferred Shares") shall not, unless otherwise expressly provided by the terms of issue of the Preferred Shares, be deemed to be varied by the creation or issue of further shares:

	(a)	ranking pari passu with the Preferred Shares; or

(b)

which in all respects do not rank ahead of the Preferred Shares and which would not confer on the holders of such further shares any rights which are superior to the rights conferred upon the holders of the Preferred Shares.

9.6

The directors shall give notice of such resolutions passed pursuant to Clauses 9.1 and 9.4 to the registered agent of the Company, for the registered agent to file with the Registrar a notice of the amendment to the Memorandum or Articles, or a restated memorandum and articles of association incorporating the amendment(s) made, and any such amendment(s) to the Memorandum or Articles will take effect from the date of the registration by the Registrar of the notice of amendment or restated memorandum and articles of association incorporating the amendment(s) made.

9.7	A change of registered office or registered agent shall not constitute an amendment of the Memorandum or Articles.

10	Definitions and Interpretation

10.1	In this memorandum of association and the attached articles of association:

"Act"	means the BVI Business Companies Act, 2004;

"Articles"	means the Company's articles of association as attached to this Memorandum, and "Article" shall be construed accordingly;

"Chairman of the Board"	has the meaning ascribed to that term in Article 19.8;

"Memorandum"	means this, the Company's memorandum of association;

"Registrar"	means the Registrar of Corporate Affairs appointed under the Act;

"Resolution of Directors"	means a resolution of the directors passed either at a meeting of directors, or by way of a Written Resolution, in either case in accordance with the provisions of the Articles;

"Resolution of Members"

means a resolution passed by the holders of a majority of in excess of fifty (50) percent of the votes of those members (or their duly appointed proxies) entitled to vote and voting on the resolution either at a meeting of members, or by way of a Written Resolution, in either case in accordance with the provisions of the Articles;

"Resolution of Class Members"

means, in respect of each class of shares of the Company or series of shares of the Company that is or may at any time be in issue in the Company, a resolution passed by the holders of a majority of in excess of fifty (50) percent of the votes of those members in that class or series (or their duly appointed proxies) entitled to vote and voting on the resolution either at a meeting of members, or by way of a Written Class Resolution, in either case in accordance with the provisions of the Articles;

"Securities Act "	means the Securities Act of 1933 of the United States of America (as amended);

"Written Resolution"

means a resolution of members or directors (as applicable) consented to in writing or by telex, telegram, cable or other written electronic communication, without the need for any notice. A Written Resolution may consist of several documents, including written electronic communications, in like form each signed or assented to by one or more members or directors (as applicable). A Written Resolution of directors shall be passed if so consented by all of those directors entitled to vote on the resolution. A Written Resolution of members shall be passed if so consented by the holders of a majority of in excess of fifty (50) percent of the votes of those members entitled to vote on the resolution; and

"Written Class Resolution"

means, in respect of each class of shares of the Company or series of shares of the Company that is or may at any time be in issue in the Company, a resolution of the members of that class of shares or series of shares consented to in writing or by telex, telegram, cable or other written electronic communication, without the need for any notice. A Written Class Resolution may consist of several documents, including written electronic communications, in like form each signed or assented to by one or more members.

10.2	In the Memorandum and Articles:

(a)

words and expressions defined in the Act shall have the same meaning and, unless otherwise required by the context, the singular shall include the plural and vice versa, the masculine shall include the feminine and the neuter and references to persons shall include corporations and all entities capable of having a legal existence;

(b)	reference to a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(c)	the headings are for convenience only and shall not affect the construction of the Memorandum or Articles;

(d)	reference to a thing being "written" or "in writing" includes all forms of writing, including all electronic records which satisfy the requirements of the Electronic Transactions Act, 2001;

(e)

reference to a thing being "signed" or to a person's "signature" shall include reference to an electronic signature which satisfies the requirements of the Electronic Transactions Act, 2001, and reference to the Company's "seal" shall include reference to an electronic seal which satisfies the requirements of the Electronic Transactions Act, 2001.

We, Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 18th day of June 2012.

Incorporator

/s/ Richard May
Richard May
Authorised Signatory
Maples Corporate Services (BVI) Limited

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

ARTICLES OF ASSOCIATION

OF

CHINA INFORMATION TECHNOLOGY, INC.

1	Share Certificates

1.1

Every person whose name is entered as a member in the Company's register of members, being the holder of registered shares, shall without payment (except where otherwise noted) be entitled to a share certificate in the following circumstances:

	(a)	on the issuance of such shares to such member;

	(b)	on the transfer of such shares to such member;

	(c)	on a re-designation or conversion of such shares with the effect that the certificate previously issued no longer properly describes such shares; and

	(d)	at the discretion of the directors (who may levy a reasonable charge), on notice to the Company of a change of name of the member.

1.2

Such certificate shall be signed by a director or under the common seal of the Company (which the registered agent of the Company is authorised to affix to such certificate) with or without the signature of any director or officer of the Company specifying the share or shares held and the par value thereof (if any), provided that in respect of shares held jointly by several persons, the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all.

1.3

If a certificate is worn out or lost it may, subject to the prior written consent of any mortgagee or chargee whose interest has been noted on the Company's register of members, be renewed on production of the worn out certificate, or on satisfactory proof of its loss together with such indemnity as the directors may reasonably require. Any member receiving a share certificate shall indemnify and hold the Company and its officers harmless from any loss or liability which it or they may incur by reason of wrongful or fraudulent use or representation made by any person by virtue of the possession of such a certificate.

2	Issue of Shares

2.1

Subject to the provisions of these Articles, the unissued shares of the Company (whether forming part of the original or any increased authorised shares) shall be at the disposal of the directors who may offer, allot, grant options over or otherwise dispose of them to such persons at such times and for such consideration, being not less than the par value (if any) of the shares being disposed of, and upon such terms and conditions as the directors may determine. Such consideration may take any form acceptable to the directors, including money, a promissory note, or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services. Before issuing shares for a consideration other than money, the directors shall pass a Resolution of Directors stating:

	(a)	the amount to be credited for the issue of the shares;

	(b)	their determination of the reasonable present cash value of the non-money consideration for the issue; and

	(c)	that, in their opinion, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the shares.

2.2

Subject to the provisions of the Act in this regard, shares may be issued on the terms that they are redeemable, or at the option of the Company be liable to be redeemed on such terms and in such manner as the directors before or at the time of the issue of such shares may determine.

2.3	The Company may issue bonus shares, partly paid shares and nil paid shares.

2.4	The directors may redeem any share issued by the Company at a premium.

2.5

Except as required by the Act, and notwithstanding that a share certificate may refer to a member holding shares "as trustee" or similar expression, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except as provided by these Articles or by the Act) any other rights in respect of any share except any absolute right to the entirety thereof by the registered holder.

3	Forfeiture of Shares

3.1

The Company may, at any time after the due date for payment, serve on a member who has not paid in full for shares registered in the name of that member, a written notice of call ("Notice of Call") specifying a date for payment to be made. The Notice of Call shall name a further date not earlier than the expiration of 14 days from the date of service of the Notice of Call on or before which the payment required by the Notice of Call is to be made and shall contain a statement that in the event of non-payment at or before the time named in the Notice of Call the shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

3.2

Where a written Notice of Call has been issued under the foregoing Article and the requirements of the Notice of Call have not been complied with, the directors may, at any time before tender of payment, forfeit and cancel the shares to which the Notice of Call relates. The Company is under no obligation to refund any moneys to the member whose shares have been cancelled pursuant to this Article and that member shall be discharged from any further obligation to the Company.

4	Transfer of Shares

4.1

Registered shares in the Company shall be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee. The instrument of transfer shall also be signed by the transferee if registration as a holder of the shares imposes a liability to the Company on the transferee. The instrument of transfer of a registered share shall be sent to the Company for registration.

4.2

Subject to the Memorandum, these Articles and to section 54(5) of the Act, the Company shall, on receipt of an instrument of transfer, enter the name of the transferee of the share in the Company's register of members unless the directors resolve to refuse or delay the registration of the transfer for reasons that shall be specified in the resolution. Where the directors pass such a resolution, the Company shall send to the transferor and the transferee a notice of the refusal or delay. Notwithstanding anything contained in the Memorandum or Articles, the directors shall not decline to register any transfer of shares, nor may they suspend registration thereof where such transfer is:

	(a)	to any mortgagee or chargee whose interest has been noted on the Company's register of members;

	(b)	by any such mortgagee or chargee, pursuant to the power of sale under its security; or

	(c)	by any such mortgagee or chargee in accordance with the terms of the relevant security document.

4.3	The transfer of a registered share is effective when the name of the transferee is entered in the Company's register of members

4.4

In all offerings of securities pursuant to Regulation S of the Securities Act, the Company shall require that its share transfer agent (to the extent that the Company has appointed a share transfer agent) refuse to register any transfer of securities not made in accordance with the provisions of Regulation S of the Securities Act, pursuant to registration under the Securities Act or an available exemption thereunder.

5	Mortgages of Shares and Charges over Shares

5.1	Members may mortgage or create a charge or other form of security over their shares.

5.2	The directors shall, at the written request of a member who has mortgaged or created a charge over his shares, enter in the Company's register of members:

	(a)	a statement that such shares are mortgaged or charged;

	(b)	the name of the mortgagee or chargee (where such information has been stated by the member); and

	(c)	the date on which the statement and name are entered in the Company's register of members.

6	Transmission of Shares

6.1

Subject to sections 52(2) and 53 of the Act, the executor or administrator of a deceased member, the guardian of an incompetent member or the trustee of a bankrupt member shall be the only person recognised by the Company as having any title to his share, save that and only in the event of death, incompetence or bankruptcy of any member or members as a consequence of which the Company no longer has any directors or members, then upon the production of any documentation which is reasonable evidence of the applicant being entitled to:

(a)

a grant of probate of the deceased's will, or grant of letters of administration of the deceased's estate, or confirmation of the appointment as executor or administrator (as the case may be, or analogous position in the relevant jurisdiction), of a deceased member's estate;

	(b)	the appointment of a guardian (or analogous position in the relevant jurisdiction) of an incompetent member;

	(c)	the appointment as trustee (or analogous position in the relevant jurisdiction) of a bankrupt member; or

	(d)	upon production of any other reasonable evidence of the applicant's beneficial ownership of, or entitlement to the shares,

to the Company's registered agent in the British Virgin Islands together with (if so requested by the registered agent) a notarised copy of the share certificate(s) of the deceased, incompetent or bankrupt member, an indemnity in favour of the registered agent and/or appropriate legal advice in respect of any document issued by a foreign court, then the administrator, executor, guardian or trustee in bankruptcy (as the case may be) notwithstanding that their name has not been entered in the Company's register of members, may by written resolution of the applicant, endorsed with written approval by the registered agent, be appointed a director and/or entered in the Company's register of members as the legal and/or beneficial owner of the shares.

6.2	Without limiting the foregoing, the production to the Company of any document which is reasonable evidence of:

(a)

a grant of probate of the will, or grant of letters of administration of the estate, or confirmation of the appointment as executor (or analogous position in the relevant jurisdiction), of a deceased member;

	(b)	the appointment of a guardian (or analogous position in the relevant jurisdiction) of an incompetent member;

	(c)	the trustee (or analogous position in the relevant jurisdiction) of a bankrupt member; or

	(d)	the applicant's legal and/or beneficial ownership of the shares,

shall be accepted by the Company even if the deceased, incompetent member or bankrupt member is resident and/or domiciled outside the British Virgin Islands if the document is issued by a foreign court which had competent jurisdiction in the matter. For the purposes of establishing whether or not a foreign court had competent jurisdiction in such a matter the directors may obtain appropriate legal advice. The directors may also require an indemnity to be given by the executor, administrator, guardian, trustee in bankruptcy or the applicant.

6.3

Any person becoming entitled by operation of law or otherwise to a share or shares in consequence of the death, incompetence or bankruptcy of any member may be registered as a member upon such evidence being produced as may reasonably be required by the directors. An application by any such person to be registered as a member shall for all purposes be deemed to be a transfer of shares of the deceased, incompetent or bankrupt member and the directors shall treat it as such.

6.4

Any person who has become entitled to a share or shares in consequence of the death, incompetence or bankruptcy of any member may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such share or shares and such request shall likewise be treated as if it were a transfer.

6.5	What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.

7	Acquisition of Own Shares

7.1

The directors may, on behalf of the Company, subject to the written consent of all the members whose shares are to be purchased, redeemed or otherwise acquired, purchase, redeem or otherwise acquire any of the Company's own shares for such consideration as the directors consider fit, and either cancel or hold such shares as treasury shares. Shares may be purchased or otherwise acquired in exchange for newly issued shares in the Company.

7.2

The directors shall not, unless permitted pursuant to the Act, purchase, redeem or otherwise acquire any of the Company's own shares unless immediately after such purchase, redemption or other acquisition:

(a) the value of the Company's assets exceeds its liabilities; and

(b) the Company is able to pay its debts as they fall due.

7.3	Sections 60 and 61 of the Act shall not apply to the Company.

8	Treasury Shares

8.1

Shares may only be held as treasury shares by the Company to the extent that the number of treasury shares does not exceed 50% of the shares of that class previously issued by the Company, excluding shares that have been cancelled.

8.2	The directors may dispose of any shares held as treasury shares on such terms and conditions as they may from time to time determine.

9	Notice of Meetings of Members

9.1

The directors may convene meetings of the members at such times and in such manner and places (within or outside the British Virgin Islands) as the directors consider necessary or desirable, and they shall convene such a meeting upon the written request of members entitled to exercise at least ten (10) percent of the voting rights in respect of the matter for which the meeting is requested.

9.2	With respect to determining the record date (the "Record Date") for the purpose of determining the persons entitled to notice of or to vote at a meeting of members, the Record Date:

(a) may be fixed by the directors in advance as a date not less than ten (10) days nor more than sixty (60) days prior to such meeting; or

(b) in the absence of any action by the directors, the date upon which the notice of the meeting is given shall be the Record Date.

Section 83(2) of the Act shall not apply to the Company.

9.3

Not less than ten (10) days' notice (nor more than sixty (60) days' notice) specifying at least the place, the day and the hour of the meeting and general nature of the business to be conducted shall be given in the manner hereinafter mentioned to such persons whose names on the Record Date appear as members in the Company's register of members and are entitled to vote at the meeting or to receive notice of the meeting.

9.4	The inadvertent failure of the directors to give notice of a meeting to a member or the fact that a member has not received a notice that has been properly given, shall not invalidate the meeting.

10	Proceedings at Meetings of Members

10.1

No business shall be transacted at any meeting of members unless a quorum of members is present at the time when the meeting proceeds to business. A quorum shall consist of the holder or holders present in person or by proxy entitled to exercise at least a majority of the voting rights of the shares of each class or series of shares entitled to vote as a class or series thereon and the same proportion of the votes of the remaining shares entitled to vote thereon. For the avoidance of doubt, the members present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough members to leave less than a quorum.

10.2	A member shall be deemed to be present at a meeting of members if:

(a) he or his proxy participates by telephone or other electronic means; and

(b) all members and proxies participating in the meeting are able to hear each other.

10.3	If, within half an hour from the time appointed for the meeting, a quorum is not present, the meeting shall be:

(a) dissolved; or

(b)

those members present and entitled to vote (in person or by proxy) may resolve to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. If the adjournment is for more than 30 days, or if after adjournment a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to the persons who appear as members in the Company's register of members on the Record Date and are entitled to notice of or to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

10.4	A member may attend a meeting of members personally or be represented by a proxy who may speak and vote on behalf of the member.

10.5

The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote. An instrument appointing a proxy shall be in such form as the Chairman of the meeting shall accept as properly evidencing the wishes of the member appointing the proxy, but must be in writing under the hand of the appointer unless the appointer is a corporation or other form of legal entity (other than one or more individuals holding as joint owner) in which case the instrument appointing a proxy shall be in writing under the hand of an individual duly authorised by such corporation or legal entity to execute the same.

10.6

At every meeting the members present shall choose someone of their number to be the chairman (the "Chairman"). If the members are unable to choose a Chairman for any reason, then the person representing the greatest number of voting shares present at the meeting shall preside as Chairman.

10.7

The Chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

10.8

At any meeting a resolution put to the vote of the meeting shall be decided on a voice vote or show of hands by the holders of a majority of in excess of fifty (50) percent of the votes of those members (or their duly appointed proxies) entitled to vote and voting on the resolution, unless a poll is (before or on the declaration of the result of the voice vote or show of hands) demanded:

	(a)	by the Chairman; or

	(b)	by any member present in person or by proxy and holding not less than one tenth of the total voting shares issued and having the right to vote on such resolution.

10.9

Unless a poll be so demanded, a declaration by the Chairman that a resolution has, on voice vote or a show of hands been carried, and an entry to that effect in the book containing the minutes of the proceedings of the Company, shall be sufficient evidence of the fact, without proof of the number or proportion of the votes recorded in favour of or against such resolution.

10.10

If a poll is duly demanded it shall be taken in such manner as the Chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The demand for a poll may be withdrawn, at the discretion of the Chairman.

10.11	On a poll, every holder of a voting share present in person or by proxy shall have one vote for every voting share of which he is the holder which confers the right to a vote on the resolution.

10.12

In the case of an equality of votes, whether on a voice vote or show of hands or on a poll, the Chairman of the meeting at which the voice vote or show of hands takes place, or at which the poll is demanded, shall not be entitled to a second or casting vote.

10.13	Subject to the Memorandum or these Articles, an action that may be taken by members at a meeting of members may also be taken by Written Resolution.

10.14	If a committee is appointed for any member who is of unsound mind, that member may vote by such committee.

10.15

The register of members (or a copy of the register of members) shall be kept on file at the registered office of the Company for a period of ten days prior to any meeting of the members and shall be subject to inspection by any member at any time during usual business hours. The register of members (or a copy of the register of members) shall be produced and kept open at the time and place of the meeting during the whole time thereof, and shall be subject to the inspection of any member who may be present.

11	Annual Meeting of Members

An annual meeting of the members shall be held during each calendar year. The notice convening the meeting shall specify that it is the annual meeting of the members.

12	Jointly Held Shares

12.1	Where shares are registered in the names of joint owners:

(a) each registered owner may be present in person or by proxy at a meeting of members and may speak as a member;

(b) if only one of them is present in person or by proxy, he may vote on behalf of all of them; and

(c)

if two or more are present in person or by proxy, they must vote as one. If more than one joint owner votes in person or by proxy at any meeting of members or by Written Resolution, the vote of the joint owner whose name appears first among such voting joint holders in the Company's register of members shall alone be counted.

13	Corporations Acting by Representatives at Meetings

Any corporation or other form of corporate legal entity which is a member may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the members or any class of members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual member.

14	Appointment, Removal, Number and Remuneration of Directors

14.1

The first registered agent of the Company shall appoint one or more persons as the first director or directors of the Company. At the first meeting of the directors or on the first occasion on which the first director or directors approve a Written Resolution of the directors (provided this is not after the first meeting of the directors) the directors may by Resolution of Directors elect any number of additional directors as it or they may determine up to the maximum number of directors (if any) set pursuant to Article 14.11. Thereafter, the directors shall be elected in accordance with Articles 14.2 to 14.3.

14.2

Only persons who are proposed or nominated in accordance with this Article shall be eligible for election as directors. Any member or the Board may propose any person for election as a director. Where any person, other than a director retiring at the meeting or a person proposed for re-election or election as a director by the Board, is to be proposed for election as a director, notice must be given to the Company of the intention to propose him and of his willingness to serve as a director. Such notice must be given not later than 10 days following the earlier of the date on which notice of the general meeting was posted to the Members or the date on which public disclosure of the date of the next general meeting was made.

14.3

Where the number of persons validly proposed for re-election or election as a director is greater than the number of directors to be elected, the persons receiving the most votes (up to the number of directors to be elected) shall be elected as directors, and an absolute majority of the votes cast shall not be a prerequisite to the election of such directors.

14.4	Notwithstanding the requirements of Articles 14.2 and 14.3, the directors may by Resolution of Directors appoint any person as a director of the Company:

	(a)	to fill a vacancy arising by reason of the matters referred to at 14.5(a) to (d) below; or

(b)

as an additional director of the Company (provided that the number of directors shall not exceed the maximum number of directors (if any) that is permitted by any Resolution of Directors from time to time passed pursuant to Article 14.11 and for the avoidance of doubt this Article 14.4(b) shall not restrict the directors from passing a new Resolution of Directors pursuant to Article 14.11 increasing the maximum number of directors), provided always that the term of office of any such director shall be until the following next annual meeting of the members (at which meeting, for the avoidance of doubt, any such director shall be eligible to be reappointed by the members) unless otherwise agreed by Resolution of Members.

14.5	Each director shall hold office until the earlier of:

(a)

his disqualification to act as a director under section 111 of the Act (on which his office as director shall be automatically terminated if he has not resigned in accordance with section 115(2) of the Act);

	(b)	his death;

	(c)	his resignation;

	(d)	the effective date of his removal by Resolution of Directors or Resolution of Members; or

	(e)	the termination of the next annual meeting of the members following the appointment of the directors unless:

(i) otherwise agreed under the terms upon which the director was appointed; or

(ii) the director is re-elected at the aforementioned annual meeting of the members (and for the avoidance of doubt, the directors shall be eligible for re-election at each such general meeting).

14.6

Any director which is a body corporate may appoint any person its duly authorised representative for the purpose of representing it at meetings of the Board or with respect to unanimous written consents.

14.7	A person shall not be appointed as a director unless he has consented in writing to be a director.

14.8	The following are disqualified for appointment as a director:

	(a)	an individual who is under 18 years of age;

	(b)	a person who is a disqualified person within the meaning of section 260(4) of the Insolvency Act, 2003;

	(c)	a person who is a restricted person within the meaning of section 409 of the Insolvency Act, 2003; and

	(d)	an undischarged bankrupt.

14.9

A director shall not require a share qualification, but nevertheless shall be entitled to attend and speak at any meeting of the directors and meeting of the members and at any separate meeting of the holders of any class of shares in the Company.

14.10	The directors may be removed by Resolution of Directors or Resolution of Members and Sections 114(2) and 114(3) of the Act shall not apply to the Company.

14.11

Subject to the requirement that the number of directors shall not be less than one, the directors may by Resolution of Directors from time to time determine the maximum number of directors. No decrease in the number of directors which the Company is authorised (by Resolution of Directors) to have from time to time shall have the effect of shortening the term of any incumbent director.

14.12

The remuneration of directors (whether by way of salary, commission, participation in profits or otherwise) in respect of services rendered or to be rendered in any capacity to the Company (including to any company in which the Company may be interested) shall be fixed by Resolution of Directors or Resolution of Members. The directors may also be paid such travelling, hotel and other expenses properly incurred by them in attending and returning from meetings of the directors, or any committee of the directors or meetings of the members, or in connection with the business of the Company as shall be approved by Resolution of Directors or Resolution of Members.

15	Alternate and Reserve Directors

15.1

A director, by written instrument deposited at the registered office, may from time to time appoint another director or another person to be his alternate. Every such alternate shall be entitled to be given notice of meetings and Written Resolutions of the directors and to attend and vote as a director at any such meeting at which the director appointing him is not personally present and generally at such meeting to have and exercise all the powers, rights, duties and authorities of the director appointing him, and to sign as a director any Written Resolution which is not signed by the director appointing him. Every such alternate shall be deemed to be an officer of the Company and shall not be deemed to be an agent of the director appointing him. Unless stated otherwise in the notice of the appointment of the alternate, if undue delay or difficulty would be occasioned by giving notice to a director of a resolution of which his approval is sought in accordance with these Articles his alternate (if any) shall be entitled to signify approval of the same on behalf of that director. The remuneration of an alternate shall be payable out of the remuneration payable to the director appointing him, as agreed between such alternate and the director appointing him. A director, by writing under his hand deposited at the registered office, may at any time vary or revoke the appointment of an alternate appointed by him. If a director shall die or cease to hold the office of director, the appointment of his alternate shall thereupon cease and terminate.

15.2

Where the Company has only one member with voting rights who is an individual and that member is also the sole director (the "sole member/director"), that sole member/director may, by instrument in writing, nominate a person who is not disqualified from being a director under section 111(1) of the Act as a reserve director of the Company to act in the place of the sole director in the event of his death. A person shall not be nominated as a reserve director unless he has consented in writing to be nominated as a reserve director. The nomination of a person as a reserve director of the Company ceases to have effect if:

(a) before the death of the sole member/director who nominated him:

(i) he resigns as reserve director; or

(ii) the sole member/director revokes the nomination in writing; or

(b) the sole member/director who nominated him ceases to be the sole member/director for any reason other than his death.

16	Duties of Directors and Conflicts of Interests

16.1	A director, in exercising his powers or performing his duties, shall act honestly and in good faith and in what the director believes to be in the best interests of the Company.

16.2

Notwithstanding the foregoing Article, if the Company is a wholly-owned subsidiary, a director may, when exercising powers or performing duties as a director, act in a manner which he believes is in the best interests of that Company’s holding company (as defined in the Act) even though it may not be in the best interests of the Company.

16.3	A director shall exercise his powers as a director for a proper purpose and shall not act, or agree to the Company acting, in a manner that contravenes the Act or the Memorandum or Articles.

16.4

A director, when exercising powers or performing duties as a director, shall exercise the care, diligence, and skill that a reasonable director would exercise in the same circumstances taking into account, but without limitation:

	(a)	the nature of the Company;

	(b)	the nature of the decision; and

	(c)	the position of the director and the nature of the responsibilities undertaken by him.

16.5

A director, when exercising his powers or performing his duties as a director, is entitled to rely upon the register of members and upon books, records, financial statements and other information prepared or supplied, and on professional or expert advice given, by:

	(a)	an employee of the Company whom the director believes on reasonable grounds to be reliable and competent in relation to the matters concerned;

	(b)	a professional adviser or expert in relation to matters which the director believes on reasonable grounds to be within the person’s professional or expert competence; and

	(c)	any other director, or committee of directors upon which the director did not serve, in relation to matters within the director’s or committee’s designated authority,

provided that the director: (i) acts in good faith; (ii) makes proper inquiry where the need for the inquiry is indicated by the circumstances; and (iii) has no knowledge that his reliance on the register of members or the books, records, financial statements and other information or expert advice is not warranted.

16.6

A director may hold any other office or position of profit under the Company (except that of auditor) in conjunction with his office of director, and may act in a professional capacity to the Company on such terms as to remuneration and otherwise as the directors shall approve.

16.7

A director may be or become a director or officer of, or otherwise be interested in any company promoted by the Company, or in which the Company may be interested, as a member or otherwise and no such director shall be accountable for any remuneration or other benefits received by him as director or officer or from his interest in such other company. The directors may also exercise the voting powers conferred by the shares in any other company held or owned by the Company in such manner in all respects as they think fit, including the exercise thereof in favour of any resolutions appointing them, or of their number, directors or officers of such other company, or voting or providing for the payment of remuneration to the directors or officers of such other company. A director may vote in favour of the exercise of such voting rights in the manner aforesaid notwithstanding that he may be, or be about to become, a director or officer of such other company, and as such in any other manner is, or may be, interested in the exercise of such voting rights in the manner aforesaid.

16.8

No director shall be disqualified by his office from contracting with the Company either as a buyer, seller or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any director shall be in any way interested be voided, nor shall any director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement, by reason of such director holding that office or by reason of the fiduciary relationship thereby established, provided such director shall, immediately after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose such interest to the board. For the purposes of this Article:

	(a)	a director is not required to make such a disclosure if:

(i) the transaction or proposed transaction is between the director and the Company; and

(ii) the transaction or proposed transaction is or is to be entered into in the ordinary course of the Company's business and on usual terms and conditions;

(b)

a disclosure to the board to the effect that a director is a member, director, officer or trustee of another named company or other person and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure, be entered into with that company or person, is a sufficient disclosure of interest in relation to that transaction. Such a disclosure is not made to the board unless it is made or brought to the attention of every director on the board; and

	(c)	subject to section 125(1) of the Act, the failure by a director to comply with this Article does not affect the validity of a transaction entered into by the director or the Company.

16.9	A director who is interested in a transaction entered into or to be entered into by the Company may:

	(a)	vote on a matter relating to the transaction;

	(b)	attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

	(c)	sign a document on behalf of the Company, or do any other thing in his capacity as a director, that relates to the transaction.

17	Powers of Directors

17.1

The business of the Company shall be managed by the directors who may pay all expenses incurred preliminary to and in connection with the formation and registration of the Company, and may exercise all such powers of the Company necessary for managing and for directing and supervising, the business and affairs of the Company as are not by the Act or by the Memorandum or these Articles required to be exercised by the members, subject to any delegation of such powers as may be authorised by these Articles and permitted by the Act and to such requirements as may be prescribed by Resolution of Members, but no requirement made by Resolution of Members shall prevail if it be inconsistent with these Articles nor shall such requirement invalidate any prior act of the directors which would have been valid if such requirement had not been made.

17.2

If the number of directors shall have been fixed at two or more persons and by reason of vacancies having occurred in the board there shall be only one continuing director, he shall be authorised to act alone only for the purpose of appointing another director.

17.3

Section 175 of the Act shall not apply to the Company. However, any sale, transfer, lease exchange or other disposition, other than a mortgage, charge or other encumbrance or the enforcement thereof, of all or substantially all of the assets of the company (other than a transfer pursuant to a power of the kind described in section 28(3) of the Act), if not made in the usual or regular course of the business carried on by the Company, shall require approval by Resolution of Members.

18	Delegation by the Board to Directors, Committees, Officers, Attorneys and Agents

18.1

The board may entrust to and confer upon any director or officer any of the powers exercisable by it upon such terms and conditions and with such restrictions as it thinks fit, and either collaterally with, or to the exclusion of, its own powers, and may from time to time revoke, withdraw, alter or vary all or any of such powers. Subject to the provisions of section 110 of the Act, the directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit. Any committees so formed shall in the exercise of powers so delegated conform to any regulations that may be imposed on it by the directors or the provisions of the Act.

18.2	The directors have no power to delegate the following powers to a committee of directors:

	(a)	to amend the Memorandum or Articles;

	(b)	to designate committees of directors;

(c)

to delegate powers to a committee of directors; (This and the preceding sub-Article do not prevent a committee of directors, where authorised by the directors, from appointing a sub- committee and delegating powers exercisable by the committee to the sub-committee);

	(d)	to appoint or remove directors;

	(e)	to appoint or remove an agent;

	(f)	to approve a plan or merger, consolidation or arrangement;

	(g)	to make a declaration of solvency for the purposes of section 198(1)(a) of the Act or approve a liquidation plan; or

	(h)	to make a determination under section 57(1) of the Act that the Company will, immediately after a proposed distribution, satisfy the solvency test.

18.3

Where the directors delegate their powers to a committee of directors, they remain responsible for the exercise of that power by the committee, unless they believed on reasonable grounds that at all times before the exercise of the power that the committee would exercise the power in conformity with the duties imposed on directors by the Act.

18.4

The directors may, by Resolution of Directors, appoint officers of the Company at the first meeting of directors after each annual meeting of members, and at such times as shall be considered necessary or expedient. The officers shall perform such duties as shall be prescribed at the time of their appointment subject to any modifications in such duties as may be prescribed by the directors thereafter.

18.5

Any person may hold more than one office and no officer need be a director or member. The officers shall remain in office until removed from office by the directors, whether or not a successor is appointed.

18.6	Any officer who is a body corporate may appoint any person as its duly authorised representative for the purpose of representing it and of transacting any of the business of the officers.

18.7

The directors may from time to time by power of attorney appoint any company, firm or person or body of persons to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles) and for such period and subject to such conditions as the directors think fit.

18.8

The directors may appoint any person, including a person who is a director, to be an agent of the Company. An agent of the Company has such powers and authority of the directors, including the power and authority to affix the common seal of the Company, as are set forth in the Resolution of Directors appointing the agent, except that no agent has any power or authority with respect to the following:

	(a)	to amend the Memorandum or Articles;

	(b)	to change the registered office or registered agent;

	(c)	to designate committees of directors;

	(d)	to delegate powers to a committee of directors;

	(e)	to appoint or remove directors;

	(f)	to appoint or remove an agent;

	(g)	to fix emoluments of directors;

	(h)	to approve a plan of merger, consolidation or arrangement;

	(i)	to make a declaration of solvency for the purposes of section 198(1)(a) of the Act or to approve a liquidation plan;

	(j)	to make a determination under section 57(1) of the Act that the Company will, immediately after a proposed distribution, satisfy the solvency test as stipulated in section 56 of the Act; or

	(k)	to authorise the Company to continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands.

18.9

Where the directors appoint any person to be an agent of the Company, they may authorise the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

18.10	The directors may at any time remove an agent and may revoke or vary a power conferred on him.

19	Proceedings of Directors

19.1

The directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they think fit. The meetings of the board and any committee thereof shall be held at such place or places (within or outside the British Virgin Islands) as the directors shall decide.

19.2

The directors may resolve to hold regular meetings at fixed times and locations (as such times and locations are determined by the directors) and subject to the directors so resolving to hold regular meetings as aforesaid, no further notice of such regular meetings must be given to the directors.

19.3

Meetings of the directors may also be convened at any time by the Chairman of the Board or the director who is designated as the "Chief Executive Officer" (if any) or by the director who is designated as "President" (if any) on oral or written notice to each other director, given either personally, by telephone, by telegram or by mail, given at least forty-eight hours prior to the time of the meeting. Any such meeting of the directors shall be called by the Chief Executive Officer (if any), President (if any) or the Secretary (if any) in like manner and on like notice on the written request of at least two directors. Except as may be otherwise expressly provided by law, the Memorandum or these Articles, neither the business to be transacted at, nor the purpose of, any meeting of the directors needs to be specified in a notice or waiver of notice.

19.4	The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, shall not invalidate the meeting.

19.5

Any director who is a body corporate may appoint any person its duly authorised representative for the purpose of representing it at meetings of the directors and of transacting any of the business of the directors.

19.6

A meeting of the directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than a majority of the total number of directors.

19.7	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall be dissolved.

19.8	A director shall be deemed to be present at a meeting of the board if:

(a) he or his alternate participates by telephone or other electronic means; and

(b) all directors and alternates participating in the meeting are able to hear each other.

19.9

The directors may elect a chairman (the "Chairman of the Board") of their meeting and determine the period for which he is to hold office. If no such Chairman of the Board is elected, or if at any meeting the Chairman of the Board is not present at the time appointed for holding the meeting, the directors present may choose one of their number to be Chairman of the Board for the meeting. If the directors are unable to choose a Chairman of the Board, for any reason, then the longest serving director present at the meeting shall preside as the Chairman of the Board.

19.10	Questions arising at any meeting of directors shall be decided by a majority of votes. In case of an equality in votes the Chairman of the Board shall have a second or casting vote.

19.11

A resolution approved by a majority of the directors for the time being entitled to receive notice of a meeting of the directors or of a committee of the directors and taking the form of a Written Resolution shall be as valid and effectual as if it had been passed at a meeting of the directors or of such committee duly convened and held, without the need for any notice.

19.12

If the Company shall have only one director, the foregoing provisions for meetings of the directors shall not apply but such sole director shall have full power to represent and act for the Company in all matters and in lieu of minutes of a meeting shall record in writing and sign a note of memorandum of all matters requiring a Resolution of Directors. Such note or memorandum shall constitute sufficient evidence of such resolution for all purposes.

19.13

Notwithstanding any other requirement of the Memorandum or Articles, immediately following each annual meeting of the members, there shall be held at the same place as the annual meeting of the members as aforesaid, a meeting of the directors (and there shall be no requirement for any further notice of that meeting of the directors to be provided to the directors). The requirement under this Article 19.13 may only be disapplied where the directors (being the directors in office immediately after the annual meeting of the members as aforesaid) unanimously resolve to change such time or place of such meeting of the directors.

20	Indemnification and Insurance

20.1

Subject to the provisions of the Act, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), or who is or was serving at the request of the Company as a director or officer of another company, partnership, joint venture, trust or other enterprise (each an "Indemnified Person") shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, judgments, fines, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may reasonably incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

20.2

The Company shall advance to each Indemnified Person reasonable attorneys' fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

20.3

No Indemnified Person shall be personally liable to the Company for damages for any breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer for:

(a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law,

(b) for the violation of any provision of the Act, as amended from time to time, that expressly provides for liability of directors or officers notwithstanding any provision herein to the contrary.

For the avoidance of doubt, any amendment (including any deletion) of this Article 20.3 by the members of the Company shall be prospective only, and shall not adversely affect any limitation of the personal liability of an Indemnified Person for acts or omissions prior to such amendment (or deletion).

20.4

The directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

21	Company Seal and Entry into Contracts and Deeds

21.1

The directors shall provide for the safe custody of the common seal of the Company. The common seal when affixed to any instrument (save for a share certificate in accordance with these Articles) shall be witnessed by a director or officer of the Company or any other person so authorised from time to time by the directors.

21.2	A contract may be entered into by the Company as follows:

(a)

a contract that, if entered into by an individual, would be required by law to be in writing and under seal, may be entered into by or on behalf of the Company in writing under the common seal of the Company, or executed by or on behalf of the Company by a director or an authorised agent of the Company, and may be varied or discharged in the same manner;

(b)

a contract that, if entered into by an individual, would be required by law to be in writing and signed, may be entered into by or on behalf of the Company in writing and signed by a person acting under the express or implied authority of the company, and may be varied or discharged in the same manner; and

(c)

a contract that, if entered into by an individual, would be valid although entered into orally, and not reduced to writing, may be entered into orally by or on behalf of the Company by a person acting under the express or implied authority of the Company, and may be varied or discharged in the same manner.

21.3	Notwithstanding the foregoing Article, an instrument is validly executed by the Company as a deed, or an instrument under seal, if it is either:

(a)

sealed with the common seal of the Company and witnessed by a director and/or such other person who is authorised by the Memorandum or Articles to witness the application of the common seal of the Company; or

(b)

expressed to be, or is expressed to be executed as, or otherwise makes clear on its face that it is intended to be, a deed and it is signed by a director and/or by a person acting under the express or implied authority of the Company.

22	Distributions

22.1

Subject to the provisions of the Act, the directors may, by Resolution of Directors, authorise a distribution by the Company at a time, and of an amount, and to any members they think fit if they are satisfied, on reasonable grounds that, immediately after the distribution, the value of the Company's assets will exceed the Company's liabilities and the Company is able to pay its debts as they fall due.

22.2	No distribution shall be paid on those shares which are held by the Company as treasury shares at the date of declaration of the distribution.

22.3

The directors may, before recommending any distribution, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at their discretion, either be employed in the business of the Company or be invested in such investments as the directors may from time to time think fit.

22.4	If several persons are registered as joint holders of any share, any of them may give effectual receipt for any distribution or other monies payable on or in respect of the share.

22.5

Notice of any distribution that may have been declared shall be given to each member in manner hereinafter mentioned and all distributions unclaimed for three years after having been declared may be forfeited by the directors for the benefit of the Company.

22.6	No distribution shall bear interest against the Company.

23	Company Records

23.1	The Company shall keep records that:

(a) are sufficient to show and explain the Company's transactions; and

(b) will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

23.2	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine:

(a) minutes of all meetings and all resolutions of members and of classes of members; and

(b) minutes of all meetings and all resolutions of directors and committees of directors.

23.3

Where any such records are kept at a place other than at the office of the Company’s registered agent, the Company shall provide the registered agent with a written record of the physical address of the place or places at which the records are kept. Where the place at which any such records is changed, the Company shall provide the registered agent with the physical address of the new location of the records within fourteen days of the change of location.

23.4

The Company shall keep a register to be known as a register of directors containing the names and addresses of the persons who are directors, the date on which each person whose name is entered in the register was appointed as a director, the date on which each person named as a director ceased to be a director, and such other information as may be prescribed from time to time by law.

23.5

The Company shall maintain an accurate and complete register of members showing the full names and addresses of all persons holding registered shares in the Company, the number of each class and series of registered shares held by such person, the date on which the name of each member was entered in the register of members and where applicable, the date such person ceased to hold any registered shares in the Company.

23.6	The Company shall keep the following at the office of its registered agent:

	(a)	the Memorandum and Articles;

	(b)	the register of members maintained in accordance with these Articles or a copy of the register of members;

	(c)	the register of directors maintained in accordance with these Articles or a copy of the register of directors;

	(d)	copies of all notices and other documents filed by the Company in the previous ten years;

	(e)	a copy of the register of charges kept by the Company pursuant to section 162(1) of the Act; and

	(f)	an imprint of the common seal.

23.7	Where the Company keeps a copy of the register of members or the register of directors at the office of its registered agent, it shall:

	(a)	within 15 days of any change in the register, notify the registered agent, in writing, of the change; and

	(b)	provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.

(c)

Where the place at which the original register of members or the original register of directors is changed, the Company shall provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.

23.8	The records, documents and registers required by these Articles shall be open to the inspection of the directors at all times.

23.9

The directors shall from time to time determine whether and to what extent and at what times and places and under what conditions the records, documents and registers of the Company or any of them shall be open to the inspection of members not being directors, and no member (not being a director) shall have any right to inspect any records, documents or registers of the Company except:

(a) as conferred by the Act; and

(b)

that any member who owns at least 15% of the outstanding shares of the Company, upon at least five days’ written demand, may inspect, during usual business hours, the books of account and all financial records of the Company, to make copies of records, and to conduct an audit of such records at the member’s own cost.

24	Audit

24.1

The directors may by a Resolution of Directors call for the accounts of the Company to be examined by an auditor or auditors to be appointed by them at such remuneration as may from time to time be agreed.

24.2	The auditor may be a member but no director or officer of the Company shall be eligible during his continuance in office.

24.3

Every auditor of the Company shall have a right of access at all times to the books of account of the Company, and shall be entitled to require from the officers of the Company such information and explanations as he thinks necessary for the performance of his duties.

24.4

The report of the auditor shall be annexed to the accounts upon which he reports, and the auditor shall be entitled to receive notice of, and to attend, any meeting at which the Company's audited profit and loss account and/or balance sheet is to be presented.

25	Notices

25.1

Any notice, information or written statement required to be given to members shall be served by mail (air-mail service if available) addressed to each member at the address shown in the Company's register of members.

25.2

All notices directed to be given to the members shall, with respect to any registered shares to which persons are jointly entitled, be given to whichever of such persons is named first in the Company's register of members, and notice so given shall be sufficient notice to all the holders of such shares.

25.3

Any notice, if served by post, shall be deemed to have been served within ten days of posting, and in proving such service it shall be sufficient to prove that the letter containing the notice was properly addressed and mailed with the postage prepaid.

26	Continuation

The Company may, by a Resolution of Directors or by a Resolution of Members, continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

27	Winding Up

27.1

The Company may be voluntarily liquidated under Part XII of the Act if it has no liabilities and it is able to pay its debts as they become due. A liquidator may, subject to the terms of the Act, be appointed by a Resolution of Directors or by a Resolution of Members.

27.2

If the Company shall be wound up, the liquidator may divide amongst the members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any such property to be divided as aforesaid and may determine how such division shall be carried out as between the members or different classes of members. The liquidator may vest the whole or any part of such assets in trustees upon such trust for the benefit of the contributors as the liquidator shall think fit, but so that no member shall be compelled to accept any shares or other securities whereon there is any liability.

We, Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 18th day of June 2012.

Incorporator

/s/ Richard May
Richard May
Authorised Signatory
Maples Corporate Services (BVI) Limited

ANNEX C

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K

(Mark One)

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended: December 31, 2011

[  ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ____________to _____________

Commission File No. 001-34076

CHINA INFORMATION TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	98-0575209
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

21st Floor, Everbright Bank Building
Zhuzilin, Futian District
Shenzhen, Guangdong, 518040
People’s Republic of China
(Address of principal executive offices)

(+86) 755-8370-8333
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
Common Stock, par value $0.01 per share	The NASDAQ Stock Market LLC
(NASDAQ Global Select Market)

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.

Yes [  ]             No [X]

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.

Yes [  ]             No [X]

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes [X]             No [  ]

C-i

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files)

Yes [X]             No [  ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.

[  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer [ ]	Accelerated Filer [x]

Non-Accelerated Filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

Indicate by check mark whether registrant is a shell company (as defined in Rule 12b-2 of the Act).

Yes [  ]             No [X]

As of June 30, 2011 (the last business day of the registrant’s most recently completed second fiscal quarter), the aggregate market value of the shares of the registrant’s common stock held by non-affiliates (based upon the closing sale price of such shares as reported on the NASDAQ Global Select Market) was approximately $67.3 million. Shares of the registrant’s common stock held by each executive officer, director and person who owns 10% or more of the outstanding common stock have been excluded from the calculation in that such persons may be deemed to be affiliates of the registrant. This determination of affiliate status is not necessarily a conclusive determination for other purposes.

There were a total of 55,182,924 shares of the registrant’s common stock outstanding as of February 29, 2012.

DOCUMENTS INCORPORATED BY REFERENCE

None.

C-ii

Annual Report on Form 10-K

C-iii

Special Note Regarding Forward Looking Statements

In addition to historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We use words such as “believe,” “expect,” “anticipate,” “project,” “target,” “plan,” “optimistic,” “intend,” “aim,” “will” or similar expressions which are intended to identify forward-looking statements. Such statements include, among others, those concerning market and industry segment growth and demand and acceptance of new and existing products; any projections of sales, earnings, revenue, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations; and any statements regarding future economic conditions or performance, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, as well as assumptions, which, if they were to ever materialize or prove incorrect, could cause the results of the Company to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, among other things, the possibility that third parties hold proprietary rights that preclude us from marketing our products, the emergence of additional competing technologies, changes in domestic and foreign laws, regulations and taxes, changes in economic conditions, uncertainties related to China’s legal system and economic, political and social events in China, a general economic downturn, a downturn in the securities markets, and other risks and uncertainties.

Additional disclosures regarding factors that could cause our results and performance to differ from results or anticipated performance are discussed in Item 1A, “Risk Factors” included herein. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. We assume no obligation and do not intend to update these forward-looking statements, except as required by law.

Use of Terms

Except as otherwise indicated by the context and for the purposes of this report only, references in this report to:

  “CNIT,” “we,” “us,” or “our” and the “Company” are to the combined business of China Information Technology, Inc. and its consolidated subsidiaries, Bocom, CITH, HPC, Huipu, ISS, ISSI, ISIID, IST, and iASPEC, to whose operations we succeeded on October 9, 2006 and which became our variable interest entity effective July 1, 2007, and its 52.54% majority-owned subsidiary, Geo and 81.65% majority-owned subsidiary, Zhongtian;
  “Bocom” are to Shenzhen Bocom Multimedia Display Technology Co., Ltd., a PRC company;
  “CITH” are to China Information Technology Holdings Limited, a British Virgin Islands company;
  “Geo,” are to Wuda Geoinformatics Co., Ltd., a PRC company;
  “HPC” are to HPC Electronics (China) Company Limited (formerly Topwell Treasure Ltd.), a Hong Kong company;
  “Huipu” are to Huipu Electronics (Shenzhen) Co., Ltd., a PRC company;
  “iASPEC” are to iASPEC Software Co., Ltd., a PRC company;
  “ISSI” are to Information Security Software Investment Limited, a Hong Kong company;
  “IST” are to Information Security Technology (China) Co., Ltd., a PRC company;
  “ISIID” are to Information Security International Investment and Development Limited, a Hong Kong company;
  “ISS” are to Information Security Software (China) Co., Ltd., a PRC company;
  “Zhongtian,” are to Shenzhen Zhongtian Technology Development Company Ltd., a PRC company;
  “Hong Kong” are to the Hong Kong Special Administrative Region of the People’s Republic of China;
  “PRC” and “China” are to the People’s Republic of China;
  “SEC” are to the Securities and Exchange Commission;
  “Exchange Act” are to the Securities Exchange Act of 1934, as amended;
  “Securities Act” are to the Securities Act of 1933, as amended;
  “Renminbi” and “RMB” are to the legal currency of China; and
  “U.S. dollars,” “dollars” and “$” are to the legal currency of the United States.

We completed a reverse stock split on March 1, 2012, pursuant to which every two shares of our common stock were combined into one share of common stock. Except for the number of shares outstanding stated on the cover page of this report, all references in this report to share and per share data have been adjusted, including historical data which have been retroactively adjusted, to give effect to the reverse stock split unless specified otherwise.

PART I

ITEM 1.	BUSINESS.

Overview of Our Business

We are a leading provider of information and display technologies in the PRC. We provide a broad portfolio of software, hardware and fully integrated solutions to customers in a variety of technology sectors including Geographic Information Systems, or GIS, Digital Public Security Technologies, or DPST, Digital Hospital Information Systems, or DHIS, education, media, and consumer products.

We were founded in 1993 and are headquartered in Shenzhen, China. As of December 31, 2011, we had approximately 1,540 employees and 23 sales offices nationwide.

Our customers are mostly public sector entities that use our products and services to improve the service quality and management level and efficiency of public security, traffic control, fire control, medical rescue, border control, and surveying and mapping. Our typical customers include some of the most important governmental departments in China, including the Ministry of Public Security, the public security, fire fighting, traffic and police departments of several provinces, the Shenzhen General Station of Exit and Entry Frontier Inspection, and several provincial personnel, urban planning, civil administration, land resource, and mapping and surveying bureaus. Over the past several years, we have diversified our customer base beyond our local reach. In the future, we expect to continually expand our market and product offerings in the public and other sectors, through geographic expansion and enhancement of our technical capabilities.

We generate revenues through the sale of our software and hardware products, through our fully integrated total solutions, and through the provision of related support services. A significant portion of our operations are conducted through iASPEC , our variable interest entity. iASPEC is a PRC domestic company owned by Mr. Jiang Huai Lin, our Chairman and Chief Executive Officer, who is a PRC citizen and resident. iASPEC is able to obtain governmental licenses that are restricted to PRC entities that have no foreign ownership. These licenses allow iASPEC to perform Police-use Geographic Information Systems, or PGIS, services for PRC governmental customers. Under our Amended and Restated Management Services Agreement among our subsidiary, IST, iASPEC and Mr. Lin, or the MSA, IST is entitled to receive 95% of the net received profit of iASPEC during the term of the agreement, less costs and expenses related to sales and operations, and accrued but uncollected accounts receivable. In fiscal years 2011, 2010 and 2009, 47.1%, 39.1% and 48.6% of our revenues, respectively, were generated under this exclusive commercial arrangement with iASPEC.

We report financial and operating information in the following two segments:

(1)

Information Technology, or IT, segment: IT includes revenues from products and services surrounding our variety of software core competencies, currently primarily in GIS, DPST and DHIS. IT segment revenues are generated from the sales of software and system integration services, as well as hardware other than display products.

(2)

Digital Technology, or DT, segment: DT includes revenues from products and services surrounding our display technology core competencies, currently primarily in GIS, DPST, education, media, and consumer products. DT segment revenues are generated from sales of hardware and total solutions of hardware integrated with proprietary software and content, as well as services.

Our History and Background

We were originally organized under the laws of the State of Florida on September 19, 1979 under the name Mark Thomas Publishing Inc. and on April 29, 2003 we changed our name to Irish Mag, Inc. From our inception through October 8, 2006, we provided consulting services in the offset printing industry, targeting individual retail consumers as well as small to mid-size companies. However, as a result of the reverse merger transaction described below, our business operations changed to the provision of integrated GIS services. On January 26, 2007, we changed our name to China Public Security Technology, Inc. to more accurately reflect our new business and commercial objectives.

On April 7, 2008, we reincorporated to the State of Nevada by merging into China Information Security Technology, Inc., a subsidiary that we established in Nevada to effect the reincorporation. As a result, our name changed to China Information Security Technology, Inc. and we became a Nevada corporation.

On August 26, 2010, we changed our name to China Information Technology, Inc.

Share information included in this section does not give retroactive effect to our one-for-two reverse stock split effected on March 1, 2012.

Reverse Merger Transaction

Between October 6, 2006 and January 31, 2007, our shareholders approved a series of transactions whereby we purchased all the issued and outstanding stock of CITH from our current Chairman and Chief Executive Officer Jiang Huai Lin, for 25,500,000 shares of our common stock. As a result of these transactions, CITH and its wholly-owned subsidiary, IST, became our wholly-owned subsidiaries, and Mr. Lin became the beneficial owner of 25,500,000 shares of our common stock, which, at January 31, 2007, constituted 80.8% of our issued and outstanding common stock.

Management Services Agreement (MSA)

From October 9, 2006 through June 30, 2007, we operated under a Business Turnkey Agreement, or Turnkey Agreement, with iASPEC, pursuant to which iASPEC exclusively engaged IST as its subcontractor to provide iASPEC with outsourcing services (to the extent that those services do not violate any special governmental permits held by iASPEC and do not involve the improper transfer of any sensitive confidential governmental or other data).

Effective July 1, 2007, iASPEC and iASPEC’s shareholders, Mr. Lin and Mr. Jin Zhu Cai agreed to terminate the Turnkey Agreement and replaced it on the same day with a Management Service Agreement. Pursuant to the terms of the Management Service Agreement, iASPEC granted IST an exclusive, royalty-free, transferable, worldwide, license to use and install for a ten-year term, certain iASPEC software, along with copies of source and object code relating to such software, in any manner permitted by applicable laws, and IST licensed back to iASPEC a royalty-free, limited, non-exclusive license to the software, without right of sub-license, for the sole purpose of permitting iASPEC to carry out its business as presently conducted. IST will also have the right to designate two Chinese citizens to serve as senior managers of iASPEC, to serve on iASPEC’s Board of Directors and assist in managing the business and operations of iASPEC. In addition, both iASPEC and IST will require the affirmative vote of the majority of our Board of Directors, as well as at least one non-insider director, for certain material actions with respect to iASPEC, including, but not limited to: (a) the nomination, appointment, election or replacement of any board members; (b) the distribution of any dividend or profits; (c) any merger, division, change of corporate form, dissolution or liquidation; (d) any reimbursement of net losses or other payments or transfers of funds from IST to iASPEC; (e) the formation or disposition of a subsidiary or the acquisition or disposition of any interest in any other entity; and (f) the encumbrance of any assets under any lien not in the ordinary course of business. Furthermore, under the Management Service Agreement, IST will receive 100% of the net received profit of iASPEC and will reimburse iASPEC for all net losses incurred by iASPEC. The net profit of iASPEC will be paid to IST, and the net losses of iASPEC will be reimbursed by IST, no later than the last day of the month following the end of each calendar quarter, commencing on July 1, 2007. IST is also obligated to pay iASPEC $180,000 per year, no later than the last day of the month following the end of each calendar year, commencing on July 1, 2007, and this amount may be retained by iASPEC out of any net received profit due and payable to IST as of such payment date. IST may also advance to iASPEC, at IST’s sole discretion, amounts to be credited against IST’s future obligations to iASPEC, but any such advances will be treated as prepayments and not as loans. iASPEC will have no obligation to repay any such advances except by crediting the amount of such advances against IST’s obligation to reimburse net losses, or by adding the amount thereof to net profit when and as requested by IST. If iASPEC or any of the iASPEC shareholders materially breaches the Management Service Agreement and fails to remedy the breach within 60 days after notice from IST of such breach, they will be jointly and severally obligated to pay to IST liquidated damages in an amount equal to the higher of (a) eight times the annualized revenues of IST for the last completed fiscal quarter, or (b) US$50 million.

In connection with the Management Service Agreement, IST also entered into a purchase option agreement, or Option Agreement, with iASPEC and its shareholders, effective as of July 1, 2007, pursuant to which the iASPEC shareholders granted IST, or its designee(s), an exclusive, irrevocable option to purchase from the iASPEC shareholders, from time to time, all or a part of iASPEC’s shares, pursuant to an equity transfer agreement, or all or a part of iASPEC’s assets, pursuant to an asset purchase and transfer agreement. However, according to the Option Agreement, the option may not be exercised by IST if the exercise would violate any applicable laws and regulations in China or cause any license or permit held by, and necessary for the operation of iASPEC, to be cancelled or invalidated. Under the terms of the Option Agreement, the option is immediately exercisable at an exercise price of $1,800,000, in the aggregate, subject to regulatory approval. In addition, iASPEC and the iASPEC shareholders agreed to use their best efforts to acquire all necessary government approvals and other consents to complete a share purchase under the Option Agreement. The Option Agreement may be rescinded by IST upon 30 days’ notice and will terminate on the date that we purchase all remaining shares or assets of iASPEC pursuant to the terms of the Option Agreement. If any of the parties breaches the Option Agreement and fails to remedy the breach, the breaching party will pay a penalty of RMB5,000,000 (approximately $683,600) to the non-breaching party or parties, and compensate the non-breaching party or parties for any losses caused by the breach.

As a result of the restructuring of its relationship with iASPEC, iASPEC became a variable interest entity of our Company. A variable interest represents a contractual or ownership interest in another entity that causes the holder to absorb the changes in fair value of the other entity’s net assets. Potential variable interests include: holding economic interests, voting rights, or obligations to an entity; issuing guarantees on behalf of an entity; transferring assets to an entity; managing the assets of an entity; leasing assets from an entity; and providing financing to an entity. In such cases consolidation of the variable interest entity is required by the enterprise that controls the economic risks and rewards of the entity, regardless of ownership. While we have held an economic interest in iASPEC since October 9, 2006, the Management Service Agreement and the Option Agreement have now given us control over the business and operations of iASPEC. As a result, iASPEC’s financial data is subject to consolidation with our financial data, commencing July 1, 2007.

On July 1, 2008, our Chairman and Chief Executive Officer, Mr. Jiang Huai Lin, entered into an Equity Transfer Agreement with Mr. Jin Zhu Cai, the owner of a 24% minority interest in iASPEC, pursuant to which Mr. Lin purchased Mr. Cai’s minority interest for a total consideration of RMB60 million (approximately $8.72 million). As a result of the Equity Transfer Agreement, Mr. Lin holds 100% of the equity interests of iASPEC.

On December 13, 2009, IST, iASPEC and Mr. Lin, as the sole shareholder of iASPEC, amended and restated the Management Service Agreement, pursuant to which IST will continue to provide management and consulting services to iASPEC, subject to the following changes:

  iASPEC agreed that IST will be entitled to receive ninety five percent (95%) of the net received profit of iASPEC during the term of the agreement, to be calculated as follows: accrued accounts receivable plus net turnover (revenue), minus cost of sales, minus operating expenses, and minus accrued but not collected accounts receivable, but only if the result is a positive number. iASPEC is obligated to calculate and pay the net received profit due to IST no later than the last day of the first month following the end of each fiscal quarter;

  Mr. Lin agreed to enter into a pledge agreement with IST to pledge all his equity interests in iASPEC as security for his and iASPEC’s fulfillment of their respective obligations under the Management Service Agreement, and to register the pledge agreement with the local Administration for Industry and Commerce;

  Mr. Lin confirmed his status as the sole shareholder of iASPEC and his assumption of all the obligations of the iASPEC shareholder under the agreement, including a confirmation of his continuing obligation under a written guaranty, dated August 1, 2007, executed by the iASPEC shareholders in connection with the Management Service Agreement;

  Based on iASPEC’s needs for its development and operation, IST has the right, from time to time, at its sole discretion, to provide iASPEC with capital support either as an entrustment of funds to iASPEC, or as an advance to Mr. Lin, as iASPEC’s shareholder, for the sole purpose of making a capital contribution to iASPEC for use in the business of iASPEC; provided that, any such advance for capital contribution will be evidenced by an “advance agreement” in the form attached to the Amended and Restated Management Services Agreement; and

  IST agreed that it will not interfere in any business of iASPEC covered by iASPEC’s State Secret related Computer Information System Integration Certificate, including but not limited to, seeking access to relevantn documents regarding such business; provided, however, that iASPEC agreed that it will cooperate with the requests of the Company as necessary to comply with the Company’s reporting obligations to the SEC.

In addition, during the term of the amended MSA, certain material actions with respect to iASPEC will require the affirmative vote of the majority of the Board of Directors of the Company, including the affirmative vote of at least one member of which who is not employed by IST, iASPEC, or any affiliate of either of them. Such material actions include: (a) the nomination, appointment, election or replacement of any members of any Board of Directors of iASPEC (who must be a citizen of the PRC); (b) the approval of any profit distribution plan and loss compensation plan; (c) any merger, division, change of corporate form, dissolution or liquidation of iASPEC; (d) any loan or advance or other payments or transfers of funds from IST to iASPEC; (e) any declaration of any dividend or any distribution of profits by iASPEC; (f) the formation or disposition of any subsidiary by iASPEC, or the acquisition or disposition of any equity interest or other interest in any other entity by iASPEC; (g) any corporate borrowing or lending by iASPEC except for routine extension of terms to trade creditors; (h) the encumbrance of any of the assets of iASPEC under any lien, except in the ordinary course of business; (i) any change in the methods of accounting or accounting practices of iASPEC; (j) any change in the scope of business of iASPEC, or any decision to engage in any type of business other than those engaged in by iASPEC as of the date of the agreement or (k) any agreement to do any of the foregoing.

Acquisitions

On November 7, 2007, we acquired 100% of the equity interests of ISSI, and its PRC operating subsidiary, ISS, for which we paid approximately $7.1 million in cash and issued 883,333 shares of our common stock.

On February 1, 2008, we acquired 100% of the equity interests of ISIID, and its PRC operating subsidiary, Bocom, for a purchase price of approximately $18,000,000. We paid approximately $9,000,000 of the purchase price in cash and the remaining $9,000,000 was paid in 1,125,000 shares of our common stock.

On April 7, 2008, iASPEC acquired Geo, pursuant to (1) a share purchase and increased capital agreement, dated as of February 16, 2008, by and among iASPEC, Wuhan Wuda Venture Capital Co., Ltd., Song Ai Hong and Geo, for the purchase of 46% of Geo for a purchase price of approximately $4,819,000, and (2) a share purchase agreement, dated as of February 16, 2008, between iASPEC and Li Wei, for the purchase of 2.4% of Geo for a purchase price of approximately $666,700. On September 3, 2010, Geo increased its registered capital from RMB 60,000,000 (approximately $8,849,680) to RMB 79,200,000 (approximately $11,681,588). The RMB 19,200,000 (approximately $2,831,900) increase was contributed by iASPEC and a group of new shareholders, consisting of the management teams of both GEO and iASPEC, including Mr. Jiang Huai Lin, the Company’s chief executive officer. As a result of the capital increase, the equity interest owned by iASPEC in Geo was reduced from 57% to 52.54%, and the management teams of Geo and iASPEC now hold 11.02% of the equity interest in Geo.

On October 31, 2008, we completed the acquisition of Kwong Tai International Technology Limited, a Hong Kong company, or Kwong Tai, and its PRC operating subsidiary, Zhongtian, from Wide Peace International Investments Limited, or Wide Peace, for a purchase price of $16,500,000. We paid $9,900,000 (approximately RMB 67,617,000) in cash and the remaining $6,600,000 was paid in 1,280,807 shares of our common stock.

Wide Peace was obligated to return 355,164 of the purchased shares to us if Zhongtian did not attain an audited minimum after tax net income, or ATNI, of $2,200,000 for fiscal year 2009, and an additional 355,164 of the shares if Zhongtian did not attain an audited minimum ATNI of $2,860,000 for fiscal year 2010. The 2009 and 2010 targets were met by Zhongtian. On May 5, 2011, Kwong Tai and iASPEC entered into an equity transfer agreement, pursuant to which Kwong Tai agreed to transfer 100% of its equity interest in Zhongtian to iASPEC for a purchase price of RMB 20,240,650 (approximately $3,113,946). On December 29, 2011, Zhongtian’s registered capital was increased by RMB 7,470,000 (approximately $1,175,778) from RMB 33,240,650 (approximately $5,232,078) to RMB 40,710,650 (approximately $6,407,856). This contribution was made by members of the management of Zhongtian, including Mr. Jiang Huai Lin, the Company’s chief executive officer. As a result of the capital increase, the equity interest owned by iASPEC in Zhongtian was reduced from 100% to 81.65%, and members of the management of Zhongtian now hold 18.35% of the equity interest in Zhongtian.

On October 1, 2009, we completed the acquisition of HPC and its PRC operating subsidiary, Huipu, from Ms. Rita Kwai Fong Leung for a purchase price of $16,000,000. We paid $8,000,000 (approximately RMB54,640,000) of the purchase price in cash and the remaining $4,000,000 in 1,101,930 shares of our common stock. We were also obligated to issue and deliver to Ms. Leung up to an additional 1,101,930 shares of our common stock in accordance with certain make good provisions agreed to between the parties if HCP attained certain audited consolidated ATNI thresholds for fiscal years 2010 through 2012. On August 26, 2011, the parties entered into an amendment to the purchase agreement, pursuant to which we waived the requirement for HPC to attain the ATNI thresholds for fiscal years 2011 and 2012 and we agreed to issue 688,707 shares of our common stock to Ms. Leung in consideration of termination of employment of Ms. Leung and certain other members of HPC’s management with immediate effect and a release of all claims Ms. Leung and the related members of HPC’s management have or may have against us. The parties agreed that the termination of the relationship will put us in a better position to execute our management strategies related to HPC.

Corporate Structure

The following chart reflects our current corporate organizational structure:

Industry Overview

General

Over the past two decades, the PRC government has encouraged the development and use of new technologies for information and communication, or ICTs, and their application in all spheres of government, industry, education and culture. The term “Informatization” or “xinxihua” has been coined in China to describe the overall process of ICT application in China and has in recent years become a linchpin of central and many local economic development strategies.

As a part of the Informatization process, the PRC government has launched a series of online programs to accelerate its pace of implementing and using information technology. For example, the Golden Shield Program promotes the use of information technology for public security services. The Public GIS platform aims to integrate the functions of multiple government departments by using the GIS technology. The Golden Health Program strives to improve the efficiency of public health management by using digital hospital technologies. All these initiatives are of top priority to the Chinese government and are driving the demand for our product offerings.

Global GIS Industry

The GIS field is a rapidly growing field that identifies data according to location. GIS incorporates geographical features with data in order to assess real world problems. In the strictest sense, a GIS is a computer system capable of capturing, storing, analyzing, and displaying geographically referenced information. The term GIS also includes the procedures, operating personnel, and spatial data that go into the system.

The power of a GIS comes from the ability to relate different information in a spatial context and reach a conclusion about this relationship. Most of the information we have about our world contains a location reference, placing that information at some point on the globe. However, GIS can be used to emphasize objects on a map, their absolute location on the Earth’s surface and their spatial relationships, in a series of attribute tables—the “information” part of a GIS. For example, while a computer-aided mapping system may represent a road simply as a line, a GIS may also recognize that road as the boundary between wetland and urban development between two census statistical areas. A GIS, therefore, can reveal important new information (such as whether features intersect or whether they are adjacent) that leads to better decision making or solutions.

Data Capture and Integration – In order to utilize a GIS, data must be directly entered into (or captured by) a GIS in digital form, that is, in a form the computer can recognize. A GIS can also convert existing digital information, which may not yet be in map form, into forms it can recognize and use. Map data may also be created by (1) digitizing maps by hand-tracing with a computer mouse on the screen or on a digitizing tablet to collect the coordinates of features, (2) using electronic scanners to convert maps to digits, or (3) uploading coordinates from Global Positioning System, or GPS, receivers into a GIS. Once a time-consuming process, the data capture process is now made easier by the development in the GIS industry of software tools to automatically extract features from satellite images or aerial photographs and create databases in map form for use in a GIS.

Information Retrieval and Data Output – With a GIS you can “point” at a location, object, or area on the screen and retrieve recorded information about it from off-screen files. For example, using scanned aerial photographs as a visual guide, you can ask a GIS about the location of a fire, analyze the area around the fire and determine conditions of adjacency (what is next to it), containment (what is enclosed by it) and proximity (how close is something to it).

Another critical component of a GIS is its ability to produce graphics on the screen or on paper to convey the results of analyses to the people who make decisions about resources. Wall maps, Internet-ready maps, interactive maps and other graphics can be generated, allowing decision makers to visualize and thereby understand the results of analyses or simulations of potential events.

Components of GIS

Hardware – Hardware comprises the equipment needed to support the many activities ranging from data collection to data analysis. A central piece of the equipment is a workstation, which runs the GIS software and is the attachment point for the equipment. Data collection efforts can also require the use of a digitizer for conversion of hard copy data to digital data and a GPS data logger to collect the field. The use of handheld field technology is also becoming an important tool in GIS. With the advent of web-enabled GIS, web servers have become an important piece of equipment for GIS.

Software – Different software packages are important for GIS. Central to this is the GIS application package. Such software is essential for creating, editing and adding spatial and attributed data, therefore these packages contain a myriad of functions inherent to them. Extensions or add-ons are software that extends capabilities of the GIS software package. Component GIS software is the opposite of application software. Component GIS seeks to build software applications that meet a specific purpose and thus are limited in their spatial analysis capabilities. Utilities are stand-alone programs that perform a specific function. For example, a file format utility that converts from one type of GIS file to another. There is also web-GIS software that helps serve data through Internet browsers.

Data – Data is the core of any GIS. There are two primary types of data that are used in GIS, data in geodatabases and attribute data. A geodatabase is a database that is in some way referenced to locations on earth. Geodatabases are grouped into two different types: vector and raster. A vector image is stored as geometric objects, such as lines and arcs, which are drawn between specific coordinates. If you magnify a vector image you see the lines more accurately, and the line edges stay smooth. A raster image is made up from pixels, like the picture obtained from a scanner, or the screen image on a computer monitor, and has a finite amount of detail which is dependent upon the image size and resolution. However, the closer one looks at a raster image the coarser it appears and one does not see any extra detail. Vector drawings are utilized in GIS and other applications where accuracy is important. Usually coupled with this data is data known as attribute data. Attribute data are data that relate to a specific, precisely defined location. The data are often statistical but may be text, images or multimedia. These are linked in the GIS to spatial data that define the location.

People – Well-trained people knowledgeable in spatial analysis and skilled in using GIS software are essential to the GIS process.

Public Sector Use of GIS

GIS can be used by the public sector in the following ways:

Pubic Safety and Emergency Response Planning – GIS technology gives public safety personnel the ability to manage and analyze large amounts of location-based information. Data (including files from legacy systems) can be stored in a geodatabase and used to visualize spatial relationships and reveal trends critical to public safety response and planning. Computer-generated maps can be shared across a network or the Internet with multiple agencies to coordinate efforts and maximize resources.

Law Enforcement – GIS software uses geography and computer-generated maps as an interface for integrating and accessing massive amounts of location-based information. GIS allows law enforcement and criminal justice personnel to effectively plan for emergency response, determine mitigation priorities, analyze historical events, and predict future events. GIS can also be used to get critical information to emergency responders upon dispatch or while en route to an incident to assist in tactical planning and response. While law enforcement agencies collect vast amounts of data, only a very small part of this information can be absorbed from spreadsheets and database files. GIS provides a visual, spatial means of displaying data, allowing law enforcement agencies to integrate and leverage their data for more informed decision-making.

Public Works and Development – Use of GIS software in public works improves efficiency and productivity to better serve citizens. For example, GIS applications are in demand in connection with the construction of the Pan Asia Railway and development of the Meigong River and Tumen River in northwestern China. Such public works systems could use GIS to connect all divisions in a public works department from engineering to accounting, which streamlines work flows, asset management, operations, and planning. Using a GIS throughout the department allows all sections to share and easily access geographic data. GIS promotes data integrity and facilitates better communication and decision-making throughout the organization.

Economic Development – GIS may be used to foster economic development. Agencies could work to advance the quality of life and strengthen the economic base of their region by retaining and growing existing businesses and attracting new investment.

Urban Planning and Site Selection – Information regarding a proposed site for parcel zoning, transportation planning, waste disposal or other use may be combined and manipulated in a GIS to address planning and natural resource issues (such as the location of a water well near a proposed waste disposal site) to guarantee the quality of life for everyone in livable communities. Planning agencies have realized the power of enterprise GIS to identify problems, respond to them efficiently, and share the results with the public.

GIS Industry in China

GIS is becoming an increasingly important component of business, healthcare, security, government, trade, media, transportation and tourism industries and operations in China. GIS software is playing an increasingly strategic role for the Chinese government to increase its efficiency and enable the geographic information consolidation for information sharing and exchange, and for Chinese companies to analyze and manage business operations. GIS has been put to use in many spheres by the Chinese public and private sectors, including land survey, mineral exploitation, water conservancy and environmental protection. It also has applications in power generation, mapping, telecommunication, and the management of public administration and public services.

According to the National Administration of Surveying, Mapping and Geoinformation of China, the GIS industry in China was valued at RMB 100 billion in 2010. China’s GIS software market by itself was valued at RMB 9 billion in 2010. It was further expected that this market would grow by 25% over the next 5 years.

Our Growth Strategy

Our objective is to be the leading provider of integrated solutions for both of our Information Technology, or IT, business, and our Display Technology, or DT, business, which provides primarily high-end digital display products, integrated software and related services specialized for GIS, DPST, education, media, and other various industry uses.

Our intelligence solutions can help organizations make more insightful decisions and improve the efficiency of their internal processes. Our strategy for achieving this objective includes the following key elements:

  Expand geographic footprint to cover all major markets in China. We intend to leverage our strengths to expand into new geographic markets. For the fiscal year ended December 31, 2011, approximately 44% of our total revenue was generated through our operations in Guangdong Province. We manage our nationwide operations in strategic development areas in China’s south, north, east, center, southwest, northwest, and northeast. We have established offices in Guangzhou, Beijing, Wuhan, and Hunan Province, and Xinjiang Uyghur Autonomous Region, and work through representatives in Nanning (Guangxi Province), Dongguan (Guangdong Province), Chongqing Municipality, Nanjing (Jiangsu Province), Harbin (Heilongjiang Province), Shandong Province, and other cities and provinces in China. Our nationwide distribution network in China covers 32 provinces and provincial cities throughout China. We believe that expanding our presence in new geographic areas will allow us to increase our cross-selling opportunities for our product and service offerings.

  Strengthen R&D capability to enhance and expand core products and further penetrate customer base. To provide our clients with innovative solutions, we expect to offer additional value-added services and add-ins to our current platform through continuous research and development, to enhance our product and service offerings and to maintain our leadership position in our core areas of focus.

  Continue to maintain our leading position in the GIS and public security technology market. We plan to leverage our strong industry reputation and brand recognition to obtain new customers and new projects from existing customers.

  Expand into the private sector. We are witnessing market readiness to adopt our IT and DT solutions that used to serve highly specialized activities of public agencies. As the private sector grows in technological sophistication, we plan to penetrate into this new sector of the market with both IT and DT solutions.

  Move up the value-chain. As we integrate our core competencies within our software and display technology groups we are creating innovative multifunctional products that can open up whole new markets for us. For example, our industry leading interactive digital education system (IT-Pad) and our multifunctional digital display products (DS-Pad) will help us to transition our DT segment away from low-margin LCD TV products and into the more high value and differentiated product markets.

We expect to execute these key elements of our growth strategy through a combination of investments in internal initiatives. Internal initiatives will focus on expanding capacity and enhancing our technology and services capabilities.

Our Products and Services

Through the operations of our China-based subsidiaries and the subcontracting services provided for under our MSA, we are a provider of products and integrated solutions for China’s IT and DT markets in GIS, DPST, DHIS, education, media, and consumer products.

Geographic Information Systems (GIS) Software Services and Operations

We provide system management and support services in connection with our PGIS platform. The PGIS platform is a set of GIS solutions that was developed by iASPEC and licensed exclusively to us, for use in creating, editing and adding data to our customers’ systems. The PGIS platform allows us to provide our law enforcement customers with different services, including specialized mapping services, positioning services, messaging services and services which monitor access to their GIS by users of different levels. We offer the PGIS platform with a full complement of services, including providing basic map image data from the GIS and specific data in connection with that map image (such as a bus stop), a consolidation of both basic data and specific data services for data inquiry services, and application system services, which is the application of consolidated services to a specific service requirement, such as the position of a police officer in the field.

We also provide application interface services which ensure that our PGIS platform is equipped to interact with other programs to the benefit of our customers. The data from different law enforcement command systems can be integrated with our PGIS platform to provide our law enforcement customers with more robust communication and location information. Typically, our platforms are integrated with the City Emergency Commanding System, the Police Resource Consolidated Management System, the Residence Management System, the Internet Surveillance System, the Traffic Commanding System, the Criminal Investigation System and the City Surveillance System. Our core PGIS technology has been selected for use in the Ministry of Public Security’s PGIS Project, which when complete, is expected to standardize and interconnect all PGIS systems in China.

In the Civil-use GIS sector, we have obtained the highest level of qualifications (some of them are mentioned in the sections under the heading “Competition – High Barriers to Entry” and “Regulation” below) with the widest range of applications, through its affiliation with Geo. In addition, Geo’s copyrighted GIS software, “Geostar,” has been widely applied in many mission-critical projects covering national defense, surveying and mapping, land resource, city planning and electricity. Management believes that these qualifications and intellectual property have positioned the Company to benefit for the next few years from the PRC government’s recent emphasis on and promulgation of favorable policies to encourage more applications of domestic-grown GIS software.

In January 2010, China’s State Bureau of Surveying and Mapping announced its plan to build a National Geographic Information Public Service Platform. The whole program will include the construction of one national level master node, 31 provincial level nodes, and 333 city level nodes throughout China, and each city level node will centralize approximately 20 local government departments’ different applications. This program aims to improve the capability and efficiency of geographic information public service, and optimize the utilization of national geographic information resources in China. The whole program will be completed in 5 years.

Digital Public Security Technology (DPST)

First Responder Coordination Platform – The First Responder Coordination Platform is a software program which integrates the contact numbers for general police, fire, traffic and other related government organizations into one contact number and enables these agencies to consolidate and improve their public emergency response. Through this platform, our public security customers are able to command and coordinate joint responses to provide the public with immediate, efficient and reliable assistance. The PRC government, through its “Police Force Technology Reinforcement” initiative, has mandated the adoption of the first responder system to consolidate and improve public emergency response. Approximately 660 cities across China are expected to initiate the deployment of their coordinated emergency response platforms, creating significant opportunities for us.

Intelligent Recognition Systems – Our Intelligent Recognition product is used by the Ministry of Public Security for effective border control management. The Recognition System stores biometric information, such as finger-prints and facial features from passengers in a database and integrates it with infrared and license plate recognition technologies to enable the automation of border control checkpoints for faster and more accurate processing of passengers, while at the same time helping to safeguard borders from stowaways, and greatly improving overall efficiency and the effectiveness of border control management. The rapid development of China in recent years has also led to growing passenger traffic across its borders, which reached over 400 million people in 2011. To address the increasing requirement and faster and more accurate checkpoint processing of passenger traffic, Exit and Entry Frontier Stations throughout China are in the process of implementing their own intelligent border control systems. These systems can also be used to strengthen port control and surveillance in China’s over 200 air, sea and land ports and have many alternative private sector applications, including the management and control of stadium attendance, parking lot traffic, work attendance and toll road traffic.

Residence Card Information Management System – This system is designed to apply the latest information technology to automate the Shenzhen Residence Card System, and will integrate with police GIS systems. Through an integrated information transfer platform, the system will facilitate several social programs, including social welfare management, education management, and house rental service management. Various government and functional departments can access information regarding the immigrant population in the system to improve work efficiency and increase managing capability. In the near future, the system may be expanded to be compatible with other applications, such as medical, personal credit history, and driving records. In many mid-to-large cities, the population of recent immigrants from rural areas exceeds the resident population. As a key pilot project for the Ministry of China Public Security, our Residence Card information Management System will be deployed in Shenzhen first for evaluation.

Digital Hospital Information Systems (DHIS)

We provide various hospital information management software and solutions, such as Medical Case Statistics Software and Electronic Medical Case Management System, to help build modern, scientific and digital hospitals. Our products have been widely used to efficiently manage hospital fiscal information, clinic information, medical technologies, equipment and inventory, as well as comprehensive hospital information.

Medical Case Statistics Software serves the growing demand for digital hospital and electronic medical record systems in China. Medical records, including health examinations, medical care, immunity or infectious diseases, will be integrated into one centralized system so that doctors within the network can review a patient’s complete medical history. Such digital hospital systems are expected to reduce medical errors and improve the efficiency of delivering healthcare services, so as to benefit patients, while helping to minimize medical claims fraud. Our Medical Case Statistics Software can also be used to provide public health authorities with an integrated command and decision system for public health and disease control.

Our Electronic Medical Case Management System is able to integrate Hospital Information System, Laboratory Information System, Picture Archiving & Communication System, Radiology Information System and Corporate Identity System, to digitize all clinic information. The System also provides access interfaces with related agencies such as Social Insurance and Bank.

Display Technology

After years of effort, we have developed new digital display technologies products embedded with our industry-leading software development and customization capabilities. We have recently introduced, or expect to introduce in 2012, our new generation of advanced digital technology products including:

CNIT IT-Pad The CNIT IT-Pad is a display device with a built-in, customizable computer, and a digital high-definition touch-screen. The CNIT IT-Pad is tailored for “Interactive Teaching” and is intended to provide innovative and multimedia-rich interactive education and conferencing tools for our customers.

CNIT DS-Pad The CNIT DS-Pad is a type of multimedia advertising device that can display compelling advertisements by means of video, animation, pictures and text. The CNIT DS-Pad comes in various sizes, with screens ranging from 15 to 82 inches. The product is also customizable to fit different needs, with styles including free-standing or wall-mountable, indoor or outdoor, and with traditional or touch-screen technology.

Product Warranty

We usually offer a one-year service warranty for our system integration services. The warranty includes support services, minimal updates and system maintenance. In our experience the cost of providing this warranty has been immaterial. We also offer warranties for our hardware sales, but the suppliers of such hardware provide the final warranty services.

Our Intellectual Property

Our success depends, in part, on our ability to maintain and protect our proprietary technology and to conduct our business without infringing on the proprietary rights of others. We rely primarily on a combination of copyrights, patents, trademarks and trade secrets, as well as employee and third-party confidentiality agreements, to safeguard our intellectual property.

As of December 31, 2011, we had 118 registered and copyrighted software products and had 21 applications pending, and held 17 patents.

We protect our know-how and technologies through confidentiality provisions in the employment contracts we enter into with our employees. In addition, our engineers are generally divided into different project groups, each of which generally handles only a portion of the project. As a result, no one engineer generally has access to the entire design process and documentation for a particular product.

Sales and Marketing

We develop new business by identifying and contacting potential new customers and through referrals, or as a result of new customers contacting us because of our strong brand recognition and reputation in the industry. We strengthen our market presence through various types of marketing campaigns, such as participating in exhibitions, trade fairs and seminars, developing distributors and dealers, and presenting solutions to prospective customers. We participate in several domestic and international trade fairs such as the China High-Tech Fair in Shenzhen and the e-Gov China Fair and the China Education Devices Exhibition in Beijing. We also participate in seminars held by Esri, IBM, and other prominent market participants each year, to raise our recognition and promote our products. These trade fairs not only promote our reputation, but also our brand name.

Our Major Customers

In fiscal years 2011, 2010 and 2009, no single customer represented 10% or more of our total revenue. The following tables provide revenue by our major customers for the years ended December 31, 2011, 2010 and 2009.

Year 2011
	Revenues	Percentage of
	(Thousands)	Total Sales
Changfeng Technology Industrial Group	$7,016	$6%
Shenzhen Huipuchaungxin Technology Limited	4,142	4%
Shenzhen Huipukaichuang Technology Limited	3,846	3%
Shenzhen Municipal Public Security Bureau Information Office	2,768	2%
Jincheng Municipal Public Security Bureau, Shanxi Province	2,325	2%
TOTAL	$20,097	$17%

Year 2010
	Revenues	Percentage of
	(Thousands)	Total Sales
Shenzhen Municipal Public Security Bureau Information Office	$7,017	$4%
Shenzhen Municipal Public Security Bureau Residence Card Program Office	6,946	4%
Shenzhen Huipuchaungxin Technology Limited	5,578	3%
Guangzhou Municipal Public Security Bureau ,Guangdong Province	4,955	3%
Changfeng Technology Industrial Group	4,288	3%
TOTAL	$28,784	$17%

Year 2009
	Revenues	Percentage of
	(Thousands)	Total Sales
Haikou Boshuntong Software Development Company	$6,288	$6%
Shenzhen Longtushenzhou Information Limited	5,204	5%
Shenzhen Municipal Public Security Bureau	4,967	5%
Huipu Electronics (Shenzhen) Co., Ltd. (prior to acquisition)	4,566	5%
Shenzhen Tianshengji Technology Limited	4,393	4%
TOTAL	$25,418	$25%

Competition

The markets for the GIS, DPST and DHIS sectors in China have developed in recent years but are still in an emerging stage. There are currently only a few key players engaged in each of these fields. In the PGIS area, Beijing Founder Digital Company Limited and Beijing Easymap Information Technology Co., Ltd. are two important competitors. In the GIS platform software business, we consider Esri, Super Map Software Co., Ltd., or SuperMap, and Zondy Cyber Group Co., Ltd., or Zondy Cyber, as meaningful competitors. In the DHIS sector, our main competitors include Neusoft Corporation, or Neusoft, and DHC Software Company Limited, or DHC Software.

In the digital display field, we believe that we have become a leading supplier in China. Only a few major players in this market have comparably strong hardware and software capabilities.

We believe that we will be able to effectively compete with these companies in the future. We believe that our pioneering solutions, our ongoing customer relationships and our reputation for success in the industry have enabled us to maintain our competitive advantages.

We believe the following are our key competitive strengths.

  Broad and Growing Portfolio of Software and Services. We offer our customers a growing portfolio of software and services offerings in each of the two segments and four categories in which we operate. We are therefore able to provide multiple integrated solutions for our clients. Public entities use our core products to incorporate ever-growing data into their decision-making processes to drive more effective results. Through our platforms, our customers can develop customized applications, which can be extended across their agencies to support a variety of needs and generate more valuable insights. As a complement to these offerings, we offer related services, such as application development, software upgrades, follow-on phases, and systems integration, which help our customers quickly implement and customize our solutions.

  Successful Implementation of High Profile Contracts. Our management team has a proven track record of successful implementation of high profile government contracts in China. This track record has enabled us to expand our customer base, which has grown beyond its historical geographic area in the Guangdong province and now includes customers in over 32 provinces throughout China. We have completed numerous high-profile mission-critical projects related to our core DPST, GIS and DHIS businesses, including the Police-use GIS for the 2010 Shanghai Expo, the security system for the 2011 Shenzhen Summer Universiade, the intelligent traffic management system for the 2010 Guangzhou Asian Games, the Police-use GIS for 15 major cities under China’s National PGIS Standardization Project, and the exclusive contract with the Guangdong Department of Health for our patented Medical Case Statistics (MCS) software to be rolled out to 2,000 hospitals within the province. In 2010, our proprietary Geoglobe and Geostar was selected by China’s State Grid Corporation as the sole domestic GIS software provider for the build-out of the Smart Grid project; China’s newly released state-sponsored online mapping service “Map World” are entirely run on our GIS platform software. In addition, as of March 2012, all of the Company’s operating entities have been awarded the National High-Tech Enterprise Status, which allows us to receive significant benefits including lower income tax rate, government subsidies, etc. In 2011, we were ranked among Deloitte Technology Fast 500 Asia Pacific for the fourth consecutive year and were named 13th among 2010 Forbes China Best SMEs.

  High Barriers to Entry. We believe our qualifications, our successful contract implementation record, and the high cost of switching to other providers provide us with a “first mover” advantage in the PRC market and pose high barriers to entry for our potential competitors. Examples of our unique position in our industry, particularly the PGIS sector, include our government-sponsored Internet-based global mapping project, Map World Platform, and essential permits and qualifications in China, including iASPEC’s Computer System Integration Level 2 license from the PRC Ministry of Information, the Information System Security Service qualification from Guangdong Province, and a State Secret-related Computer Information Integration Certificate, and Geo’s Level A Certificate of Surveying and Mapping. As discussed above, we are gaining wider market recognition from our successful contract execution record. In addition, after investing in our systems, our existing customers have a strong incentive to purchase follow-on phases from us in order to expedite implementation and save costs.

Regulation

Because all of our operating entities are located in the PRC, we are regulated by the national and local laws of the PRC. This section summarizes the major PRC regulations relating to our business.

Permits and Certificates

Our PRC subsidiary IST is a Shenzhen City Software Enterprise and holds ISO 9001:2000 Certification, Maturity Level 2 of Capability Maturity Model Integration and National High-Tech Enterprise. However, fulfillment of certain PGIS contracts with PRC Government customers is restricted to entities possessing the necessary government licenses and approvals which IST does not have.

Through our exclusive commercial arrangements with iASPEC, we benefit from the following governmental licenses and permits previously awarded and currently held by iASPEC:

Name	Grant Date and Duration
Computer System Integration Level II Qualification from PRC Ministry of Information	June 11, 2010 – June 10, 2013
State Secret related Computer Information System Integration Certificate	March 29, 2009 – March 28, 2012 (subject to renewal)
Guangdong Province Computer Information System Security Service Level II Qualification	July 29, 2010 – July 28, 2014
Shenzhen City Key Software Enterprise Certification	August 17, 2011 – August 16, 2012 (subject to annual renewal)
Guangdong Province Security Technology Surveillance System Design, Implementation and Repair Level I Qualification	December 10, 2011 – December 9, 2013
ISO 9001:2000 Certification	April 14, 2011 – April 13, 2012 (subject to annual renewal)
Honor the Contract and Keep the Promise Enterprise	June 1, 2011 – May 31, 2012 (subject to annual renewal)
National High-Tech Enterprise	June 27, 2009 – June 26, 2012

In addition, our PRC operating subsidiaries hold the following certifications and qualifications:

Name	Grant Date and Duration	Company
ISO 9001:2000 Certification	September 27, 2010 – September 26, 2013	IST
National High-tech Enterprise	June 27, 2009 – June 26, 2012	IST
Guangdong Province Security Technology Surveillance System Design, Implementation and Repair Qualification	August 24, 2011 – August 23, 2013	ISS
Guangdong Province Computer Information System Security Service Qualification	July 29, 2010 – July 28, 2014	ISS
Computer System Integration Level III Qualification from PRC Ministry of Information	August 15, 2011 – August 14, 2014	ISS
National High-tech Enterprise	September 6, 2010 – September 5, 2013	ISS
Certificate for China Compulsory Product Certification	March 15, 2011 – June 21, 2015	Bocom
National High-Tech Enterprise	October 29, 2011 – October 28, 2014	Bocom
Shenzhen Software Enterprise Certification	October 30, 2011 – October 29, 2012 (subject to annual renewal)	Bocom
National High-tech Enterprise	September 6, 2010 – September 5, 2013	Zhongtian
Computer System Integration Level IV Qualification from PRC Ministry of Information	November 18, 2011 – November 17, 2014	Zhongtian
National High-tech Enterprise	Approved, certificate to be received	Huipu

Taxation

On March 16, 2007, the National People’s Congress of China passed a new Enterprise Income Tax Law, or EIT Law, and on November 28, 2007, the State Council of China passed its implementing rules, which took effect on January 1, 2008.

Before the implementation of the EIT Law, foreign invested enterprises, or FIEs, established in the PRC, unless granted preferential tax treatments by the PRC government, were generally subject to an earned income tax, or EIT, rate of 33.0%, which included a 30.0% state income tax and a 3.0% local income tax. The EIT Law and its implementing rules impose a unified EIT of 25.0% on all domestic-invested enterprises and FIEs, unless they qualify under certain limited exceptions. However, the EIT Law gives FIEs established before March 16, 2007, or Old FIEs, a five-year grandfather period during which they can continue to enjoy their existing preferential tax treatments. During this five-year grandfather period, Old FIEs that enjoyed tax rates lower than 25% under the original EIT Law can gradually increase their EIT rate by 2% per year until their tax rate reaches 25%. In addition, the Old FIEs that are eligible for the “two-year exemption and three-year half reduction” or “five-year exemption and five-year half-reduction” under the original EIT law, are allowed to continue enjoying their preference until these holidays expire. Companies are also eligible for a preferential tax rate of 15% if they are approved as High Technology Enterprises by the PRC government.

In addition to the changes to the current tax structure, under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a resident enterprise and will normally be subject to an EIT of 25% on its global income. The implementing rules define the term “de facto management bodies” as “an establishment that exercises, in substance, overall management and control over the production, business, personnel, accounting, etc., of a Chinese enterprise.” If the PRC tax authorities subsequently determine that we should be classified as a resident enterprise, then our public holding company’s global income will be subject to PRC income tax of 25%. For detailed discussion of PRC tax issues related to resident enterprise status, see Item 1A “Risk Factors – Risks Related to Doing Business in China – Under the New Enterprise Income Tax Law, we may be classified as a ‘resident enterprise’ of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.”

Foreign Currency Exchange

The principal regulation governing foreign currency exchange in China is the Foreign Currency Administration Rules (1996), as amended (2008). Under these Rules, RMB is freely convertible for current account items, such as trade and service-related foreign exchange transactions, but not for capital account items, such as direct investment, loan or investment in securities outside China unless the prior approval of, and/or registration with, the State Administration of Foreign Exchange of the People’s Republic of China, or SAFE, or its local counterparts (as the case may be) is obtained. Pursuant to the Foreign Currency Administration Rules, FIEs in China may purchase foreign currency without the approval of SAFE for trade and service-related foreign exchange transactions by providing commercial documents evidencing these transactions. They may also retain foreign exchange (subject to a cap approved by SAFE) to satisfy foreign exchange liabilities or to pay dividends. In addition, if a foreign company acquires a company in China, the acquired company will also become an FIE. However, the relevant PRC government authorities may limit or eliminate the ability of FIEs to purchase and retain foreign currencies in the future. In addition, foreign exchange transactions for direct investment, loan and investment in securities outside China are still subject to limitations and require approvals from, and/or registration with, SAFE.

Dividend Distributions

Under applicable PRC regulations, FIEs in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a FIE in China is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a FIE has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

After-tax profits/losses with respect to the payment of dividends out of accumulated profits and the annual appropriation of after-tax profits as calculated pursuant to PRC accounting standards and regulations do not result in significant differences as compared to after-tax earnings as presented in our financial statements. However, there are certain differences between PRC accounting standards and regulations and U.S. generally accepted accounting principles, arising from different treatment of items such as amortization of intangible assets and change in fair value of contingent consideration rising from business combinations.

In addition, under the EIT law, the Notice of the State Administration of Taxation on Negotiated Reduction of Dividends and Interest Rates, which was issued on January 29, 2008, the Arrangement between the PRC and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion, which became effective on December 8, 2006, and the Notice of the State Administration of Taxation Regarding Interpretation and Recognition of Beneficial Owners under Tax Treaties, which became effective on October 27, 2009, dividends from our PRC operating subsidiaries paid to us through our Hong Kong subsidiaries may be subject to a withholding tax at a rate of 10%, or at a rate of 5% if our Hong Kong subsidiaries are considered a “beneficial owner” that is generally engaged in substantial business activities and entitled to treaty benefits under the Arrangement between the PRC and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion.

Our Employees

As of December 31, 2011, we had approximately 1,540 full-time employees. The following table illustrates the allocation of these employees among the various job functions conducted at our company.

Department	Number of Employees
Software Development	445
Sales & Marketing	329
Administration & Human Resources	165
Finance and Accounting	57
Management	29
Production	361
Project Execution	154
TOTAL	1,540

We believe that our relationship with our employees is good. Our Chinese subsidiaries have trade unions which protect employees’ rights, aim to assist in the fulfillment of our economic objectives, encourage employee participation in management decisions and assist in mediating disputes between us and union members. We have not experienced any significant problems or disruption to our operations due to labor disputes, nor have we experienced any difficulties in recruitment and retention of experienced staff. The remuneration payable to employees includes basic salaries and allowances. We also provide training for our staff from time to time to enhance their technical knowledge.

As required by applicable Chinese law, we have entered into employment contracts with all of our officers, managers and employees.

Our employees in China participate in a state pension scheme organized by Chinese municipal and provincial governments. We are required to contribute to the scheme at rates ranging from 13% to 18% of the average monthly salary. As of the date of this report, we have complied with the regulation and have paid the state pension plan as required by law. In addition, we are required by Chinese law to cover employees in China with various types of social insurance. We have purchased social insurance for all of our employees.

ITEM 1A.	RISK FACTORS.

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should read the section entitled “Special Note Regarding Forward Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this report.

RISKS RELATED TO OUR BUSINESS

If the trading price of our common shares fails to comply with the continued listing requirements of The NASDAQ Global Select Market, we would face possible delisting, which would result in a limited public market for our common stock and make obtaining future debt or equity financing more difficult for us.

Companies listed on The NASDAQ Stock Market, or NASDAQ, are subject to delisting for, among other things, failure to maintain a minimum closing bid price per share of $1.00 for 30 consecutive business days. On December 23, 2011, we received a letter from NASDAQ indicating that for the last 30 consecutive business days, the bid price of our common stock closed below the minimum $1.00 per share requirement pursuant to NASDAQ Listing Rule 5450(a)(1) for continued inclusion on The NASDAQ Global Select Market. In accordance with NASDAQ Listing Rule 5810(c)(3)(A), we have an initial grace period of 180 calendar days, or until June 20, 2012, to regain compliance with the minimum bid price requirement. We cannot be sure that our share price will comply with the requirements for continued listing of our common stock on The NASDAQ Global Select Market in the future. If our common stock loses its status on The NASDAQ Global Select Market and we are not successful in obtaining a listing on The NASDAQ Capital Market, our common stock would likely trade in the over-the-counter market. If our shares were to trade on the over-the-counter market, selling our common stock could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and security analysts’ coverage of us may be reduced. In addition, in the event our common stock is delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in our common stock, further limiting the liquidity of our common stock. These factors could result in lower prices and larger spreads in the bid and ask prices for our common stock. Such delisting from The NASDAQ Global Select Market and continued or further declines in our share price could also greatly impair our ability to raise additional necessary capital through equity or debt financing, and could significantly increase the ownership dilution to shareholders caused by our issuing equity in financing or other transactions.

Unfavorable economic conditions may affect the level of technology spending by our customers which could cause the demand for our products and services to decrease.

The revenue growth and profitability of our business depend on the overall demand for software products and related services, particularly within the private sector. Our strategy involves a sale of our products and services primarily to customers in the private sector, so our business depends on the overall economy and the economic and business conditions within this market. The current stock market decline and the global economic slowdown may affect the demand for our software products and related services and decrease technology spending of many of our customers and potential customers. These events could have a material effect on us in the future, including, without limitation, on our future revenue and earnings.

Our quarterly operating results are difficult to predict and could fall below investor expectations or estimates by securities research analysts, which may cause the trading price of our common stock to decline.

Our revenues and operating results can vary significantly from quarter to quarter due to a number of factors, many of which are outside of our control, such as variations in the volume of business from customers resulting from changes in our customers’ operations, the business decisions of our customers regarding the use of our products and services, delays or difficulties in expanding our operational facilities and infrastructure, changes to our pricing structure or that of our competitors, inaccurate estimates of resources and time required to complete ongoing projects and currency fluctuations. As many of our employees take long vacations during the Chinese New Year in the first quarter, our revenues in that quarter are relatively low compared to the other quarters. Moreover, our results may vary depending on our customers’ business needs and spending patterns. Due to the annual budget cycles of most of our customers, we may not be able to estimate accurately the demand for our products and services beyond the immediate calendar year, which could adversely affect our business planning and may have a material adverse effect on our business, results of operations and financial condition. In addition, the volume of work performed for specific customers is likely to vary from year to year. Thus, a major customer in one year may not provide the same amount or percentage of our revenues in any subsequent year.

These fluctuations are likely to continue in the future and operating results for any period may not be indicative of our performance in any future period. If our operating results for any quarterly period fall below investor expectations or estimates by securities research analysts, the trading price of our common stock may decline.

We face risks once a business is acquired and the acquired companies may not perform to our expectations, either of which may adversely affect our results of operations.

We face risks when we acquire other businesses. These risks include:

  difficulties in the integration of acquired operations and retention of personnel, unforeseen or hidden liabilities,
  tax, regulatory and accounting issues, and
  inability to generate sufficient revenues to offset acquisition costs.

Acquired companies may not perform to our expectations for various reasons, including the loss of key personnel or, as a result, key customers, and our strategic focus may change. As a result, we may not realize the benefits we anticipated. If we fail to integrate acquired businesses or realize the expected benefits, we may lose the return on the investment in these acquisitions, incur transaction costs and our results of operations could be materially and adversely affected as a result.

If we are unable to raise additional financing or identify suitable merger or acquisition targets, we may be unable to implement our long-term business plan, develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures on a timely basis.

Our long-term business plan includes the identification of suitable targets for horizontal or vertical mergers or acquisitions, so as to enhance overall productivity and to benefit from economies of scale. Due to the current global financial crisis, we may not be able to obtain adequate levels of additional financing, whether through equity financing, debt financing or other sources. To raise funds, we may need to issue new equities or bonds which could result in additional dilution to our shareholders, and additional financings could result in significant dilution to our earnings per share or the issuance of securities with rights superior to our current outstanding securities or contain covenants that would restrict our operations and strategy. In addition, we may grant registration rights to investors purchasing our equity or debt securities in the future. If we are unable to raise additional financing, we may be unable to implement our long-term business plan, develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures on a timely basis, if at all. In addition, a lack of additional financing could force us to substantially curtail or cease operations.

We also may not be able to identify merger or acquisition targets or, after a merger or acquisition, may not be able to integrate the target’s business or operations successfully with ours. Such failure to execute our long-term business plan likely will negatively impact our results of operations.

We generally do not have exclusive or long-term agreements with our customers and we may lose their engagement if they are not satisfied with our products and services or for other reasons.

We generally do not have exclusive or long-term agreements with our customers. As a result, we must rely on the quality of our products and services, industry reputation and favorable pricing to attract and retain customers. There is no assurance, however, that we will be able to maintain our relationships with current and/or future customers. Our customers may elect to terminate their relationships with us if they are not satisfied with our services. If a substantial number of our customers choose not to continue to purchase products and services time from us, it would have a material adverse effect on our business and results of operations.

If we are unable to develop competitive new products and service offerings our future results of operations could be adversely affected.

Our future revenue stream depends to a large degree on our ability to utilize our technology in a way that will allow us to offer new types of software applications and services to a broader client base. We will be required to make investments in research and development in order to continue to develop new software applications and related service offerings, enhance our existing software applications and related service offerings and achieve market acceptance of our software applications and service offerings. We may incur problems in the future in innovating and introducing new software applications and service offerings. Our development-stage software applications may not be successfully completed or, if developed, may not achieve significant customer acceptance. If we are unable to successfully define, develop and introduce competitive new software applications, and enhance existing software applications, our future results of operations would be adversely affected. Development schedules for software applications are difficult to predict. The timely availability of new applications and their acceptance by customers are important to our future success. A delay in new the development of new applications could have a significant impact on its results of operations.

If we are unable to keep pace with the rapid technological changes in our industry, demand for our products and services could decline which would adversely affect our revenue.

Our industry is characterized by extremely rapid technological change, evolving industry standards and changing customer demands. These conditions require continuous expenditures on product research and development to enhance existing products, create new products and avoid product obsolescence. We believe that the timely development of new products and continuing enhancements to existing products is essential to maintain our competitive position in the marketplace. Our future success depends in part upon customer and market acceptance of our products and initiatives, which is uncertain. Any failure to achieve increased acceptance of these and other new product offerings could have a material adverse effect on our business and results of operations.

Our software products may contain defects or errors, which could decrease sales, injure our reputation or delay shipments of our products.

The software products that we develop are complex and must meet the stringent technical requirements of our customers. In addition, to keep pace with the rapid technological change in our industry and to avoid the obsolescence of our software products, we must quickly develop new products and enhancements to existing products. Because of this complexity and rapid development cycle, we cannot assure that our software products are free of errors, especially in newly released software products and new versions of existing software products. If our software is not free of errors, this could result in litigation, fewer sales, increased product returns, damage to our reputation and an increase in service and warranty costs, which would adversely affect our business.

Our technology may become obsolete which could materially adversely affect our ability to sell our products and services.

If our technology, products and services become obsolete, our business operations would be materially adversely affected. The market in which we compete is characterized by rapid technological change, evolving industry standards, introductions of new products, and changes in customer demands that can render existing products obsolete and unmarketable. Our current products will require continuous upgrading or our technology will become obsolete. Our future success will depend upon our ability to address the increasingly sophisticated needs of our customers by supporting existing and emerging hardware, software, database, and networking platforms and by developing and introducing enhancements to our existing products and new products on a timely basis that keep pace with technological developments, evolving industry standards, and changing customer requirements. Research and development expenses were $4,483,754, $3,016,693 and $2,705,669 for the years ended December 31, 2011, 2010 and 2009, respectively.

We face the risk of systems interruptions and capacity constraints, possibly resulting in adverse publicity, revenue loss and erosion of customer trust.

The satisfactory performance, reliability and availability of our network infrastructure are critical to our reputation and our ability to attract and retain customers and to maintain adequate customer service levels. We may experience temporary service interruptions for a variety of reasons, including telecommunications or power failures, fire, water damage, vandalism, computer bugs or viruses or hardware failures. We may not be able to correct a problem in a timely manner. Any service interruption that results in the unavailability of our system or reduces its capacity could result in real or perceived public safety issues that may affect customer confidence in our services and result in negative publicity that could cause us to lose customer accounts or fail to obtain new accounts. Any inability to scale our systems may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, or impaired quality and speed of transaction processing. We are not certain that we will be able to project the rate or timing of increases, if any, in the use of our services to permit us to upgrade and expand our systems effectively or to integrate smoothly any newly developed or purchased modules with our existing systems.

If we are not able to adequately secure and protect our patent, trademark and other proprietary rights our business may be materially affected.

Under the MSA, we license 30 copyrighted software applications from iASPEC on an exclusive basis. To protect the intellectual property underlying these applications and our other intellectual property, we rely on a combination of copyright, trademark, and trade secret laws. We also rely on non-disclosure agreements and other confidentiality procedures and contractual provisions to protect our intellectual property rights. Some of these technologies, other than the iASPEC copyrighted software applications, are very important to our business and are not protected by copyrights or patents. It may be possible for unauthorized third parties to copy or reverse engineer our products, or otherwise obtain and use information that we regard as proprietary. Further, third parties could challenge the scope or enforceability of our copyrights. In certain foreign countries, including China where we operate, the laws do not protect our proprietary rights to the same extent as the laws of the United States. Any misappropriation of our intellectual property could have a material adverse effect on our business and results of operations, and we cannot assure you that the measures we take to protect our proprietary rights are adequate.

Claims that we infringe the proprietary rights of third parties could result in significant expenses or restrictions on our ability to sell our products and services.

Third parties may claim that our products or services infringe their proprietary rights. Any infringement claim, with or without merit, would be time-consuming and expensive to litigate or settle and could divert our management’s attention from our core business. In the event of a successful infringement claim against us, we may have to pay significant damages, incur substantial legal fees, develop costly non-infringing technology, or enter into license agreements that require us to pay substantial royalties and that may not be available on terms acceptable to us, if at all.

A significant portion of our sales are derived from a limited number of customers, and results from operations could be adversely affected and stockholder value harmed if we lose any of these customers.

Historically, a significant portion of our revenues have been derived from a limited number of customers. For the years ended December 31, 2011, 2010 and 2009, 17%, 17% and 25% of our revenues, respectively, were derived from our five largest customers. The loss of any of these significant customers would adversely affect our revenues and stockholder value.

The digital security, geographic, and hospital information systems markets in China are highly competitive, and we may fail to compete successfully, thereby resulting in loss of customers and decline in our revenues.

The digital security, geographic, and hospital information systems markets in China are intensely competitive and are characterized by frequent technological changes, evolving industry standards and changing customer demands. We have competition from multiple domestic competitors in each segment. Increased competition may result in price reductions, reduced margins and inability to gain or hold market share.

We have limited insurance coverage for our operations in China.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited insurance products. We have determined that the risks of disruption or liability from our business, the loss or damage to our property, including our facilities, equipment and office furniture, the cost of insuring for these risks, and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. As a result, we do not have any business liability, disruption, litigation or property insurance coverage for our operations in China except for insurance on some company owned vehicles. Any uninsured occurrence of loss or damage to property, or litigation or business disruption may result in the incurrence of substantial costs and the diversion of resources, which could have an adverse effect on our operating results.

We depend heavily on key personnel, and turnover of key employees and senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel, including Jiang Huai Lin, our Chairman and Chief Executive Officer, Daniel K. Lee, our Chief Financial Officer, Zhi Qiang Zhao, our Chief Operating Officer, Yi Fu Liu, our Chief Marketing Officer, and Zhi Xiong Huang, our Chief Technology Officer. They also depend in significant part upon our ability to attract and retain additional qualified management, technical, marketing and sales and support personnel for our operations. If we lose a key employee or if a key employee fails to perform in his or her current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the technical, marketing and sales aspects of our business, any part of which could be harmed by further turnover.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have the operating effectiveness of our internal controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the SEC adopted rules requiring public companies to include a report of management on their internal controls over financial reporting in their annual reports, on Form 10-K. We are subject to this requirement commencing with our fiscal year ending December 31, 2008 and a report of our management is included under Item 9A of this Annual Report on Form 10-K. In addition, SOX 404 requires the independent registered public accounting firm auditing a company’s financial statements to also attest to and report on the operating effectiveness of such company’s internal controls. This annual report includes an attestation report since we are deemed to be an accelerated filer. We can provide no assurance that we will comply with all of the requirements imposed thereby. There can be no assurance that we will receive a positive attestation from our independent registered public accountants. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent registered public accountants with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

Our holding company structure may limit the payment of dividends.

We have no direct business operations, other than our ownership of our subsidiaries. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below. If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of RMB into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

Chinese regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after tax profits according to Chinese accounting standards and regulations to fund certain reserve funds. Currently, our subsidiaries in China are the only sources of revenues or investment holdings for the payment of dividends. If they do not accumulate sufficient profits under Chinese accounting standards and regulations to first fund certain reserve funds as required by Chinese accounting standards, we will be unable to pay any dividends.

After-tax profits/losses with respect to the payment of dividends out of accumulated profits and the annual appropriation of after-tax profits as calculated pursuant to PRC accounting standards and regulations do not result in significant differences as compared to after-tax earnings as presented in our financial statements. However, there are certain differences between PRC accounting standards and regulations and U.S. generally accepted accounting principles, arising from different treatment of items such as amortization of intangible assets and change in fair value of contingent consideration rising from business combinations.

RISKS RELATING TO OUR COMMERCIAL RELATIONSHIP WITH IASPEC

Jiang Huai Lin’s association with iASPEC could pose a conflict of interest which may result in iASPEC decisions that are adverse to our business.

Jiang Huai Lin, our president and Chief Executive Officer and the beneficial owner of 41% of our common stock also beneficially owns 100% of the equity interests in iASPEC, from whom we derived 47.1%, 39.1% and 48.6% of our revenue in the fiscal years ended December 31, 2011, 2010 and 2009, respectively pursuant to existing commercial arrangements. As a result, conflicts of interest may arise from time to time and these conflicts may result in management decisions that could negatively affect our operations and potentially result in the loss of opportunities.

If iASPEC or its shareholders violate our contractual arrangements with it, our business could be disrupted and we may have to resort to litigation to enforce our rights which may be time consuming and expensive.

Our operations are currently dependent upon our commercial relationship with iASPEC. During the fiscal years ended December 31, 2011, 2010 and 2009, we derived 47.1%, 39.1% and 48.6% of our revenues, respectively, from the provision of services to iASPEC customers. A significant portion of these revenues have not yet been collected. Amounts owed by iASPEC under the MSA for each quarter will be due and payable no later than the last day of the month following the end of each such quarter. Our contractual arrangements may not be as effective as direct ownership, if iASPEC or its shareholders are unwilling or unable to perform their obligations under our commercial arrangements with it, including payment of revenues under the MSA as they become due each quarter, we will not be able to conduct our operations in the manner currently planned. In addition, iASPEC may seek to renew these agreements on terms that are disadvantageous to us. Although we have entered into a series of agreements that provide us with substantial ability to control iASPEC, we may not succeed in enforcing our rights under them. If we are unable to renew these agreements on favorable terms, or to enter into similar agreements with other parties, our business may not be able to operate or expand, and our operating expenses may significantly increase.

Uncertainties in the PRC legal system may impede our ability to enforce the commercial agreements that we have entered into with iASPEC or any arbitral award thereunder and any inability to enforce these agreements could materially and adversely affect our business and operation.

While disputes under the MSA and the Option Agreement with iASPEC are subject to binding arbitration before the Shenzhen Branch of the China International Economic and Trade Arbitration Commission, or CIETAC, in accordance with CIETAC Arbitration Rules, the agreements are governed by PRC law and an arbitration award may be challenged in accordance with PRC law. For example, a claim that the enforcement of an award in our favor will be detrimental to the public interest, or that an issue does not fall within the scope of the arbitration would require us to engage in administrative and judicial proceedings to defend an award. China’s legal system is a civil law system based on written statutes and unlike common law systems, it is a system in which decided legal cases have little value as precedent. As a result, China’s administrative and judicial authorities have significant discretion in interpreting and implementing statutory and contractual terms, and it may be more difficult to evaluate the outcome of administrative and judicial proceedings and the level of legal protection available than in more developed legal systems. These uncertainties may impede our ability to enforce the terms of the MSA, the Option Agreement and the other contracts that we may enter into with iASPEC. Any inability to enforce the MSA and Option Agreement or an award thereunder could materially and adversely affect our business and operation.

If iASPEC fails to comply with the confidentiality requirements of certain of its customer contracts, then iASPEC could be subject to sanctions and could lose its business license which in turn would significantly disrupt or shut down our operations.

The business and operations of iASPEC, the owner and licensor to us of the copyrighted software applications and other intellectual property that are essential to the operation of our business, is subject to Chinese contractual obligations and laws and regulations that restrict its use of security information and other information that it obtains from its customers in the public security sector. For some of its contracts with government agencies, iASPEC has agreed to keep confidential all technical and commercial secrets obtained during the performance of services under the contract. iASPEC or its shareholders could violate these contractual obligations and laws and regulations by inadvertently or intentionally disclosing confidential information or by otherwise failing to operate its business in a manner that complies with these contractual and legal obligations. A violation of these agreements could result in the significant disruption or shut down of our business or adversely affect our reputation in the market. If iASPEC or its shareholders violate these contractual and legal obligations, we may have to resort to litigation to enforce our rights under our contractual obligations with iASPEC. This litigation could result in the disruption of our business, diversion of our resources and the incurrence of substantial costs.

All of the share capital of iASPEC is held by our major shareholder, who may cause these agreements to be amended in a manner that is adverse to us.

Our major shareholder, Mr. Jiang Huai Lin, owns and controls iASPEC. As a result, Mr. Lin may be able to cause our commercial arrangements with iASPEC to be amended in a manner that will be adverse to our company, or may be able to cause these agreements not to be renewed, even if their renewal would be beneficial for us. Although we have entered into an agreement that prevents the amendment of these agreements without the approval of the members of our Board other than Mr. Lin, we can provide no assurances that these agreements will not be amended in the future to contain terms that might differ from the terms that are currently in place. These differences may be adverse to our interests.

Our arrangements with iASPEC and its shareholders may be subject to a transfer pricing adjustment by the PRC tax authorities which could have an adverse effect on our income and expenses.

We could face material and adverse tax consequences if the PRC tax authorities determine that our contracts with iASPEC and its shareholders were not entered into based on arm’s length negotiations. Although our contractual arrangements are similar to other companies conducting similar operations in China, if the PRC tax authorities determine that these contracts were not entered into on an arm’s length basis, they may adjust our income and expenses for PRC tax purposes in the form of a transfer pricing adjustment. Such an adjustment may require that we pay additional PRC taxes plus applicable penalties and interest, if any.

The exercise of our option to purchase part or all of the equity interests in or assets of iASPEC under the Option Agreement might be subject to approval by the PRC government. Our failure to obtain this approval may impair our ability to substantially control iASPEC and could result in actions by iASPEC that conflict with our interests.

Our Option Agreement with iASPEC gives our Chinese operating subsidiary, IST, the option to purchase all or part of the equity interests in or assets of iASPEC, however, the option may not be exercised by IST if the exercise would violate any applicable laws and regulations in China or cause any license or permit held by, and necessary for the operation of iASPEC, to be cancelled or invalidated. Under the laws of China, if a foreign entity, through a foreign investment company that it invests in, acquires a domestic related company, China’s regulations regarding Mergers and Acquisitions would technically apply to the transaction. Application of these regulations requires an examination and approval of the transaction by China’s Ministry of Commerce, or MOFCOM, or its local counterparts. Also, an appraisal of the equity or assets to be acquired is mandatory. However, the Zhong Lun Law Firm, our local PRC counsel has advised us that Shenzhen and other local counterparts of MOFCOM hold the view that such a transaction would not require their approval. Therefore, we do not believe at this time that an approval and an appraisal are required for IST to exercise its option to acquire iASPEC in Shenzhen. In light of the different views on this issue, however, it is possible that the central MOFCOM office in Beijing will issue a standardized opinion imposing the approval and appraisal requirement. If we are not able to purchase the equity or assets of iASPEC, then we will lose a substantial portion of our ability to control iASPEC and our ability to ensure that iASPEC will act in our interests.

Our right to elect a majority of the members on iASPEC’s Board of Directors and other provisions of the MSA may be viewed by iASPEC’s customers as a change in control of iASPEC, which could subject iASPEC to sanctions and loss of its business license, which in turn would significantly disrupt or possibly terminate our operations.

Our new commercial arrangement with iASPEC gives us the right to designate two Chinese citizens to serve as senior managers of iASPEC, serve on iASPEC’s Board of Directors and assist in managing the business and operations of iASPEC. In addition, iASPEC will require the affirmative vote of the majority of the our Board of Directors, as well as at least one non-insider director, for completing certain material actions with respect to iASPEC, including, but not limited to: (a) the nomination, appointment, election or replacement of any board members; (b) the distribution of any dividend or profits; (c) any merger, division, change of corporate form, dissolution or liquidation; (d) any reimbursement of net losses or other payments or transfers of funds from IST to iASPEC; (e) the formation or disposition of a subsidiary or the acquisition or disposition of any interest in any other entity; and (f) the encumbrance of any assets under any lien not in the ordinary course of business. However, fulfillment of certain PGIS contracts with PRC Government customers is restricted to entities, such as iASPEC, that possess the necessary PRC government licenses and approvals, and any change in control may be viewed under PRC law as creating a new entity. If iASPEC’s government customers view these MSA provisions as a change in control of iASPEC or as evidence of iASPEC’s failure to operate its business in a manner that complies with its contractual obligations or with related laws and regulations. Such a perception could result in the cancellation or invalidation of iASPEC’s licenses and permits. A loss by iASPEC of its licenses and permits could result in the significant disruption or possible termination of our business or adversely affect our reputation in the market.

RISKS RELATED TO DOING BUSINESS IN CHINA

Changes in China’s political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

  Level of government involvement in the economy;
  Control of foreign exchange;
  Methods of allocating resources;
  Balance of payments position;
  International trade restrictions; and
  International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy, and weak corporate governance and the lack of a flexible currency exchange policy still prevail in China. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy was similar to those of the OECD member countries.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiaries in the PRC. Our operating subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to FIEs. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations, and rules are not always uniform, and enforcement of these laws, regulations, and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. In addition, most of our executive officers and directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to affect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese operations and subsidiary.

You may have difficulty enforcing judgments against us.

Most of our assets are located outside of the United States and most of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. Our counsel as to PRC law has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security, or the public interest. So it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property, and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

The enforcement of the PRC labor contract law may materially increase our costs and decrease our net income.

China adopted the new Labor Contract Law , or Labor Contract Law, effective on January 1, 2008, and issued its implementation rules, effective on September 18, 2008. The Labor Contract Law and related rules and regulations impose more stringent requirements on employers with regard to, among others, minimum wages, severance payment and non-fixed-term employment contracts, time limits for probation periods, as well as the duration and the times that an employee can be placed on a fixed-term employment contract. Due to the limited period of effectiveness of the Labor Contract Law and its implementation rules and regulations, and the lack of clarity with respect to their implementation and potential penalties and fines, it is uncertain how they will impact our current employment policies and practices. In particular, compliance with the Labor Contract Law and its implementation rules and regulations may increase our operating expenses. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the Labor Contract Law and its implementation rules and regulations may also limit our ability to effect those changes in a manner that we believe to be cost-effective or desirable, and could result in a material decrease in our profitability.

If we fail to obtain or maintain all licenses and approvals required to operate our businesses in the PRC, our business and operations may be adversely affected.

Fulfillment of certain PGIS contracts with PRC Government customers is restricted to entities possessing the necessary government licenses and approvals which our subsidiary IST does not have. We currently perform PGIS contracts through iASPEC, which possesses the requisite licenses and approvals, pursuant to our MSA with iASPEC, whereby iASPEC exclusively engages IST as its subcontractor to provide iASPEC with outsourcing services (to the extent that those services do not violate any special governmental permits held by iASPEC and do not involve the improper transfer of any sensitive confidential governmental or other data). If the PRC government determines that we are operating without the requisite licenses we may become subject to administrative penalties or an order to discontinue our business operations, both of which could have a material adverse effect on our business and results of operations.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 5.9% and as low as -0.8% . These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.

Restrictions on currency exchange may limit our ability to receive and use our sales effectively.

The majority of our sales will be settled in RMB, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that FIEs may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between the U.S. dollar and RMB and between those currencies and other currencies in which our sales may be denominated. Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars, as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, the RMB has no longer been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Restrictions under PRC law on our PRC subsidiaries’ ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our business.

Substantially all of our sales are earned by our PRC subsidiaries. However, PRC regulations restrict the ability of our PRC subsidiaries to make dividends and other payments to their offshore parent companies. PRC legal restrictions permit payments of dividends by our PRC subsidiaries only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiaries are also required under PRC laws and regulations to allocate at least 10% of their annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of their registered capital. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances, or cash dividends. Any limitations on the ability of our PRC subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us.

SAFE has promulgated several regulations, including the Notice Concerning Foreign Exchange Controls on Domestic Residents’ Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles , or Circular 75, effective on November 1, 2005, and Operating Procedures on Foreign Exchange Administration for Domestic Residents Engaging in Financing and Round-trip Investment via Offshore Special Purpose Vehicles, or Circular 19, effective on July 1, 2011. These regulations and rules require PRC residents and corporate entities to register with, and obtain approval from, provincial SAFE branches in connection with their direct or indirect offshore investment activities. Under Circular 75 and related rules, a PRC resident who makes, or has previously made, a direct or indirect investment in an offshore company is required to register that investment. In addition, any PRC resident who is a direct or indirect shareholder of an offshore company is required to update the previously filed registration with the relevant provincial SAFE branch to reflect any material change with respect to the offshore company’s roundtrip investment, capital variation, merger, division, long-term equity or debt investment or creation of any security interest.

We have asked our stockholders who are PRC residents as defined in Circular 75 and related rules to register with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiaries. However, we cannot provide any assurances that they can obtain the above SAFE registrations required by Circular 75 and related rules. Moreover, because of uncertainty over how Circular 75 and related rules will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 and related rules by our PRC resident beneficial holders.

In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75 and related rules. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75 and related rules, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations which became effective on September 8, 2006.

On August 9, 2006, six PRC regulatory agencies, including the China Securities Regulatory Commission promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006 and was amended in 2009. This regulation, among other things, governs the approval process by which a PRC company may participate in an acquisition of assets or equity interests. Depending on the structure of the transaction, the new regulation will require the PRC parties to make a series of applications and supplemental applications to the government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with the new regulations is likely to be more time consuming and expensive than in the past and the government can now exert more control over the combination of two businesses. Accordingly, due to the new regulation, our ability to engage in business combination transactions has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate a transaction that is acceptable to our stockholders or sufficiently protect their interests in a transaction.

The new regulation allows PRC government agencies to assess the economic terms of a business combination transaction. Parties to a business combination transaction may have to submit to MOFCOM and other relevant government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The regulations also prohibit a transaction at an acquisition price obviously lower than the appraised value of the PRC business or assets and in certain transaction structures, require that consideration must be paid within defined periods, generally not in excess of a year. The regulation also limits our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Therefore, such regulation may impede our ability to negotiate and complete a business combination transaction on financial terms that satisfy our investors and protect our stockholders’ economic interests.

Our existing contractual arrangements with iASPEC and its shareholders may be subject to national security review by MOFCOM, and the failure to receive the national security review could have a material adverse effect on our business and operating results.

In August 2011, MOFCOM promulgated the Rules of Ministry of Commerce on Implementation of Security Review System of Merger and Acquisition of Domestic Enterprises by Foreign Investors, or the MOFCOM Security Review Rules, to implement the Notice of the General Office of the State Council on Establishing the Security Review System for Merger and Acquisition of Domestic Enterprises by Foreign Investors promulgated on February 3, 2011, or Circular 6. The MOFCOM Security Review Rules became effective on September 1, 2011. Under the MOFCOM Security Review Rules, a national security review is required for certain mergers and acquisitions by foreign investors raising concerns regarding national defense and security. Foreign investors are prohibited from circumventing the national security review requirements by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions. The application and interpretation of the MOFCOM Security Review Rules remain unclear. Based on our understanding of the MOFCOM Security Review Rules, we do not need to submit our existing contractual arrangements with iASPEC and its shareholders to the MOFCOM for national security review because, among other reasons, (i) we gained de facto control over iASPEC in 2007 prior to the effectiveness of Circular 6 and the MOFCOM Security Review Rules; and (ii) there are currently no explicit provisions or official interpretations indicating that our current businesses fall within the scope of national security review. Although we have no plan to submit our existing contractual arrangements with iASPEC and its shareholders to MOFCOM for national security review, the relevant PRC government agencies, such as MOFCOM, may reach a different conclusion. If MOFCOM or another PRC regulatory agency subsequently determines that we need to submit our existing contractual arrangements with iASPEC and its shareholders for national security review by interpretation, clarification or amendment of the MOFCOM Security Review Rules or by any new rules, regulations or directives promulgated, we may face sanctions by MOFCOM or another PRC regulatory agency. These sanctions may include revoking the business or operating licenses of our PRC subsidiary, IST, or iASPEC and its subsidiaries, discontinuing or restricting our operations in China, confiscating our income or the income of iASPEC, and taking other regulatory or enforcement actions, such as levying fines, that could be harmful to our business. Any of these sanctions could cause significant disruption to our business operations.

The MOFCOM Security Review Rules may make it more difficult for us to make future acquisitions or dispositions of our business operations or assets in China.

The MOFCOM Security Review Rules, effective as of September 1, 2011, provides that when deciding whether a specific merger or acquisition of a domestic enterprise by foreign investors is subject to the national security review by MOFCOM, the principle of substance-over-form should be applied and foreign investors are prohibited from circumventing the national security review requirement by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions. If the business of any target company that we plan to acquire falls within the scope subject to national security review, we may not be able to successfully acquire such company by equity or asset acquisition, capital increase or even through any contractual arrangement.

Under the Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

The EIT Law and its implementing rules became effective on January 1, 2008. Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the EIT Law and its implementation non-Chinese enterprise or group controlled offshore entities. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management often resident in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC shareholders. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise incorporated by a Chinese natural person. Nor are detailed measures on imposition of tax from non-domestically incorporated resident enterprises are available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

We may be deemed to be a resident enterprise by Chinese tax authorities. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on financing proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC stockholders and with respect to gains derived by our non-PRC stockholders from transferring our shares. We are actively monitoring the possibility of “resident enterprise” treatment for the 2011 tax year and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

We face uncertainty from China’s Circular on Strengthening the Administration of Enterprise Income Tax on Non-Resident Enterprises’ Share Transfer that was released in December 2009 with retroactive effect from January 1, 2008.

The Chinese State Administration of Taxation, or SAT, released a circular on December 15, 2009 that addresses the transfer of shares by nonresident companies, generally referred to as Circular 698. Circular 698, which is effective retroactively to January 1, 2008, may have a significant impact on many companies that use offshore holding companies to invest in China. Circular 698, which provides parties with a short period of time to comply with its requirements, indirectly taxes foreign companies on gains derived from the indirect sale of a Chinese company. Where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise by selling the shares in an offshore holding company, and the latter is located in a country or jurisdiction where the effective tax burden is less than 12.5% or where the offshore income of his, her, or its residents is not taxable, the foreign investor is required to provide the tax authority in charge of that Chinese resident enterprise with the relevant information within 30 days of the transfers. Moreover, where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise through an abuse of form of organization and there are no reasonable commercial purposes such that the corporate income tax liability is avoided, the PRC tax authority will have the power to re-assess the nature of the equity transfer in accordance with PRC’s “substance-over-form” principle and deny the existence of the offshore holding company that is used for tax planning purposes. There is uncertainty as to the application of Circular 698. For example, while the term “indirectly transfer” is not defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax in the country or jurisdiction and to what extent and the process of the disclosure to the tax authority in charge of that Chinese resident enterprise. In addition, there are not any formal declarations with regard to how to decide “abuse of form of organization” and “reasonable commercial purpose,” which can be utilized by us to balance if our Company complies with the Circular 698. As a result, we may become at risk of being taxed under Circular 698 and we may be required to expend valuable resources to comply with Circular 698 or to establish that we should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws, and any determination that we violated these laws could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. We have operations, agreements with third parties, and make most of our sales in China. The PRC also strictly prohibits bribery of government officials. Our activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents, or distributors of our Company, even though they may not always be subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents, or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the U.S. government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price and reputation and could result in a loss of your investment in our stock, especially if such matter cannot be addressed and resolved favorably.

Recently, U.S. public companies that have substantially all of their operations in China, particularly companies like us which have completed so-called reverse merger transactions, have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our Company, our business and our stock price. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation will be costly and time consuming and distract our management from growing our company.

The disclosures in our reports and other filings with the SEC and our other public pronouncements are not subject to the scrutiny of any regulatory bodies in the PRC. Accordingly, our public disclosure should be reviewed in light of that fact.

We file reports with the SEC and our reports and other filings with the SEC are subject to SEC review in accordance with the rules promulgated by the SEC under the Securities Act and the Exchange Act. Unlike public reporting companies whose operations are located primarily in the United States, however, substantially all of our operations are located in China. Since substantially all of our operations and business takes place in China, it may be more difficult for the Staff of the SEC to overcome the geographic and cultural obstacles that are present when reviewing our disclosure. These same obstacles are not present for similar companies whose operations or business take place entirely or primarily in the United States. Our SEC reports and other disclosure and public pronouncements are not subject to the review or scrutiny of the China Securities Regulatory Commission or any other PRC regulatory authority. Accordingly, you should review our SEC reports, filings and our other public pronouncements with the understanding that no local regulator has done any due diligence on our company and that none of our SEC reports, other filings or any of our other public pronouncements has been reviewed or otherwise been scrutinized by any local regulator.

RISKS RELATED TO THE MARKET FOR OUR STOCK

If we were delisted from NASDAQ, we may become subject to the trading complications experienced by “Penny Stocks” in the over-the-counter market.

Delisting from NASDAQ may cause our common stock to become the SEC’s “penny stock” rules. The SEC generally defines a penny stock as an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. One such exemption is to be listed on the NASDAQ Stock Market. The market price of our common stock is currently less than $5.00 per share. Therefore, were we to be delisted from the NASDAQ Stock Market, our common stock may become subject to the SEC’s “penny stock” rules. These rules require, among other things, that any broker engaging in a purchase or sale of our securities provide its customers with: (i) a risk disclosure document, (ii) disclosure of market quotations, if any, (iii) disclosure of the compensation of the broker and its salespersons in the transaction and (iv) monthly account statements showing the market values of our securities held in the customer’s accounts. A broker would be required to provide the bid and offer quotations and compensation information before effecting the transaction. This information must be contained on the customer’s confirmation. Generally, brokers are less willing to effect transactions in penny stocks due to these additional delivery requirements. These requirements may make it more difficult for stockholders to purchase or sell our common stock. Because the broker, not us, prepares this information, we would not be able to assure that such information is accurate, complete or current.

The market price of our common stock is volatile, leading to the possibility of its value being depressed at a time when you want to sell your holdings.

The market price of our common stock is volatile, and this volatility may continue. Numerous factors, many of which are beyond our control, may cause the market price of our common stock to fluctuate significantly. These factors include:

  our earnings releases, actual or anticipated changes in our earnings, fluctuations in our operating results or our failure to meet the expectations of financial market analysts and investors;
  changes in financial estimates by us or by any securities analysts who might cover our stock;
  speculation about our business in the press or the investment community;
  significant developments relating to our relationships with our customers or suppliers;
  stock market price and volume fluctuations of other publicly traded companies and, in particular, those that are in the our industries;
  customer demand for our products;
  investor perceptions of the our industry in general and our company in particular;
  the operating and stock performance of comparable companies;
  general economic conditions and trends;
  major catastrophic events;
  announcements by us or our competitors of new products, significant acquisitions, strategic partnerships or divestitures;
  changes in accounting standards, policies, guidance, interpretation or principles;
  loss of external funding sources;
  sales of our common stock, including sales by our directors, officers or significant stockholders; and
  additions or departures of key personnel.

Securities class action litigation is often instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs to us and divert our management’s attention and resources. Moreover, securities markets may from time to time experience significant price and volume fluctuations for reasons unrelated to operating performance of particular companies. For example, in July 2008, the securities markets in the United States, China and other jurisdictions experienced the largest decline in share prices since September 2001. These market fluctuations may adversely affect the price of our common stock and other interests in our company at a time when you want to sell your interest in us.

We do not intend to pay dividends for the foreseeable future.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

ITEM 1B.	UNRESOLVED STAFF COMMENTS.

We have no outstanding or unresolved comments from the SEC staff.

ITEM 2.	PROPERTIES.

All land in China is owned by the state or collectives. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes. In the case of land used for industrial purposes, the land use rights are granted for a period of 50 years. This period may be renewed at the expiration of the initial and any subsequent terms according to the relevant Chinese laws. Granted land use rights are transferable and may be used as security for borrowings and other obligations.

Prior to June 2007, our subsidiary IST occupied space in offices pursuant to a six month rental agreement. In June 2007, we moved into our new executive offices located on the 21st Floor of the Everbright Bank Bldg., Zhuzilin, Futian District, Shenzhen, China, for which IST currently has land use rights. Our new executive offices consist of approximately 1,200 square meters, all of which are dedicated to administrative office space. We have fully paid the land use fees. Our other property primarily consists of computer equipment, servers, licensed software, some furniture and fixtures. There is no lien on any of our property and we currently do not have any intention to make large scale improvements or developments with respect to these properties.

iASPEC and Bocom lease offices, employee dormitories and factory space in Shenzhen, Guangzhou, Beijing and Wuhan in the PRC, pursuant to lease agreements that will expire on various dates through September 2013. Rent expense for the years ended December 31, 2011, 2010 and 2009, was approximately $468,000, $380,000 and $386,200, respectively.

We believe that all our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

ITEM 3.	LEGAL PROCEEDINGS.

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

ITEM 4.	MINE SAFETY DISCLOSURES.

Not applicable.

PART II

ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES.

Market Information

Our common stock is traded on the NASDAQ Global Select Market under the symbol “CNIT.”

The following table sets forth, for the periods indicated, the high and low closing prices of our common stock. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	Market Prices(1)
	High	Low
Year Ended December 31, 2011
1st Quarter	$10.62	$5.06
2nd Quarter	6.02	2.80
3rd Quarter	5.70	1.84
4th Quarter	2.30	1.24

Year Ended December 31, 2010
1st Quarter	$13.60	$9.04
2nd Quarter	14.88	9.26
3rd Quarter	11.96	8.92
4th Quarter	13.56	9.62

(1) The above table sets forth the range of high and low market prices per share of our common stock as reported by Yahoo! Finance for the periods indicated. Prices have been adjusted to reflect the one-for-two reverse stock split effected on March 1, 2012.

Approximate Number of Holders of Our Common Stock

As of February 29, 2012, there were approximately 86 holders of record of our common stock. This number excludes the shares of our common stock owned by stockholders holding stock under nominee security position listings.

Dividend Policy

We have never declared dividends or paid cash dividends. Our board of directors will make any future decisions regarding dividends. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the near future.

Securities Authorized for Issuance Under Equity Compensation Plans

See Item 12 “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters - Securities Authorized for Issuance under Equity Compensation Plans.”

Recent Sales of Unregistered Securities

We have not sold any equity securities during the fiscal year ended December 31, 2011 that were not previously disclosed in a quarterly report on Form 10-Q or a current report on Form 8-K that was filed during the 2011 fiscal year.

Purchases of Equity Securities

During the fourth quarter of fiscal year 2011, we repurchased shares of common stock. Below is a table containing information about our repurchases. Prices and share amounts have been retroactively adjusted to give effect to the one-for-two reverse stock split effected on March 1, 2012.

Period	Total Number of Shares Purchased(1)	Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Approximate Dollar Value of Shares that May Yet Be Purchased Under the Plans or Programs
October 1, 2011 to October 31, 2011	10,542	$1.9998	10,542	4,978,499
November 1, 2011 to November 30, 2011	260,930	$1.931	260,930	4,563,294
December 1, 2011 to December 31, 2011	106,156	$1.6952	106,156	4,377,977

(1) All purchases were made pursuant to our amended and restated Rule 10b5-1 repurchase plan. This plan was originally announced on September 24, 2010; an extension to the plan was announced on September 16, 2010; and an amendment to the plan was announced on November 17, 2011. Under the plan as amended, up to $5 million of shares may be repurchased by the Company. The plan expires no later than September 15, 2012. To the extent applicable, the Company does not intend to make further purchases under the plan.

(2) During December 2011, the Company’s broker sold 20,000 of the Company’s shares of common stock held in its account to meet cash calls on previous purchase. The purchase information included in this table does not reflect these sales.

ITEM 6.	SELECTED FINANCIAL DATA.

The selected consolidated statement of income and comprehensive income data for the years ended December 31, 2011, 2010 and 2009 and the selected balance sheet data as of December 31, 2011 and 2010 are derived from our audited consolidated financial statements included elsewhere in this report. The selected consolidated financial data for the years ended December 31, 2008 and 2007 and the selected balance sheet data as of December 31, 2009 and 2008 are derived from our audited consolidated financial statements not included in this report.

The following selected historical financial information should be read in conjunction with our consolidated financial statements and related notes and the information contained in Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Earnings per share and share amount data have been retroactively adjusted to give effect to the one-for-two reverse stock split effected on March 1, 2012.

(All amounts, except for share and per share amounts, in U.S. dollars)

	2011	2010	2009	2008	2007
Revenues	$114,535,553	$163,845,597	$100,996,094	$85,301,184	$30,342,709
Income From Operations	9,527,133	42,563,452	32,156,443	23,882,882	13,310,477
Net Income	$8,570,179	$35,473,630	$30,137,645	$24,028,173	$13,421,452
Income from Operations Per Share
Basic	$0.36	$1.64	$1.32	$1.03	$0.67
Diluted	$0.36	$1.63	$1.32	$1.02	$0.66
Total Assets	$361,792,142	$339,401,724	$250,828,938	$148,468,182	$88,853,795
Total Current Liabilities	107,764,628	100,222,271	75,823,003	25,463,055	4,787,196
Total Long Term Liabilities	1,487,828	13,603,759	7,107,101
Net Assets	$252,539,686	$225,575,694	$167,898,834	$123,005,127	$84,066,599
Weighted Average Number of Shares
Outstanding
Basic	26,737,638	25,907,217	24,338,196	23,199,300	19,859,484
Diluted	26,965,006	26,072,506	24,338,196	23,426,414	20,076,428
Total Equity	$252,539,686	$225,575,694	$167,898,834	$123,005,127	$84,066,599
Capital Stock (excluding long term debt
and treasury stock)	$286,326	$255,115	$233,548	$209,121	$190,891
Number of Shares Issued and Outstanding	27,591,462	26,030,894	24,952,571	23,731,202	22,819,698
Net Income Per Share
Basic	$0.30	$1.33	$1.24	$1.03	$0.67
Diluted	$0.29	$1.32	$1.24	$1.02	$0.66

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following management’s discussion and analysis should be read in conjunction with our financial statements and the notes thereto and the other financial information appearing elsewhere in this report. In addition to historical information, the following discussion contains certain forward-looking information. See “Special Note Regarding Forward Looking Statements” above for certain information concerning those forward looking statements. Our financial statements are prepared in U.S. dollars and in accordance with U.S. GAAP. All share and earnings per share information in this item has been retroactively adjusted to reflect a one-for-two reverse stock split effected on March 1, 2012.

Overview

We are a leading provider of information and display technologies in the PRC. We provide a broad portfolio of software, hardware and fully integrated solutions to customers in a variety of technology sectors including GIS, DPST, DHIS, and DT.

We were founded in 1993 and are headquartered in Shenzhen, China. As of December 31, 2011, we had approximately 1,540 employees and 23 sales offices throughout China.

Our customers are mostly public sector entities that use our products and services to improve the service quality and management level and efficiency of public security, traffic control, fire control, medical rescue, border control, and surveying and mapping. Our typical customers include some of the most important governmental departments in China, including the Ministry of Public Security, the public security, fire fighting, traffic and police departments of several provinces, the Shenzhen General Station of Exit and Entry Frontier Inspection, and several provincial personnel, urban planning, civil administration, land resource, and mapping and surveying bureaus. Over the past several years, we have diversified our customer base beyond our local reach. In the future, we expect to continually expand our market and product offerings in the public and other sectors, through geographic expansion and enhancement of our technical capabilities.

We generate revenues through the sale of our software and hardware products, through our fully integrated total solutions, and through the provision of related support services. A significant portion of our operations are conducted through iASPEC , our variable interest entity. iASPEC is a PRC domestic company owned by Mr. Jiang Huai Lin, our Chairman and Chief Executive Officer, who is a PRC citizen and resident. iASPEC is able to obtain governmental licenses that are restricted to PRC entities that have no foreign ownership. These licenses allow iASPEC to perform Police-use Geographic Information Systems, or PGIS, services for PRC governmental customers. Under our MSA among our subsidiary, IST, iASPEC and Mr. Lin, IST is entitled to receive 95% of the net received profit of iASPEC during the term of the agreement, less costs and expenses related to sales and operations, and accrued but uncollected accounts receivable. In fiscal years 2011, 2010 and 2009, 47.1%, 39.1% and 48.6% of our revenues, respectively, were generated under this exclusive commercial arrangement with iASPEC.

Recent Developments

Effective March 1, 2012, we effected a one-for-two reverse split of our issued and outstanding common stock by filing a Certificate of Change pursuant to Section 78.209 of the Nevada Revised Statutes with the Secretary of State of Nevada. Each two shares of then issued and outstanding common stock were reverse split into one share of common stock, and each holder who would receive a fractional share as a result of the reverse split received one full share in lieu of the fractional share. The reverse split became effective on the NASDAQ Stock Market on March 2, 2012. Concurrently with the reverse stock split, the Certificate of Change is deemed to amend the Company’s Articles of Incorporation to decrease the authorized number of shares of the Company’s Common Stock from two hundred million (200,000,000) shares to one hundred million (100,000,000) shares.

Financial Performance Highlights

Some of our key business segments experienced slower public-sector sales for our products and services during the fiscal year ended December 31, 2011 than in previous years, which resulted in a decline in revenue and net income. The following are some financial highlights for the year:

  Revenue: Revenue decreased $49.31 million, or 30.1%, to $114.54 million for the year ended December 31, 2011, from $163.85 million for 2010.

  Gross profit: Gross profit decreased $26.24 million, or 37.19%, to $44.32 million for the year ended December 31, 2011, from $70.56 million for 2010. Gross margin decreased by 438 basis points to 38.69% in 2011 from 43.07% in 2010.

  Net income: Net income decreased $26.9 million, or 75.84%, to $8.57 million for the year ended December 31, 2011, from $35.47 million for 2010. Net income margin decreased by 1,417 basis points to 7.48% in 2011 from 21.65% in 2010.

  Net income attributable to the company: Net income attributable to the company was $7.91 million for the year ended December 31, 2011, as compared to $34.4 million for 2010, a 77.01% decrease. As a result, net margin decreased by 1,409 basis points to 6.91% in 2011 from 21% in 2010.

  Fully diluted net income per share: Fully diluted net income per share was $0.29 for the year ended December 31, 2011, as compared to $1.32 for the same period in 2010, representing a decrease of 78.02%.

Principal Factors Affecting Our Financial Performance

Demand for Software Products and Services

The revenue growth and profitability of our business depend on the overall market demand for software products and related services. Over the past two decades, the PRC government has encouraged the development and use of new technologies for information and communication and their application in all spheres of government, industry, education and culture. The term “Informatization” or “xinxihua” has been coined in China to describe the overall process of ICT application in China and has in recent years become a linchpin of central and many local economic development strategies.

For example, the Golden Shield Program promotes the use of information technology for public security services; the Digital City Program aims to ultimately integrate the functions of multiple government departments by using the GIS technology; the Golden Health Program strives to improve the efficiency of public health care by using digital hospital technologies. All these initiatives are of top priority to the Chinese government and are driving the demand for our DPST, GIS and DHIS offerings.

Taxation

CNIT is subject to United States tax at a tax rate of 34%. No provision for income taxes in the United States has been made as CNIT has no income taxable in the United States.

CITH was incorporated in the BVI, but is not subject to taxation in that jurisdiction.

ISSI, ISIID, and HPC were incorporated in Hong Kong and under the current laws of Hong Kong, and are subject to a Hong Kong Profits Tax of 16.5% .

Under the PRC’s EIT Law, Geo, iASPEC, Bocom, ISS and Zhongtian, are approved as High Technology Enterprises and are subject to EIT at a rate of 15%. Huipu is subject to EIT at a rate of 24%. IST benefitted from a two-year tax exemption, followed by a 50% exemption for three years, retroactive to as of January 1, 2007. 2011 was the fifth year that IST was entitled to the tax holiday and subject to a favorable tax rate of 12%. For 2012, IST will be subject to a 15% tax rate, as an approved High Technology Enterprise. See Item 1 “Business – Regulation – Taxation” for a detailed description of the EIT Law and tax regulations applicable to our PRC subsidiaries and variable interest entities.

Business Segment Information

Segment information is consistent with how management reviews the businesses, makes investing and resource allocation decisions and assesses operating performance. Transfers and sales between reportable segments, if any, are recorded at cost.

In connection with the changes in our business portfolio and realignment of management, management conducted a review of our operating business segments during the first quarter of 2011. The review resulted in changing the segment reporting.

Our new segment reporting, which has been used for all periods presented, follows the organizational structure reflected in our internal management reporting systems, which are the basis for assessing the financial performance of the business segments and for allocating resources to the business segments.

We report financial and operating information in the following two segments:

(1)

IT segment: IT includes revenues from products and services surrounding a variety of our software core competencies, currently primarily in GIS, DPST and DHIS. IT segment revenues are generated from the sales of software and system integration services, as well as hardware other than display products.

(2)

DT segment: DT includes revenues from products and services surrounding our display technology core competencies, currently primarily in GIS, DPST, education, media, and consumer products. DT segment revenues are generated from sales of hardware and total solutions of hardware integrated with proprietary software and content, as well as services.

For more information regarding our operating segments, see Note 16 (Consolidated Segment Data) to our audited consolidated financial statements included elsewhere in this report.

Results of Operations

Comparison of Years Ended December 31, 2011 and 2010

The following table sets forth key components of our results of operations for fiscal years ended December 31, 2011 and 2010, both in dollars and as a percentage of our revenue.

	Year Ended December 31, 2011			Year Ended December 31, 2010
		%			%
	Amount	of Revenue		Amount	of Revenue
Revenue	$114,535,553	100.00%		$163,845,597	100.00%
Costs of revenue	70,216,049	61.31%		93,282,442	56.93%
Gross profit	44,319,504	38.69%		70,563,155	43.07%
Administrative expenses	(22,785,631)	(19.89%	)	(18,623,523)	(11.37)%
Research and development expenses	(4,483,754)	(3.91%	)	(3,016,693)	(1.84)%
Selling expenses	(7,522,986)	(6.57%	)	(6,359,487)	(3.88)%
Income from operations	9,527,133	8.32%		42,563,452	25.98%
Subsidy income	1,939,787	1.69%		948,630	0.58%
Other (loss) income, net	538,624	0.47%		1,237,933	0.76%
Interest income	317,190	0.28%		126,459	0.08%
Interest expense	(2,948,406)	(2.57%	)	(1,539,407)	(0.94)%
Income before income taxes	9,374,328	8.18%		43,337,067	26.45%
Income tax expense	(804,149)	(0.70%	)	(7,863,437)	(4.80)%
Net income	8,570,179	7.48%		35,473,630	21.65%
Less: net income attributable to non-controlling interest	(660,781)	(0.58%	)	(1,071,626)	(0.65)%
Net income attributable to Company	$7,909,398	6.91%		$34,402,004	21.00%

Revenue. Our revenue is generated from the sales of our software and hardware products, our fully integrated total solutions, and the related after-sales services. For the year ended December 31, 2011, our revenue was $114.54 million, compared to $163.85 million for the year ended December 31, 2010, a decrease of $49.31 million, or 30.1% . The decrease was primarily due to the Chinese government’s implementation of macroeconomic tightening policies, which led to a slowdown in projects for our government customers, which traditionally have been our core customer base; and, secondarily due to the weak global demand and challenging industry dynamics for flat-screen TV products.

Product sales decreased by $6.89 million, or 12.93%, to $46.44 million for the year ended December 31, 2011, as compared to $53.33 million for the year ended December 31, 2010. Product sales constituted 40.54% of total revenue during 2011 as compared with 32.54% during 2010. The decrease in product sales primarily reflected 1) our efforts to transition our DT segment from the increasingly competitive and low-margin flat-screen TV market into the multi-functional and interactive display technology markets, which caused total product unit sales to fall, and 2) lower pricing of our traditional flat-screen TVs in the midst of increasing industry competition and weak global consumer demand for flat-screen TVs.

Software sales decreased by $51.12 million, or 56.53%, to $39.3 million for the year ended December 31, 2011, from $90.42 million for the year ended December 31, 2010. Software sales constituted 34.31% of our total revenue during 2011, compared with 55.19% during 2010. The decrease was mainly due to the Chinese government’s implementation of macroeconomic tightening policies and the curtailment of the massive government economic stimulus package, which led to a slowdown in software projects for our government customers. In addition, during 2011, the Company instituted more stringent customer acceptance policies, which limited new projects to those with solid credit credentials and long-term business prospects in light of the unfavorable government fiscal environment.

Sales of system integration services increased by $11.40 million, or 70.03%, to $27.68 million for the year ended December 31, 2011, as compared to $16.28 million for the year ended December 31, 2010. As a percentage of revenue, it increased from 9.94% during 2010 to 24.17% during 2011. Such growth primarily resulted from an increase in demand for system integration solutions in connection with the Shenzhen Summer Universiade, which was held in August 2011, and other new projects during 2011.

Other revenue decreased from $3.82 million for the year ended December 31, 2010 to $1.12 million for the year ended December 31, 2011, a decrease of $2.70 million, or 70.68% . Other revenue was mainly derived from maintenance services in 2011, while in 2010, in addition to maintenance services, we also generated royalty income from Huipu by licensing other manufacturers to use the HPC trademark.

The following table shows our revenue, percentage of revenue, cost of revenue and gross margin, by revenue categories:

	Year Ended December 31, 2011				Year Ended December 31, 2010
		% of	Cost of	Gross		% of	Cost of	Gross
	Revenue	Revenue	Revenue	Margin	Revenue	Revenue	Revenue	Margin
Products	$46,435,133	40.54%	$36,815,966	20.72%	$53,328,214	32.54%	$46,052,309	13.64%
Software	39,301,812	34.31%	13,302,464	66.15%	90,419,181	55.19%	38,574,738	57.34%
System integration	27,678,685	24.17%	19,625,349	29.10%	16,278,860	9.94%	8,259,899	49.26%
Others	1,119,923	0.98%	472,270	57.83%	3,819,342	2.33%	395,496	89.64%
Total	$114,535,553	100.00%	$70,216,049	38.69%	$163,845,597	100.00%	$93,282,442	43.07%

A breakdown of revenue, percentage of revenue, cost of revenue and gross margin by segments is as follows:

	Year Ended December 31, 2011				Year Ended December 31, 2010
		% of	Cost of	Gross		% of	Cost of	Gross
	Revenue	Revenue	Revenue	Margin	Revenue	Revenue	Revenue	Margin
IT segment	$68,281,729	59.62%	$33,078,316	51.56%	$113,700,273	69.39%	$53,403,510	53.03%
DT segment	46,253,824	40.38%	37,137,733	19.71%	50,145,324	30.61%	39,878,932	20.47%
Total	$114,535,553	100.00%	$70,216,049	38.69%	$163,845,597	100.00%	$93,282,442	43.07%

Cost of revenue and gross profit. As indicated in the tables above, our cost of revenue decreased $23.07 million, or 24.73%, to $70.22 million, for the year ended December 31, 2011, from $93.28 million for the year ended December 31, 2010. As a percentage of revenue, our cost of revenue increased to 61.31% during the year ended December 31, 2011, from 56.93% during the year ended December 31, 2010. As a result, gross profit as a percentage of revenue was 38.69% for the year ended December 31, 2011, a decrease of 438 basis points from 43.07% for the year ended December 31, 2010.

The decrease in gross profit margins, as displayed in the tables above, resulted from several factors. First, in 2011 we continued our effort to increase our DT solutions as a percentage of total revenues. The percentage of DT revenue increased from 30.61% during 2010 to 40.38% during 2011. The increase in contribution from DT revenues resulted in a decrease in gross profit margin for 2011 as our DT solutions business has lower average gross margins than other segments of our business. Second, due to the Chinese government’s implementation of macroeconomic tightening policies, our government customers reduced software project orders. As a result, the percentage of software revenue decreased from 55.19% during 2010 to 34.31% in 2011. The decrease in contribution from software revenues resulted in a decrease in gross profit margin for 2011 as, on average, software projects have higher average gross margins than other segments of our business. Third, the gross profit margin for our system integration business decreased from 49.26% during 2010 to 29.10% in 2011, primarily due to the high profit margin of certain projects in the 2010 period. Finally, the Company lowered its LCD TV prices in the face of increased competition and weak global consumer demand, while costs of manufacturing continued to rise in 2011. All of these factors resulted in a decrease in overall gross profit margin for the year ended December 31, 2011. However, as we became more selective with our acceptance of orders in an effort to improve the quality of our earnings, the gross margin for product and software sales were higher in the fiscal year ended December 31, 2011 compared to the fiscal year ended December 31, 2010.

Administrative expenses. Our administrative expenses consist primarily of compensation and benefits to our general management, finance and administrative staff, professional advisor fees, audit fees and other expenses incurred in connection with general operations. Administrative expenses increased by $4.16 million, or 22.35%, to $22.79 million for the year ended December 31, 2011, from $18.62 million for the year ended December 31, 2010. As a percentage of revenue, administrative expenses increased to 19.89% for 2011, from 11.37% for 2010. Notable changes year-over-year that resulted in increased administrative expenses were: First, inventory write downs increased by $6.63 million; and second, depreciation and amortization expenses increased by $1.41 million. These changes were offset by the decrease in share based compensation and bonus expenses to employees of $3.9 million. Our DT segment’s inventory was written down mainly for the following reasons: 1) the DT business’s transition from its traditional flat-screen TV products to multi-functional interactive digital display technologies resulted in some electronic components in inventory becoming incompatible with, and thus not usable for, the new advanced DT products; and 2) the global flat-screen, especially LCD TV market faced major challenges in 2011, including weak global consumer demand, a supply glut, and the emergence of new display technologies and products such as 3D-TV and OLED technology that is expected to replace LCD technology in the coming years, leading to the obsolescence of many flat-screen display products and components.

Research and development expenses. Our research and development expenses consist primarily of personnel-related expenses, as well as costs associated with new software and hardware development and enhancement. Research and development expenses increased by $1.47 million, or 48.63%, to $4.48 million for the year ended December 31, 2011, from $3.02 million for the year ended December 31, 2010. As a percentage of revenue, research and development expenses increased to 3.91% for 2011, from 1.84% in 2010. The increase was primarily a result of our efforts in improving product profitability and developing new products.

Selling expenses. Our selling expenses consist primarily of compensation and benefits to our sales and marketing staff, sales and after-sales traveling costs, and other sales-related costs. Selling expenses increased $1.16 million, or 18.3%, to $7.52 million for the year ended December 31, 2011, from $6.36 million for the year ended December 31, 2010. As a percentage of revenue, our selling expenses increased to 6.57% for 2011, from 3.88% for 2010. The increase in selling expenses reflected our heightened efforts in our PRC market expansion.

Subsidy income. For the years ended December 31, 2011 and 2010, in connection with research and development activities in a designated locale, we received $1,939,787 and $948,630, respectively, as a subsidy from the local governmental agency in China.

Other income, net. Other income, net of $538,624 for the year ended December 31, 2011, a decrease from $1.2 million from the previous year. The decrease was the result of a loss from the disposal of inventory of approximately $0.76 million during the current year. The decrease was offset by the change in the estimated fair value of contingent shares paid towards the HPC acquisition. The gain of approximately $1.48 million resulted from a decrease in the fair value of the liability associated with issuing contingent consideration that was recorded during the year ended December 31, 2011. Because our stock price declined during the year, the contingent liability, which is based on our stock price, also decreased in fair value. This decrease in contingent liability resulted in an increase in our income.

Income tax expense. Income tax expense for the year ended December 31, 2011 was $0.8 million, a decrease from $7.86 million for the year ended December 31, 2010. The decrease was largely due to the following factors: a) income before taxes from PRC subsidiaries decreased $39.59 million, causing approximately $5.94 million of the decrease; and b) our subsidiary, ISS, obtained the High Technology Enterprise designation during 2011 and was approved for the EIT rate of 15% with retroactive effect to fiscal year 2010, causing approximately $0.5 million of the decrease.

Non-controlling interest. Non-controlling interest of $0.66 million for the year ended December 31, 2011 represents the $0.39 million fee retained by iASPEC under the MSA, and $0.27 million of Geo retained by the 47.46% non-controlling interest in Geo.

Net income attributable to Company. As a result of the cumulative effect of the foregoing factors, net income attributable to the Company decreased $26.49 million, or 77.01%, to $7.91 million for the year ended December 31, 2011, from $34.4 million for the year ended December 31, 2010.

Comparison of Years Ended December 31, 2010 and 2009

The following table sets forth key components of our results of operations for fiscal years ended December 31, 2010 and 2009, both in dollars and as a percentage of our revenue.

	Year Ended December 31, 2010		Year Ended December 31, 2009
		%		%
	Amount	of Revenue	Amount	of Revenue
Revenue	$163,845,597	100.00%	$100,996,094	100.00%
Costs of revenue	93,282,442	56.93%	50,344,427	49.85%
Gross profit	70,563,155	43.07%	50,651,667	50.15%
Administrative expenses	(18,623,523)	(11.37)%	(12,653,175)	(12.53)%
Research and development expenses	(3,016,693)	(1.84)%	(2,705,669)	(2.68)%
Selling expenses	(6,359,487)	(3.88)%	(3,136,380)	(3.11)%
Income from operations	42,563,452	25.98%	32,156,443	31.84%
Subsidy income	948,630	0.58%	833,429	0.83%
Other income (loss), net	1,237,933	0.76%	1,153,288	1.14%
Interest income	126,459	0.08%	270,666	0.27%
Interest expenses	(1,539,407)	(0.94)%	(388,686)	(0.38)%
Income before income taxes	43,337,067	26.45%	34,025,140	33.70%
Income tax expense	(7,863,437)	(4.80)%	(3,887,495)	(3.85)%
Net income	35,473,630	21.65%	30,137,645	29.84%
Less: net income (loss) attributable to non-controlling interest	(1,071,626)	(0.65)%	(43,076)	-
Net income attributable to Company	$34,402,004	21.00%	$30,094,569	29.80%

Revenue. For the year ended December 31, 2010, our revenue was $163.85 million, compared to $101 million for the year ended December 31, 2009, an increase of $62.85 million, or 62.23% . The total revenue exceeded our plan primarily because progress on a few contracts was accelerated at client’s requests. In addition, our new offering of display technology products turned out faster than expected. Finally, we also liquidated some of HPC’s inventory that is not aligned with the new strategic direction as part of the restructuring process. During the year, Huipu, which was acquired in October 2009, contributed $42.26 million to revenues. Excluding the impact of Huipu, organic revenue growth was 26.23% .

Product sales increased by $36.54 million, or 217.72%, for the year ended December 31, 2010, as compared to $16.78 million for the year ended December 31, 2009, primarily due to the sales of display technology products and the liquidation of HPC’s inventory described earlier. Product sales constituted 32.55% of total revenue during 2010 as compared with 16.62% during 2001. Excluding the impact of Huipu, the percentage of organic product revenues decreased to 11.99% for 2010, from 12.35% for 2009.

Software sales increased by 41.66% to $90.42 million for the year ended December 31, 2010, from $63.83 million for the year ended December 31, 2009. Software sales constituted 55.19% of our total revenue for 2010, as compared to 63.20% for 2009. Excluding the impact of Huipu, software sales were 74.37% of organic revenues, which reflects our continued commitment to our core competency in software.

Sales of system integration services decreased by 14.40% for the year ended December 31, 2010, as compared to the year ended December 31, 2009. As a percentage of revenue, it declined from 18.83% during 2009 to 9.94% during 2010. Excluding the impact of Huipu, system integration was 13.39% of organic revenues.

Other revenue increased by 179.60%, from $1.37 million in the year ended December 31, 2009 to $3.82 million in the year ended December 31, 2009. Other revenue mainly derived from maintenance services in 2009, while in 2010, other income consisted of both maintenance services and royalty income from Huipu by licensing other manufacturers to use the HPC trademark.

The following table shows our revenue, percentage of revenue, cost of revenue and gross margin, by revenue categories:

	Year Ended December 31, 2010				Year Ended December 31, 2009
		% of	Cost of	Gross	Revenue	% of	Cost of	Gross
	Revenue	Revenue	Revenue	Margin		Revenue	Revenue	Margin
Products	$53,328,214	32.54%	$46,052,309	13.64%	$16,784,910	16.62%	$13,560,279	19.21%
Software	90,419,181	55.19%	38,574,738	57.34%	63,827,233	63.20%	22,229,542	65.17%
System integration	16,278,860	9.94%	8,259,899	49.26%	19,017,962	18.83%	14,251,391	25.06%
Others	3,819,342	2.33%	395,496	89.64%	1,365,989	1.35%	303,215	77.80%
Total	$163,845,597	100.00%	$93,282,442	43.07%	$100,996,094	100%	$50,344,427	50.15%

A breakdown of revenue, percentage of revenue, cost of revenue and gross margin by segments is as follows:

	Year Ended December 31, 2010				Year Ended December 31, 2009
		% of	Cost of	Gross		% of	Cost of	Gross
	Revenue	Revenue	Revenue	Margin	Revenue	Revenue	Revenue	Margin
IT segment	$113,700,273	69.39% $	53,403,510	53.03%	$89,665,844	88.78% $	41,990,839	53.17%
DT segment	50,145,324	30.61%	39,878,932	20.47%	11,330,250	11.22%	8,353,588	26.27%
Total	$163,845,597	100.00%	$93,282,442	43.07%	$100,996,094	100.00%	$50,344,427	50.15%

Cost of revenue and gross profit. As indicated in the tables above, our cost of revenues increased $42.94 million, or 85.29%, to $93.28 million, for the year ended December 31, 2010, from $50.34 million for the year ended December 31, 2009. As a percentage of revenues, our cost of revenue increased to 56.93% in 2010, from 49.89% in 2009. As a result, gross profit as a percentage of revenue was 43.07% for the year ended December 31, 2010, a decrease of 7.08%, from 50.15% the year ended December 31, 2009. Huipu yielded a gross margin of 16.81% . Excluding the impact of Huipu, gross margin of organic business was 52.19%, exceeding the organic gross margin of 51.84% in 2009. Such an increase in organic gross margin is primarily due to the increased weight of software business relative to total organic business.

The decrease in the overall gross margin resulted from a number of factors. First, during 2010, our product sales increased in weight relative to total revenues. Such increase was accelerated due to the clearance of HPC’s non-strategic inventory as well as our faster-than expected sales of display technology products. Since the average gross margin of products is lower than the other categories of revenues, the overall gross margin declined. Meanwhile, gross margin of product categories declined by 557 basis points mostly because the clearance of HPC’s non-strategic inventory was done at cost and the sales of the new display technology products did not enjoy economies of scale due to the low volume in the beginning. In addition, we experienced decline of gross margins of software on a year-over-year basis. This is because we were engaged in larger software projects on average than 2009, and larger projects generally offer lower profit margin than smaller ones. The negative impact on gross margin from the above factors was partially mitigated by the improvement in profitability in system integration and increased weight in other revenues.

For the year ended December 31, 2010, approximately $53.4 million of our cost of revenues was attributable to our IT segment and $39.88 million was attributable to our DT segment, compared to $41.99 million to our IT segment and $8.35 million to our DT segment, respectively, for the year ended December 31, 2009.

Administrative expenses. Our administrative expenses increased by $5.97 million, or 47.18%, to $18.62 million for the year ended December 31, 2010, from $12.65 million for the year ended December 31, 2009. As a percentage of revenue, administrative expenses decreased to 11.37% for 2010, from 12.53% for 2009. Some notable changes that resulted in the increase of administrative expenses are the increase in stock-based compensation expenses of $1.67 million, and the increase in depreciation and amortization expenses of $1.85 million, partly because the depreciation and amortization expenses of HPC impacted the full year of 2010, whereas they only affected the last three months of 2009. Also contributing to the increase was the addition of property, plant and equipment for future business growth and the addition of provision for long term investment in Tianhe of $0.85 million. Also contributing was the increase of bad debt provision for accounts receivable of $0.89 million. Also contributing to the increase were the expenses incurred in new representative offices.

Research and development expenses. Our research and development expenses increased by $0.31 million, or 11.5%, to $3.02 million for the year ended December 31, 2010, from $2.71 million for the year ended December 31, 2009. As a percentage of revenue, research and development expenses decreased to 1.84% for 2010, from 2.68% in 2009. Such decrease was due to the fact that research and development investments made from prior years are yielding scalable effects in revenue growth.

Selling expenses. Our selling expenses increased $3.22 million, or 102.77%, to $6.36 million for the year ended December 31, 2010, from $3.14 million for the year ended December 31, 2009. As a percentage of revenue, our selling expenses increased to 3.88% for 2010, from 3.11% in 2009. The selling expenses outpacing revenue growth reflects our heightened efforts in national market expansion.

Subsidy income. For the years ended December 31, 2010 and 2009, in connection with research and development activities in a designated locale, we received approximately $948,630, $833,429, respectively, as a subsidy from the local governmental agency in China.

Income tax expense. Income tax expense increased $3.98 million, or 102.28%, to $7.86 million for the year ended December 31, 2010, from $3.89 million for the year ended December 31, 2009. The increase was mainly due to the increase in pre-tax income and an increase in our effective income tax rate from 11.43% in 2009 to 18.14% in 2010 as a result of the tax unification program in China.

Non-controlling interest. Non-controlling interest of $1,071,626 for the year ended December 31, 2010 represents the $893,316 fee retained by iASPEC under the MSA and $178,310 of Geo’s profit attributable to its 47.46% non-controlling interest.

Net income attributable to Company. As a result of cumulative effect of the foregoing factors, net income attributable to the Company increased $4.31 million, or 14.31%, to $34.4 million for the year ended December 31, 2010, from $30.09 million for the year ended December 31, 2009.

Liquidity and Capital Resources

As of December 31, 2011, we had cash and cash equivalents of $14.02 million.

Our customers have historically been primarily public sector entities that use our products and services to improve the service quality and management level and efficiency of public security, traffic control, fire control, medical rescue, border control, surveying, mapping, and healthcare management. Over the past several years, especially during 2011 and 2010, we diversified our customer base beyond our historical geographic reach, and expanded our market and product offerings in the public and private sectors, through geographic expansion and the enhancement of our technical capabilities. Along with our expansion in the market, our customer base of accounts receivable increased from 234 as of December 31, 2009, to 289 as of December 31, 2010, and to 378 as of December 31, 2011.

Due to the Chinese government’s implementation of macroeconomic tightening policies since the second quarter of 2011, government customers have slowed their payment of our accounts receivables. Historically, government customers generated over half of our revenues. As a result, the percentage of total accounts receivable attributable to government customers increased to 80% as of December 31, 2011 from 77% as of December 31, 2010.

As the increase in our customer base and sales were primarily a result of an increase in non-public sector customers, the risk of recoverability increased compared with previous periods. Additionally, although we have had no significant experience of failure in the collection of accounts receivable from government customers, the recent slowdown in payments described above has caused us to view these customers’ risk of recoverability as having increased. In this regard, we further noted that turnover days of accounts receivable increased. The accounts receivable that were outstanding for longer than one year accounted for 52% of total accounts receivable as of December 31, 2011 and 6% as of December 31, 2010, and government customers accounted for 91% of all receivables outstanding for longer than one year as of December 31, 2011 compared to 57% as of December 31, 2010.

We generally do not consider receivables from government customers to be past due at any particular point in time primarily for the following reasons: PRC government entities are very safe customers in that they are generally well-established and able to access credit more easily than private-sector customers; we have generally had good collection histories with these customers; the recent government macroeconomic tightening policies have affected government customers relatively equally, and we therefore believe that the resulting slowdown in payments from such customers is outside their immediate control. We also view government customers as important to our business. As a result, we have continued sales relationships with most PRC government customers and extended flexible repayment terms to them, including with respect to those that have slowed down their payments to us.

With respect to private-sector customers, we generally provide for a payment period of 90 days. Typically we are willing to extend the payment period to up to 120 days. For payment extensions beyond this time, we typically evaluate private-sector customers based on the criteria described in Note 2(f) to the audited financial statements contained in this report. Due to their differing credit histories and periods of operations, as described above, we consider the risk of recoverability for these customers to be higher than public-sector customers. However, we have generally been willing to continue the sales relationship with these customers and allow for additional time for them to make payments upon receipt of assurances that payment will be received as soon as practicable, in light of our aim to diversify our customer base and expand our market penetration. All accounts receivables with aging over two years with non-government customers are fully reserved.

Management performs ongoing credit evaluations, and we maintain an allowance for potential credit losses based upon our loss history and our aging analysis. We estimated that the amount of probable credit losses in existing accounts receivable was equal to the allowance for doubtful accounts of $9.37 million at December 31, 2011 and $6.07 million at December 31, 2010. The following table describes the movement in the allowance for doubtful accounts during the year ended December 31, 2011:

Balance at January 1, 2011	$6,072,644
Increase in allowance for doubtful accounts	6,169,941
Amounts recovered during current period	(3,145,063)
Foreign exchange difference	275,804
Balance at December 31, 2011	$9,373,326

The following table summarizes the key cash flow components from our consolidated statements of cash flows for the periods indicated.

Cash Flow
(all amounts in U.S. dollars)

	Year Ended December 31,
	2011	2010	2009
Net cash provided by operating activities	$16,341,327	$26,949,537	$11,477,783
Net cash used in investing activities	(18,626,690)	(60,871,618)	(14,664,274)
Net cash (used in) provided by financing activities	(2,169,334)	37,080,368	7,113,658
Effects of exchange rate changes on cash and cash equivalents	307,474	1,529,937	(13,786)
Net (decrease) increase in cash and cash equivalents	(4,147,223)	4,688,224	3,913,381
Cash and cash equivalents at beginning of the year	18,166,857	13,478,633	9,565,252
Cash and cash equivalents at end of the year	$14,019,634	$18,166,857	$13,478,633

Operating Activities

Net cash provided by operating activities was $16.34 million for the year ended December 31, 2011, a decrease from $26.95 million for the year ended December 31, 2010. The decrease was primarily due to an increase in our accounts receivable turnover days during 2011. Many government customers slowed down their payments as a result of China’s implementation of macroeconomic tightening policies. Because over half of our total revenues are generated from government projects, accounts receivable turnover days increased from 192 days during 2010 to 322 days during 2011.

Net cash provided by operating activities was $26.95 million for the year ended December 31, 2010, an increase of $15.47 million or, 134.8%, from $11.48 million for the year ended December 31, 2009. This increase far outpaced revenue growth of 62.23% . Such an increase was primarily due to the improvements in working capital turnover, including the speeding up of the turn-over of accounts receivable and inventories.

Investing Activities

Net cash used in investing activities was $18.63 million for the year ended December 31, 2011, as compared to $60.87 million for the year ended December 31, 2010. The decrease was primarily due to: a) a $25.31 million deposit for purchasing land use rights during 2010; b) a $13.08 million decrease in property and equipment purchases during 2011 as compared with 2010, and c) a $2.96 million decrease in software purchases during 2011 as compared with 2010.

Net cash used in investing activities was $62.36 million for the year ended December 31, 2010, as compared to $14.66 million for the year ended December 31, 2009. Approximately $25.31 million of the total was used as the deposit for purchasing land use rights under local government incentives. Details have been provided in Note 10(a) of the financial statements contained in this report and Note 17 (Subsequent Event) of the financial statements contained in our Form 10Q/A for the quarterly period ended June 30, 2010. Approximately $32.82 million was used to purchase machineries, equipment and software as an investment for future business expansion.

Financing Activities

Net cash used in financing activities was $2.17 million for the year ended December 31, 2011, as compared to $37.08 million net cash provided by financing activities for the year ended December 31, 2010. The change was mainly attributable to the net proceeds of $9.38 million raised from an offering of common stock during 2010, and a decrease in net borrowings of $28.59 million during 2011 as compared with 2010.

Net cash provided by financing activities increased to $37.08 million during the year ended December 31, 2010, as compared to $7.11 million during the year ended December 31, 2009. The increase was mainly attributable to the net proceeds of $9.38 million raised in issuing of common stock, an increase in net bank borrowings of $22.44 million, and an increase in net borrowings from shareholders’ long-term loan of $5 million. Geo also received capital injection of $1.74 million from minority shareholders.

Loan Facilities

As of December 31, 2011 and 2010, our loan facilities were as follows:

Short-term bank loans

	As of December 31,
	2011	2010
Secured short-term loans	$39,177,186	$33,051,066
Add: amounts due within one year under long-term loan contracts	1,806,271	2,275,500
Total short-term bank loans	$40,983,457	$35,326,566

Long-term bank loans

	As of December 31,
	2011	2010
Secured long-term loans	$1,915,795	$8,138,705
Less: amounts due within one year under long-term loan contracts	(1,806,271)	(2,275,500)
Total long-term bank loans	$109,524	$5,863,205

The covenants or financial restrictions related to our outstanding debt obligations as of December 31, 2011 are as follows: (1) a certain subsidiary that is party to the loan should maintain a certain level of tangible assets; (2) the subsidiary should maintain a certain level of cash in its bank accounts; and (3) the subsidiary should inform the bank 30 days before any of the following events occurs (if the bank determines that such event will cause a material impact to the bank loan, the subsidiary may perform the event only upon receipt of the approval of the bank):

  dispose material assets constituting over 10% of the total net assets by sale, bestowment, lending, transfer, mortgage, pledge or any other means;

  profit distribution over 30% of the current year’s after tax profits, or over 20% of the total retained earnings; and

  new investments by the subsidiary outside its current operations which constitute over 20% of its net assets.

As of December 31, 2011, we were in compliance with the above covenants.

Our short-term loan balances as of December 31, 2011 and 2010 were $40.98 million and $35.33 million, respectively. As a percentage of working capital, short-term bank loans accounted for approximately 66.21% and 60.06% as of December 31, 2011 and 2010, respectively. The increase in reliance on bank borrowings to fund working capital in 2011 was mainly due to our efforts to increase display technology R&D and sales. As our newer manufacturing business requires more working capital than our traditional business of software technology and system integration technology, we needed to borrow more to fund working capital needs. As we introduce new products in new markets in 2012, we expect to continue to rely on bank borrowings to fund working capital.

We believe that our current cash and cash equivalents and anticipated cash flow from operations will be sufficient to meet our anticipated cash needs, including our cash needs for working capital and capital expenditures for at least the next 12 months. We may, however, require additional cash due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our existing cash and amounts available under existing credit facilities is insufficient to meet our requirements, we may seek to sell additional equity securities, debt securities, or borrow from lending institutions. We can make no assurances that financing will be available in the amounts we need, or on terms acceptable to us, if at all. The sale of additional equity securities, including convertible debt securities, would dilute the interests of our current shareholders. The incurrence of debt would divert cash for working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that restrict our operations and our ability to pay dividends to our shareholders. If we are unable to obtain additional equity or debt financing as required, our business operations and prospects may suffer.

Intracompany Transfers

Our subsidiaries that are organized in the PRC may pay dividends only out of their accumulated profits and our PRC subsidiaries are required to set aside at least 10% of their after-tax profit to their general reserves until such reserves cumulatively reach 50% of their respective registered capital. Our PRC subsidiaries’ general reserves are not distributable as cash dividends. Restrictions on our net assets also include the conversion of local currency into foreign currencies, tax withholding obligations on dividend distributions, the need to obtain SAFE approval for loans to a non-PRC consolidated entity and the covenants or financial restrictions related to outstanding debt obligations. We are not aware of other restrictions on our net assets or the transferability of assets via loans or advances to our non-PRC consolidated entities. As our operations are principally based in China, our non-PRC consolidated entities do not have material cash obligations.

The following table provides the amount of our statutory general reserve, the amount of restricted net assets, consolidated net assets, and the amount of restricted net assets as a percentage of consolidated net assets, as of December 31, 2011 and 2010:

	December 31,	December 31,
	2011	2010

PRC general reserve	$14,488,533$	12,968,985
Restricted net assets and retained earnings related to covenants of existing bank loans	18,595,200	18,204,400
Total restricted net assets	$33,083,733 $	31,173,385
Consolidated net assets	$230,866,530$	207,072,687
Restricted net assets as percentage of consolidated net assets	14.33%	15.05%

An offshore holding company, as a shareholder of an FIE, can make loans to the FIE, provided the parties comply with PRC regulations governing such loans. Our parent company can make a shareholder loan to a PRC subsidiary provided that (i) the amount of the loan does not exceed the difference between the total investment and registered capital as approved by the local Administration for Industry and Commerce that issued the business license of the subsidiary; and (ii) before the loan can be converted into RMB, the subsidiary reports to SAFE the intended use of proceeds (which cannot be to purchase domestic assets). The subsidiary can finance the operations of iASPEC in accordance with the terms of the MSA.

Obligations Under Material Contracts

The following table sets forth our material contractual obligations as of December 31, 2011:

	Payments Due by Period
					More
		Less than			than
Contractual Obligations	Total	1 year	1-3 years	3-5 years	5 years
Operating Lease Obligations	$507,416	$347,781	$159,635	$-	$-
Purchase Obligations	5,299,708	5,299,708	-	-	-
Interest payable on long-term bank loans	102,454	82,764	13,312	6,378	-
Long-term bank loans	1,915,795	1,806,271	71,042	38,482	-
Total	$7,825,373	$7,536,524	$243,989	$44,860	$-

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

  Goodwill

  Prior to the beginning of the 2011 fiscal year, management reviewed our businesses so as to make investing and resource allocation decisions and assess operating performance from the perspective of our operating segments, which at the time consisted of our GIS segment, DPST segment, DHIS segment, and Other Products and Services, or Other, segment. In connection with the changes in our business portfolio and realignment of management’s decision-making process, management conducted a review of its operating segments during the first quarter of 2011, which resulted in two new segments, IT and DT. Accordingly, we reallocated our goodwill from each of the four segments to one or both of the two new segments since the first quarter of 2011. The former and current allocations of goodwill by reportable segments were as follows as at December 31, 2010:

(All amounts in U.S. dollars)
Goodwill

Former segments		Current segments
		IT	DT
		segment	segment	Total
DPST	19,363,966	2,625,551	16,738,415	19,363,966
GIS	13,416,896	4,178,278	9,238,618	13,416,896
DHIS	19,137,413	19,137,413	-	19,137,413
Other	-	-	-	-
Total	$51,918,275	$25,941,242	$25,977,033 $	51,918,275

In accordance with FASB ASC topic 350, we review goodwill impairment annually or more frequently if an event occurs or circumstances change that would reduce the fair value below its carrying value. Due to the Chinese government’s implementation of its macroeconomic tightening policies, our revenue decreased significantly, especially software technology sales during the fiscal year ended December 31, 2011. Although we do not view the slowdown of our growth as a significant adverse change in our business, we performed the goodwill impairment test for the fiscal year ended December 31, 2011.

We used the discounted cash flow method to estimate the fair value of goodwill. The goodwill impairment analysis is a two step test on each reporting unit. Prior to the beginning of the 2011 fiscal year, we considered each subsidiary as one reporting unit, and we used the discounted cash flow method on each reporting unit. During the first fiscal quarter of 2011, we grouped some reporting units with similar economic characteristics together and redefined our reporting units to be our IT and DT operating segments. Determining the fair value of a reporting unit involved the use of significant estimates and assumptions, such as revenue growth rate, gross profit rate, and discount rate. The average revenue increase rate used in the cash flow models approximately ranged from 9% to 11% depending on the reporting unit over the initial five-year forecast period. The discount rate used in the cash flow models was approximately 11.43%, which was calculated by using weighted average cost of capital.

Based on the above calculation in our cash flow models, the test results indicated that the fair value of each reporting unit exceeded its carrying value. The percentage of the excess of the fair value over carrying value of our reporting units ranged from 14% to 41%. We believe that our DT segment reporting unit, whose fair value exceeded its carrying value by approximately 14%, is at risk of failing step one of the goodwill impairment test in the future. During the fiscal year ended December 31, 2011, the Company put more effort in developing its DT business, and revenues generated by the reporting unit increased during this period as compared to the fiscal year ended December 31, 2010. Though management has confidence that it will continue to develop the fair value of our DT segment, we intend to closely monitor any event or change in circumstances that could negatively affect the key assumptions relating to this reporting unit.

Our valuation techniques could yield variable results based on changes in assumptions such as the discount rate and net income increase rate. We performed a sensitivity analysis that indicated that if the discount rate ranged from 10% to 13%, the revenue increase rate ranged from 6% to 8%, the fair value of each reporting unit would continue to exceed the carrying value, and that no goodwill impairment is required.

Goodwill by segment as of December 31, 2011 and December 31, 2010 was as follows:

(All amounts in U.S. dollars)

Goodwill	December	December
	31, 2011	31, 2010
IT Segment	$26,980,194	$25,941,242
DT Segment	27,003,493	25,977,033
Total	$53,983,687	$51,918,275

  Any goodwill arising on the acquisition of a foreign operation and any fair value adjustments to the carrying amounts of assets and liabilities arising on the acquisition of that foreign operation shall be treated as assets and liabilities of the foreign operation. Thus they shall be expressed in the functional currency of the foreign operation and shall be translated at the closing rate. As our acquired subsidiaries’ functional currency is RMB, goodwill arising on these acquisitions is denominated in RMB. As our presentation currency is USD, the change of goodwill balance represents the foreign exchange difference between each period or year end.

  Revenue Recognition—Revenues from products are recognized only when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price to the customer is fixed or determinable, and collectability is reasonably assured. Generally, revenue is recognized (1) upon shipment for equipment and software, (2) as work is performed for professional services and (3) in equal periodic amounts over the term of the contract for software and hardware maintenance.
  The majority of revenues are generated from fixed-price contracts, which provide for licenses to software products, and services to customize such software to meet customers’ use. Generally, when the services are determined to be essential to the functionality of the delivered software, revenue is recognized using the percentage of completion method of accounting. The percentage of completion for each contract is estimated based on the ratio of direct labor hours incurred to total estimated direct labor hours. We review accounts receivable for allowances whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable, losses on accounts receivable are provided when they become evident.

  Accounts Receivable—We regularly evaluate and monitor the creditworthiness of each customer on a case-by-case basis. We include any account balances that are determined to be uncollectible in an allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. The allowance for doubtful accounts at December 31, 2011 and 2010, totaled $9,373,000 and $6,073,000 respectively, representing management’s best estimate.

  Inventories —We value inventories at the lower of cost or market. Market is the estimated selling price in the ordinary course of business less the estimated cost of completion and the estimated costs necessary to make the sale. We perform an analysis of slow-moving or obsolete inventory periodically and any necessary valuation reserves, which could potentially be significant, are included in the period in which the evaluations are completed.  Inventory impairments result in a new cost basis for accounting purposes.

  Income Taxes - Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Deferred income taxes are recognized for all significant temporary differences at enacted rates and classified as current or non-current based upon the classification of the related asset or liability in the financial statements. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all, the deferred tax asset will not be realized. The Company classifies interest and/or penalties related to unrecognized tax benefits, if any, as a component of income tax provisions.

Recent Accounting Pronouncements

Please refer to Note 2 to our audited financial statements included elsewhere in this report for a discussion of relevant pronouncements.

Seasonality

The first quarter of the calendar year is typically the slowest season of the year due to the Chinese New Year holiday. During this period, accounts receivable collection is very slow and we also need to prepare for upcoming busier seasons by making payments for inventory.

Inflation

Inflation does not materially affect our business or the results of our operations.

Off-Balance Sheet Arrangements

We do not have any off-balance arrangements.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Interest Rate Risk

We deposit surplus funds with Chinese banks earning daily interest. We do not invest in any instruments for trading purposes. Most of our outstanding debt instruments carry fixed rates of interest. Our operations generally are not directly sensitive to fluctuations in interest rates. The amount of long-term debt outstanding as of December 31, 2011 and 2010 was $0.11 million and $5.86 million, respectively. A hypothetical 1.0% increase in the annual interest rates for all of our credit facilities under which we had outstanding borrowings at December 31, 2011 would decrease net income before income taxes by approximately $95,000, or less than 1% for the year ended December 31, 2011. Management monitors the banks’ prime rates in conjunction with our cash requirements to determine the appropriate level of debt balances relative to other sources of funds. We have not entered into any hedging transactions in an effort to reduce our exposure to interest rate risk.

Foreign Exchange Risk

While our reporting currency is the U.S. dollar, substantially all of our consolidated revenues and consolidated costs and expenses are denominated in RMB. Substantially all of our assets are denominated in RMB except for cash. As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in the exchange rate between the U.S. dollar and the RMB. If the RMB depreciates against the U.S. dollar, the value of our RMB revenues, earnings and assets as expressed in our U.S. dollar financial statements will decline. Assets and liabilities are translated at exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and equity is translated at historical exchange rates. Any resulting translation adjustments are not included in determining net income but are included in determining other comprehensive income, a component of equity. An average appreciation (depreciation) of the RMB against the U.S. dollar of 5% would increase (decrease) our comprehensive income by $14.94 million based on our outstanding revenues, costs and expenses, assets and liabilities denominated in RMB as of December 31, 2011. As of December 31, 2011, our accumulated other comprehensive income was $19.93 million. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

The value of RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. Since July 2005, RMB has not been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future, PRC authorities may lift restrictions on fluctuations in RMB exchange rate and lessen intervention in the foreign exchange market.

Inflation

Inflationary factors such as increases in the cost of our product and overhead costs may adversely affect our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of net revenues if the selling prices of our products do not increase with these increased costs.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Consolidated Financial Statements

The full text of our audited consolidated financial statements for the years ended December 31, 2011, 2010 and 2009 begins on page F-1 of this report.

Quarterly Financial Results

The following table sets forth certain unaudited financial information for each of the eight quarters ended December 31, 2011. The consolidated financial statements for each of these quarters have been prepared on the same basis as the audited consolidated financial statements included in this annual report and, in the opinion of management, include all adjustments necessary for the fair presentation of the results of operations for these periods. This information should be read together with our audited consolidated financial statements and the related notes included elsewhere in this annual report.

Year 2011

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Revenue	$26,948,748	$27,887,779	$28,462,571	$31,236,455
Gross profit	13,654,840	11,922,556	9,485,348	9,256,760
Income before income taxes	9,174,573	5,567,461	906,875	(6,274,581)
Net income	$8,094,055	$5,328,021	$895,068	$(5,746,965	)(1)
Basic income per share	$0.31	$0.20	$0.03	$(0.25)
Diluted income per share	$0.31	$0.20	$0.03	$(0.25)

(1) The primary reasons for the net loss in the fourth quarter 2011 were (1) approximately $ 3.16 million of allowance for doubtful accounts was recognized in accounts receivable, and (2) the inventory impairment of approximately $4.51 million was recognized in the fourth quarter.

Year 2010

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Revenue	$25,305,107	$33,516,888	$43,806,131	$61,217,471
Gross profit	11,117,453	16,798,306	21,085,593	21,561,803
Income before income taxes	7,563,010	11,817,789	12,832,281	11,123,987
Net income	$6,391,927	$9,654,180	$10,470,688	$8,956,835
Basic income per share	$0.24	$0.36	$0.42	$0.32
Diluted income per share	$0.24	$0.36	$0.42	$0.32

Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly net earnings per share will not necessarily equal the total for the year. All share and earnings per share information in this item has been retroactively adjusted to reflect a one-for-two reverse stock split effected on March 1, 2012.

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

ITEM 9A.	CONTROLS AND PROCEDURES.

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act). Disclosure controls and procedures refer to controls and other procedures designed to ensure that information required to be disclosed in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

As required by Rule 13a-15(e), our management has carried out an evaluation, with the participation and under the supervision of our Chief Executive Officer, Mr. Jiang Huai Lin and our Chief Financial Officer, Mr. Daniel K. Lee, of the effectiveness of the design and operation of our disclosure controls and procedures, as of December 31, 2011. Based upon, and as of the date of this evaluation, Messrs. Lin and Lee, determined that, as of December 31, 2011, and as of the date of this report, our disclosure controls and procedures were effective.

Management’s Annual Report on Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. Internal control over financial reporting refers to the process designed by, or under the supervision of, our chief executive officer and chief financial officer, and effected by our Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, and includes those policies and procedures that:

  pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets;

  provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that our receipts and expenditures are being made only in accordance with the authorization of our management and directors; and

  provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of our internal control over financial reporting as of December 31, 2011. In making this assessment, management used the framework set forth in the report entitled Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, or COSO. The COSO framework summarizes each of the components of a company’s internal control system, including (i) the control environment, (ii) risk assessment, (iii) control activities, (iv) information and communication, and (v) monitoring. Based on our assessment, we determined that, as of December 31, 2011, our internal control over financial reporting was effective based on those criteria.

Our independent registered public accounting firm, GHP Horwath, P.C., has issued an audit report on our internal control over financial reporting. Their audit report is set forth under Item 8 of this report.

Changes in Internal Control Over Financial Reporting

There have been no changes in our internal control over financial reporting during the fourth quarter of fiscal year 2011 that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

ITEM 9B.	OTHER INFORMATION.

There have been no material changes to the procedures by which security holders may recommend nominees to our board of directors.

We have no information to disclose that was required to be disclosed in a report on Form 8-K during the fourth quarter of fiscal year 2011, but was not reported.

PART III

ITEM 10.	DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE.

Directors and Executive Officers

The following sets forth information about our directors and executive officers:

NAME	AGE*	POSITION
Jiang Huai Lin	42	President, Chief Executive Officer, and Chairman of the Board
Daniel K. Lee	40	Chief Financial Officer
Zhi Xiong Huang	42	Chief Technology Officer
Yi Fu Liu	38	Chief Marketing Officer
Zhi Qiang Zhao	40	Director and Chief Operating Officer
Yun Sen Huang	65	Director
Qiang Lin	65	Director
Remington Hu	44	Director
*As of December 31, 2011.

Mr. Jiang Huai Lin. Mr. Lin has been a member of our Board of Directors since September 6, 2006 and he became our President and Chief Executive Officer on October 3, 2006. Mr. Lin has also served as the Chairman and Chief Executive Officer of our subsidiary, IST, since its incorporation in January 2006. During the period from September 2000 to June 2004, Mr. Lin served as the President and Chief Executive Officer of Hong Kong United Development Group, a consolidated enterprise engaging in investment, high technology and education. Before that, during the period from February 1995 through August 2000, Mr. Lin was a Director and the General Manager of Fujian Wild Wolf Electronics Limited, a company engaged in the business of manufacturing electrical consumer products. Mr. Lin holds a Master’s degree in Software Engineering from Wuhan University and a Bachelor’s degree in Industrial Accounting from Xiamen University.

Mr. Daniel K. Lee. Mr. Lee has been our Chief Financial Officer since December 12, 2011. Prior to joining us, he served as a senior investment advisor with PINE Capital, LLC since May 2010. Prior to that, he was chief financial officer of Nutrastar International Inc. (OTCBB: NUIN) from November 2009 to May 2010. Previously, Mr. Lee served as managing partner of CVC Group, a financial and corporate consulting firm to Chinese companies, from December 2007 until November 2009. Earlier in his career, Mr. Lee was senior China equity analyst at Roth Capital Partners, an investment banking firm, from August 2006 to November 2007. From 1999 to 2006, Mr. Lee was an international strategic consultant and a senior financial analyst with the consulting companies SCA International and Zini & Associates. He had previously worked as an equity research analyst with Punk, Ziegel & Co. from 1997 to 1999, and prior to that had worked as a capital market analyst with Morgan Stanley & Co. from 1993 to 1997. Mr. Lee is a Chartered Financial Analyst and a Certified Public Accountant. He received an M.S. Accountancy from the Zicklin School of Business, Baruch College and a B.S. Economics with concentrations in Finance and Multinational Management from The Wharton School of University of Pennsylvania.

Mr. Zhi Xiong Huang. Mr. Huang has been our Chief Technology Officer since September 1, 2008. Prior to that, he served as our Chief Operating Officer from May 10, 2007 and as a member of our Board of Directors from November 28, 2006. Mr. Huang also serves as the President of Zhongtian Technology, a subsidiary of CNIT, since January 2010, and as the Vice-President of IST since its incorporation in January 2006. Since September 2002, he has also been a Vice President of iASPEC, where he supervises iASPEC’s research and development activities and consults on various types of sophisticated, technical issues. Between July 2001 and March 2002, Mr. Huang served as the General Manager of product development of Shenzhen Runsheng Information Systems Company Ltd. and was responsible for overseeing general operations. He holds a B.S. in computer science from Hehai University in China and has over fifteen years’ experience in information systems. Mr. Huang is currently a Director of the Shenzhen Computer Association and is an Expert with the Shenzhen Expert Association, a nonprofit organization.

Mr. Yi Fu Liu. Mr. Liu has been our Chief Marketing Officer since November 2009, when he resigned from the position of Chief Operating Officer. Mr. Liu also served as the President of Wuda Geo since January 2009. Mr. Liu has over ten years’ experience in corporate operations, strategy management and market development. Mr. Liu has served as Deputy General Manager of iASPEC since August 2002, and has been the General Manager of iASPEC since November 2006. Prior to that, Mr. Liu served, from August 1997 to July 2002, as a Senior Sales Manager for Shenzhen Jingpinjia Electronics Company Ltd.. Mr. Liu holds a Bachelor’s degree in Electronics Engineering from Zhejiang University.

Mr. Zhi Qiang Zhao. Mr. Zhao has been our Chief Operating Officer since November 2009, when he resigned from the position as Chief Administrative Officer. Mr. Zhao also served as member of our Board of Directors since September 1, 2008. In addition, Mr. Zhao has served as the General Manager of Huipu Electronics (Shenzhen) Company Ltd., a CNIT subsidiary, since July 2011. Mr. Zhao has extensive experience in corporate administration and human resources management. Mr. Zhao has served as iASPEC’s Human Resource Manager since April 2005, and as its Deputy General Manager since July 2006. Prior to that, Mr. Zhao served, from March 2003 to March 2005, as Supervisor of Human Resources for Foxconn Technology Group. Mr. Zhao holds a Bachelor’s degree in Mechanical and Electrical Engineering from Inner Mongolia University.

Mr. Yun Sen Huang. Mr. Huang has been a member of our Board of Directors since August 10, 2007. Mr. Huang has been a Professor in the School of Information Engineering at Shenzhen University since September 1984. He has been involved in many computer application projects, and has received many awards, including a First Grade Award of Technology Advancement from Sichuan Province, a Second Grade Award of Technology Advancement from Guangdong Province, and a Third Grade Award of Technology Advancement from the Chemical Ministry. Mr. Huang has published eight books in the field of Networks and Multimedia Applications. In addition, Mr. Huang was a founder of the International Software Development (Shenzhen) Co., Ltd, a co-partnership company incorporated by IBM, East Asia Bank, and Shenzhen SDC Company, and its Chairman between 2001-2006. Currently, Mr. Huang is a Director of the Shenzhen Computer Academy, a Vice Director of the Guangdong Province Computer Academy, as well as Executive Director of the China University Computer Basic Education Committee. Mr. Huang holds a Bachelor’s Degree of Electronics Engineering from Tsinghua University. There is no relationship between Mr. Huang and our Chief Operating Officer, Zhi Xiong Huang.

Mr. Qiang Lin. Mr. Lin has been a member of our Board of Directors since August 10, 2007. Mr. Lin has been a Professor in the School of Information Engineering at Shenzhen University since September 2002. From July 1997 to September 2002, Mr. Lin served as the Director of Computer Science and Technology Department at Shenzhen University. Mr. Lin has been engaged in teaching and research in the Computer Applications field for many years. Presently, he is a postgraduate advisor and teacher and focuses his research in the fields of Computer Networks, Information Systems, Databases, and ERP systems. Mr. Lin has published many research papers in China’s Computer Science. He is also the editor-in-chief of Electrical Business Foundation. Mr. Lin has significant research experience in information systems, electronic business, logistics, and image disposal and has successfully developed many computer application systems as a project principal. He has been awarded with a First Grade Award of Software Development from the Chinese Chemical Ministry and a Third Grade Award of Science and Technology Development by Guangdong Province. Mr. Lin holds a Master Degree of Computing Mathematics from Zhongshan University. There is no relationship between Mr. Lin and our Chief Executive Officer, Jiang Huai Lin.

Mr. Remington C.H. Hu. Mr. Hu has served as an independent member on our board of directors since October 30, 2009. He is a seasoned executive with more than 16 years of experience in corporate finance and investment management, and is currently the founder and CEO of Tomorrow Capital Limited, a financial advisory firm. Prior to founding Tomorrow Capital Limited, Mr. Hu served from February 2008 to July 2009, as Chief Financial Officer of Yucheng Technologies Limited, a Nasdaq listed top IT solutions and BPO company servicing China’s banking industry, and from August 2004 to August 2007, as China Representative for CVM Capital Partners, LLC, Taiwan’s largest VC affiliated with Taiwan’s largest private equity investment group. Earlier in his career, Mr. Hu founded and served from June 1999 to June 2002, as Chief Financial Officer of eSoon Communications International Corp., a software start-up focusing on the then fast-growing CRM/CTI market served from August 1996 to May 1999, as Vice President of Crimson Asia Capital Holdings, Ltd., formerly Asia’s largest venture capital firm backed by Taiwan’s Chinatrust Financial Group. He began his career at Citibank, NA, as an Assistant Vice President in the Taipei and Hong Kong. Mr. Hu holds a Master’s Degree in Business Administration from the Wharton Business School and a Bachelor’s Degree in Computer Science and Information Engineering from the National Chiao Tung University.

There are no agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person. To the best of our knowledge and belief, there are no arrangements or understandings with any of our directors, executive officers, principal stockholders, customers, suppliers, or any other person, pursuant to which any of our directors or executive officers were selected.

Directors and executive officers are elected or appointed until their successors are duly elected or appointed and qualified.

Director Qualifications

Directors are responsible for overseeing our business consistent with their fiduciary duty to shareowners. This significant responsibility requires highly-skilled individuals with various qualities, attributes and professional experience. The Board believes that there are general requirements for service on our Board of Directors that are applicable to all Directors and that there are other skills and experience that should be represented on the Board as a whole but not necessarily by each Director. The Board and the Governance and Nominating Committee of the Board consider the qualifications of Directors and Director candidates individually and in the broader context of the Board’s overall composition and our current and future needs.

Qualifications for All Directors

In its assessment of each potential candidate, including those recommended by shareowners, the Governance and Nominating Committee considers the nominee’s judgment, integrity, experience, independence, understanding of our business or other related industries and such other factors the Governance and Nominating Committee determines are pertinent in light of the current needs of the Board. The Governance and Nominating Committee also takes into account the ability of a Director to devote the time and effort necessary to fulfill his or her responsibilities to the Company.

The Board and the Governance and Nominating Committee require that each Director be a recognized person of high integrity with a proven record of success in his or her field. Each Director must demonstrate innovative thinking, familiarity with and respect for corporate governance requirements and practices, an appreciation of multiple cultures and a commitment to sustainability and to dealing responsibly with social issues. In addition to the qualifications required of all Directors, the Board assesses intangible qualities including the individual’s ability to ask difficult questions and, simultaneously, to work collegially.

The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

Qualifications, Attributes, Skills and Experience to be Represented on the Board as a Whole

The Board has identified particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole, in light of the Company’s current needs and business priorities. The Company is a NASDAQ listed company that offers products and services in the information technology industry in China. Therefore, the Board believes that a diversity of professional experiences in the information technology industry, specific knowledge of key geographic growth areas, and knowledge of U.S. capital markets and of U.S. accounting and financial reporting standards should be represented on the Board. In addition, the market in which we compete is characterized by rapid technological change, evolving industry standards, introductions of new products, and changes in customer demands that can render existing products obsolete and unmarketable. Our future success depends upon our ability to address the increasingly sophisticated needs of our customers by supporting existing and emerging hardware, software, database, and networking platforms and by developing and introducing enhancements to our existing products and new products on a timely basis that keep pace with technological developments, evolving industry standards, and changing customer requirements, through strong focus on research and development. Therefore, the Board believes that academic and professional experience in research and development in the information technology industry should also be represented on the Board.

Set forth below is a tabular disclosure summarizing some of the specific qualifications, attributes, skills and experiences of our directors.

Mr. Jiang Huai Lin. Mr. Lin is the co-founder of our Company. He served as Chairman and Chief Executive Officer of our oldest subsidiary, IST., since its incorporation in January 2006, and is also the co-founder and sole stockholder of iASPEC. He has prior experience with an enterprise engaged in investment in high technology and consumer electronics. Mr. Lin contributes invaluable long-term knowledge of our business and operations and knowledge of the information technology industry in China.

Mr. Zhi Qiang Zhao. Mr. Zhao has 6 years’ experience as Administrative and Human Resources Director of iASPEC. He also has prior experience as Human Resources Supervisor for another technology company, Foxconn Technology Group. Mr. Zao’s experience in corporate operations and integrations, strategy planning and human resources management provides invaluable operational perspective to the Board.

Mr. Yun Sen Huang. Mr. Huang has served as a Professor at Shenzhen University’s School of Information Engineering since September 1984 and is the recipient of many industry accolades, including First Grade Award of Technology Advancement from Sichuan province, Second Grade Award of Technology Advancement from Guangdong province, and Third Grade Award of Technology Advancement from the Chemical Ministry. He has published eight books in the field of Networks and Multimedia Applications. He was a co-founder and Chairman from 2001 – 2006 of the International Software Development (Shenzhen) Co., Ltd., a co-partnership company incorporated by IBM, East Asia Bank and the Shenzhen SDC Company. Mr. Huang’s experiences provides invaluable industry research and development perspective to the Board

Mr. Qiang Lin. Mr. Lin has served as a Professor at Shenzhen University’s School of Information Engineering since September 2002 and is a Director of its Computer Science and Technology Department. He has been engaged in teaching and research in the Computer Applications for many years and currently focuses his research in the fields of Computer Networks, Information Systems, Database, and ERP systems. He serves as editor in chief of Electrical Business Foundation, an industry publication, and has published many research papers regarding computer science in China. He has done significant research experience in information systems, electronic business, logistics, and image disposal and successful development of many computer application systems as a project principal. He holds Master’s Degree of Computing Mathematics from Zhongshan University and has been the recipient of many industry accolades, including a First Grade Award of Software Development from the Chinese Chemical Ministry and a Third Grade Award of Science and Technology Development by Guangdong province. Mr. Lin’s experiences provides invaluable industry research and development perspective to the Board.

Mr. Remington C.H. Hu. Mr. Hu has more than 17 years of experience in corporate finance and investment management. He is the founder and CEO of Tomorrow Capital Limited, a financial advisory firm, and is the former CFO of Yucheng Technologies Limited, a Nasdaq listed, IT solutions company servicing China’s banking industry, former CFO of eSoon Communications International Corp., a software start-up focusing on the CRM/CTI market, former VP of Crimson Asia Capital Holdings, Ltd., formerly Asia’s largest venture capital firm backed by Taiwan’s Chinatrust Financial Group and former Assistant VP for Citibank, NA in Taipei and Hong Kong. He also served as China Representative for CVM Capital Partners, LLC, Taiwan’s largest VC affiliated with Taiwan’s largest private equity investment group. Mr Hu holds an MBA from the Wharton Business School and a BA, Computer Science and Information Engineering from the National Chiao Tung University. Mr. Hu’s experience in global capital markets and his educational background provides invaluable diversity and perspective to the Board.

Family Relationships

There are no family relationships among any of our executive officers and directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

  been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

  had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

  been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

  been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

  been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

  been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in Item 13 “Certain Relationships and Related Transactions, and Director Independence – Transactions with Related Persons,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and beneficial owners of more than 10% of a registered class of our equity securities to file with the SEC statements of ownership and changes in ownership. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Except as set forth below and in our previous reports filed with the SEC, we believe that all of our executive officers, directors and beneficial owner of more than 10% of a registered class of our equity securities complied with the applicable filing requirements during fiscal year 2011 or prior fiscal years.

During fiscal year 2011, a Form 4 was filed late to report one transaction by each of Mr. Jiang Huai Lin, our Chairman, CEO and President, Ms. Jackie You Kazmerzak, our former Chief Financial Officer, Mr. Zhi Xiong Huang, our Chief Technology Officer, Mr. Yi Fu Liu, our Chief Marketing Officer, and Mr. Zhiqiang Zhao, our Director and Chief Operating Officer, due to administrative oversight. A Form 3 required to be filed by Mr. Remington Hu, our Director, prior to fiscal year 2011 was not filed until after the end of fiscal year 2011 due to administrative oversight.

In making these statements, we have relied upon examination of the copies of all Section 16(a) forms provided to us and the written representations of our executive officers, directors and beneficial owner of more than 10% of a registered class of our equity securities.

Code of Ethics

Our amended and restated code of ethics conforms to the rules and regulations of The NASDAQ Stock Market LLC, or NASDAQ. The code of ethics applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer, and addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, and reporting of violations of the code. A copy of the code of ethics has been filed as Exhibit 14 to our annual report on Form 10-K, filed on March 31, 2008. Our code of ethics is also posted on the corporate governance page of our website at www.chinacnit.com. During the fiscal year ended December 31, 2011, there were no waivers of our code of ethics.

Board Composition and Committees

The Company is governed by a Board of Directors that currently consists of five members: Jiang Huai Lin, Zhi Qiang Zhao, Yun Sen Huang, Qiang Lin, and Remington C.H. Hu. Yun Sen Huang, Qiang Lin, and Remington C.H. Hu are “independent” directors, within the meaning of the NASDAQ Marketplace Rules. All actions of the Board of Directors require the approval of a majority of the directors in attendance at a meeting at which a quorum is present.

The Board has established three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Each of the Audit Committee, Compensation Committee and Governance and Nominating Committee are comprised entirely of independent directors. From time to time, the Board may establish other committees. The Board has adopted a written charter for each of the Committees which are available on the corporate governance page of our website at www.chinacnit.com. Printed copies of these charters may be obtained, without charge, by contacting by contacting the Corporate Secretary, China Information Technology, Inc., 21st Floor, Everbright Bank Building, Zhuzilin, Futian District, Shenzhen, Guangdong 518040, People’s Republic of China.

Audit Committee and Audit Committee Financial Expert

Our Audit Committee is currently composed of three members: Yun Sen Huang, Qiang Lin, and Remington C.H. Hu. Our Board of Directors determined that each member of the Audit Committee meets the independence criteria prescribed by applicable regulation and the rules of the SEC for audit committee membership and is an “independent” director within the meaning of the NASDAQ Marketplace Rules. Each Audit Committee member also meets NASDAQ’s financial literacy requirements. Mr. Hu serves as Chair of the Audit Committee.

Our Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. Our Audit Committee is responsible for, among other things:

  selecting our independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors;
  reviewing with our independent auditors any audit problems or difficulties and management’s response;
  reviewing and approving all proposed related-party transactions;
  discussing the annual audited financial statements with management and our independent auditors;
  reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of significant internal control deficiencies;
  annually reviewing and reassessing the adequacy of our Audit Committee charter;
  meeting separately and periodically with management and our internal and independent auditors;
  reporting regularly to the full Board of Directors; and
  such other matters that are specifically delegated to our Audit Committee by our Board of Directors from time to time.

Our Board of Directors has determined that Mr. Hu is the “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC and also meets NASDAQ’s financial sophistication requirements.

Compensation Committee

Our Compensation Committee is currently composed of three members: Yun Sen Huang, Qiang Lin, and Remington C.H. Hu, each of whom is “independent” within the meaning of the NASDAQ Marketplace Rules. Mr. Huang serves as Chair of the Compensation Committee.

Our Compensation Committee assists the Board in reviewing and approving the compensation structure of our directors and executive officers, including all forms of compensation to be provided to our directors and executive officers. Our Chief Executive Officer may not be present at any committee meeting during which his compensation is deliberated.

The Compensation Committee is responsible for, among other things:

  approving and overseeing the compensation package for our executive officers;
  reviewing and making recommendations to the Board with respect to the compensation of our directors;
  reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating the performance of our chief executive officer in light of those goals and objectives, and setting the compensation level of our chief executive officer based on this evaluation; and
  reviewing periodically and making recommendations to the Board regarding any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Governance and Nominating Committee

Our Governance and Nominating Committee is currently composed of three members: Yun Sen Huang, Qiang Lin, and Remington C.H. Hu, each of whom is “independent” within the meaning of the NASDAQ Marketplace Rules. Mr. Lin serves as Chair of the Governance and Nominating Committee.

The Governance and Nominating Committee assists the Board in identifying individuals qualified to become our directors and in determining the composition of the Board and its committees.

The Governance and Nominating Committee is responsible for, among other things:

  identifying and recommending to the Board nominees for election or re-election to the Board, or for appointment to fill any vacancy;
  reviewing annually with the Board the current composition of the Board in light of the characteristics of independence, age, skills, experience and availability of service to us;
  identifying and recommending to the Board the directors to serve as members of the Board’s committees; and
  monitoring compliance with our code of ethics.

Material Changes to Director Nomination Procedures

There have been no material changes to the procedures by which stockholders may recommend nominees to our Board of Directors since such procedures were last disclosed.

ITEM 11.	EXECUTIVE COMPENSATION.

Compensation Discussion and Analysis

Compensation Philosophy

Our executive compensation philosophy is to align the interests of executive management with stockholder interests and with our business strategy and success through an integrated executive compensation program that considers short-term performance, the achievement of long-term strategic goals and growth in total stockholder value. The key elements of our executive compensation philosophy are competitive base salary, annual incentive opportunities and equity participation. Our aggregate compensation package is designed to attract and retain individuals critical to the long-term success of our Company, to motivate these persons to perform at their highest levels, and to reward exceptional performance.

The compensation of our executive officers is determined by the Compensation Committee, except that the entire Board makes the final determination as to the compensation of our Chief Executive Officer. The Chief Executive Officer reviews and revises compensation proposals prepared by Human Resources and presents his recommendations to the Compensation Committee for the Committee’s ultimate review and approval. The Chief Executive Officer does not participate in Compensation Committee meetings and is not involved in decisions relating to his own compensation.

Elements of Compensation

We pay each of our named executive officers a base annual salary. Bonuses and equity incentives may also be provided to supplement base salary. The criteria for determining each of these components of compensation is described below. We do not provide retirement benefits and only minimal perquisites except as described below.

Base Salary

Base salary levels for executive officers are set forth in their individual employment agreements, and are reflected in the Summary Compensation Table below. The Compensation Committee considered the total compensation paid by other biopharmaceutical companies in Shenzhen, China to persons holding equivalent positions in setting base salary levels. However, the Compensation Committee did not conduct a peer group compensation analysis or target any particular compensation level in establishing the base salaries for named executive officers.

The Compensation Committee believes that any increases in base salary should be based upon a favorable evaluation of individual performance relative to individual goals, the functioning of the executive’s team within the corporate structure, success in furthering corporate strategy and goals, individual management skills and responsibilities, demonstrated loyalty, and our commitment to attract and retain executives. We expect that our Compensation Committee will reward superior individual and company performance with commensurate cash and other compensation. The Compensation Committee did not increase base salary during fiscal year 2011. Salary will next be reviewed when the Compensation Committee deems appropriate, but the Compensation Committee will not review salary more frequently than on an annual basis.

Bonuses

Executives are eligible to receive a discretionary bonus pursuant to the terms of their respective employment agreements. However, in fiscal 2011 we did not set any performance targets and no discretionary bonuses were paid. If our Compensation Committee determines to do so in the future, bonuses may be paid on an ad hoc basis to recognize superior performance. If the Compensation Committee determines to provide bonus compensation as a regular part of our executive compensation package, it will establish performance goals for each of the executive officers and maximum bonuses that may be earned upon attainment of such performance goals. Some of the components of our key performance appraisal index that we may use to consider in establishing these performance goals include the following: cash flow (accounts receivable, inventory, accounts payable); sales (revenue, accounts receivables collection, gross profit, customer credit management and goods delivery management); costs and expenses (financial costs, manufacturing costs, general and administrative expenses, sales and marketing expenses, research and development costs); and capital expenditures.

Equity Incentives

Named executive officers are eligible for equity awards in the form of stock options, stock appreciation rights, performance units, restricted stock, restricted stock units and performance shares under the China Information Technology, Inc. 2007 Equity Incentive Plan, or the Plan. Equity awards are granted at the discretion of the Compensation Committee. The size of an award to any individual, including named executive officers, depends in part on individual performance, including the components of our key performance appraisal index described above and any other indicators of the impact that such employee’s productivity may have on stockholder value over time. Other factors include salary level and competitive data. In addition, in determining the awards granted to each named executive officer, the Compensation Committee considers the future benefits potentially available to the named executive officers from existing awards.

We have no program, plan or practice of granting equity awards that coincide with the release by us of material non-public information.

Retirement Benefits

Currently, we do not provide any company-sponsored retirement benefits or deferred compensation programs to any employee, including the named executive officers (other than a mandatory state pension scheme in which all of our employees in China participate) because it is not customary to provide such benefits and programs in China.

Perquisites

Historically, we have provided our named executive officers with minimal perquisites and other personal benefits that we believe are reasonable, such as company car-related benefits. We do not view perquisites as a significant element of compensation, but do believe they can be useful in attracting, motivating and retaining the executive talent for which we compete.

Summary Compensation Table — Fiscal Years Ended December 31, 2011, 2010 and 2009

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officer received total annual salary and bonus compensation in excess of $100,000. All information below this table gives retroactive effect to our one-for-two reverse stock split effected on March 1, 2012.

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Total ($)
Jiang Huai Lin, Chairman, Chief Executive Officer and President (3)	2011	114,280	-	-
	2010	110,760	114,500	225,260
	2009	58,644	119,000	117,644
Daniel K. Lee, Chief Financial Officer (4)	2011	4,127	-	4,127
	2010	-	-	-
	2009	-	-	-
Jackie You Kazmerzak, former Chief Financial Officer (5)	2011	25,000	-	-
	2010	50,000	137,400	187,400
	2009	12,500	119,000	131,500
Zhi Qiang Zhao, Director, Chief Operating Officer and former Interim Chief Financial Officer (6)	2011	80,000	-	-
	2010	77,520	45,800	123,320
	2009	52,780	59,500	112,280
Zhi Xiong Huang, Chief Technology Officer (7)	2011	79,440	-	-
	2010	76,980	36,640	113,620
	2009	43,983	59,500	103,483
Yi Fu Liu, Chief Marketing Officer (8)	2011	95,238	-	-
	2010	92,304	45,800	138,104
	2009	61,576	59,500	121,076

Narrative Disclosure to Summary Compensation Table

(1)

The amounts reported in this table have been converted from Renminbi to U.S. dollars based on the average conversion rate between the U.S. dollar and Renminbi for the applicable fiscal year, or $1.00 to RMB 6.30 (fiscal year 2011 exchange rate), $1.00 to RMB 6.50 (fiscal year 2010 exchange rate), and $1.00 to RMB 6.82 (fiscal year 2009 exchange rate).

(2)

The amounts represented in the stock and option awards columns reflect the compensation expense recognized by the Company in fiscal years 2009, 2010 and 2011 determined pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123(R)”), as superseded by SFAS No. 168 “The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162” (“SFAS No. 168”), as superseded by The FASB Accounting Standards CodificationTM (“ASC”), now included in ASC Topic 718 (“ASC 718”), and no forfeitures are assumed. The value of each restricted stock award was derived by multiplying the closing market price on the date of the grant of the award by the number of shares included in the award. Also see “Grants of Plan-Based Awards” for more detail regarding equity grants to named executive officers in fiscal year 2011.

(3)

Mr. Lin became our Chairman on September 6, 2006 and on October 3, 2006 he became our President and Chief Executive Officer. Prior to that, Mr. Lin was (and continues to be) the Chairman and Chief Executive Officer of our subsidiary, IST. The annual, long term and other compensation shown in this table include the amount Mr. Lin received from IST during the applicable periods. In 2011, Mr. Lin earned RMB 50,000 per month (approximately $7, 936) for his services as our Chief Executive Officer and as IST’s Chief Executive Officer and RMB 10,000 (approximately $1,587) per month as the Chairman of our Board of Directors. Mr. Lin earned RMB 50,000 per month (approximately $7,690) for his services as our Chief Executive Officer and as IST’s Chief Executive Officer and RMB 10,000 (approximately $1,540) per month as the Chairman of our Board of Directors during 2010, and earned RMB 28,330 per month (approximately $4,154) as Chief Executive Officer and RMB 5,000 (approximately $733) as the Chairman of our Board of Directors during 2009. In addition, Mr. Lin was granted 10,000 and 12,500 shares of common stock in 2010 and 2011 as compensation for his service in 2009 and 2010, respectively.

(4)

Mr. Lee became our Chief Financial Officer on December 12, 2011. Mr. Lee earned RMB 26,000 (approximately $4,127) as compensation for his services during 2011. Under his employment agreement, he is entitled to RMB 500,000 per year as compensation.

(5)

Ms. Kazmerzak served as our Chief Financial Officer from August 17, 2009 until May 30, 2011. Ms. Kazmerzak earned $5,000 per month for her services as our Chief Financial Officer in 2011, and earned $4,167 per month for her service as our Chief Financial Officer during 2010 and 2009. In addition, Ms. Kazmerzak was granted 10,000 and 15,000 shares of common stock in 2010 and 2011, respectively, as compensation for her service in 2009 and 2010, respectively.

(6)

Mr. Zhao has served as a Director since September 2008 and as our Chief Operating Officer since November 2009, when he resigned from the position of Chief Administrative Officer. He also served as our Interim Chief Financial Officer from August 5, 2011 until December 12, 2011. In addition, Mr. Zhao served as the General Manager of the Company’s subsidiary Huipu Electronics (Shenzhen) Co., Ltd., since July 2011, as Human Resource Manager of iASPEC since April 2005 and as Deputy General Manager of iASPEC since July 2006. In 2011, Mr. Zhao earned RMB 37,000 per month (approximately $5,873) for his service as Chief Operating Officer and President of Huipu Electronics, and RMB 5,000 (approximately $794) as a Director. Mr. Zhao earned RMB 37,000 per month (approximately $5,690) for his service as Chief Operating Officer and RMB 5,000 (approximately $770) as a Director during 2010. Mr. Zhao earned RMB 30,000 per month (approximately $4,400) for his services as our Chief Administrative Officer during 2009. Mr. Zhao was also granted 5,000 shares of common stock in each of 2010 and 2011 as compensation for his service in each of 2009 and 2010.

(7)

Mr. Huang has served as our Chief Technology Officer since September 1, 2008. Mr. Huang has also served as the President of our subsidiary, Zhongtian Technology since January 2010. Mr. Huang earned RMB 41,700 (approximately $6,620) and RMB 41,700 (approximately $6,415) per month during 2011 and 2010 respectively as our Chief Technology Officer and as Zhongtian’s President. Mr. Huang earned RMB 25,000 per month (approximately $3,668) as our Chief Technology Officer and as IST’s Vice President during 2009. Mr. Huang was also granted 5,000 and 4,000 shares of common stock in 2010 and 2011, respectively, as compensation for his service in 2009 and 2010, respectively.

(8)

Mr. Liu resigned from the position of Chief Operating Officer and was appointed as Chief Marketing Officer in November 2009. Mr. Liu also has served as the President of Geo since January 2009. Mr. Liu earned RMB 50,000 (approximately $7,936) and RMB 50,000 (approximately $7,692) per month during 2011 and 2010 respectively for his service as Chief Marketing Officer and the President of Geo. Mr. Liu earned RMB 35,000 per month (approximately $5,131) for his services as our Chief Operating Officer during 2009. Mr. Liu was also granted 5,000 shares of common stock in each of 2010 and 2011 as compensation for his service in 2009 and 2010, respectively.

Grants of Plan-Based Awards

The following table sets forth information regarding equity grants under the Plan to named executive officers during the fiscal year ended December 31, 2011. These equity grants were awarded for services performed during the fiscal year ended December 31, 2010. All information in this table gives retroactive effect to our one-for-two reverse stock split effected on March 1, 2012.

Name	Grant Date	All other stock awards: Number of shares of stock or units (#)	Grant date fair value of stock and option awards ($)
Jiang Huai Lin	February 8, 2011	12,500	9.16
Jackie You Kazmerzak	February 8, 2011	15,000	9.16
Zhi Qiang Zhao	February 8, 2011	5,000	9.16
Zhi Xiong Huang	February 8, 2011	4,000	9.16
Yi Fu Liu	February 8, 2011	5,000	9.16

Outstanding Equity Awards at Fiscal Year End

None of our named executive officers had unexercised stock option awards or unvested stock awards as of December 31, 2011.

Option Exercises and Stock Vested

None of our named executive officers exercised options during the year ended December 31, 2011. The following table sets forth information regarding stock vested for each of our named executive officers on an aggregated basis during the fiscal year ended December 31, 2011. All information in this table gives retroactive effect to our one-for-two reverse stock split effected on March 1, 2012.

Name	Stock awards
	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Jiang Huai Lin	12,500	114,500
Jackie You Kazmerzak	15,000	137,400
Zhi Qiang Zhao	5,000	45,800
Zhi Xiong Huang	4,000	36,640
Yi Fu Liu	5,000	45,800

Pension Benefits

No named executive officer received or held pension benefits during the fiscal year ended December 31, 2011.

Nonqualified Deferred Compensation

No nonqualified deferred compensation was offered or issued to any named executive officer during the fiscal year ended December 31, 2011.

Potential Payments Upon Termination or Change in Control

Our named executive officers are not entitled to severance payments upon the termination of their employment agreements or following a change in control.

Compensation of Directors

The following table sets forth the total director compensation earned by our directors during our fiscal year ended December 31, 2011:

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	All other compensation ($)	Total ($)
Jiang Huai Lin	19,044	-	-	-	19,044
Zhi Qiang Zhao	9,522	-	-	-	9,522
Qiang Lin	5,714	-	-	-	5,714
Yun Sen Huang	5,714	-	-	-	5,714
Remington C.H. Hu	18,000	-	-	-	18,000

Narrative to Director Compensation Table

Mr. Jiang Huai Lin earns RMB 10,000 per month (approximately $1,587) for his services as the Chairman of our Board of Directors and Mr. Zhao earns RMB 5,000 per month (approximately $794) for his services as a member of our Board of Directors.

Our independent directors, Messrs Yun Sen Huang, Qiang Lin and Remington Hu, have all entered into our form of independent director agreement. Under the terms of their agreements, Mr. Yun Sen Huang earns RMB 3,000 per month (approximately $476), Mr. Qiang Lin earns RMB 3,000 per month (approximately $476), and Mr. Hu earns $1,500 per month as compensation for their services as independent directors.

All of our directors are reimbursed for pre-approved reasonable business-related expenses incurred in good faith in the performance of their duties for our Company.

Compensation Committee Interlocks and Insider Participation

Messrs. Yun Sen Huang, Qiang Lin and Remington C.H. Hu served on the Compensation Committee during the fiscal year ended December 31, 2011. None of them was an employee, an officer, or former officer of the Company. No member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K during the fiscal year ended December 31, 2011. None of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on our Board or Compensation Committee.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Annual Report on Form 10-K.

/s/ Compensation Committee
Yun Sen Huang
Qiang Lin
Remington C.H. Hu

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The following table sets forth information regarding beneficial ownership of our common stock as of February 29, 2012 (except where otherwise indicated) (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, 21st Floor, Everbright Bank Building, Zhuzilin, Shenzhen 518040, People’s Republic of China. All information in and below this table gives retroactive effect to our one-for-two reverse stock split effected on March 1, 2012.

Name and Address of Beneficial Owner	Office, If Any	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Officers and Directors
Jiang Huai Lin	President, CEO, Chairman	Common Stock	11,023,466	40.0%
Daniel K. Lee	Chief Financial Officer	Common Stock	0	*
Zhi Xiong Huang	Chief Technology Officer	Common Stock	9,000	*
Yi Fu Liu	Chief Marketing Officer	Common Stock	17,500	*
Zhi Qiang Zhao	Director, Chief Operating Officer	Common Stock	17,500	*
Yun Sen Huang	Director	Common Stock	0	*
Qiang Lin	Director	Common Stock	0	*
Remington Hu	Director	Common Stock	0	*
All officers and directors as a group (8 persons named above)		Common Stock	11,067,466	40.1%
5% Security Holders
Jiang Huai Lin		Common Stock	11,023,466	40.0%
Adam Benowitz (3)		Common Stock	1,737,035	6.3%

Name and Address of Beneficial Owner	Office, If Any	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
20 West 55th Street 5th Fl. New York, NY 10019
Vision Capital Advisors, LLC(3) 20 West 55th Street 5th Fl. New York, NY 10019		Common Stock	1,737,035	6.3%
Sansar Capital Asia Pte. Ltd. (4) 16 Raffles Quay #40-02, Hong Leong Building Singapore, Singapore 048581		Common Stock	1,617,326	5.9%
Sansar Capital Management, L.L.C. (4) 16 Raffles Quay #40-02, Hong Leong Building Singapore, Singapore 048581		Common Stock	1,617,326	5.9%
Fosun International Limited (5) Room 808 ICBC Tower 3 Garden Road, Central Hong Kong, China		Common Stock	2,614,212	9.5%

* Less than 1%

(1)

Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to our common stock.

(2)

As of February 29, 2012, a total of 27,591,462 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each Beneficial Owner above, any securities that are exercisable or convertible within 60 days have been included in the denominator.

(3)

Pursuant to a Schedule 13G filed with the SEC on February 18, 2009 on behalf of (i) Vision Opportunity Master Fund, Ltd., a Cayman Islands company, or the Master Fund, (ii) Vision Opportunity China LP, a limited partnership organized under the laws of Guernsey, or the China Fund and together with the Master Fund, the Funds, (iii) Vision Opportunity China GP Limited, a corporate entity organized under the laws of Guernsey, or the China Fund GP, which serves as the general partner of the China Fund, (iv) Vision Opportunity China Fund Limited, a corporate entity organized under the laws of Guernsey, or the China Fund Ltd., which controls the China Fund GP, (v) Vision Capital Advisors, LLC, a Delaware limited liability company (formerly known as Vision Opportunity Capital Management, LLC), or the Investment Manager, and (vi) Adam Benowitz, the Managing Member of the Investment Manager (all of the foregoing, collectively, the “Filers”). As stated in this filing, each of the Funds is a private investment vehicle engaged in investing and trading in a wide variety of securities and financial instruments for its own account. The Funds directly beneficially own all of the shares reported in this Statement. Mr. Benowitz and the Investment Manager may be deemed to share with the Funds voting and dispositive power with respect to such shares. The China Fund GP and China Fund Ltd. may be deemed to share with the China Fund voting and dispositive power with respect to such shares owned by the China Fund. Each Filer disclaims beneficial ownership with respect to any shares other than those beneficially owned directly by such Filer.

(4)

Pursuant to a Schedule 13G/A filed with the SEC on February 14, 2012 on behalf of Sansar Capital Management, L.L.C., a Delaware limited liability company, or Sansar Capital Management, and Sansar Capital Asia Pte. Ltd., a company organized under the laws of Singapore, or Sansar Asia. As stated in this filing, Sanjay Motwani is the managing member of Sansar Family I, L.L.C., which is the managing member of Sansar Capital Management. Sansar Capital Asia L.P., a limited partnership organized under the laws of the Cayman Islands, is the sole shareholder of Sansar Asia. Sansar International L.L.C., a Delaware limited liability company, is the general partner of Sansar Capital Asia, L.P. Sanjay Motwani is the managing member of Sansar International L.L.C. All of the shares of Common Stock beneficially owned by the Reporting Persons are directly held by a fund to which Sansar Capital Management and Sansar Asia act as investment advisors.

(5)

Pursuant to a Schedule 13G/A filed with the SEC on February 13, 2012 on behalf of Fosun International Limited (“Fosun International”) and Topper Link Limited. As stated in this filing, Fosun International is a majority-owned subsidiary of Fosun Holdings Limited (“Fosun Holdings”), which in turn is a wholly-owned subsidiary of Fosun International Holdings Ltd (“Fosun International Holdings”). Fosun International Holdings is controlled by Mr. Guo Guangchang, who is also the Executive Director and Chairman of the Board of Fosun International.

Changes in Control

We are aware of no arrangements which if consummated may result in a change of control of our Company

Securities Authorized for Issuance under Equity Compensation Plans

The following table includes certain information as of December 31, 2011 for each category of our equity compensation plan:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	-	-	3,378,319 (1)
Equity compensation plans not approved by security holders	-	-	-
Total	-	-	3,378,319 (1)

(1)

Includes 3,378,319 shares of restricted stock that were available for future issuance under the Plan as of December 31, 2011. All information in and below this table gives retroactive effect to our one-for-two reverse stock split effected on March 1, 2012.

On June 13, 2007, our Board of Directors authorized the establishment of the Plan, whereby we are authorized to issue shares of our common stock to certain employees, consultants and directors. At that time we reserved 4,000,000 shares of our common stock for issuance under the Plan.

On November 27, 2007, we issued 35,000 shares of common stock to our senior management and an outside consultant as bonus awards.

On March 20, 2008 our Board of Directors approved the grant of 200,000 stock awards to certain employees of the Company. These newly granted shares vested quarterly at 1/4 over a one-year period following the grant.

On February 2, 2009, we granted eligible employees a total of 30,000 shares of our common stock as compensation under the Plan.

On January 12, 2010, we granted eligible employees a total of 106,682 shares of common stock as compensation under the Plan.

On September 25, 2010, we granted eligible employees a total of 125,000 shares of common stock as compensation under the Plan.

On February 8, 2011, we granted eligible employees a total of 125,000 shares of common stock as compensation under Plan.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Transactions With Related Persons

The following includes a summary of transactions since the beginning of the 2010 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds $120,000 and in which any related person had or will have a direct or indirect material interest (other than compensation described under Item 11 “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions. Share information included in this section gives retroactive effect to our one-for-two reverse stock split effected on March 1, 2012.

  Approximately 8% of Xiamen Yili Geo Information Technology Co., Ltd., or Yili, is owned by Geo. As December 31, 2010 and 2011, Yili had an outstanding balance due to Geo of $137,289 and $22,823, respectively, consisting of accounts receivable from sales.

  Shenzhen Kewen Information Technology Co., Ltd., or Kewen, is a private company owned by Mr. Qi Danfeng, who is Chief Executive Officer of Zhongtian, our indirect subsidiary. Prior to our purchase of Zhongtian, Kewen routinely purchased software from Zhongtian and at December 31, 2010 and 2011, accounts receivable from Kewen was $193,587 and zero, respectively.

  Amounts earned from Yili and Kewen during the years ended December 31, 2011 and 2010 were as follows:

	2011	2010
Revenue	$14,334	$630,975
Cost of sales	-	(247,892)
Gross profit	$14,334	$383,083

  Shenzhen Information Security Investment and Development Co., Ltd., or ISID, was a company under the control of Mr. Lin and a balance of $697,820 due to ISID represented advances from ISID to the Company as of December 31, 2010. These advances are non-interest bearing and due on demand. As Mr Lin transferred control of ISID to a non-affiliated third party during the year 2011, ISID was not our related company as of December 31, 2011.

  Approximately 9% of Wuhan Geo Navigation and Communication Technology Co., Ltd., or Geo Navigation, is owned by Geo. Prior to our acquisition of Geo, Geo Navigation made non-interest bearing cash advances to Geo, and at December 31, 2010 and 2011, a balance of $596,046 and $593,617, respectively, remained outstanding. We intend to repay this balance as soon as practicable.

  On January 7, 2010, Mr. Jiang Huai Lin, our Chairman, Chief Executive Officer and President, consummated a secondary offering to certain accredited investors of 800,000 shares of our common stock owned by him, for an aggregate purchase price of $9.84 million, or $12.30 per share. The secondary offering was consummated concurrently with our closing of a primary offering of our securities on the same date. Mr. Lin paid his pro rata share of the offering costs and we did not receive any proceeds from the secondary offering of Mr. Lin’s shares.

  On January 14, 2010, Mr. Lin loaned the Company a total of $5 million from the proceeds of the sale of his shares for use for general corporate purposes and working capital. In consideration of the loan from Mr. Lin, our Board of Directors approved the issuance and delivery of a one-year, non-interest bearing, convertible promissory note to Mr. Lin, in the principal amount of $5 million. The note was due and payable on January 14, 2011, and was convertible into shares of our common stock at a conversion price of $11.76 per share (the per share closing price on the trading day prior to the delivery date of the note). On March 25, 2010, Mr. Lin surrendered the note to the Company and the Company issued a replacement note, in the principal amount of $6,000,000, to reflect the principal amount of the original note as well as an additional loan of $1,000,000 made to the Company on March 25, 2010. The new additional loan of $1,000,000 was repaid on April 7, 2010. The new note omitted the conversion feature that was contained in the original note and was non-interest bearing. The maturity date of the new note was March 5, 2012 and we were permitted to prepay all or any part of the amounts outstanding under this note at any time before the maturity date without the express written consent of Mr. Lin. In accounting for the new note, we accrued an interest expense at an interest rate of 5% per annum, which is the market interest rate for USD denominated 2-year loans in China. The imputed interest for the year ended December 31, 2010 was $187,500 and was recognized as capital contribution by the shareholder. On August 16, 2011, the Company and Mr. Lin agreed to an amended and restated promissory note to replace the note that was issued by the Company to Mr. Lin on March 25, 2010. Under the note issued on March 25, 2010, the loan was not permitted to be repaid by conversion of the loan balance into shares of common stock of the Company. Pursuant to the amended and restated note, the loan balance could be repaid by conversion of the balance into shares of the Company’s common stock at a conversion price of $5.40 per share. On August 16, 2011, Mr. Lin exercised this conversion right, and therefore agreed to receive a total of 925,926 shares of the Company’s common stock in lieu of cash repayment under the amended and restated note.

  Rental expenses from renting buildings and offices from Mr. Lin during the years ended December 31, 2011 and 2010 were $248,653 and $110,795, respectively.

Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

Our current written policies and procedures for review, approval or ratification of relationships or transactions with related persons are set forth in our code of ethics, our Audit Committee Charter, our Governance and Nominating Committee Charter, and our Board of Directors Charter.

Our Board of Directors Charter requires that our Board of Directors monitor and manage potential conflicts of interest of management and the Board and assume other responsibilities as may be required from time to time. As permitted under the Company’s Bylaws, the Board has delegated some of these responsibilities to the Board’s Audit Committee and Governance and Nominating Committee. Our Audit Committee Charter provides that the Audit Committee is responsible for establishing procedures for the approval of and approve the entry of the Company into any and all related party transactions between the Company and any executive officer or director that would potentially require disclosure pursuant to Item 404 of Regulation S-K. The Audit Committee Charter also mandates that the Audit Committee must approve the entry of the Company into any such related party transaction. Our Governance and Nominating Committee Charter provides that the Governance and Nominating Committee is responsible for reviewing and assessing the adequacy of our code of ethics and other internal policies and guidelines and monitor whether the principles described therein are being incorporated into our culture and business practices.

Our code of ethics provides a number of specific procedures, requirements, and prohibitions relating to related party transactions. It prohibits directors, officers and employees from accepting simultaneous employment with a supplier, customer, developer, or competitor, or from taking part in any activity that enhances or supports a competitor’s position. All directors, officers and employees must disclose to us any interest that may conflict with the Company. A director, officer and employee may accept a position as a director of another company only if he or she obtains approval from the Board of Directors; the other company does not compete with us; and any compensation received in this capacity is commensurate with its responsibilities.

Our code of ethics generally requires our directors, officers, and employees to avoid conducting our business with a relative or significant other, or with a business in which a relative or significant other is associated in any significant manner. Where a director, officer or employee believes that such a transaction is unavoidable, he or she must fully disclose it to our Chief Executive Officer. If the Chief Executive Officer deems it material to the Company, the Governance and Nominating Committee must review and provide advance written approval for such transactions. The Board subsequently reassigned part of this responsibility to the Audit Committee pursuant to the Audit Committee Charter. The most significant related party transactions, especially those involving our directors or executive officers, must be reviewed and approved in writing in advance by our Board of Directors. The Board also delegated part of this function to the Audit Committee under the Audit Committee Charter, as explained above. We must report all such material related party transactions under applicable accounting rules, federal securities laws, SEC rules and regulations, and securities market rules. Any dealings with a related party must be conducted in such a way that no preferential treatment is given.

In addition, our code of ethics discourages the employment of relatives and significant others in positions or assignments within the same department and prohibits the employment of such persons in positions that have influence (e.g., an auditing or control relationship, or a supervisor/subordinate relationship). Our Human Resources department is primarily responsible for administering this aspect of our related party transactions policy. If any covered relationship develops or exists between two employees, the senior employee must advise his or her supervisor. We may separate the employees either by reassignment or termination, if necessary.

Our code of ethics permits waivers of the above policies and procedures as to directors or executive officers only if they are approved in writing by the Board of Directors and promptly disclosed. Any waiver with respect to any employee, agent or contractor must be approved in writing by the Company. Under its Charter, our Governance and Nominating Committee is also responsible for reviewing requests for any waivers and recommending to the Board whether a particular request should be granted.

Any type of related party transaction not expressly covered by the above policies and procedures is subject to the review and approval of our Board of Directors.

There were no related party transactions since the beginning of the 2010 fiscal year for which our policies and procedures did not require review, approval or ratification, or where our policies and procedures were not followed.

Director Independence

Each of Messrs. Yun Sen Huang, Qiang Lin and Remington C.H. Hu serves on our board as an “independent” director as defined by the applicable rules of the SEC and NASDAQ.

ITEM 14.	PRINCIPAL ACCOUNTING FEES AND SERVICES.

Independent Auditors’ Fees

The following is a summary of the fees billed to the Company for professional services rendered for the fiscal years ended December 31, 2011 and 2010:

	Year Ended December 31,
	2011	2010
Audit Fees	$569,874	$526,633
Audit-Related Fees	-	-
Tax Fees	25,000	20,000
All Other Fees	-	-
TOTAL	$594,874	$546,633

“Audit Fees” consisted of fees billed for professional services rendered by the principal accountant for the audit of our annual financial statements and review of the financial statements included in our Form 10-K and 10-Q for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

“Audit-Related Fees” consisted of fees billed for assurance and related services by the principal accountant that were reasonably related to the performance of the audit or review of our financial statements and are not reported under the paragraph captioned “Audit Fees” above.

“Tax Fees” consisted of fees billed for professional services rendered by the principal accountant for tax returns preparation.

“All Other Fees” consisted of fees billed for products and services provided by the principal accountant, other than the services reported above under other captions of this Item 14.

Pre-Approval Policies and Procedures

Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by our auditors must be approved in advance by our board of directors to assure that such services do not impair the auditors’ independence from us. In accordance with its policies and procedures, our board of directors pre-approved the audit service performed by GHP Horwath, P.C. for our financial statements as of and for the year ended December 31, 2011.

PART IV

ITEM 15.	EXHIBITS, FINANCIAL STATEMENT SCHEDULES.

Financial Statements and Schedules

The financial statements are set forth under Item 8 of this annual report on Form 10-K. Financial statement schedules have been omitted since they are either not required, not applicable, or the information is otherwise included.

Exhibit List

The list of exhibits in the Exhibit Index to this report is incorporated herein by reference.

SIGNATURES

In accordance with section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant caused this Report on Form 10-K to be signed on its behalf by the undersigned, thereto duly authorized individual.

Date: March 7, 2012

CHINA INFORMATION TECHNOLOGY, INC.

By:	/s/ Jiang Huai Lin
Jiang Huai Lin
Chief Executive Officer

By:	/s/ Daniel K. Lee
Daniel K. Lee
Chief Financial Officer

In accordance with the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jiang Huai Lin	Chairman and Chief Executive Officer	March 7, 2012
Jiang Huai Lin	(Principal Executive Officer)

/s/ Daniel K. Lee	Chief Financial Officer	March 7, 2012
Daniel K. Lee	(Principal Financial and Accounting Officer)

/s/ Zhiqiang Zhao	Director and Chief Operating Officer	March 7, 2012
Zhiqiang Zhao

/s/ Yun Sen Huang	Director	March 7, 2012
Yun Sen Huang

/s/ Qiang Lin	Director	March 7, 2012
Qiang Lin

/s/ Remington Hu	Director	March 7, 2012
Remington Hu

CHINA INFORMATION TECHNOLOGY, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
China Information Technology, Inc.

We have audited the accompanying consolidated balance sheet of China Information Technology, Inc. and its subsidiaries and variable interest entity (the “Company”) as of December 31, 2011, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for the year ended December 31, 2011. We also have audited the Company’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audits of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Information Technology, Inc. and subsidiaries as of December 31, 2011, and the results of their operations and their cash flows for the year ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, China Information Security Technology, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ GHP HORWATH, P.C.
Denver, Colorado
March 7, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
China Information Technology, Inc.

We have audited the accompanying consolidated balance sheet of China Information Technology, Inc. and its subsidiaries and variable interest entity (the “Company”) as of December 31, 2010 and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the year ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2010, and the results of its operations and its cash flows for the year ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

BDO Limited
Hong Kong, March 8, 2011, except for Note 4 which is as of March 7, 2012.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
China Information Technology, Inc.

We have audited the accompanying consolidated statements of income, comprehensive income, changes in equity, and cash flows of China Information Technology, Inc., and its subsidiaries (the “Company”) for the year ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Company for the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ GHP HORWATH, P.C.
Denver, Colorado
March 5, 2010

CHINA INFORMATION TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2011 AND 2010
Expressed in U.S. dollars (Except for share amounts)

	NOTE	2011	2010
ASSETS

CURRENT ASSETS
Cash and cash equivalents		$14,019,634	$18,166,857
Restricted cash		12,538,049	8,344,147
Accounts receivable:
Billed, net of allowance for doubtful accounts of $9,373,000 and $6,073,000, respectively		31,117,415	31,172,599
Unbilled		72,225,044	67,622,656
Bills receivable		247,338	201,003
Advances to suppliers		5,020,747	9,246,437
Amounts due from related parties	6	22,823	330,876
Inventories, net of provision of $5,224,000 and $578,000, respectively	7	22,317,260	19,931,866
Other receivables and prepaid expenses		9,603,954	2,463,562
Deferred tax assets	13	2,548,834	1,565,006
TOTAL CURRENT ASSETS		169,661,098	159,045,009

Deposit for software purchase		-	3,034,000
Deposit for purchase of land use rights	10(a)	27,564,586	26,566,377
Long-term investments	8	2,401,561	3,296,252
Property, plant and equipment, net	9	91,161,093	79,348,883
Land use rights, net	10(b)	1,956,616	1,929,194
Intangible assets, net	10(c)	14,380,459	13,725,274
Goodwill		53,983,687	51,918,275
Deferred tax assets	13	683,042	538,460
TOTAL ASSETS		$361,792,142	$339,401,724

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Short-term bank loans	11	$40,983,457	$35,326,566
Accounts payable		19,013,509	17,249,334
Bills payable	12	27,399,393	20,536,475
Advances from customers		6,403,966	7,480,686
Amounts due to related parties	6	593,617	1,293,866
Accrued payroll and benefits		3,060,384	4,304,988
Other payables and accrued expenses		6,784,353	6,953,561
Contingent consideration, current portion	5	-	3,267,087
Income tax payable	13	3,525,949	3,809,708
TOTAL CURRENT LIABILITIES		107,764,628	100,222,271

Long-term bank loans	11	109,524	5,863,205
Amounts due to related parties, long-term portion	6	12,624	5,014,949
Contingent consideration, net of current portion	5	-	901,171
Deferred tax liabilities	13	1,365,680	1,824,434
TOTAL LIABILITIES		109,252,456	113,826,030
COMMITMENTS AND CONTINGENCIES		-	-

EQUITY
Common stock, par $0.01; authorized capital 100,000,000 shares; shares issued 2011: 27,591,462, 2010: 26,030,894 shares	4	286,326	255,115
Treasury stock, 360,627 shares, at cost		(695,514)	(11,468)
Additional paid-in capital		101,261,307	92,294,350
Reserve	14	14,488,533	12,968,985
Retained earnings		95,600,619	90,240,665
Accumulated other comprehensive income		19,925,259	11,325,040
Total equity of the Company		230,866,530	207,072,687
Non-controlling interest		21,673,156	18,503,007
TOTAL EQUITY		252,539,686	225,575,694

TOTAL LIABILITIES AND EQUITY		$361,792,142	$339,401,724

The accompanying notes are an integral part of these consolidated financial statements

CHINA INFORMATION TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009
Expressed in U.S. dollars (Except for share amounts)

	NOTE	2011	2010	2009

Revenue - Products		$46,435,133	$53,328,214	$16,784,910
Revenue - Software		39,301,812	90,419,181	63,827,233
Revenue - System integration		27,678,685	16,278,860	19,017,962
Revenue - Others		1,119,923	3,819,342	1,365,989
TOTAL REVENUE		114,535,553	163,845,597	100,996,094

Cost - Products sold		36,815,966	46,052,309	13,560,279
Cost - Software sold		13,302,464	38,574,738	22,229,542
Cost - System integration		19,625,349	8,259,899	14,251,391
Cost - Others		472,270	395,496	303,215
TOTAL COST		70,216,049	93,282,442	50,344,427

GROSS PROFIT		44,319,504	70,563,155	50,651,667

Administrative expenses		22,785,631	18,623,523	12,653,175
Research and development expenses		4,483,754	3,016,693	2,705,669
Selling expenses		7,522,986	6,359,487	3,136,380
INCOME FROM OPERATIONS		9,527,133	42,563,452	32,156,443

Subsidy income		1,939,787	948,630	833,429
Other income, net		538,624	1,237,933	1,153,288
Interest income		317,190	126,459	270,666
Interest expense		(2,948,406)	(1,539,407)	(388,686)

INCOME BEFORE INCOME TAXES
		9,374,328	43,337,067	34,025,140

Income tax expense	13	(804,149)	(7,863,437)	(3,887,495)

NET INCOME		8,570,179	35,473,630	30,137,645
Less: Net income attributable to the non-controlling interest	3	(660,781)	(1,071,626)	(43,076)
NET INCOME ATTRIBUTABLE TO THE COMPANY		$7,909,398	$34,402,004	$30,094,569

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	4	26,737,638	25,907,217	24,338,196
Diluted	4	26,965,006	26,072,506	24,338,196

EARNINGS PER SHARE
Basic	4	$0.30	$1.33	$1.24
Diluted	4	$0.29	$1.32	$1.24

The accompanying notes are an integral part of these consolidated financial statements

CHINA INFORMATION TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009
Expressed in U.S. dollars

	2011	2010	2009
Net income	$8,570,179	$35,473,630	$30,137,645
Other comprehensive income:
Foreign currency translation gain	8,903,913	6,668,353	375,380
Comprehensive income	17,474,092	42,141,983	30,513,025
Comprehensive income attributable to the non-controlling interest	(964,475)	(1,431,514)	(46,574)
Comprehensive income attributable to the Company	$16,509,617	$40,710,469	$30,466,451

The accompanying notes are an integral part of these consolidated financial statements

CHINA INFORMATION TECHNOLOGY, INC
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009
Expressed in U.S. dollars

								Accumulated
	Common stock		Treasury stock		Additional			other	Non
	Par value $0.01		Par value $0.01		Paid-in		Retained	comprehensive	controlling
	Shares	Amount	Shares	Amount	Capital	Reserve	earnings	income	interest	Total
BALANCE AS AT January 1, 2009	23,731,202	$209,121	-	$-	$64,127,339	$4,964,597	$33,748,480	$4,644,693	$15,310,897	$123,005,127

Purchase of treasury stock (Note 15)	-	-	(3,000)	(11,468)	-	-	-	-	-	(11,468)
Common stock issued upon achieving earn-out target	-	-	-	-	5,745,728	-	-	-	-	5,745,728
Common stock issued for business acquisitions	1,191,369	23,827	-	-	8,438,995	-	-	-	-	8,462,822
Stock-based compensation (Note 15)	30,000	600	-	-	183,000	-	-	-	-	183,600
Net income for the year	-	-	-	-	-	-	30,094,569	-	43,076	30,137,645
Foreign currency translation gain	-	-	-	-	-	-	-	371,882	3,498	375,380
Transfer to reserve (Note 14)	-	-	-	-	-	3,380,774	(3,380,774)	-	-	-

BALANCE AS AT DECEMBER 31, 2009	24,952,571	233,548	(3,000)	(11,468)	78,495,062	8,345,371	60,462,275	5,016,575	15,357,471	167,898,834
Issuance of common stock in private placements	826,017	16,520	-	-	9,113,232	-	-	-	-	9,129,752
Common stock issued upon the exercise of warrants (Note 15)	20,625	413	-	-	253,275	-	-	-	-	253,688
Stock-based compensation (Note 15)	231,681	4,634	-	-	2,394,876	-	-	-	-	2,399,510

Common stock released upon achieving earn-out target	-	-	-	-	1,850,405	-	-	-	-	1,850,405
Net income for the year	-	-	-	-	-	-	34,402,004	-	1,071,626	35,473,630

Foreign currency translation gain	-	-	-	-	-	-	-	6,308,465	359,888	6,668,353

Capital injection to Geo	-	-	-	-	-	-	-	-	1,714,022	1,714,022

Imputed interests in relation to shareholder’s loan (Note 6)	-	-	-	-	187,500	-	-	-	-	187,500
Transfer to reserve	-	-	-	-	-	4,623,614	(4,623,614)	-	-	-
BALANCE AS AT DECEMBER 31, 2010	26,030,894	255,115	(3,000)	(11,468)	92,294,350	12,968,985	90,240,665	11,325,040	18,503,007	225,575,694
Purchase of treasury stock (note 15)	-	-	(357,627)	(684,046)	-	-	-	-	-	(684,046)
Common stock issued upon the settlement of earn-out target (Note 15)	344,353	6,887	-	-	957,303	-	-	-	-	964,190
Stock-based compensation (Note 15)	125,000	2,500	-	-	1,142,499	-	-	-	-	1,144,999

Common stock released upon achieving earn-out target (Note 15)	165,289	3,306	-	-	1,719,006	-	-	-	-	1,722,312

Common stock issued on conversion of shareholder’s loan	925,926	18,518			4,981,482					5,000,000
Net income for the year	-	-	-	-	-	-	7,909,398	-	660,781	8,570,179
Foreign currency translation gain	-	-	-	-	-	-	-	8,600,219	303,694	8,903,913
Imputed interests in relation to shareholder’s loan (Note 6)	-	-	-	-	166,667	-	-	-	-	166,667
Changes in an Ownership Interest in Zhongtian (Note 1)	-	-	-	-	-	-	(1,029,896)	-	1,029,896	-
Capital injection to Zhongtian by minority shareholders	-	-	-	-	-	-	-	-	1,175,778	1,175,778
Transfer to reserve (Note 14)	-	-	-	-	-	1,519,548	(1,519,548)	-	-	-

BALANCE AS AT DECEMBER 31, 2011	27,591,462	$286,326	(360,627)	$(695,514)	$101,261,307	$14,488,533	$95,600,619	$19,925,259	$21,673,156	$252,539,686

The accompanying notes are an integral part of these consolidated financial statements

CHINA INFORMATION TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009
Expressed in U.S. dollars (Except for share amounts)

	2011	2010	2009
OPERATING ACTIVITIES
Net income	$8,570,179	$35,473,630	$30,137,645
Adjustments to reconcile net income to net cash provided by operating activities:

Provision for losses on accounts receivable and other current assets	4,072,406	3,652,136	2,765,837
Depreciation	10,853,984	7,715,013	4,069,363
Amortization of intangible assets and land use rights	1,757,655	1,794,555	1,786,201
Stock-based compensation	-	3,130,000	1,453,110
Loss on disposal of property and equipment, net	578,265	339,601	62,803
Loss on write-off of land use rights	-	232,938	-
Provision for obsolete inventories	4,627,598	378,619	183,714
Change in fair value of contingent consideration	(1,481,756)	(325,132)	(1,108,759)
Change in deferred income tax	(1,694,374)	110,200	(1,268,670)
Impairment of long-term investment	1,002,755	855,176	233,211
Imputed interest on shareholder’s loan	166,667	187,500	-
Changes in operating assets and liabilities, net of effects of business acquisitions
Increase in restricted cash	(2,772,004)	(743,913)	(5,856,949)
Increase in accounts receivable	(4,538,402)	(27,889,936)	(24,850,334)
Decrease (increase) in advances to suppliers	3,973,915	(2,044,930)	3,001,469
(Increase) decrease in other receivables and prepaid expenses	(8,944,900)	11,758,974	(13,366,450)
Increase in inventories	(6,171,310)	(8,943,882)	(1,219,083)
Increase in accounts payable and bills payable	7,101,150	3,761,608	11,068,019
(Decrease) increase in advances from customers	(1,329,076)	3,324,359	1,416,715
(Decrease) increase in amounts due to related parties	(401,392)	457,735	132,774
Increase(decrease) in other payables and accrued expenses and other liabilities	1,245,553	(6,673,381)	1,149,194
(Decrease) increase in income tax payable	(275,586)	398,667	1,687,973
Net cash provided by operating activities	16,341,327	26,949,537	11,477,783

INVESTING ACTIVITIES
Cash acquired in HPC acquisition	-	-	2,508,394
Consideration paid for acquisition of HPC	-	-	(8,000,000)
Purchase of land use rights	-	(232,938)	-
Proceeds from sale of short-term investments	-	-	5,864,400
Refund of investment in former Joint Venture	-	-	4,398,300
Proceeds from sale of property and equipment	-	142,049	78,238
Deposit for purchase of land use rights	-	(25,310,974)	-
Investment in Tianditu	-	(1,183,520)	-
Purchases of property and equipment	(16,776,095)	(29,860,881)	(16,872,380)
Capitalized and purchased software development costs	(1,850,595)	(1,466,554)	(1,215,649)
Deposit for software purchase	-	(2,958,800)	(1,425,577)
Net cash used in investing activities	(18,626,690)	(60,871,618)	(14,664,274)

FINANCING ACTIVITIES
Borrowings under short-term loans	87,474,985	52,361,076	19,952,949
Borrowings from shareholder’s loan	-	6,035,580	-
Borrowings under long-term loans	-	8,491,756	-
Repayment of short-term loans	(87,299,684)	(35,938,146)	(12,475,839)
Repayment of shareholder’s loan	-	(1,035,580)	-
Repayment of long-term loans	(1,769,920)	(2,477,995)	(351,984)
Increase in restricted cash in relation to bank borrowings	(1,048,220)	(1,483,976)	-
Repurchase of common stock	(684,046)	-	(11,468)
Capital injection to Geo by minority shareholders	-	1,744,213	-
Capital injection to Zhongtian by minority shareholders	1,157,551
Issued common stock	-	9,383,440	-
Net cash (used in) provided by financing activities	(2,169,334)	37,080,368	7,113,658

Effect of exchange rate changes on cash and cash equivalents	307,474	1,529,937	(13,786)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(4,147,223)	4,688,224	3,913,381
CASH AND CASH EQUIVALENTS, BEGINNING	18,166,857	13,478,633	9,565,252
CASH AND CASH EQUIVALENTS, ENDING	$14,019,634	$18,166,857	$13,478,633

Supplemental disclosure of cash flow information:
Cash paid during the year
Income taxes	$2,708,313	$7,360,151	$3,464,474
Interest	$2,725,058	$1,331,258	$379,101

Supplemental disclosure of significant non-cash transactions:

On November 11, 2009, 550,965 shares of common stock were issued for the equity portion of the purchase price of approximately $8.46 million of Huipu.

In 2009, upon achievement of earn out targets by ISS, Bocom and Zhongtian, approximately 452,582 previously issued shares became no longer returnable and resulted in additional equity purchase consideration and goodwill of approximately $5,58 million

In 2010, upon achievement of earn out target by Zhongtian, 177,582 previously issued shares became no longer returnable and resulted in additional equity purchase consideration and goodwill of $1.85 million. Huipu achieved earn out target in 2010 and 165,289 shares was issued for equity portion of purchase price of Huipu.

On February 8, 2011, the Company granted eligible employees a total of 125,000 shares of the Company’s common stock under the China Information Technology, Inc. Equity Incentive Plan as compensation. The fair value of these shares of approximately $1.1 million, based on the quoted market price, was accrued as of December 31, 2010 as the compensation was for services provided in 2010.

On May 3, 2011, upon achievement of earn out targets by Huipu, the Company issued 165,289 shares of the Company’s common stock in connection with the acquisition of Huipu.

On August 16, 2011, the Company issued a total of 925,926 shares of the Company’s common stock at a conversion price of $5.4 per share as repayment of shareholder’s loan of $5.0 million.

On August 30, 2011, the Company settled the remaining potential earn out for 2011 and 2012 with Huipu’s former shareholder and issued 344,354 shares of the Company’s common stock in connection with the acquisition of Huipu ..

The accompanying notes are an integral part of these consolidated financial statements

CHINA INFORMATION TECHNOLOGY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 and 2009

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

China Information Technology Inc (the “Company” or “ CNIT ”), together with its subsidiaries, is a total solutions provider of information and display technology products and services in the People’s Republic of China (“PRC”). The Company’s total solutions include specialized software, hardware, systems integration, and related services. These services are provided through the Company’s wholly-owned PRC subsidiaries, Information Security Technology (PRC) Co., Ltd ("IST"), Information Security Software (China) Co., Ltd (formerly, Information Security Development Technology Co., Ltd), or "ISS," Shenzhen Bocom Multimedia Display Technology Co., Ltd ("Bocom"), and Huipu Electronics (Shenzhen) Co., Ltd (“Huipu”), and through the Company’s variable interest entity ("VIE"), iASPEC Software Company Limited ("iASPEC"), and its subsidiaries, Wuda Geoinformatics Co., Ltd ("Geo") and Shenzhen Zhongtian Development Company Ltd (“Zhongtian”).

On April 2, 2007, China Public Security Technology, Inc. ("CPST") entered into an Agreement and Plan of Merger (the "Merger Agreement") with CNIT, a Nevada corporation and wholly-owned subsidiary of CPST. Pursuant to the Merger Agreement, CPST agreed to merge with and into CNIT, with CNIT being the surviving entity (the "Reincorporation Merger"). The Reincorporation Merger became effective on April 7, 2008. The Reincorporation Merger was effected by an exchange of shares of CPST into shares of CNIT on a one-for-one basis. As a result of the Reincorporation Merger, CPST became domiciled in Nevada and its name was changed to China Information Technology, Inc. All assets, liabilities, contracts and obligations of CPST became the assets, liabilities, contracts and obligations of CNIT. References to the Company are to CNIT as successor to CPST and its subsidiaries.

Management Service Agreement

Pursuant to the terms of a July 2007 management service agreement (“MSA”), as amended, iASPEC granted IST a ten-year, exclusive, royalty-free, transferable worldwide license to use and install certain iASPEC software, along with copies of source and object codes relating to such software. In addition, IST licensed back to iASPEC a royalty-free, limited, non-exclusive license to the software, without right of sub-license, for the sole purpose of permitting iASPEC to carry out its business as presently conducted. IST has the right to designate two Chinese citizens to serve as senior managers of iASPEC, to serve as a majority on iASPEC’s Board of Directors, and to assist in managing the business and operations of iASPEC. In addition, both iASPEC and IST will require the affirmative vote of a majority of the Company’s Board of Directors, including at least one non-insider director, for certain material actions, as defined, with respect to iASPEC.

In connection with the MSA, IST also entered into an immediately exercisable purchase option agreement (“Option Agreement”) with iASPEC and its shareholders, pursuant to which the iASPEC shareholder granted the Company or its designee(s) an exclusive, irrevocable option to purchase, from time to time, all or a part of iASPEC’s shares or iASPEC’s assets from the iASPEC shareholder for $1,800,000 in the aggregate. The option may not be exercised if the exercise would violate any applicable laws and regulations in the PRC or cause any license or permit held by, and necessary for the operation of iASPEC, to be cancelled or invalidated.

CHINA INFORMATION TECHNOLOGY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 and 2009

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

Amended and Restated MSA

Pursuant to the MSA, IST will provide management and consulting services to iASPEC, under the following terms:

  iASPEC agreed that IST will be entitled to receive ninety five percent (95%) of the Net Received Profit, as defined, of iASPEC during the term of the Agreement. iASPEC is obligated to calculate and pay the Net Received Profit due to IST no later than the last day of the first month following the end of each fiscal quarter;

  Mr. Lin agreed to enter into a pledge agreement with IST to pledge all of his equity interests in iASPEC as security for his and iASPEC’s fulfillment of their respective obligations under the MSA, and to register the pledge agreement with the local AIC (Administration for Industry and Commerce);

  Mr. Lin confirmed his status as the sole iASPEC shareholder and his assumption of all of the obligations of the iASPEC shareholder under the agreement, including a confirmation of his continuing obligation under a written guaranty, executed by the then iASPEC shareholders;

  Based on iASPEC’s needs for its development and operation, IST has the right, from time to time, at its sole discretion, to provide iASPEC with capital support

  IST agreed that it will not interfere in any business of iASPEC covered by iASPEC’s PRC State Secret related Computer Information System Integration Certificate, including but not limited to, seeking access to relevant documents regarding such business; provided, however, that iASPEC agreed that it will cooperate with the requests of the Company as necessary to comply with the Company’s reporting obligations to the Securities and Exchange Commission.

The substance of the MSA and the Option Agreement is to:

  Allow the Company to utilize the business licenses, contacts, permits and other resources of iASPEC in order for the Company to be able to expand its operations and business model;

  Provide the Company with effective control over all of iASPEC’s operations;

  Allow the shareholders of iASPEC an opportunity to monetize a portion of their investment through the $1.8 million purchase option.

As a result of the MSA and the Option Agreement, iASPEC is a Variable Interest Entity (VIE) of the Company. To comply with PRC laws and regulations that restrict foreign ownership of companies that provide public security information technology and Geographic Information Systems software operating services to certain government and other customers, the Company operates the restricted aspect of its business through iASPEC.

On September 3, 2010, Geo, a majority-owned subsidiary of iASPEC increased its registered capital from RMB 60 million (approximately $8.8 million) to RMB79 million (approximately $11.7 million). The RMB19.2 million (approximately $2.8 million) increase was contributed by iASPEC, the minority shareholders of Geo and new shareholders, comprising of the management teams of both GEO and iASPEC, including Mr. Lin, the Company’s chief executive officer and the sole shareholder of iASPEC.

On August 2011, the Boards of Directors of iASPEC and the Company approved iASPEC’s less than pro rata contribution of RMB7.4 million (approximately $1.1 million), and approved the participation of the management teams of Geo and iASPEC in the capital increase as an incentive and to align their interests with the interests of Geo and iASPEC. As a result of the capital increase, the equity interest owned by iASPEC in Geo was reduced from 57% to 52.54%, and the management teams of Geo and iASPEC now hold 11.02% of the equity interests in Geo.

CHINA INFORMATION TECHNOLOGY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 and 2009

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

On May 5, 2011, Kwong Tai International Technology Ltd. (“Kwong Tai”), our wholly-owned subsidiary, and iASPEC entered into an equity transfer agreement, pursuant to which Kwong Tai agreed to transfer 100% of equity interests in Zhongtian, also our wholly-owned PRC subsidiary, to iASPEC, for a purchase price of RMB20.2 million (approximately $3.1 million), and resulted in approximately $1 million of Zhongtian's equity being reclassified to non-controlling interest. The Purchase Price is equal to the PRC registered capital of Zhongtian.

On December 29, 2011, Zhongtian, increased its registered capital from RMB33.2 million (approximately $5.2 million) to RMB40.7 million (approximately $6.4 million). The RMB7.5 million(approximately $1.2 million) was contributed by new shareholders, comprising the management teams of Zhongtian, including Mr. Jianghuai Lin, the Company’s chief executive officer. As a result of the capital increase, the equity interest owned by iASPEC in Zhongtian was reduced from 100% to 81.65%, and the management team of Zhongtian now holds 18.35% of the equity interest in Zhongtian.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Consolidation

The consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles. The consolidated financial statements include the accounts of the Company, its subsidiaries and its VIE for which the Company is the primary beneficiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

(b) Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ from those estimates.

(c) Economic and Political Risks

The majority of the Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy. The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation.

(d) Cash and Cash Equivalents

The Company considers all highly liquid investments purchased and cash deposits with financial institutions with original maturities of three months or less to be cash equivalents.

The Company maintains its cash accounts at credit worthy financial institutions and closely monitors the movements of its cash positions. At December 31, 2011 and 2010, approximately $14.02 million and $18.17 million, respectively was held in bank accounts in the PRC.

(e) Restricted Cash

Restricted cash as of December 31, 2011 consists of security deposits in bank accounts in the PRC that serve as collateral for the Company’s revolving working capital facility, which are included in short-term loans, bills payable, as well as letter of credit facilities.

CHINA INFORMATION TECHNOLOGY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 and 2009

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(f) Accounts Receivable, Bills Receivable and Concentration of Risk

The Company evaluates the creditworthiness of each customer before accepting them and continuously monitors their recoverability. If there are any indicators that the customer may not make payment, then we may consider making provision for impairment for that particular customer. At the same time, we may cease further sales or services to such customer. The following are some of the factors that we consider in determining whether to discontinue sales or revenue recognition:

the customer fails to comply with its payment schedule;
the customer is in serious financial difficulty;
a significant dispute with the customer has occurred regarding job progress or other matters;
the customer breaches any of the contractual obligations;
the customer appears to be financially distressed due to economic or legal factors;
the business between the customer and the Company is not active; and
other objective evidence which indicates impairment of the accounts receivable.

We consider the following factors when determining whether to permit a longer payment period or provide other concessions to customers:

the customer’s past payment history;
the customer’s general risk profile, including factors such as the customer’s size, age, and public or private status;
macroeconomic conditions that may affect a customer’s ability to pay; and
the relative importance of the customer relationship to our business.

Bills receivable represent bank undertakings that essentially guarantee payment of amounts thereunder. The undertakings are provided by banks upon receipt of collateral deposits from the Company’s customers or debtors. Bills receivable can be sold at a discount before maturity, which is typically within three months.

Accounts receivable include $72.23 million and $67.62 million of unbilled accounts receivable at December 31, 2011 and 2010, respectively. Unbilled accounts receivable consist of estimated future billings for work performed but not yet invoiced to the customer. Unbilled accounts receivable are generally invoiced upon the completion of work orders, which is estimated to be within one year.

The Company’s top five customers accounted for 19% of accounts receivable as of December 31, 2011, of which no single customer accounted for greater than 10% or more of accounts receivable. The Company’s top five customers accounted for 16% of accounts receivable as of December 31, 2010, of which no single customer accounted for greater than 10% or more of accounts receivable.

For the years ended December 31, 2011, 2010 and 2009, no single customer accounted for 10% or more of total revenue. The allowance for doubtful accounts at December 31, 2011 and 2010, totaled $9.37 million and $6.07 million respectively, representing management’s best estimate. The following table describes the movement in the allowance for doubtful accounts during the year ended December 31, 2011:

Balance at January 1, 2011	$6,072,644
Increase in allowance for doubtful accounts	6,169,941
Amounts recovered during current period	(3,145,063)
Foreign exchange difference	275,804
Balance at December 31, 2011	$9,373,326

(g) Advances to Suppliers

Advances to suppliers represents cash deposits for the purchase of inventory items from suppliers.

CHINA INFORMATION TECHNOLOGY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 and 2009

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(h) Advances from Customers

Advances from customers represents cash received from customers as advance payments for the purchase of the Company’s products.

(i) Fair Value of Financial Instruments and Fair Value Accounting

Fair Value of Financial Instruments

Management has estimated that the carrying amounts of non-related party financial instruments approximate fair values for all periods presented due to their short-term maturities. The carrying amount of debt approximates fair value because of its variable interest rate. The fair value of the amount due from (to) related parties is not practicable to estimate due to the related party nature of the underlying transactions.

Fair Value Accounting

Financial Accounting Standards Board (FASB) Accounting Standards Codifications (ASC) 820-10 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). As required by FASB ASC 820-10, assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The three levels of the fair value hierarchy under FASB ASC 820-10 are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
Level 2	Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and
Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

As of December 31, 2010, the contingent consideration for the Company’s acquisition of Huipu was measured at fair values using level 3 inputs. In 2011 the contingent consideration of $1.48 million was settled.

(j) Inventories

Inventories are valued at the lower of cost or market. Market is the estimated selling price in the ordinary course of business less the estimated cost of completion and the estimated costs necessary to make the sale.

The Company performs an analysis of slow-moving or obsolete inventory periodically and any necessary valuation reserves, which could potentially be significant, are included in the period in which the evaluations are completed. As of December 31, 2011, the inventory impairment was mainly from raw materials, and results in a new cost basis for accounting purposes.

For the years ended December 31, 2011 and 2010, approximately 43%, 40%, respectively of total inventory purchases were from five unrelated suppliers. Two suppliers accounted for 25% of total inventory purchases in 2011 and no other suppliers accounted for greater than 10% of total inventory purchases. One supplier accounted for 10.6% of total inventory purchases in 2010 and no other suppliers accounted for greater than 10% of total inventory purchases.

(k) Long-term Investments

Long-term investments are carried at cost. If a decline in the fair value of a cost method investment is determined to be other than temporary, an impairment charge is recorded and the fair value becomes the new cost basis of the investment. Management evaluates all cost method investments for impairment; however, the fair value of the cost method investments is not required to be determined unless impairment indicators are present. When impairment indicators exist, discounted cash flow analyses are generally used to estimate the fair value. (Level 3)

CHINA INFORMATION TECHNOLOGY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 and 2009

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(l) Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated amortization and depreciation. Amortization and depreciation is provided over the assets’ estimated useful lives, using the straight-line method. Estimated useful lives of property, plant and equipment are as follows:

Office buildings	20-50 years
Plant and machinery	3-20 years
Electronics equipment, furniture and fixtures	3-5 years
Motor vehicles	5 years
Purchased software	3-10 years

Maintenance and repairs costs are expensed as incurred, whereas significant renewals and betterments are capitalized.

(m) Land use rights

All land in the PRC is owned by the PRC government. The government in the PRC, according to the PRC law, may sell the right to use the land for a specified period of time. Thus, all of the Company’s land purchases in the PRC are considered to be leasehold land under operating lease arrangement and are stated at cost less accumulated amortization and any recognized impairment loss. The cost of the land use right is amortized on a straight-line basis over the beneficial period of 46 years.

(n) Intangible assets

Intangible assets represent technology and customer base intangible assets acquired in connection with business acquisitions, and software development costs capitalized by the Company’s subsidiaries.

Intangible assets are amortized using the straight-line method over the following estimated useful lives:

Software development costs	2-5 years
Technology	10-20 years
Trademarks	20 years
Customer Base	2 years

(o) Goodwill

ASC 350-30-50, “Goodwill and Other Intangible Assets”, requires the testing of goodwill and indefinite-lived intangible assets for impairment at least annually. The Company tests goodwill for impairment in the fourth quarter each year.

Under applicable accounting guidance, the goodwill impairment analysis is a two-step test. The first step of the goodwill impairment test involves comparing the fair value of each reporting unit with its carrying amount including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value, the second step must be performed to measure potential impairment.

The second step involves calculating an implied fair value of goodwill for each reporting unit for which the first step indicated possible impairment. If the implied fair value of goodwill exceeds the goodwill assigned to the reporting unit, there is no impairment. If the goodwill assigned to a reporting unit exceeds the implied fair value of goodwill, an impairment charge is recorded for the excess.

CHINA INFORMATION TECHNOLOGY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 and 2009

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(p) Long-Lived Assets

Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is determined by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets held for disposal, if any, are reported at the lower of the carrying amount or fair value less costs to sell.

(q) Revenue Recognition

The Company generates its revenues primarily from three sources, (1) hardware sales, (2) software sales, and (3) system integration services. The Company’s revenue recognition policies are in accordance with SEC Staff Accounting Bulletin No. 104, "Revenue Recognition" and FASB ASC No.605-35 "Construction-Type and Production-Type Contracts" ("FASB ASC 605-35").

Revenues from hardware products are recognized only when persuasive evidence of an arrangement exists, delivery has occurred and upon receipt of customers’ acceptance, the price to the customer is fixed or determinable in accordance with the contract, and collectability is reasonably assured.

Software revenues are generated from fixed-price contracts which include the development of software products, and services to customize such software to meet customers’ needs. Generally, when the services are determined to be essential to the functionality of the delivered software, revenue is recognized using the percentage of completion method of accounting in accordance with FASB ASC 605-35. The percentage of completion for each contract is estimated based on the ratio of direct labor hours incurred to total estimated direct labor hours. The Company provides post contract support (PCS), which includes telephone technical support that is not essential to the functionality of the software. Although vendor-specific objective evidence does not exist for PCS, because (1) the PCS fees are included in the total contract amount, (2) the PCS service period is for less than one year, (3) the estimated cost of providing PCS is not significant, and (4) unspecified upgrades enhancements offered are minimal and infrequent; the Company recognizes PCS revenue after delivery and customer acceptance.

System integration revenues are generated from fixed-price contracts which provide for software development and hardware integration, which involves more than minor modifications to the functionality of the software and hardware products. Accordingly, system integration revenues are accounted for in accordance with FASB ASC 605-35, using the percentage of completion method of accounting. The percentage of completion for each contract is estimated based on the ratio of costs incurred to total estimated costs.

Contract periods are usually less than six months, and typical contract periods for PCS are 12 months.

System integration projects are billed in accordance with contract terms, which typically require partial payment at the signing of the contract, at delivery and customer acceptance dates, with the remainder due within a stated period of time not exceeding 12 months. Occasionally, the Company enters into contracts which allow a percentage of the total contract price to be paid one to three years after completion of the system integration project. Revenues on these extended payments are recognized upon completion of the terms specified in the contract and when collectability is reasonably assured.

No rights of return are allowed except for non-conforming products, which have been insignificant based on historical experiences. If non-conforming products are returned due to software issues, the Company will provide upgrades or additional customization to suit customers’ needs. In cases where non-conformity is a result of integrated hardware, the Company returns the hardware to the original vendor for replacement.

CHINA INFORMATION TECHNOLOGY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 and 2009

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(q) Revenue Recognition (continued)

Unbilled accounts receivable consist of estimated future billings for work performed but not yet invoiced to the customer. Unbilled accounts receivable are generally invoiced within one year of completion of the work performed. Changes in estimates for revenues, costs and profits are recognized in the period in which they are determinable. When the Company’s estimates indicate that the entire contract will be performed at a loss, a provision for the entire loss is recorded in the current accounting period.

(r) Treasury Stock

The Company repurchases its common stock from time to time in the open market and holds such shares as treasury stock. The Company applies the “cost method” and presents the cost to repurchase such shares as a reduction in shareholders’ equity. During the year ended December 31, 2011 and 2009, the Company has repurchased a net total of 357,627 and 3,000 shares of common stock. No shares were repurchased in 2010.

(s) Stock-based compensation

The Company applies ASC No. 718, “Compensation — Stock Compensation” (formerly the SFAS No. 123 (revised 2004) “Share-based Payment”), which requires that share-based payment transactions with employees, such as share options, be measured based on the grant-date fair value of the equity instrument issued and recognized as compensation expense over the requisite service period, with a corresponding addition to equity. Under this method, compensation cost related to employee share options or similar equity instruments is measured at the grant date based on the fair value of the award and is recognized over the period during which an employee is required to provide service in exchange for the award, which generally is the vesting period.

During the years ended December 31, 2010 and 2009, the Company recognized $3.13 million and $1.45 million, respectively of compensation expenses under the Plan. There was no compensation expense recorded in the year ended December 31, 2011.

(t) Foreign Currency Translation

The functional currency of the US and British Virgin Islands (“BVI”) companies is the United States dollars. The functional currency of the Company’s Hong Kong subsidiaries is the Hong Kong dollars.

The functional currency of the Company’s wholly-owned PRC subsidiaries and its VIE is the Chinese Renminbi Yuan, (“RMB”). RMB is not freely convertible into foreign currencies. The Company’s PRC subsidiaries’ and their VIE’s financial statements are maintained in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company have been translated into United States dollars. Assets and liabilities are translated at exchange rates at the balance sheet dates, revenue and expenses are translated at average exchange rates, and equity is translated at historical exchange rates. Any resulting translation adjustments are not included in determining net income but are included in other comprehensive income, a component of equity.

The exchange rates adopted are as follows:

	December 31,	December 31,
	2011	2010
Year end exchange rate	6.3532	6.5920
Average yearly exchange rate	6.4533	6.7595

The average yearly exchange rate adopted for the year ended December 31, 2009 was 6.8208.

No representation is made that the RMB amounts could have been, or could be, converted into United States dollars at the rates used in translation.

CHINA INFORMATION TECHNOLOGY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 and 2009

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(u) Accounting for Computer Software to be Sold, Leased or Otherwise Marketed

The Company accounts for software development costs in accordance with FASB ACS 985-20-Cost of Software to be Sold, Leased, or Marketed. Costs related to establishing the technological feasibility of a software product are expensed as incurred as a part of research and development expenses. Costs that are incurred to produce the finished products after technological feasibility is established are capitalized and amortized over the estimated economic life of 2 to 5 years. The Company performs periodic reviews to ensure that unamortized program costs remain recoverable from future revenue. During the years ended December 31, 2011, 2010 and 2009, $1.85 million, $1.47 million and $1.08 million, respectively was capitalized. At December 31, 2011, 2010 and 2009, unamortized capitalized software costs were approximately $3.38 million, $1.87 million, and $1.24 million, respectively.

(v) Subsidy Income

Subsidy income mainly represents income received from the local governmental agency in China for development and designated activities. We have no continuing obligation under the subsidy provision.

(w) Income Taxes

Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Deferred income taxes are recognized for all significant temporary differences at enacted rates and classified as current or non-current based upon the classification of the related asset or liability in the financial statements. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion, or all of, the deferred tax asset will not be realized. The Company classifies interest and/or penalties related to unrecognized tax benefits, if any, as a component of income tax expense.

The Company applies the provisions of ASC No. 740 “Income Taxes” (“ASC 740”), which clarifies the accounting for uncertainty in income taxes recognized by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides accounting guidance on de-recognition, classification, interest and penalties, and disclosure.

(x) Segment reporting

Segment information is consistent with how management reviews the businesses, makes investing and resource allocation decisions and assesses operating performance. Transfers and sales between reportable segments, if any, are recorded at cost.

In connection with the changes in the Company’s business portfolio and realignment of management, management conducted a review of its operating business segments during the first quarter of 2011. The review resulted in changing the segment reporting from four to two new segments, Information Technology (“IT”), and Display Technology (“DT”).

The Company’s new segment reporting, which has been used for all periods presented, follows the organizational structure as reflected in its internal management reporting systems, which are the basis for assessing the financial performance of the business segments and for allocating resources to the business segments.

The Company reports financial and operating information in the following two segments:

CHINA INFORMATION TECHNOLOGY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 and 2009

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(x) Segment reporting (continued)

(a)

IT includes revenues from products and services surrounding the Company’s variety of software core competencies currently primarily in Geographic Information Systems, Digital Public Security Technologies and Hospital Information Systems. IT segment revenues are generated from the sales of software and system integration services, as well as hardware other than display products.

(b)

DT includes revenues from products and services surrounding the Company’s display technology core competencies currently primarily in Geographic Information Systems, Digital Public Security Technologies, Education and Media Solutions and consumer products. DT segment revenues are generated from sales of hardware and total solutions of hardware integrated with proprietary software and content, as well as services.

(y) Sales, use and other value added tax

Revenue is recorded net of applicable sales, use and value added tax.

(z) Recently Issued Accounting Guidance

In September 2011, the FASB issued ASU 2011-08—Intangibles—Goodwill and Other (Topic 350) - Testing Goodwill for Impairment. ASU 2011-08 provides an entity the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is not less than its carrying amount, then performing the two-step impairment test is not required. ASU 2011-08 is effective for fiscal year 2013. Early adoption is permitted.. The adoption of ASU 2011-08 is not expected to have a material impact on our consolidated financial statements.

3. VARIABLE INTEREST ENTITY

The Company is the primary beneficiary of iASPEC, pursuant to the MSA, and iASPEC qualifies as a variable interest entity of the Company. Accordingly, the assets and liabilities and revenues and expenses of iASPEC have been included in the accompanying consolidated financial statements. In the opinion of management, (i) the ownership structure of the Company, and the VIEs are in compliance with existing PRC laws and regulations; (ii) the contractual arrangements with the VIEs and its shareholder are valid and binding, and will not result in any violation of PRC laws or regulations currently in effect; and (iii) the Company’s business operations are in compliance with existing PRC laws and regulations in all material respects.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to its opinion. If the current ownership structure of the Company and its contractual arrangements with VIEs are found to be in violation of any existing or future PRC laws and regulations, the Company may be required to restructure its ownership structure and operations in the PRC to comply with the changing and new PRC laws and regulations. In the opinion of management, the likelihood of loss in respect of the Company’s current ownership structure or the contractual arrangements with VIEs is remote based on current facts and circumstances.

In order to facilitate iASPEC’s expansion and also to provide financing for iASPEC to complete the acquisition of Geo, the Company advanced RMB38 million (approximately $5.4 million) to iASPEC in two installments on in2007 and 2008, to increase iASPEC’s registered capital. In order to comply with PRC laws and regulations, the advance was made to Mr. Lin, iASPEC’s then majority shareholder, who, upon the authority and direction of the Board of Directors, forwarded the funds to iASPEC . The Company has recorded the advance of these funds as an interest-free loan to iASPEC, which was eliminated against additional capital of iASPEC in consolidation. The increase in iASPEC’s registered capital does not affect IST’s exclusive option to purchase iASPEC’s assets and shares under the MSA

CHINA INFORMATION TECHNOLOGY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 and 2009

3. VARIABLE INTEREST ENTITY (CONTINUED)

For the years ended December 31, 2011, 2010 and 2009, $660,781 ($385,099 from iASPEC and $275,682 from Geo), and $1,071,626 ($893,316 from iASPEC and $178,310 from Geo), $43,076 ($180,000 from iASPEC and a loss $136,924 from Geo) respectively have been attributed to non-controlling interest in the consolidated statements of income of the Company.

At December 31, 2011, the consolidation of iASPEC, Geo and Zhongtian resulted in an increase in assets of approximately $92.63 million, an increase in liabilities (consisting primarily of accounts payable and short-term bank loans) of approximately $30.74 million, and an increase in non-controlling interest of approximately $21.67 million, and for the years ended December 31, 2011 and 2010 the consolidation resulted in an increase in net income attributable to the Company of approximately $7.32 million and $16.97 million, respectively.

4. EARNINGS PER SHARE

Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common stock outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, or resulted in the issuance of common stock that shared in the earnings of the entity. For purposes of the computation of net income per share, shares issued in connection with acquisitions that are returnable are considered contingently returnable shares under FASB ASC 260, although classified as issued and outstanding, are not included in the basic weighted average number of shares until all necessary conditions are met that no longer cause the shares to be contingently returnable. These contingently returnable shares are included in the diluted weighted average number of shares as of the beginning of the period in which the conditions were satisfied (or as of the date of the agreement, if later).

On March 1, 2012, the Company announced that it has filed a Certificate of Change pursuant to Section 78.209 of the Nevada Revised Statutes with the Nevada Secretary of State to effect a one (1)-for-two (2) reverse stock split of the authorized and issued and outstanding Common Stock, par value $0.01 per share, of the Company. The reverse stock split was effective at the market opening on March 2, 2012, at which time the Company’s Common Stock will begin trading on the NASDAQ Stock Market on a split-adjusted basis. All references in this report to share and per share data have been adjusted, including historical data which have been retroactively adjusted, to give effect to the reverse stock split unless specified otherwise. Components of basic and diluted earnings per share were as follows for the years ended December 31, 2011, 2010 and 2009:

	2011	2010	2009

Net income attributable to the Company	$7,909,398	$34,402,004	$30,094,569
Weighted average outstanding shares of common stock	26,737,638	25,907,217	24,338,196
Effect of dilutive securities
Warrants	-	-	-
Contingently issuable shares	227,368	165,289	-

Earnings per share:
Basic	$0.30	$1.33	$1.24

Diluted	$0.29	$1.32	$1.24

Warrants for the purchase of 200,000 shares were not included in 2011, 2010, or 2009as their effect would have been anti-dilutive.

CHINA INFORMATION TECHNOLOGY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 and 2009

5. GOODWILL AND CONTINGENT CONSIDERATION FROM BUSINESS ACQUISITIONS

Goodwill by segment as at December 31, 2011 and 2010 is as follows:

		Foreign
	December 31,	exchange rate	December 31,
	2010	adjustment	2011
IT Segment	$25,941,242	$1,038,952	$26,980,194
DT Segment	25,977,033	1,026,460	27,003,493
Total	$51,918,275	$2,065,412	$53,983,687

On October 14, 2009, the Company, through CPSH, acquired 100% of the equity interests of Topwell Treasure Ltd.("Topwell"), a Hong Kong limited company, and its wholly-owned Chinese subsidiary, Huipu Electronics (Shenzhen) Co., Ltd. ("Huipu"), for an aggregate purchase price of $16 million pursuant to a Share Purchase Agreement, dated August 28, 2009. Huipu is a leading developer and manufacturer of customized LCD/LED multi-screen display systems in China and the holder of numerous technology patents, trademarks, certifications and licenses. As a result of the acquisition, the Company is expected to penetrate to those markets with the integrated system of the software and LCD/LED multi-screen display.

The total acquisition date fair value of the consideration transferred was estimated at $22.06 million, which included the initial payments totaling approximately $8 million in cash, 550,965 shares of the Company’s common stock valued at $15.36 per share, representing the closing market price of the Company’s shares at acquisition date, and the estimated fair value of acquisition-related contingent consideration to be paid to Huipu’s shareholders totaling approximately $5.6 million.

The fair value estimate of the contingent consideration was based on weighted probability (level 3 input) of achievement of After Tax Net Income targets (ATNI) in 2010, 2011 and 2012, which could have resulted in the issuance of up to 550,965 additional shares of the Company’s common stock. Actual achievement of ATNI below $3.2 million would have reduced the liability to zero and achievement of ATNI of $6.8 million or more would have increased the liability to $6.8 million. Changes in fair value of the acquisition-related contingent consideration were recorded in the statement of operations and financial position in the period of change. Gains of $1.48 million, $0.33 million and $1.1 million of other income, net in 2011, 2010 and 2009, respectively. On August 30, 2011, the Company waived the requirement of the remaining potential earn out for 2011 and 2012 with Huipu’s former shareholder, therefore, as at December 31, 2011, the fair value of contingent consideration is zero. The following table represents the fair value movement changes in 2011:

Contingent consideration:
Fair value as at December 31, 2010:	$4,168,258
Less: common stock issued upon achieved earn out target for 2010:	(1,722,312)
Less: fair value changes during the year 2011:	(1,481,756)
Less: common stock issued upon amendment of the earn out clause in 2011:	(964,190)
Fair value as at December 31, 2011:	$-

6. RELATED PARTY BALANCES AND TRANSACTIONS

As of December 31, 2011 and 2010, amounts due from (to) related parties consist of:

	December 31,	December 31,
	2011	2010
Due from related companies
- Xiamen Yili Geo Information Technology Co., Ltd.	$22,823	$137,289
- Shenzhen Kewen Information Technology Co., Ltd.	-	193,587
	$22,823	$330,876

CHINA INFORMATION TECHNOLOGY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 and 2009

6. RELATED PARTY BALANCES AND TRANSACTIONS (CONTINUED)

Due to related companies
- Shenzhen Information Security Investment and Development Co., Ltd.	$-	$697,820
- Wuhan Geo Navigation and Communication Technology Co., Ltd.	593,617	596,046
	$593,617	$1,293,866

Due to related party, long-term portion
- Shareholder	$12,624	$5,014,949

Due from related companies, current portion

Approximately 8% of Xiamen Yili Geo Information Technology Co., Ltd. (“Yili”) is owned by Geo. The balance consists of accounts receivable from sales.

Shenzhen Kewen Information Technology Co., Ltd. (“Kewen”) is a private company owned by a member of the senior management of Zhongtian. The balance consists of accounts receivable balances from sales.

Due to related companies, current portion

Approximately 9% of Wuhan Geo Navigation and Communication Technology Co., Ltd. (“Geo Navigation”) is owned by Geo. The balance represents advances from Geo Navigation to Geo. These advances are non-interest bearing and due on demand.

Shenzhen Information Security Investment and Development Co., Ltd., or ISID, was a company under the control of Mr. Lin and a balance of $697,820 due to ISID represented advances from ISID to the Company as of December 31, 2010. These advances are non-interest bearing and due on demand. As Mr Lin transferred control of ISID to a non-affiliated third party during the year 2011, ISID was not our related company as of December 31, 2011.

Due to related party, long-term portion

The balance due to shareholder represents the personal loans from Mr. Jianghuai Lin, the CEO of the Company, to the Company.

On January 14, 2010, Mr. Lin loaned the Company a total of $5 million from the proceeds of the sale of his shares for use for general corporate purposes and working capital. In consideration of the loan from Mr. Lin, the Company’s Board of Directors approved the issuance and delivery of a one-year, non-interest bearing, convertible promissory note (“the Original Note”) to Mr. Lin, in the principal amount of $5 million. The note was due and payable on January 14, 2011, and was convertible into shares of the Company’s common stock at a conversion price of $5.88 per share (the per share closing price on the trading day prior to the delivery date of the Original Note).

On March 25, 2010, Mr. Lin surrendered the Original Note to the Company and asked the Company to void and rescind the Original Note and issue a replacement note (the “New Note”), in the principal amount of $6,000,000, to reflect the principal amount of the Original Note as well as an additional loan of $1,000,000 made to the Company on March 25, 2010. The New Note omits the conversion feature that was contained in the Original Note and was non-interest bearing. The maturity date of the New Note was March 5, 2012 and the Company may prepay all or any part of the amounts outstanding under this Note at any time before the maturity date without the express written consent of Mr. Lin. On April 7, 2010, the Company repaid the additional loan of $1,000,000 included in the New Note. In accounting for the New Note, the Company accrues an interest expense at an interest rate of 5% per annum, which is the market interest rate for USD denominated 2-year loans in China. The imputed interests for the year ended December 31, 2011 and 2010 was $166,667 and $187,500, respectively and was recorded as a capital contribution by Mr. Lin.

On August 16, 2011, the Company and Mr. Lin agreed to an amended and restated promissory note (the “Amended and Restated Note”) The Amended and Restated Note allowed for , the loan balance to be repaid by conversion of the balance into shares of the Company’s common stock at a conversion price of $5.4 per share. On August 16, 2011, Mr. Lin exercised this conversion right, received a total of 925,926 shares of the Company’s common stock .

CHINA INFORMATION TECHNOLOGY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 and 2009

6. RELATED PARTY BALANCES AND TRANSACTIONS (CONTINUED)

(b) Revenue - related party

Amounts earned from Yili and Kewen during the years ended December 31, 2011, 2010 and 2009 were as follows:

	2011	2010	2009
Revenue	$14,334	$630,975	$470,422
Cost of sales	-	(247,892)	(107,221)
Gross profit	$14,334	$383,083	$363,201

(c) Rental expenses- related party

Rental expenses to Mr. Lin during the years ended December 31, 2011, and 2010 were $248,653, and $110,795 respectively.

7. INVENTORIES

As of December 31, 2011 and 2010, inventories consist of:

	2011	2010
Raw materials	$5,488,149	$5,274,081
Work in Processes	4,102,102	227,455
Finished goods	4,327,818	4,700,253
Installations in process	8,399,191	9,730,077
Total	$22,317,260	$19,931,866

8. LONG-TERM INVESTMENTS

As of December 31, 2011 and 2010, long-term investments consist of:

	2011	2010

Tianhe Navigation and Communication Technology Co., Ltd. ("Tianhe")	$1,063,661	$2,006,802
Tianditu Co., Ltd (Tianditu)	1,259,200	1,213,600
Xiamen Yili Geo Information Technology Co., Ltd. ("Yili")	78,700	75,850
	$2,401,561	$3,296,252

Geo holds a 20% ownership interest in Tianhe. Although Geo owns 20% of Tianhe, Geo’s management does not have the ability to exercise significant influence over operating and financial policies of Tianhe due to the following factors:

a. The Company and Geo do not participate in the policy making, operations, or financial processes of Tianhe; b. There are no intercompany transactions between the Company or Geo and Tianhe ; c. There is no interchange of managerial personnel; d. The Company and Geo do not nominate or hold a board position at Tianhe ; and e. There is no technological or financial dependence between the Company or Geo and Tianhe .

Management regularly evaluates the impairment of cost method investments based on performance and financial position of the investee, as well as other evidence of market value. Such evaluation includes, but is not limited to, reviewing the investee’s cash position, recent financing, projected and historical financial performance, cash flow forecasts and financing needs. As of December 31, 2010, management determined that there was an other-than-temporary impairment in the value of its investment in Tianhe and recorded an impairment loss of approximately $855,000. As of December 31, 2011, management reassessed the possible impairment of the investment in Tianhe and determined that there was an other-than-temporary impairment in the value of its investment in Tianhe and recorded an additional impairment loss of approximately $1 million. The impairment loss is recorded in "Income From Operations" within the statements of Income.

Geo holds a 8% ownership interest in Tianditu which was set up in 2010 to provide online map service.

CHINA INFORMATION TECHNOLOGY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 and 2009

9. PROPERTY, PLANT AND EQUIPMENT

As of December 31, 2011 and 2010, property, plant and equipment consists of:

	2011	2010
Office building	$7,900,978	$7,559,941
Plant and machinery	29,822,707	27,900,717
Electronic equipment, furniture and fixtures	10,602,803	12,045,103
Motor vehicles	1,100,810	1,102,159
Purchased software	68,460,250	48,814,198
Total	117,887,548	97,422,118

Less: accumulated depreciation	(26,726,455)	(18,073,235)
Net Book Value	$91,161,093	$79,348,883

Depreciation expense for the years ended December 31, 2011, 2010, and 2009 was approximately $10.85 million, $7.72 million, and $4.07 million, respectively.

10. LAND USE RIGHTS AND INTANGIBLE ASSETS

(a) Deposits for purchase of land use rights

As of December 31, 2011, deposits for purchase of land use rights represent deposits paid for the purchases of land use rights in Dongguan City of approximately $18.88 million (RMB119.96 million), and additional land rights premiums paid for an increase in plot ratios under existing land use rights in Fuyong County of Shenzhen of approximately $8.68 million (RMB55.16 million).

(b) Land use rights

As of December 31, 2011 and 2010, land use rights consist of:

	2011	2010
Land use rights	$2,054,259	$1,979,867
Less: accumulated amortization	(97,643)	(50,673)
Land use rights, net	$1,956,616	$1,929,194

Amortization expense for the years ended December 31, 2011, 2010, and 2009 was approximately $44,000, $42,000 and $7,000, respectively.

Estimated amortization for the next five years and thereafter is as follows:

2012	$45,066
2013	45,066
2014	45,066
2015	45,066
2016	45,066
Thereafter	1,731,286
Total	$1,956,616

(c) Intangible assets

As of December 31, 2011 and December 31, 2010, intangible assets consist of:

	2011	2010
Software and software development costs	$9,489,011	$7,333,720
Technology	7,715,591	7,436,182
Trademarks	4,452,846	4,291,593
Customer base	316,374	304,917
Sub-Total	21,973,822	19,366,412
Less: accumulated amortization	(7,593,363)	(5,641,138)
Intangible assets, net	$14,380,459	$13,725,274

Amortization expense for the years ended December 31, 2011, 2010 and 2009 was approximately $1.71million, $1.75 million and $1.78 million, respectively.

CHINA INFORMATION TECHNOLOGY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 and 2009

10. LAND USE RIGHTS AND INTANGIBLE ASSETS (CONTINUED)

(c) Intangible assets (continued)

Estimated amortization expenses for the next five years and thereafter is as follows:

2012	$2,009,902
2013	1,463,774
2014	1,455,829
2015	1,453,181
2016	1,453,181
Thereafter	6,544,592
Total	$14,380,459

11. BANK LOANS

(a) Short-term bank loans

	2011	2010
Secured short-term loans (1)	$39,177,186	$33,051,066
Add: amounts due within one year under long-term loan contracts	1,806,271	2,275,500
Total short-term bank loans	$40,983,457	$35,326,566

(1) Detailed information of secured short-term loan balances as of December 31, 2011 and 2010 were as follows:

	2011	2010
Collateralized by land and office buildings	$14,260,441	$12,682,120
Secured by iASPEC’s trade receivables	2,990,600	979,982
Secured by Bocom’s trade receivables and guaranteed by the Company	1,056,182	320,432
Secured by Huipu’s trade receivables and guaranteed by the Company and Huipu	2,623,691	4,740,138
Guaranteed by IST	4,092,400	4,551,000
Secured by HPC’s trade receivables and guarnteed by IST	4,372,404	-
Guaranteed by Huipu	2,361,000	2,275,500
Guarnteed by the Company, CITH and Bocom	1,030,028	-
Guarnteed by IASPEC	6,390,440	-
Secured by Huipu’s trade receivables and guaranteed by the Company and Huipu’s formershareholder	-	5,741,894
Secured by HPC’s trade receivables and guaranteed by Huipu’s formershareholder	-	1,760,000
Total	$39,177,186	$33,051,066

(b) Long-term bank loans

	2011	2010
Secured long-term loans	$1,915,795	$8,138,705
Less: amounts due within one year under long-term loan contracts	(1,806,271)	(2,275,500)
Total long-term bank loans	$109,524	$5,863,205

As of December 31, 2011, the Company has borrowings from banks, expiring at various dates from January 19, 2012 to February 21, 2016, primarily used to finance working capital requirements. The bank borrowings are in the form of credit facilities. All amounts available to the Company from the banks are based on the amount of collateral pledged or the amount guaranteed by our subsidiaries. These borrowings bear interest rate at the range from 5.8% to 10% per annum. The weighted average interest rate on short term debt is approximately 7.37%, 5.41% and 5.45% for the years ended December 31, 2011, 2010 and 2009, respectively. The interest rates were above the prime interest rate declared by the People’s Bank of China with a range from 5% to 30%.

CHINA INFORMATION TECHNOLOGY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 and 2009

12. BILLS PAYABLE

The Company has total available bills payable facilities of $34.67 million and $19.19 million with various banks, of which $7.86 million and $2 million were unutilized as of December 31, 2011 and 2010 respectively. The funds borrowed under these facilities are generally repayable within 6 months. Bills payable are non-interest bearing and generally repaid within six months.

13. INCOME TAXES

Pre-tax income for the years ended December 31, 2011, 2010 and 2009 was taxable in the following jurisdictions:

	2011	2010	2009
PRC	$8,250,896	$48,017,784	$34,764,245
Others	1,123,432	(4,680,717)	(739,105)
Total income before income taxes	$9,374,328	$43,337,067	$34,025,140

United States

The Company was incorporated in Nevada and is subject to United States of America tax law. It is management’s intention to reinvest all the income attributable to the Company earned by its operations outside the United States of America (the “U.S.”). Accordingly, no U.S. corporate income taxes are provided in these consolidated financial statements.

BVI

Under the current laws of the BVI, dividends and capital gains arising from the Company’s investments in the BVI are not subject to income taxes.

PRC

Income tax expense consists of the following:

	2011	2010	2009
Current taxes	$2,498,523	$7,758,819	$5,156,165
Deferred taxes	(1,694,374)	104,618	(1,268,670)
Provision for income taxes	$804,149	$7,863,437	$3,887,495

The reconciliation of income taxes for income tax computed at the PRC federal statutory rate to income tax expenses is as follows:

	2011	2010	2009
PRC statutory tax rate	25%	25%	25%

Computed expected income tax expense	$2,343,582	$10,834,267	$8,506,285
Tax concession	(1,544,604)	(4,685,218)	(4,434,779)
Permanent differences	(172,271)	660,272	691,797
Non-deductible tax loss	158,541	1,249,916	145,647
Other differences	18,901	(195,800)	(1,021,455)

Income tax expenses	$804,149	$7,863,437	$3,887,495

CHINA INFORMATION TECHNOLOGY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 and 2009

13. INCOME TAXES (CONTINUED)

The significant components of deferred tax assets and deferred tax liabilities were as follows as at December 31, 2011 and December 31, 2010:

	December 31, 2011		December 31, 2010
	Deferred	Deferred	Deferred	Deferred
	Tax	Tax	Tax	Tax
	Assets	Liabilities	Assets	Liabilities
Fixed assets	$250,127	$(201,081)	$275,209	$(205,199)
Intangible assets	92,233	(1,164,599)	95,517	(1,619,235)
Inventory valuation	783,633	-	258,339	-
Allowance for doubtful accounts	1,706,184	-	1,191,001	-
Salary payable	43,102	-	47,174	-
Subsidy income	15,915	-	68,493	-
Long-term investments impairment	340,682	-	167,733	-
Loss carry-forwards	633,796	-	593,595	-
Gross deferred tax assets and liabilities	3,865,672	(1,365,680)	2,697,061	(1,824,434)

Valuation allowance	(633,796)	-	(593,595)	-

Total deferred tax assets and liabilities	$3,231,876	$(1,365,680)	$2,103,466	$(1,824,434)

The breakdown between current and long-term deferred tax assets and liabilities was as follows as of December 31, 2011 and December 31, 2010:

	December 31,	December 31,
	2011	2010
Current deferred tax assets	$2,548,834	$1,565,006
Current deferred tax liabilities	-	-
Long-term deferred tax assets	683,042	538,460
Long-term deferred tax liabilities	(1,365,680)	(1,824,434)

Total net deferred tax assets	$1,866,196	$279,032

The China Unified Corporate Income Tax Law (the “Unified Tax Law”) was released on March 6, 2007 and on November 28, 2007, the State Council of China passed the Implementing Rules for the EIT Law ("Implementing Rules"), both of which became effective on January 1, 2008, resulting in an increase in the PRC federal statutory tax rate to 25%. The Unified Tax Law is to be phased in over five years. Companies that were subject to an income tax of 15% in 2007 will pay 18% in 2008, 20% in 2009, 22% in 2010, 24% in 2011 and 25% from 2012.

Geo, iASPEC, Zhongtian, ISS and Bocom are all governed by the Income Tax Laws of the PRC, and are approved as high-technology enterprises subject to PRC enterprise income tax (“EIT”) at 15% in 2011. Huipu is subject to PRC EIT of 24% in 2011.

As a wholly-owned foreign investment enterprise, IST is entitled to enjoy a two-year tax exemption, followed by a 50% exemption for three years thereafter as approved by PRC tax authorities. Under the EIT Law, companies that were previously exempt from taxes or that had concessional rates are to retain their preferences until the original expiration date. The Unified Tax Law does not impact IST’s income tax qualification to enjoy a tax exemption in fiscal year 2011 and IST will continue to qualify for a 50% tax exemption. Therefore, IST is subjected to PRC EIT at 12% in 2011. EIT exemptions claimed by IST may become payable if IST were to dissolve within the next 10 years. However, management believes that the PRC tax authorities will not request payment of any such amounts.

CHINA INFORMATION TECHNOLOGY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 and 2009

13. INCOME TAXES (CONTINUED)

The Company recognizes that virtually all tax positions in the PRC are not free of some degree of uncertainty due to tax law and policy changes by the State. However, the Company cannot reasonably quantify political risk factors and thus must depend on guidance issued by current State officials.

Based on all known facts and circumstances and current tax law, the Company believes that the total amount of unrecognized tax benefits as of December 31, 2011, is not material to its results of operations, financial condition or cash flows. The Company also believes that the total amount of unrecognized tax benefits as of December 31, 2011, if recognized, would not have a material effect on its effective tax rate. The Company further believes that there are no tax positions for which it is reasonably possible, based on current Chinese tax law and policy, that the unrecognized tax benefits will significantly increase or decrease over the next 12 months producing, individually or in the aggregate, a material effect on the Company’s results of operations, financial condition or cash flows.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company did not have any accrued interest or penalty associated with any unrecognized tax benefits, nor was any interest expense recognized for the years ended 2011, 2010 and 2009.

Since the Company intends to reinvest its earnings to further expand its businesses in the PRC, PRC subsidiaries do not intend to declare dividends to their immediate parent companies in the foreseeable future. Accordingly, the Company has not recorded any withholding tax on the cumulative amount of distributed and undistributed retained earnings. Should the Company’s PRC subsidiaries distribute all of their profits generated after December 31, 2007, the aggregate withholding tax amount would have been approximately $9.32 million and $7.71 million as of December 31, 2011 and December 31, 2010, respectively

14. RESERVE AND DISTRIBUTION OF PROFIT

In accordance with relevant PRC regulations and the Articles of Association of our PRC subsidiaries, our PRC subsidiaries are required to allocate at least 10% of their annual after-tax profits determined in accordance with PRC statutory financial statements to a statutory general reserve fund until the amounts in the fund reaches 50% of the entity’s registered capital. As of December 31, 2011, the balance of the general reserve is $14.49 million and has not reached 50% of the company’s subsidiaries’ registered capital.

Under applicable PRC regulations, the Company may pay dividends only out of the accumulated profits, if any, determined in accordance with PRC accounting standards and regulations, which do not differ significantly from amounts reported in the consolidated financial statements. As the statutory reserve funds can only be used for specific purposes under PRC laws and regulations, the general reserves are not distributable as cash dividends.

Our after-tax profits or losses with respect to the payment of dividends out of accumulated profits and the annual appropriation of after-tax profits as calculated pursuant to PRC accounting standards and regulations do not result in significant differences as compared to after-tax earnings as presented in our financial statements. However, there are certain differences between PRC accounting standards and regulations and U.S. generally accepted accounting principles, arising from the different treatment of items such as amortization of intangible assets, and changes in the fair value of contingent consideration arising from business combinations.

15. EQUITY

(a) Issuance of new shares

On February 2, 2009, the Company issued 30,000 shares of common stock in connection with the Equity Incentive Plan (see (c) below).

On February 23, 2009, the Company issued 640,404 shares of common stock in connection with the acquisition of Zhongtian.

On March 10, 2009, the Company repurchased 3,000 shares of common stock on the open market and hold such shares as treasury stock.

CHINA INFORMATION TECHNOLOGY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 and 2009

15. EQUITY (CONTINUED)

On November 11, 2009, the Company issued 550,965 shares of common stock in connection with the acquisition of Topwell and Huipu.

On January 12, 2010, the Company issued 826,017 shares of common stock to certain purchasers at $12.3 per share, for the purpose of funding the Company with working capital. The purchasers also received from the Company additional warrants to purchase an aggregate of 406,504 shares of common stock at an exercise price of $12.3. The warrants expired 45 days after the initial issuance date.

On January 12, 2010 and September 25, 2010, the Company granted 106,681 and 125,000 shares, respectively of the Company’s common stocks as compensation under the Plan. (see (c) below).

On January 21, 2010, warrants to purchase 20,625 shares of common stock were exercised at an exercise price of $12.3 per share.

On February 8, 2011, the Company issued 125,000 shares of common stock to eligible employees in connection with the Equity Incentive Plan (see (c) below).

On May 3, 2011, upon achievement of 2010 earn out targets, the Company issued 165,289 shares of common stock valued at $1.7 million in connection with the acquisition of Huipu .

On August 16, 2011, the Company issued a total of 925,926 shares of the Company’s common stock at a conversion price of $5.4 per share upon conversion of the $5 million shareholder’s loan.

On August 30, 2011, the Company waived the requirement for earn out targets by Huipu for fiscal years 2011 and 2012 and issued 344,353 shares of the Company’s common stock valued at $964,000 in connection with the acquisition of Huipu .

(b) Repurchase of common shares

On September 16, 2011, the Company announced a $5 million share repurchase program. The amount, timing and extent of any repurchases will depend on market conditions, the trading price of the Company’s common stock and other factors and will be subject to restrictions relating to volume, price and timing under applicable law, including Rule 10b-18 promulgated under the Securities Exchange Act of 1934, as amended. The Company expects to implement this share repurchase program over the next 12 months, in a manner consistent with market conditions and the interests of shareholders. Repurchases may be in open-market transactions or through privately negotiated transactions, and the repurchase program may be expanded by the Board of Directors in the future. The repurchases will be funded with available cash on hand. Any shares of common stock repurchased under the program will be returned to the treasury.

During the fiscal year ended December 31, 2011, a net total of 357,627 shares of the Company’s common stock were repurchased in accordance with the program at a cost of $684,000.

(c) Stock-based compensation

Effective September 13, 2007, the Board of Directors of the Company adopted the China Information Technology, Inc. 2007 Equity Incentive Plan (the “Plan”). The Plan provides for grants of stock options, stock appreciation rights, performance units, restricted stock, restricted stock units and performance shares. A total of 4,000,000 shares of the Company’s common stock may be issued pursuant to awards granted under the Plan.

On February 2, 2009, the Company granted eligible employees a total of 30,000 shares of the Company’s common stock as compensation under the Plan. The fair value of these shares of approximately $1.27 million, based on the quoted market price, was accrued as of December 31, 2009 as the compensation was for services provided in 2009.

CHINA INFORMATION TECHNOLOGY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 and 2009

15. EQUITY (CONTINUED)

On January 12, 2010, the Company granted eligible employees a total of 106,681 shares of the Company’s common stock as compensation under the Plan.

On September 25, 2010, the Company granted eligible employees a total of 125,000 shares of the Company’s common stock as compensation under the Plan. The fair value of these shares of approximately $1.13 million based on the quoted market price was recognized as stock-based compensation for the year ended December 31, 2010.

On February 8, 2011, the Company granted eligible employees a total of 125,000 shares of the Company’s common stock as compensation under the Plan. The fair value of these shares of approximately $1.10 million, based on the quoted market price, was accrued as of December 31, 2010 as the compensation was for services provided on 2010.

16. CONSOLIDATED SEGMENT DATA

	2011	2010	2009
Revenues(1)
IT Segment	$68,281,729	$113,700,273	$89,665,844
DT Segment	46,253,824	50,145,324	11,330,250
	$114,535,553	$163,845,597	$100,996,094

(1) Revenues by operating segments exclude intercompany transactions.

	2011	2010	2009
Income from operations:
IT Segment	$13,528,609	$43,440,630	$33,626,998
DT Segment	(3,294,203)	4,051,628	1,045,363
Corporate and others(2)	(707,273)	(4,928,806)	(2,515,918)
Income from operations	9,527,133	42,563,452	32,156,443

Corporate other income (expenses), net	2,478,411	2,186,563	1,986,717
Corporate interest income	317,190	126,459	270,666
Corporate interest expense	(2,948,406)	(1,539,407)	(388,686)
Income from continuing operations before income taxes	9,374,328	43,337,067	34,025,140

Income tax expense	(804,149)	(7,863,437)	(3,887,495)

Net income	8,570,179	35,473,630	30,137,645

Net income attributable to the non-controlling interest	(660,781)	(1,071,626)	(43,076)
Net income attributable to the Company	$7,909,398	$34,402,004	30,094,569

(2) Includes non-cash compensation, professional fees and consultancy fees for the Company.

Non-cash employee compensation by segment for the years ended December 31, 2011, 2010, and 2009 are as follows:

	2011	2010	2009
Non-cash employee compensation:
IT Segment	$-	$764,802	$510,406
DT Segment	-	374,518	268,314
Corporate and others(2)	-	1,990,680	674,390
	$-	$3,130,000	$1,453,110

CHINA INFORMATION TECHNOLOGY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 and 2009

16. CONSOLIDATED SEGMENT DATA (CONTINUED)

Depreciation and amortization by segment for the years ended December 31, 2011, 2010 and 2009 are as follows:

	2011	2010	2009
Depreciation and amortization:
IT Segment	$7,967,090	$7,156,779	$5,320,747
DT Segment	4,605,605	2,309,879	491,817
Corporate and others	38,944	42,910	43,000
	$12,611,639	$9,509,568	$5,855,564

	2011	2010	2009
Provisions for losses on accounts receivable:
IT Segment	$3,876,572	$2,721,378	$2,662,816
DT Segment	195,834	930,758	103,021
	$4,072,406	$3,652,136	$2,765,837

	2011	2010	2009
Inventory impairment:
IT Segment	$647,073	$252,249	$100,784
DT Segment	3,980,525	126,370	82,930
	$4,627,598	$378,619	$183,714

	2011	2010	2009
Long-term investment impairment:
IT Segment	$1,002,755	$855,176	$233,211
DT Segment	-	-	-
	$1,002,755	$855,176	$233,211

	2011	2010	2009
Investment in long-lived assets
IT Segment	$14,902,240	$33,296,219	$18,539,209
DT Segment	3,722,136	26,533,928	973,244
Corporate and others	2,314	-	1,153
	$18,626,690	$59,830,147	$19,513,606

Total assets by segment as at December 31, 2011 and 2010 are as follows:

	2011	2010
Total assets
IT Segment	$205,623,157	$209,739,372
DT Segment	155,559,917	129,533,782
Corporate and others	609,068	128,570
	$361,792,142	$339,401,724

17. COMMITMENTS AND CONTINGENCIES

iASPEC, Bocom , Zhongtian , Geo and HPC lease offices, employee dormitories and factory space in Shenzhen, Guangzhou, Beijing and Dongguan in the PRC, under lease agreements that will expire on various dates through September 2013. For the Years ended December 31, 2011 and 2010, the rent expenses were approximately $468,000 and $380,000, respectively.

Future minimum lease payments under these lease agreements are as follows:

2012	347,781
2013	159,635
Total	$507,416

On July 9, 2010, the Company entered into an agreement with the municipal government of Dongguan City, to purchase a land use right for a land of 101,764 square meters at a consideration of approximately $24.18 million (RMB 153.6 million) to be paid in cash in installments. As of December 31, 2011, the Company paid deposits of approximately $18.88 million (RMB 119.96 million). The Company will pay the remaining contracted amount within year 2012.

18. SUBSEQUENT EVENT

On February 27, 2012, Zhongtian, increased its registered capital from RMB40.7 million (approximately $6.4 million) to RMB42.5 million (approximately $6.7 million). The RMB1.8 million (approximately $0.3 million) was contributed by a new shareholder. The new shareholder is the Company under the control by the managements of Zhongtian. As a result of the capital increase, the equity interest owned by iASPEC in Zhongtian was reduced from 81.65% to 78.21%, and the management team of Zhongtian now holds 21.79% of the equity interest in Zhongtian.

On March 1, the Company announced that it has filed a Certificate of Change pursuant to Section 78.209 of the Nevada Revised Statutes with the Nevada Secretary of State to effect a one (1)-for-two (2) reverse stock split of the authorized and issued and outstanding Common Stock, par value $0.01 per share, of the Company. The reverse stock split will be effective at the market opening on March 2, 2012, at which time the Company’s Common Stock will begin trading on the NASDAQ Stock Market on a split-adjusted basis.

EXHIBIT INDEX

Exhibit No.	Description
3.1

Amended and Restated Articles of Incorporation of the Company as filed with the Secretary of State of Nevada, as amended to date (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K filed by the Company on March 8, 2011)

3.2	Bylaws of the Company, adopted on February 13, 2008 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the Company on April 7, 2008)
3.3

Certificate of Change Pursuant to NRS 78.209 of the Company as filed with the Secretary of State of Nevada (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company on March [2], 2012)

4.1	China Information Security Technology, Inc. 2007 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on June 13, 2007)
10.1

Form of Securities Purchase Agreement, dated January 7, 2010, among the Company and the investors signatory thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on January 7, 2010)

10.2

Placement Agency Agreement, between the Company and Rodman & Renshaw, LLC, dated January 7, 2010 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the Company on January 7, 2010)

10.3	Form of Securities Purchase Agreement, dated October 25, 2007 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on October 25, 2007)
10.4

Securities Purchase Agreement, dated January 16, 2007, among the Company and the investors signatory thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on January 17, 2007)

10.5

Amendment No. 1 to the Securities Purchase Agreement, dated January 31, 2007, among the Company and the investors signatory thereto (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the Company on February 1, 2007)

10.6

Rescission; Termination and Share Exchange Agreement, dated January 31, 2007, among iASPEC Software Co., Ltd., its shareholders signatories thereto, including Jiang Huai Lin, Information Security Technology (China) Co., Ltd., China Information Technology Holdings Limited and the Company (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by the Company on February 1, 2007)

10.7

Amended and Restated Business Turnkey Agreement, dated as of January 31, 2007, by and between Information Security Technology (China) Co., Ltd. and iASPEC Software Co., Ltd. and its shareholders party thereto (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed by the Company on February 1, 2007)

10.8

Management Service Agreement, dated as of August 1, 2007, among Information Security Technology (China) Co., Ltd., iASPEC Software Co., Ltd., Jiang Huai Lin and Jin Zhu Cai (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on August 6, 2007)

10.9

Amended and Restated Management Services Agreement, dated as of December 13, 2009, among Information Security Technology (China) Co., Ltd., iASPEC Software Co., Ltd. and Jiang Huai Lin (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by the Company on December 17, 2009)

10.10	Guaranty, dated August 1, 2007, by Jiang Huai Lin and Jin Zhu Cai (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the Company on August 6, 2007)
10.11

Purchase Option Agreement, dated August 1, 2007, among Information Security Technology (China) Co., Ltd., iASPEC Software Co., Ltd., Jiang Huai Lin and Jin Zhu Cai (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by the Company on August 6, 2007)

Exhibit No.	Description
10.12

Notice of Termination, dated August 1, 2007, among Information Security Technology (China) Co., Ltd., iASPEC Software Co., Ltd., Jiang Huai Lin and Jin Zhu Cai (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by the Company on August 6, 2007)

10.13

Letter Agreement, dated as of September 12, 2007, among Information Security Technology (China) Co., Ltd., iASPEC Software Co., Ltd., Jiang Huai Lin and Jin Zhu Cai (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form SB-2/A filed by the Company on September 14, 2007)

10.14

Share Purchase Agreement, dated as of November 7, 2007, by and among China Information Technology Holdings Limited, Cheer Crown International Investment Limited, the Company, and Dongwei Gao (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on November 9, 2007)

10.15

Share Purchase Agreement, dated as of December 9, 2007, by and among China Information Technology Holdings Limited, Bocom Venture Inc. and the Company (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on December 13, 2007)

10.16

Share Purchase and Increase Capital Agreement, dated as of February 16, 2008, by and among iASPEC Software Co., Ltd., Wuhan Wuda Venture Capital Co., Ltd., Wuhan Wuda Geoinformatics Co., Ltd. and Song Ai Hong (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on February 19, 2008)

10.17

Share Purchase and Increase Capital Agreement, dated as of February 16, 2008, by and among iASPEC Software Co., Ltd. and Li Wei (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on February 19, 2008)

10.18

Share Purchase Agreement, dated as of September 23, 2008, by and among China Information Technology Holdings Limited, Wide Peace International Investments Limited and the Company (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the Company on July 3, 2008)

10.19

Equity Transfer Agreement, dated August 1, 2008, by and between Jiang Huai Lin and Jin Zhu Cai (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the Company on August 3, 2008)

10.20

Share Purchase Agreement, dated August 28, 2009, by and among China Information Technology Holdings Limited, HPC Electronics (China) Company Limited, Rita Kwai Fong Leung and the Company (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on August 31, 2009)

10.21

First Amendment to Stock Purchase Agreement, dated August 26, 2011, by and among China Information Technology Holdings Limited, HPC Electronics (China) Company Limited, Rita Kwai Fong Leung and the Company (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on August 30, 2011)

10.22

Equity Transfer Agreement, dated May 5, 2011, between Kwong Tai International Technology Ltd. and iASPEC Software Company, Ltd. (English Translation) (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on May 12, 2011)

10.23

Purchase Contract between Dell (China) Company Limited and Information Security Software (China) Company Ltd., dated January 1, 2008 (incorporated by reference to Exhibit 10.26 to the Annual Report on Form 10-K/A filed by the Company on August 12, 2009)

10.24

General Purchase Contract between Huipu Electronics (Shenzhen) Co., Ltd. and iASPEC Software Co., Ltd., dated August 26, 2008 (incorporated by reference to Exhibit 10.27 to the Annual Report on Form 10-K/A filed by the Company on November 18, 2009)

10.25

Purchase Contract between iASPEC Software Co., Ltd. and Huipu Electronic (Shenzhen) Co., Ltd., dated September 15, 2008 (incorporated by reference to Exhibit 10.25 to the Annual Report on Form 10-K/A filed by the Company on November 18, 2009)

10.26

Sales Contract for Digital Court Storage System between the Shenzhen Intermediate People’s Court and iASPEC Software Co., Ltd., dated April 3, 2008 (incorporated by reference to Exhibit 10.28 to the Annual Report on Form 10-K/A filed by the Company on November 18, 2009)

Exhibit No.	Description
10.27	Form of Employment Agreement (English Translation) (incorporated by reference to Exhibit 10.7 to the Annual Report on Form 10-KSB filed by the Company on April 16, 2007)
10.28	Form of Non-Disclosure Agreement (English Translation) (incorporated by reference to Exhibit 10.8 to the Annual Report on Form 10-KSB filed by the Company on April 16, 2007)
10.29	Form of Independent Director Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8- K filed by the Company on August 16, 2007)
10.30	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the Company on August 16, 2007)
10.31

Employment Agreement, dated January 25, 2007, between the Company and Jiang Huai Lin (incorporated by reference to Exhibit 10.29 to the Annual Report on Form 10-K/A filed by the Company on August 12, 2009)

10.32

Employment Agreement, dated August 11, 2009, between the Company and Jackie You Kazmerzak (incorporated by reference to Exhibit 10.29 to the Annual Report on Form 10-K filed by the Company on March 8, 2011)

10.33

Employment Agreement, dated August 12, 2008, between the Company and Zhi Xiong Huang (incorporated by reference to Exhibit 10.32 to the Annual Report on Form 10-K/A filed by the Company on August 12, 2009)

10.34

Employment Agreement, dated August 12, 2008, between the Company and Zhiqiang Zhao (incorporated by reference to Exhibit 10.33 to the Annual Report on Form 10-K/A filed by the Company on August 12, 2009)

10.35*	Employment Contract between the Company and Daniel K. Lee (English translation)
14	Amended and Restated Code of Ethics, adopted on December 25, 2007 (incorporated by reference to Exhibit 14 to the Annual Report on Form 10-K filed by the Company on March 31, 2008)
21*	List of subsidiaries of the registrant
31.1*	Certifications of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certifications of Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1*	Certification of Chief Executive Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2*	Certification of Chief Financial Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101*	Interactive data files pursuant to Rule 405 of Regulation S-T (furnished herewith).

* Filed or furnished herewith.

ANNEX D

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

(Mark One)

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended: March 31, 2012

[  ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from ____________to _____________

Commission File Number: 001-34076

CHINA INFORMATION TECHNOLOGY, INC.
 (Exact Name of Registrant as Specified in Its Charter)

Nevada	98-0575209
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

21st Floor, Everbright Bank Building
Zhuzilin, Futian District
 Shenzhen, Guangdong, 518040
People’s Republic of China
(Address of principal executive offices, Zip Code)

(+86) 755 -8370-8333
(Registrant’s telephone number, including area code)

_____________________________________________________
(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes [X]          No [  ]

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

Yes [X]          No [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [X]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Yes [  ]          No [X]

The number of shares outstanding of each of the issuer’s classes of common stock, as of May 4, 2012 is as follows:

Class of Securities	Shares Outstanding
Common Stock, $0.01 par value	27,007,608

D-i

Quarterly Report on Form 10-Q

TABLE OF CONTENTS

PART I
FINANCIAL INFORMATION

Item 1.	Financial Statements.	D-1
Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	D-21
Item 3.	Quantitative and Qualitative Disclosures About Market Risk.	D-30
Item 4.	Controls and Procedures.	D-30

PART II
OTHER INFORMATION

Item 1.	Legal Proceedings	D-31
Item 1A.	Risk Factors.	D-31
Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds.	D-31
Item 3.	Defaults Upon Senior Securities	D-32
Item 4.	Mine Safety Disclosures	D-32
Item 5.	Other Information.	D-32
Item 6.	Exhibits	D-32

D-ii

PART I FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS.

CHINA INFORMATION TECHNOLOGY, INC.
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

Contents	Page(s)
Condensed Consolidated Balance Sheets	D-2
Condensed Consolidated Statements of (Loss) Income	D-3
Condensed Consolidated Statements of Comprehensive (Loss) Income	D-4
Condensed Consolidated Statement of Changes in Equity	D-5
Condensed Consolidated Statements of Cash Flows	D-6
Notes to Condensed Consolidated Financial Statements	D-7 - D-20

CHINA INFORMATION TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
MARCH 31, 2012 AND DECEMBER 31, 2011
Expressed in U.S. dollars (Except for share amounts)
		March 31	December 31
		2012	2011
	NOTES	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents		$7,600,800	$14,019,634
Restricted cash		11,043,299	12,538,049
Accounts receivable:
Billed, net of allowance for doubtful accounts of $10,296,000 and $9,373,000, respectively		22,791,406	31,117,415
Unbilled		82,247,636	72,225,044
Bills receivable		334,541	247,338
Advances to suppliers		6,593,778	5,020,747
Amounts due from related parties	6	239,569	22,823
Inventories, net of provision of $5,387,000 and $5,224,000, respectively	7	25,042,389	22,317,260
Other receivables and prepaid expenses		8,341,022	9,603,954
Deferred tax assets	12	2,740,487	2,548,834
TOTAL CURRENT ASSETS		166,974,927	169,661,098

Deposit for purchase of land use rights	10(a)	27,739,710	27,564,586
Long-term investments	8	2,416,819	2,401,561
Property, plant and equipment, net	9	89,068,915	91,161,093
Land use rights, net	10(b)	1,957,709	1,956,616
Intangible assets, net	10(c)	14,497,630	14,380,459
Goodwill		54,346,040	53,983,687
Deferred tax assets	12	669,208	683,042
TOTAL ASSETS		$357,670,958	$361,792,142

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Short-term bank loans	11 $	35,001,363	$40,983,457
Accounts payable		20,690,465	19,013,509
Bills payable		24,806,687	27,399,393
Advances from customers		5,207,919	6,403,966
Amounts due to related parties	6	621,835	593,617
Accrued payroll and benefits		2,574,306	3,060,384
Other payables and accrued expenses		12,728,599	6,784,353
Income tax payable	12	3,559,753	3,525,949
TOTAL CURRENT LIABILITIES		105,190,927	107,764,628

Long-term bank loans	11	100,722	109,524
Amounts due to related parties, long-term portion	6	12,704	12,624
Deferred tax liabilities	12	1,336,669	1,365,680
TOTAL LIABILITIES		106,641,022	109,252,456

COMMITMENTS AND CONTINGENCIES

EQUITY
Common stock, par $0.01; authorized capital 100,000,000 shares; shares issued and outstanding 2012: 27,007,608 shares, 2011: 27,230,835 shares		286,326	286,326
Treasury stock, 2012: 584,231 shares, 2011: 360,627at cost		(1,011,091)	(695,514)
Additional paid-in capital		101,261,307	101,261,307
Reserve		14,488,533	14,488,533
Retained earnings		92,618,690	95,600,619
Accumulated other comprehensive income		21,446,108	19,925,259
Total equity of the Company		229,089,873	230,866,530
Non-controlling interest		21,940,063	21,673,156
Total equity		251,029,936	252,539,686

TOTAL LIABILITIES AND EQUITY		$357,670,958	$361,792,142

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

CHINA INFORMATION TECHNOLOGY, INC. CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME THREE MONTHS ENDED MARCH 31, 2012 AND 2011 Expressed in U.S. dollars (Except for share amounts) (Unaudited)

		Three Months	Three Months
		Ended	Ended
		March 31,	March 31,
	NOTES	2012	2011
Revenue - Products		$6,037,489	$8,006,993
Revenue - Software		6,366,430	13,891,525
Revenue - System integration		3,576,377	4,920,500
Revenue - Others		299,693	129,730
TOTAL REVENUE		16,279,989	26,948,748

Cost - Products sold		4,719,407	5,810,023
Cost - Software sold		2,897,949	4,249,606
Cost - System integration		2,641,726	3,143,157
Cost - Others		239,225	91,122
TOTAL COST		10,498,307	13,293,908

GROSS PROFIT		5,781,682	13,654,840

Administrative expenses		(5,648,632)	(2,504,307)
Research and development expenses		(1,481,027)	(733,330)
Selling expenses		(1,860,628)	(1,502,150)
(LOSS) INCOME FROM OPERATIONS		(3,208,605)	8,915,053

Subsidy income		393,780	30,440
Other income, net		467,653	833,780
Interest income		76,676	95,006
Interest expense		(828,186)	(699,706)
(LOSS) INCOME BEFORE INCOME TAXES		(3,098,682)	9,174,573

Income tax benefit (expense)	12	27,001	(1,080,518)
NET (LOSS) INCOME		(3,071,681)	8,094,055

Less: Net loss attributable to the non-controlling interest		211,883	128,278

NET (LOSS) INCOME ATTRIBUTABLE TO THE COMPANY	3	$(2,859,798)	$8,222,333

Weighted average number of shares

Basic	3	27,048,521	26,265,405

Diluted	3	27,048,521	26,265,405

Earnings (loss) per share - Basic and Diluted
Basic - Net (loss) income attributable to the Company’s common stockholders		$(0.11)	$0.31
Diluted - Net (loss) income attributable to the Company’s common stockholders		$(0.11)	$0.31

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

CHINA INFORMATION TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011
Expressed in U.S. dollars
(Except for share amounts)
(Unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2012	2011
Net (loss) income	$(3,071,681)	$8,094,055
Other comprehensive (loss) income:
Foreign currency translation gain	1,594,075	1,572,519
Comprehensive (loss) income	(1,477,606)	9,666,574
Comprehensive loss attributable to the non-controlling interest	138,657	77,818
Comprehensive (loss) income attributable to the Company	$(1,338,949)	$9,744,392

CHINA INFORMATION TECHNOLOGY, INC
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
THREE MONTHS ENDED MARCH 31, 2012
Expressed in U.S. dollars
(Except for share amounts)
(Unaudited)

								Accumulated
	Common stock		Treasury stock		Additional			other	Non
	Par value $0.01		Par value $0.01		Paid-in		Retained	comprehensive	controlling
	Shares	Amount	Shares	Amount	Capital	Reserve	earnings	income	interest	Total
BALANCE AS AT DECEMBER 31, 2011	27,591,462	$286,326	(360,627)	$(695,514)	$101,261,307	$14,488,533	$95,600,619	$19,925,259	$21,673,156	$252,539,686

Purchase of treasury stock (Note 14)	-	-	(223,604)	(315,577)	-	-	-	-	-	(315,577)
Rounding impact of Share changes due to one for two reverse stock split of common stock	377	-	-	-	-	-	-	-	-	-
Net loss for the period	-	-	-	-	-	-	(2,859,798)	-	(211,883)	(3,071,681)
Capital injection to Zhongtian by minority shareholders	-	-	-	-	-	-	-	-	283,433	283,433
Changes in an Ownership Interest in Zhongtian	-	-	-	-	-	-	(122,131)	-	122,131	-
Foreign currency translation gain	-	-	-	-	-	-	-	1,520,849	73,226	1,594,075
BALANCE AS AT MARCH 31, 2012	27,591,839	$286,326	(584,231)	$(1,011,091)	$101,261,307	$14,488,533	$92,618,690	$21,446,108	$21,940,063	$251,029,936

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

CHINA INFORMATION TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 2012 AND 2011
Expressed in U.S. dollars
(Unaudited)
	Three Months	Three Months
	Ended	Ended
	March 31, 2012	March 31, 2011
OPERATING ACTIVITIES
Net (loss) income	$(3,071,681)	$8,094,055
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (recovery) for losses on accounts receivable and other current assets	781,955	(866,161)
Depreciation	2,989,548	2,471,967
Amortization of intangible assets and land use rights	458,487	456,221
(Gain) loss on disposal of property, plant and equipment, net	(7,289)	11,074
Provision for obsolete inventories	1,057,033	266,658
Change in fair value of contingent consideration	-	(1,178,375)
Change in deferred income tax	(195,466)	(113,687)
Impairment of long-term investments	-	548,845
Imputed interests in relation to shareholder’s loan	-	62,500
Changes in operating assets and liabilities, net of effects of business acquisitions
Decrease in restricted cash	346,883	1,133,647
(Increase) decrease in accounts receivable	(1,908,668)	139,635
(Increase) in advances to suppliers	(1,440,889)	(3,801,954)
Decrease (increase) in other receivables and prepaid expenses	1,224,617	(1,444,804)
Increase in inventories	(3,687,425)	(8,377,510)
(Decrease) increase in accounts payable and bills payable	(1,213,669)	4,853,698
(Decrease) increase in advances from customers	(1,239,856)	107,117
(Decrease) increase in amounts due to/from related parties	(210,224)	1,426,360
Increase (decrease) in accrued expenses and other liabilities	5,416,757	(1,751,438)
(Increase) decrease in income tax payable	11,979	(137,684)
Net cash ( used in) provided by operating activities	(687,908)	1,900,164

INVESTING ACTIVITIES
Proceeds from sales of property and equipment	8,662	-
Purchases of property, plant and equipment	(313,820)	(334,364)
Capitalized and purchased software development costs	(472,993)	(441,182)
Dividends received	79,368	-
Deposit for land-use-rights	-	(2,237,340)
Net cash used in investing activities	(698,783)	(3,012,886)

FINANCING ACTIVITIES
Borrowings under short-term loans	15,994,996	27,350,005
Capital injection to Zhongtian by minority shareholders	283,433	-
Repayment of short-term loans	(22,237,204)	(27,411,314)
Repayment of long-term loans	(8,894)	(570,750)
Purchase of treasury stock	(315,577)	-
Decrease (increase) in restricted cash in relation to bank borrowings	1,231,501	(827,683)
Net cash used in financing activities	(5,051,745)	(1,459,742)

Effect of exchange rate changes on cash and cash equivalents	19,602	86,446
NET DECREASE IN CASH AND CASH EQUIVALENTS	(6,418,834)	(2,486,018)
CASH AND CASH EQUIVALENTS, BEGINNING	14,019,634	18,166,857
CASH AND CASH EQUIVALENTS, ENDING	$7,600,800	$15,680,839
Supplemental disclosure of cash flow information:
Cash paid during the period
Income taxes	$209,740	$1,342,979
Interest paid	$807,734	$658,460

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

CHINA INFORMATION TECHNOLOGY, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

China Information Technology Inc (the “Company” or “CNIT”), together with its subsidiaries, is a total solutions provider of information and display technology products and services in the People’s Republic of China (“PRC”). The Company’s total solutions include specialized software, hardware, systems integration, and related services. These services are provided through the Company’s wholly-owned PRC subsidiaries, Information Security Technology (PRC) Co., Ltd ("IST"), Information Security Software (China) Co., Ltd (formerly, Information Security Development Technology Co., Ltd), or "ISS," Shenzhen Bocom Multimedia Display Technology Co., Ltd ("Bocom"), and Huipu Electronics (Shenzhen) Co., Ltd (“Huipu”), and through the Company’s variable interest entity ("VIE"), iASPEC Software Company Limited ("iASPEC"), and its subsidiaries, Wuda Geoinformatics Co., Ltd ("Geo"), Shenzhen Zhongtian Development Company Ltd (“Zhongtian”) and Shenzhen iASPEC Software Company Limited ("SZ iASPEC") .

The operating results of Bocom, Geo, Zhongtian and Huipu have been included in the Company’s consolidated financial statements since February 1, 2008, April 1, 2008, November 1, 2008, and November 1, 2009, their respective acquisition dates.

The interim condensed consolidated financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein. The condensed consolidated statements of (loss) income for the three months ended March 31, 2012 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2012. The condensed consolidated balance sheet at December 31, 2011 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the U.S. for complete financial statements. For further information, refer to the Consolidated Financial Statements and Notes thereto of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. It is suggested that these interim consolidated financial statements be read in conjunction with the financial statements of the Company and related notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and notes thereto. The Company follows the same accounting policies in the preparation of interim reports.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Consolidation

The condensed consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles. The condensed consolidated financial statements include the accounts of the Company, its subsidiaries and its VIE for which the Company is the primary beneficiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

(b) Foreign Currency Translation

The functional currency of the US and British Virgin Islands (“BVI”) companies is the United States dollar. The functional currency of the Company’s Hong Kong subsidiaries is the Hong Kong dollar.

The functional currency of the Company’s wholly-owned PRC subsidiaries and its VIE is the Chinese Renminbi Yuan, (“RMB”). RMB is not freely convertible into foreign currencies. The Company’s PRC subsidiaries and their VIE’s financial statements are maintained in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Exchange gains or losses arising from foreign currency transactions are included in the determination of net (loss) income for the respective periods.

For financial reporting purposes, the financial statements of the Company have been translated into United States dollars. Assets and liabilities are translated at exchange rates at the balance sheet dates and revenue and expenses are translated at average exchange rates, and equity is translated at historical exchange rates. Any resulting translation adjustments are not included in determining net income but are included in foreign exchange adjustment to other comprehensive (loss)  income, a component of equity.

CHINA INFORMATION TECHNOLOGY, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(c) Revenue Recognition

The Company generates its revenues primarily from three sources, (1) hardware sales, (2) software sales, and (3) system integration services. The Company’s revenue recognition policies are in accordance with SEC Staff Accounting Bulletin No. 104, "Revenue Recognition" and Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) No.605-35 ("FASB ASC 605-35").

Revenues from hardware products are recognized only when persuasive evidence of an arrangement exists, delivery has occurred and upon receipt of customers’ acceptance, the price to the customer is fixed or determinable in accordance with the contract, and collectability is reasonably assured.

Software revenues are generated from fixed-price contracts which include the development of software products, and services to customize such software to meet customers’ needs. Generally, when the services are determined to be essential to the functionality of the delivered software, revenue is recognized using the percentage of completion method of accounting in accordance with FASB ASC 605-35. The percentage of completion for each contract is estimated based on the ratio of direct labor hours incurred to total estimated direct labor hours. The Company provides post contract support (PCS), which includes telephone technical support, which is not essential to the functionality of the software. Although vendor-specific objective evidence does not exist for PCS, because (1) the PCS fees are included in the total contract amount, (2) the PCS service period is for less than one year, (3) the estimated cost of providing PCS is not significant, and (4) unspecified upgrades and enhancements offered are minimal and infrequent; the Company recognizes PCS revenue after delivery and customer acceptance.

System integration revenues are generated from fixed-price contracts which provide for software development and hardware integration, which involves more than minor modifications to the functionality of the software and hardware products. Accordingly, system integration revenues are accounted for in accordance with FASB ASC 605-35, using the percentage of completion method of accounting. The percentage of completion for each contract is estimated based on the ratio of costs incurred to total estimated costs. Contract periods are usually less than six months, and typical contract periods for PCS are 12 months.

System integration projects are billed in accordance with contract terms, which typically require partial payment at the signing of the contract, at delivery and customer acceptance dates, with the remainder due within a stated period of time not exceeding 12 months. Occasionally, the Company enters into contracts which allow a percentage of the total contract price to be paid one to three years after completion of the system integration project. Revenues on these extended payments are recognized upon completion of the terms specified in the contract and when collectability is reasonably assured.

No rights of return are allowed except for non-conforming products, which have been insignificant based on historical experiences. If non-conforming products are returned due to software issues, the Company will provide upgrades or additional customization to suit customers’ needs. In cases where non-conformity is a result of integrated hardware, the Company returns the hardware to the original vendor for replacement.

(d) Accounts receivable

The Company evaluates the creditworthiness of each customer before accepting them and continuously monitors their recoverability. If there are any indicators that the customer may not make payment, then we may consider making provision for impairment for that particular customer. At the same time, we may cease further sales or services to such customer. The following are some of the factors that we will consider in determining whether to discontinue sales or revenue recognition:

  the customer fails to comply with its payment schedule;

  the customer is in serious financial difficulty;

  a significant dispute with the customer has occurred regarding job progress or other matters;

   the customer breaches any of the contractual obligations;

  the customer appears to be financially distressed due to economic or legal factors;

  the business between the customer and the Company is not active; and

  other objective evidence which indicate the impairment of the accounts receivables.

We consider the following factors when determining whether to permit a longer payment period or provide other concessions to customers:

  the customer’s past payment history;

  the customer’s general risk profile, including factors such as the customer’s size, age, and public or private status;

   macroeconomic conditions that may affect a customer’s ability to pay;

  and the relative importance of the customer relationship to our business.

. CHINA INFORMATION TECHNOLOGY, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(d) Accounts receivable (continued)

The following table describes the movement in the allowance for doubtful accounts during the period ended March 31, 2012:

Balance at January 1, 2012	$9,373,326
Increase in allowance for doubtful accounts	864,805
Amounts recovered during current period	-
Foreign exchange difference	57,373
Balance at March 31, 2012	$10,295,504

(e) Inventories

Inventories are valued at the lower of cost or market. Market is the estimated selling price in the ordinary course of business less the estimated cost of completion and the estimated costs necessary to make the sale.

The Company performs an analysis of slow-moving or obsolete inventory periodically and any necessary valuation reserves, which could potentially be significant, are included in the period in which the evaluations are completed. As of March 31, 2012, the inventory impairment was mainly from raw materials, and results in a new cost basis for accounting purposes.

(f) Stock-based compensation

The Company applies ASC No. 718, “Compensation — Stock Compensation” (formerly the SFAS No. 123 (revised 2004) “Share-based Payment”), which requires that share-based payment transactions with employees, such as share options, be measured based on the grant-date fair value of the equity instrument issued and recognized as compensation expense over the requisite service period, with a corresponding addition to equity. Under this method, compensation cost related to employee share options or similar equity instruments is measured at the grant date based on the fair value of the award and is recognized over the period during which an employee is required to provide service in exchange for the award, which generally is the vesting period.

(g) Treasury Stock

The Company repurchases its common stock from time to time in the open market and holds such shares as treasury stock. The Company applies the “cost method” and presents the cost to repurchase such shares as a reduction in shareholders’ equity. During the period, the Company has repurchased a net total of 223,604 shares of common stock.

(h) Recent Accounting Pronouncements

In September 2011, the FASB issued ASU 2011-08—Intangibles—Goodwill and Other (Topic 350) - Testing Goodwill for Impairment. ASU 2011-08 provides an entity the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is not required. ASU 2011-08 is effective for fiscal year 2013. Early adoption is permitted, however we have not yet adopted it. We do not expect the adoption of ASU 2011-08 to have a material impact on our consolidated financial statements.

CHINA INFORMATION TECHNOLOGY, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share are computed by dividing income available to common shareholders by the weighted-average number of common stock outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, or resulted in the issuance of common stock that shared in the earnings of the entity.

Components of basic and diluted earnings per share were as follows:

	Three Months	Three Months
	Ended March	Ended March
	31, 2012	31, 2011
	(Unaudited)	(Unaudited)
Net (loss) income attributable to the common stockholders	$(2,859,798)	$8,222,333
Weighted average outstanding shares of common stock (basic and diluted)	27,048,521	26,265,405
Dilutive effect of options ,warrants, and contingently issuable shares	-	-
Earnings (loss) per share:
Basic	$(0.11)	$0.31
Diluted	$(0.11)	$0.31

Warrants for the purchase of 200,000 shares were not included in 2012 and 2011 as their effect would have been anti-dilutive.

4. FAIR VALUE OF FINANCIAL INSTRUMENTS AND FAIR VALUE ACCOUNTING

Financial Instruments

Management has estimated that the carrying amounts of non-related party financial instruments approximate fair values for all periods presented due to their short-term maturities. The carrying amount of debt approximates fair value because of its variable interest rate. The fair value of the amount due from (to) related parties is not practicable to estimate due to the related party nature of the underlying transactions.

Fair Value Accounting

FASB ASC 820-10 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). As required by FASB ASC 820-10, assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The three levels of the fair value hierarchy under FASB ASC 820-10 are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2	Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and

Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

5. VARIABLE INTEREST ENTITY

The Company is the primary beneficiary of iASPEC, pursuant to a Management Service Agreement (“MSA”), and iASPEC qualifies as a variable interest entity of the Company. Accordingly, the assets and liabilities and revenues and expenses of iASPEC have been included in the accompanying consolidated financial statements. In the opinion of management, (i) the ownership structure of the Company, and the VIEs are in compliance with existing PRC laws and regulations; (ii) the contractual arrangements with the VIEs and its shareholder are valid and binding, and will not result in any violation of PRC laws or regulations currently in effect; and (iii) the Company’s business operations are in compliance with existing PRC laws and regulations in all material respects.

CHINA INFORMATION TECHNOLOGY, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5. VARIABLE INTEREST ENTITY (CONTINUED)

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to its opinion. If the current ownership structure of the Company and its contractual arrangements with VIEs are found to be in violation of any existing or future PRC laws and regulations, the Company may be required to restructure its ownership structure and operations in the PRC to comply with the changing and new PRC laws and regulations. In the opinion of management, the likelihood of loss in respect of the Company’s current ownership structure or the contractual arrangements with VIEs is remote based on current facts and circumstances.

In order to facilitate iASPEC’s expansion and also to provide financing for iASPEC to complete the acquisition of Geo, the Company advanced RMB38 million (approximately $5.4 million) to iASPEC in two installments on November 20, 2007 and May 8, 2008, respectively, to increase iASPEC’s registered capital. In order to comply with PRC laws and regulations, the advance was made to Mr. Lin, iASPEC’s then majority shareholder, who, upon the authority and direction of the Board of Directors, forwarded the funds to iASPEC. The Company has recorded the advance of these funds as an interest-free loan to iASPEC, which was eliminated against additional capital of iASPEC in consolidation. The increase in iASPEC’s registered capital does not affect IST’s exclusive option to purchase iASPEC’s assets and shares under the MSA.

For the three months ended March 31, 2012 and 2011, net loss of $211,883 (net loss of $32,490 from iASPEC, net loss of $235,059 from Geo and net income of $55,666 from Zhongtian), net loss of $128,278 (income $183,594 from iASPEC and loss of $311,872 from Geo), respectively, was attributable to non-controlling interest in the consolidated statements of income of the Company.

At March 31, 2012, the consolidation of iASPEC ,Geo and Zhongtian, resulted in an increase in assets of approximately $91.47 million, an increase in liabilities (consisting primarily of accounts payable and short-term bank loans) of approximately $29.76 million, and an increase in non-controlling interest of approximately $21.94 million, and for the three months ended March 31, 2012 and 2011 the consolidation resulted in an decrease in net loss attributable to parent company of approximately $0.62 million and increase in net income attributable to parent company of approximately $3.5 million, respectively.

6. RELATED PARTY BALANCES AND TRANSACTIONS

(a) Related party balances

As of March 31, 2012 and December 31, 2011, amount due from/to related parties consists of:
	March 31,	December 31,
	2012	2011
	(Unaudited)
Due from related companies
- Xiamen Yili Geo Information Technology Co., Ltd.	$239,569	$22,823
Due to related companies
- Wuhan Geo Navigation and Communication Technology Co., Ltd.	$621,835	$593,617
Due to related parties, long-term portion
- Shareholders	$12,704	$12,624

Due from related companies, current portion

Approximately 8% of Xiamen Yili Geo Information Technology Co., Ltd. (“Yili”) is owned by Geo. The balance consists of accounts receivable from sales.

Due to related companies

Approximately 9% of Wuhan Geo Navigation and Communication Technology Co., Ltd. (“Geo Navigation”) is owned by Geo. The balance due to Geo Navigation represents advances from Geo Navigation to Geo. These advances are non-interest bearing and due on demand.

CHINA INFORMATION TECHNOLOGY, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6. RELATED PARTY BALANCES AND TRANSACTIONS (CONTINUED)

(b) Revenue - related party

Amounts recognized from Yili during the three months ended March 31, 2012 and 2011 were as follows:

	Three Months	Three Months
	Ended March	Ended March
	31, 2012	31, 2011
	(Unaudited)	(Unaudited)
Revenue	$248,908	$14,079
Cost of sales	147,821	-
Gross profit	$101,087	$14,079

(c) Rental expenses - related party

Rental expenses from renting buildings and offices from a related party charged to operations during the three months ended March 31, 2012 and 2011 were approximately $68,000, and $57,000, respectively.

7. INVENTORIES

As of March 31, 2012 and December 31, 2011, inventories consist of:
	March 31,	December 31,
	2012	2011
	(Unaudited)
Raw materials	$7,381,900	$5,488,149
Work in Processes	4,558,026	4,102,102
Finished goods	3,496,486	4,327,818
Installations in process	9,605,977	8,399,191
Total	$25,042,389	$22,317,260

CHINA INFORMATION TECHNOLOGY, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8. LONG-TERM INVESTMENTS

As of March 31, 2012 and December 31, 2011, long-term investments consist of:
	March 31,	December 31,
	2011	2011
	(Unaudited)
Tianhe Navigation and Communication Technology Co., Ltd. (" Tianhe ")	$1,070,419	$1,063,661
Tianditu Co., Ltd.( "Tianditu")	1,267,200	1,259,200
Xiamen Yili Geo Information Technology Co., Ltd. (" Yili ")	79,200	78,700
	$2,416,819	$2,401,561

Geo holds a 20% ownership interest in Tianhe. Although Geo owns 20% of Tianhe, Geo’s management does not have the ability to exercise significant influence over operating and financial policies of Tianhe due to the following factors:

a. The Company and Geo do not participate in the policy making, operations, or financial processes of Tianhe;
b. There are no intercompany transactions between the Company or Geo and Tianhe;
c. There is no interchange of managerial personnel;
d. The Company and Geo do not nominate or hold a board position at Tianhe; and
e. There is no technological or financial dependence between the Company or Geo and Tianhe.

Management regularly evaluates the impairment of the cost method investments based on performance and financial position of the investee as well as other evidence of market value. Such evaluation includes, but is not limited to, reviewing the investee’s cash position, recent financing, projected and historical financial performance, cash flow forecasts and financing needs. As of March 31, 2012, management reassessed the possible impairment on the investment in Tianhe and determined that there was no an other-than-temporary impairment in the value of its investment in Tianhe and no impairment loss for three months ended March 31, 2012. Total impairment loss of $549,000 was recorded for the three months ended March 31, 2011.

Geo holds a 8% ownership interest in Tianditu which was set up in 2010 to provide online map service.

9. PROPERTY, PLANT AND EQUIPMENT

As of March 31, 2012 and December 31, 2011, property, plant and equipment consist of:
	March 31,	December 31
	2012	2011
	(Unaudited)
Office building	$8,121,771	$7,900,978
Plant and machinery	30,218,235	29,822,707
Electronic equipment, furniture and fixtures	10,597,039	10,602,803
Motor vehicles	1,113,992	1,100,810
Purchased software	68,895,193	68,460,250
Total	118,946,230	117,887,548

Less: accumulated depreciation	(29,877,315)	(26,726,455)
	$89,068,915	$91,161,093

Depreciation expense for the three months ended March 31, 2012 and 2011 was approximately $2,990,000 and $2,472,000, respectively.

CHINA INFORMATION TECHNOLOGY, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10. LAND USE RIGHTS AND INTANGIBLE ASSETS

(a) Deposits for purchase of land use rights

As of March 31, 2012, deposits for purchase of land use rights represent deposits for purchase of land use rights in Dongguan City of approximately $19 million (RMB119.96 million) by IST , and additional land right premium paids for increase in plot ratios under existing land use rights in Fuyong County of Shenzhen of approximately $8.74 million (RMB55.16 million) by Huipu .

(b) Land use rights

As of March 31, 2012 and December 31, 2011, land use rights consist of:

	March 31,	December 31
	2012	2011
	(Unaudited)
Land use rights	$2,067,310	$2,054,259
Less: accumulated amortization	(109,601)	(97,643)
Land use rights, net	$1,957,709	$1,956,616

Amortization expense for the three months ended March 31, 2012 and 2011 was $11,000 and $11,000, respectively.

Estimated amortization for the next five years and thereafter is as follows:
Remainder of 2012	34,014
2013	45,352
2014	45,352
2015	45,352
2016	45,352
Thereafter	1,742,287
Total	$1,957,709

(c) Intangible assets

As of March 31, 2012 and December 31, 2011, intangible assets consist of:

	March 31,	December 31
	2012	2011
	(Unaudited)
Software and software development costs	$10,021,100	$9,489,011
Technology	7,764,610	7,715,591
Trademarks	4,481,136	4,452,846
Customer base	318,384	316,374
Sub-Total	22,585,230	21,973,822
Less: accumulated amortization	(8,087,600)	(7,593,363))
Intangible assets, net	$14,497,630	$14,380,459

Amortization expense for the three months ended March 31, 2012 and 2011 was approximately $447,000 and $445,000, respectively.

Estimated amortization for the next five years and thereafter is as follows:
Remainder of 2012	1,540,708
2013	1,791,451
2014	1,780,790
2015	1,780,790
2016	1,779,725
Thereafter	5,824,166
Total	$14,497,630

CHINA INFORMATION TECHNOLOGY, INC. NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
11. BANK LOANS

(a) Short-term bank loans
	March 31,	December 31,
	2012	2011
	(Unaudited)
Secured short-term loans (1)	$33,777,814	$39,177,186
Add: amounts due within one year under long-term loan contracts	1,223,549	1,806,271
Total short-term bank loans	$35,001,363	$40,983,457

(1) Detailed information of secured short-term loan balances as of March 31, 2012 and December 31, 2011 were as follows:

	March 31,	December 31,
	2012	2011
	(Unaudited)
Collateralized by land and office buildings	$8,870,400	$14,260,441
Secured by iASPEC’s trade receivables	3,009,600	2,990,600
Secured by Bocom’s trade receivables and guaranteed by the Company	838,194	1,056,182
Secured by Huipu’s trade receivables and guaranteed by the Company and Huipu	1,493,831	2,623,691
Guaranteed by IST	4,118,400	4,092,400
Secured by HPC’s trade receivables and guarnteed by IST	4,566,704	4,372,404
Guaranteed by Huipu	2,376,000	2,361,000
Guarnteed by the Company, CITH and Bocom	293,230	1,030,028
Guarnteed by IASPEC	8,015,040	6,390,440
Secured by Zhongtian’s trade receivable	196,415	-
Total	$33,777,814	$39,177,186

(b) Long-term bank loans
	March 31,	December 31,
	2012	2011
	(Unaudited)
Secured long-term loans	$1,324,271	$1,915,795
Less: amounts due within one year under long-term loan contracts	(1,223,549)	(1,806,271)
Total long-term bank loans	$100,722	$109,524

As of March 31, 2012, the Company has borrowings from banks, expiring at various dates from April 5, 2012 to February 21, 2016, primarily used to finance working capital requirements. The bank borrowings are in the form of credit facilities. All amounts available to the Company from the banks are based on the amount of collateral pledged or the amount guaranteed by our subsidiaries. These borrowings bear interest rates ranging from 3.14% to 10% per annum. The weighted average interest rate on short term debt is approximately 7.21% and 5.84% for three months ended March 31, 2012 and 2011, respectively.

CHINA INFORMATION TECHNOLOGY, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12. INCOME TAXES

Pre-tax (loss)income for the three months ended March 31, 2012 and 2011 was taxable in the following jurisdictions:

	Three months ended March 31, 2012 (Unaudited)	Three months ended March 31, 2011 (Unaudited)
PRC	$(2,796,051)	$7,980,445
Others	(302,631)	1,194,128

Total income before income taxes	$(3,098,682)	$9,174,573

United States

The Company was incorporated in Nevada and is subject to United States of America tax law. It is management’s intention to reinvest all the income attributable to the Company earned by its operations outside the United States of America (the “U.S.”). Accordingly, no U.S. corporate income taxes are provided in these condensed consolidated financial statements.

BVI

Under the current laws of the BVI, dividends and capital gains arising from the Company’s investments in the BVI are not subject to income taxes.

PRC

The income tax provision consists of the following:
	Three months ended	Three months ended
	March 31, 2012	March 31, 2011
	(Unaudited)	(Unaudited)
Current taxes	$168,465	$1,194,205
Deferred taxes	(195,466)	(113,687)

(Benefit) provision for income taxes	$(27,001)	$1,080,518

	Three months ended	Three months ended
	March 31, 2012	March 31, 2011
	(Unaudited)	(Unaudited)
PRC federal statutory tax rate	25%	25%
Computed expected income tax (benefit) expense $	(774,671)	$2,293,643
Tax concession	273,813	(900,045)
Tax effect of tax losses not recognized	432,865	9,030
Permanent differences	(43,113)	(167,794)
Non-deductible tax loss	62,687	57,999
Other differences	21,418	(212,315)
Income taxes	$(27,001)	$1,080,518

CHINA INFORMATION TECHNOLOGY, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12. INCOME TAXES (CONTINUED)

The significant components of deferred tax assets and deferred tax liabilities were as follows as of March 31, 2012 and December 31, 2011:

	March 31, 2012		December 31, 2011
	Deferred	Deferred	Deferred	Deferred
	Tax	Tax	Tax	Tax
	Assets	Liabilities	Assets	Liabilities
	(Unaudited)	(Unaudited)
Fixed assets	$233,103	$(199,570)	$250,127	$(201,081)
Intangible assets	93,259	(1,137,099)	92,233	(1,164,599)
Inventory valuation	845,885	-	783,633	-
Allowance for doubtful accounts	1,835,209	-	1,706,184	-
Salary payable	43,376	-	43,102	-
Subsidy income	16,016	-	15,915	-
Long-term investments impairment	342,846	-	340,682	-
Loss carry-forwards	803,608	-	633,796	-
Gross deferred tax assets and liabilities	4,213,303	(1,336,669)	3,865,672	(1,365,680)

Valuation allowance	(803,608)	-	(633,796)	-

Total deferred tax assets and liabilities	$3,409,695	$(1,336,669)	$3,231,876	$(1,365,680)

The breakdown between current and long-term deferred tax assets and liabilities was as follows as of March 31, 2012 and December 31, 2011:

	March 31, 2011	December 31, 2011
	(Unaudited)
Current deferred tax assets	$2,740,487	$2,548,834
Current deferred tax liabilities	-	-
Long-term deferred tax assets	669,208	683,042
Long-term deferred tax liabilities	(1,336,669)	(1,365,680)

Total net deferred tax assets	$2,073,026	$1,866,196

13. RESERVE AND DISTRIBUTION OF PROFIT

In accordance with relevant PRC regulations and the Articles of Association of our PRC subsidiaries, our PRC subsidiaries are required to allocate at least 10% of their annual after-tax profits determined in accordance with PRC statutory financial statements to a statutory general reserve fund until the amounts in said fund reaches 50% of their registered capital. As of March 31, 2012, the balance of general reserve is $14.49 million.

Under applicable PRC regulations, the Company may pay dividends only out of the accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. As the statutory reserve funds can only be used for specific purposes under PRC laws and regulations, the general reserves are not distributable as cash dividends.

Our after-tax profits or losses with respect to the payment of dividends out of accumulated profits and the annual appropriation of after-tax profits as calculated pursuant to PRC accounting standards and regulations do not result in significant differences as compared to after-tax earnings as presented in our financial statements. However, there are certain differences between PRC accounting standards and regulations and U.S. generally accepted accounting principles, arising from different treatment of items such as amortization of intangible assets and change in fair value of contingent consideration arising from business combinations.

CHINA INFORMATION TECHNOLOGY, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

14. EQUITY

Repurchase of common shares

On September 16, 2011, the Company announced a $5 million share repurchase program. The amount, timing and extent of any repurchases will depend on market conditions, the trading price of the Company’s common stock and other factors and will be subject to restrictions relating to volume, price and timing under applicable law, including Rule 10b-18 promulgated under the Securities Exchange Act of 1934, as amended.

On March 15, 2012, the Company announced that its Board of Directors approved the termination of its stock purchase plan. At the same time, the Company chairman and CEO, Mr. Jiang Huai Lin, entered into a new $2 million purchase plan. Mr. Lin also agreed to purchase 1,084,895 shares in a private transaction outside the purchase plan at a purchase price per share of $1.20.

Before the termination of repurchase plan, during three months ended March 31, 2012, a net total of 223,604 shares of the Company’s common stock were repurchased in accordance with the program at a cost of $315,577.

15. CONSOLIDATED SEGMENT DATA

Segment information is consistent with how management reviews the businesses, makes investing and resource allocation decisions and assesses operating performance. Transfers and sales between reportable segments, if any, are recorded at cost.

The Company reports financial and operating information in the following two segments:

(a)

IT includes revenues from products and services surrounding the Company’s variety of software core competencies currently primarily in Geographic Information Systems, Digital Public Security Technologies and Hospital Information Systems. IT segment revenues are generated from the sales of software and system integration services, as well as hardware other than display products.

(b)

DT includes revenues from products and services surrounding the Company’s display technology core competencies currently primarily in Geographic Information Systems, Digital Public Security Technologies, Education and Media Solutions and consumer products. DT segment revenues are generated from sales of hardware and total solutions of hardware integrated with proprietary software and content, as well as services.

CHINA INFORMATION TECHNOLOGY, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

15. CONSOLIDATED SEGMENT DATA (CONTINUED)

Selected information by segment is presented in the following tables for the three months ended March 31, 2012 and 2011.

	Three Months Ended	Three Months Ended
	March 31,	March 31,
	2012	2011
Revenues(1)	(Unaudited)	(Unaudited)
IT Segment	$10,249,326	$18,978,749
DT Segment	6,030,663	7,969,999
Revenues	$16,279,989	$26,948,748

(1) Revenues by operating segments exclude intercompany transactions. (Loss) income from operations:

IT Segment	$(944,035)	$7,430,777
DT Segment	(2,014,486)	1,676,820
Corporate and others(2)	(250,084)	(192,544)
	(3,208,605)	8,915,053
Corporate other income (expenses), net	861,433	864,220
Corporate interest income	76,676	95,006
Corporate interest expense	(828,186)	(699,706)
(Loss) income before income tax	(3,098,682)	9,174,573

Income tax benefit (expense)	27,001	(1,080,518)
Net (loss) income	(3,071,681)	8,094,055

Net loss attributable to the non-controlling interest	211,883	128,278
Net (loss) income attributable to the Company	$(2,859,798)	$8,222,333

(2) Includes non-cash compensation, professional fees and consultancy fees for the Company.

Total assets by segment as of March 31, 2012 and December 31, 2011 are as follows:

	March 31,	December 31,
	2012	2011
	(Unaudited)
Total assets:
IT Segment	$195,833,107	$205,623,157
DT Segment	161,517,415	155,559,917
Corporate and others	320,436	609,068
	$357,670,958	$361,792,142

16. COMMITMENTS AND CONTINGENCIES

iASPEC, Bocom , Zhongtian , and Geo lease offices, employee dormitories and factory space in Shenzhen, Guangzhou, Beijing and Dongguan in the PRC, under lease agreements that will expire on various dates through June 2013. For the three months ended March 31, 2012 and 2011, the rent expenses were approximately $109,400 and $104,500, respectively.

Future minimum lease payments under these lease agreements are as follows:
Remainder of 2012	286,998
2013	171,051
Total	$458,049

On July 9, 2010, the Company entered into an agreement with the municipal government of Dongguan City, to purchase a land use right for a land of 101,764 square meters at a consideration of approximately $24.34 million (RMB 153.6 million) to be paid in cash in installments. As of March 31, 2012, the Company has paid deposits of approximately $19 million (RMB 119.96 million).

CHINA INFORMATION TECHNOLOGY, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

17. CONCENTRATIONS

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company extends credit to its customers in the normal course of business and generally does not require collateral. As a result, management performs ongoing credit evaluations, and the Company maintains an allowance for potential credit losses based upon its loss history and its aging analysis. As of March 31, 2012 and December 31, 2011, the allowance of doubtful accounts were $10,296,000 and $9,373,000, respectively, which is the Company’s best estimate of the amount of probable credit losses in existing accounts receivable.

Management reviews the allowance for doubtful accounts each reporting period based on a detailed analysis of accounts receivable. In the analysis, management primarily considers the age of the customer’s receivable and also considers the creditworthiness of the customer, the economic conditions of the customer’s industry, and general economic conditions and trends, among other factors. If any of these factors change, the Company may also change its original estimates, which could impact the level of the Company’s future allowance for doubtful accounts. If judgments regarding the collectability of accounts receivables were incorrect, adjustments to the allowance may be required, which would reduce profitability.

For the three months ended March 31, 2012 and 2011, no customer accounted for greater than 10% revenue.

At March 31, 2012, accounts receivables were due from 384 customers. Of these, no customer accounted for over 10% of the total accounts receivable. At March 31, 2011, accounts receivables were due from 331 customers and no customer accounted for over 10% of the total accounts receivable.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Special Note Regarding Forward Looking Statements

In addition to historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We use words such as “believe,” “expect,” “anticipate,” “project,” “target,” “plan,” “optimistic,” “intend,” “aim,” “will” or similar expressions which are intended to identify forward-looking statements. Such statements include, among others, those concerning market and industry segment growth and demand and acceptance of new and existing products; any projections of sales, earnings, revenue, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding future economic conditions or performance; as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those identified in Item 1A, “Risk Factors” described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as well as assumptions, which, if they were to ever materialize or prove incorrect, could cause the results of the Company to differ materially from those expressed or implied by such forward-looking statements.

Readers are urged to carefully review and consider the various disclosures made by us in this report and our other filings with the SEC. These reports attempt to advise interested parties of the risks and factors that may affect our business, financial condition and results of operations and prospects. The forward-looking statements made in this report speak only as of the date hereof and we disclaim any obligation, except as required by law, to provide updates, revisions or amendments to any forward-looking statements to reflect changes in our expectations or future events.

Use of Terms

Except as otherwise indicated by the context and for the purposes of this report only, references in this report to:

  “CNIT,” “we,” “us,” “our” and the “Company” are to the combined business of China Information Technology, Inc. and its consolidated subsidiaries, Bocom, CITH, HPC, Huipu, ISS, ISSI, ISIID, IST, and iASPEC, to whose operations we succeeded on October 9, 2006 and which became our variable interest entity effective July 1, 2007, and its 52.54% majority-owned subsidiary, Geo and 81.65% majority-owned subsidiary, Zhongtian;
  “Bocom” are to Shenzhen Bocom Multimedia Display Technology Co., Ltd., a PRC company;
  “CITH” are to China Information Technology Holdings Limited, a British Virgin Islands company;
  “HPC” are to HPC Electronics (China) Company Limited, a Hong Kong company;
  “Huipu” are to Huipu Electronics (Shenzhen) Co., Ltd., a PRC company;
  “ISS” are to Information Security Software (China) Co., Ltd., a PRC company;
  “ISSI” are to Information Security Software Investment Limited, a Hong Kong company;
  “ISIID” are to Information Security International Investment and Development Limited, a Hong Kong company;
  “IST” are to Information Security Technology (China) Co., Ltd., a PRC company;
  “iASPEC” are to iASPEC Software Co., Ltd., a PRC company;
  “Geo,” are to Wuda Geoinformatics Co., Ltd., a PRC company;
  “Zhongtian,” are to Shenzhen Zhongtian Technology Development Company Ltd., a PRC company;
  “Hong Kong” are to the Hong Kong Special Administrative Region of the People’s Republic of China;
  “PRC” and “China” are to the People’s Republic of China;
  “SEC” are to the Securities and Exchange Commission;
  “Exchange Act” are to the Securities Exchange Act of 1934, as amended;
  “Securities Act” are to the Securities Act of 1933, as amended;
  “Renminbi” and “RMB” are to the legal currency of China; and
  “U.S. dollars,” “dollars” and “$” are to the legal currency of the United States.

Overview of Our Business

We are a leading provider of information and display technologies in the PRC. We provide a broad portfolio of software, hardware and fully integrated solutions to customers in a variety of technology sectors including Geographic Information Systems, or GIS, Digital Public Security Technologies, or DPST, Digital Hospital Information Systems, or DHIS, education, media, and consumer products.

We were founded in 1993 and are headquartered in Shenzhen, China. As of March 31, 2012, we had approximately 1,582 employees and 24 sales offices nationwide.

Our customers are mostly public sector entities that use our products and services to improve the service quality and management level and efficiency of public security, traffic control, fire control, medical rescue, border control, and surveying and mapping. Our typical customers include some of the most important governmental departments in China, including the Ministry of Public Security, the public security, fire fighting, traffic and police departments of several provinces, the Shenzhen General Station of Exit and Entry Frontier Inspection, and several provincial personnel, urban planning, civil administration, land resource, and mapping and surveying bureaus. Over the past several years, we have diversified our customer base beyond our local reach. In the future, we expect to continually expand our market and product offerings in the public and other sectors, through geographic expansion and enhancement of our technical capabilities.

We generate revenues through the sale of our software and hardware products, through our fully integrated total solutions, and through the provision of related support services. A significant portion of our operations are conducted through iASPEC , our variable interest entity. iASPEC is a PRC domestic company owned by Mr. Jiang Huai Lin, our Chairman and Chief Executive Officer, who is a PRC citizen and resident. iASPEC is able to obtain governmental licenses that are restricted to PRC entities that have no foreign ownership. These licenses allow iASPEC to perform Police-use Geographic Information Systems, or PGIS, services for PRC governmental customers. Under our Amended and Restated Management Services Agreement among our subsidiary, IST, iASPEC and Mr. Lin, or the MSA, IST is entitled to receive 95% of the net received profit of iASPEC during the term of the agreement, less costs and expenses related to sales and operations, and accrued but uncollected accounts receivable. During the three months ended March 31, 2012, $8.4 million, or 51.6% of our revenue, was generated under this exclusive commercial arrangement with iASPEC.

First Quarter Financial Performance Highlights

We experienced significant weakness in demand for our products and services during the three months ended March 31, 2012. The following are some financial highlights for the first quarter of 2012:

  Revenue: Revenue decreased by $10.67 million, or 39.59%, to $16.28 million for the three months ended March 31, 2012, from $26.95 million for the same period in 2011.

  Gross profit: Gross profit decreased by $7.87 million, or 57.66%, to $5.78 million for the three months ended March 31, 2012, from $13.65 million for the same period in 2011.

  Income from operations: Income from operations decreased by $12.12 million, or 135.99%, to a loss of $3.21 million for the three months ended March 31, 2012, from an income of $8.92 million for the same period in 2011.

  Net income attributable to the Company: Net income attributable to the Company was a loss of $2.86 million for the three months ended March 31, 2012, a decrease of $11.08 million, or 134.78%, from an income of $8.22 million for the same period in 2011.

  Fully diluted net income per share: Fully diluted net income per share was a loss of $0.11 for the three months ended March 31, 2012, as compared to an income of $0.31 for the same period in 2011.

Business Segment Information

Segment information is consistent with how management reviews the businesses, makes investing and resource allocation decisions and assesses operating performance. Transfers and sales between reportable segments, if any, are recorded at cost.

In connection with the changes in our business portfolio and realignment of management, management conducted a review of our operating business segments during the first quarter of 2011. The review resulted in changing the segment reporting.

Our new segment reporting, which has been used for all periods presented, follows the organizational structure reflected in our internal management reporting systems, which are the basis for assessing the financial performance of the business segments and for allocating resources to the business segments.

We report financial and operating information in the following two segments:

(1)

IT segment: The IT segment includes revenues from products and services surrounding a variety of our software core competencies, currently primarily in GIS, DPST and DHIS. IT segment revenues are generated from the sales of software and system integration services, as well as hardware other than display products.

(2)

DT segment: The DT segment includes revenues from products and services surrounding our display technology core competencies, currently primarily in GIS, DPST, education, media, and consumer products. DT segment revenues are generated from sales of hardware and total solutions of hardware integrated with proprietary software and content, as well as services.

For more information regarding our operating segments, see Note 15 (Consolidated Segment Data) to our unaudited consolidated financial statements included elsewhere in this report.

Results of Operations

The following table sets forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of sales revenue.

	Three Months Ended			Three Months Ended		Period-Over-Period
	March 31, 2012			March 31, 2011		Increase (Decrease)
		%of			% of
	Amount	Revenue		Amount	Revenue	Amount	%
Revenue	$16,279,989	100.00%		$26,948,748	100.00%	$(10,668,759)	(39.59%	)
Costs of revenue	10,498,307	64.49%		13,293,908	49.33%	(2,795,601)	(21.03%	)
Gross Profit	5,781,682	35.51%		13,654,840	50.67%	(7,873,158)	(57.66%	)
Administrative expenses	(5,648,632)	(34.70%	)	(2,504,307)	(9.29)%	(3,144,325)	125.56%
Research and development expenses	(1,481,027)	(9.10%	)	(733,330)	(2.72)%	(747,697)	101.96%
Selling expenses	(1,860,628)	(11.43%	)	(1,502,150)	(5.57)%	(358,478)	23.86%
(Loss)/Income from operations	(3,208,605)	(19.71%	)	8,915,053	33.08%	(12,123,658)	(135.99%	)
Subsidy income	393,780	2.42%		30,440	0.11%	363,340	1,193.63%
Other income, net	467,653	2.87%		833,780	3.09%	(366,127)	(43.91%	)
Interest income	76,676	0.47%		95,006	0.35%	(18,330)	(19.29%	)
Interest expense	(828,186)	(5.09%	)	(699,706)	(2.60)%	(128,480)	18.36%
(Loss)/Income before Income Taxes	(3,098,682)	(19.03%	)	9,174,573	34.04%	(12,273,255)	(133.77%	)
Income Tax Expense	27,001	0.17%		(1,080,518)	(4.01)%	1,107,519	(102.50%	)
Net (Loss)/Income	(3,071,681)	(18.87%	)	8,094,055	30.03%	(11,165,736)	(137.95%	)
Less: Net Loss attributable to non-controlling interest	211,883	1.30%		128,278	0.48%	83,605	65.17%
Net (Loss)/Income Attributable to CNIT	$(2,859,798)	(17.57%	)	$8,222,333	30.51%	$(11,082,131)	(134.78%	)

Revenue. Our revenue is generated from the sales of our software and hardware products, our fully integrated total solutions, and the related after-sales services. For the three months ended March 31, 2012, our revenue was $16.28 million, compared to $26.95 million for the three months ended March 31, 2011, a decrease of $10.67 million, or 39.59% . The decrease was primarily due to the difficult fiscal environment faced by many local Chinese governments as a result of the Chinese government’s implementation of macroeconomic tightening policies, which led to a slowdown in projects for our government customers, which traditionally have been our core customer base; and, secondarily due to the continued challenging industry dynamics for traditional flat-screen TV products..

Product sales decreased by $1.97 million, or 24.60%, to $6.04 million for the three months ended March 31, 2012, as compared to $8.01 million in the same period of 2011. Product sales constituted 37.09% of total revenue during the three-month period ended March 31, 2012, as compared with 29.71% during the same period in 2011. The decrease in product sales primarily reflected 1) our efforts to transition our DT segment from the increasingly competitive and low-margin flat-screen TV market into the multi-functional and interactive display technology markets, which caused total product unit sales to fall, and 2) lower pricing of our traditional flat-screen TVs in the midst of increasing industry competition for LCD TV products.

Software sales decreased by $7.53 million, or 54.17%, to $6.37 million for the three months ended March 31, 2012, from $13.89 million for the same period in 2011. Software sales constituted 39.10% of our total revenue, which decreased from 51.55% during the same period in the prior year. The decrease was mainly due to the Chinese government’s implementation of macroeconomic tightening policies and the curtailment of the massive government economic stimulus package, which led to a slowdown in software projects for our government customers. In addition, we instituted more stringent customer acceptance policies, which limited new projects to those with solid credit credentials and long-term business prospects in light of the unfavorable government fiscal environment.

Sales of system integration services decreased by $1.34 million, or 27.32%, to $3.58 million for the three months ended March 31, 2012, from $4.92 million for the same period in 2011. As a percentage of revenue, system integration sales increased from 18.26% during the three months ended March 31, 2011 to 21.97% during the three months ended March 31, 2012. The decrease was mainly the result of the relatively weak economic environment in the first quarter of 2012 and a lack of new large system integration solutions engagement in connection with large projects comparable to the Shenzhen Summer Universiade, which was held in August 2011.

Other revenue increased by $0.17 million, or 130.01%, from $0.13 million in the three months ended March 31, 2011 to $0.3 million in the same period of 2012. The increase was mainly due to increase in maintenance services during the current period.

The following table shows our revenue, percentage of revenue, cost of revenue and gross margin, by category:

	Three Months Ended March 31, 2012				Three Months Ended March 31, 2011
		% of	Cost of	Gross		% of	Cost of	Gross
	Revenue	Revenue	Revenue	Margin	Revenue	Revenue	Revenue	Margin
Product	$6,037,489	37.09%	$4,719,407	21.83%	$8,006,993	29.71%	$5,810,023	27.44%
Software	6,366,430	39.10%	2,897,949	54.48%	13,891,525	51.55%	4,249,606	69.41%
System integration	3,576,377	21.97%	2,641,726	26.13%	4,920,500	18.26%	3,143,157	36.12%
Others	299,693	1.84%	239,225	20.18%	129,730	0.48%	91,122	29.76%
Total	$16,279,989	100.00%	$10,498,307	35.51%	$26,948,748	100.00%	$13,293,908	50.67%

A breakdown of revenue, percentage of revenue, cost of revenue and gross margin by segments is as follows:

	Three Months Ended March 31, 2012				Three Months Ended March 31, 2011
		% of	Cost of	Gross		% of	Cost of	Gross
	Revenue	Revenue	Revenue	Margin	Revenue	Revenue	Revenue	Margin
IT Segment	$10,249,325	62.96%	$5,771,863	43.69%	$18,978,749	70.43%	$7,483,885	60.57%
DT Segment	6,030,664	37.04%	4,726,444	21.63%	7,969,999	29.57%	5,810,023	27.10%
Total	$16,279,989	100.00%	$10,498,307	35.51%	$26,948,748	100.00%	$13,293,908	50.67%

Cost of revenue and gross profit. As indicated in the tables above, our cost of revenues decreased by $2.80 million, or 21.03%, to $10.5 million for the three months ended March 31, 2012, as compared with $13.29 million for the three months ended March 31, 2011. As a percentage of revenues, our cost of revenue increased to 64.49% during the three months ended March 31, 2012, from 49.33% in the same period of 2011. As a result, gross margin was 35.51% for the three months ended March 31, 2012, a decrease of 1,516 basis points from 50.67% in the same period of 2011.

The decrease in gross profit margins, as displayed in the tables above, resulted from several factors. First, in the three months ended March 31, 2012, we continued our effort to increase our DT solutions as a percentage of total revenue. The percentage of DT revenue increased from 29.57% for the three months ended March 31, 2011 to 37.04% for the same period of 2012. The increase in contribution from DT revenue resulted in a decrease in gross profit margin for the three months ended March 31, 2012 as our DT solutions business has lower average gross margins than other segments of our business. Second, due to the Chinese government’s implementation of macroeconomic tightening policies, our government customers reduced software project orders. As a result, the percentage of software revenue decreased from 51.55% for the three months ended March 31, 2011 to 39.1% for the same period of 2012. The decrease in contribution from software revenues resulted in a decrease in gross profit margin for the three months ended March 31, 2012 as, on average, software projects have higher average gross margins than other segments of our business. Third, the gross profit margin for our system integration business decreased from 36.12% for the three months ended March 31, 2011 to 26.13% for the same period of 2012, primarily due to the high profit margin of certain projects in the 2011 period. Finally, we lowered our LCD TV prices in the face of increased competition, while costs of manufacturing remained high in 2012. All of these factors resulted in a decrease in overall gross profit margin for the three months ended March 31, 2012. However, as we became more selective with our acceptance of orders in an effort to improve the quality of our earnings, the gross margin for product and software sales were higher in the three months ended March 31, 2012 as compared to the three months ended December 31, 2011.

Administrative expenses. Our administrative expenses consist primarily of compensation and benefits to our general management, finance and administrative staff, professional advisor fees, audit fees and other expenses incurred in connection with general operations. Our administrative expenses increased by $3.14 million, or 125.56%, to $5.65 million for the three months ended March 31, 2012, from $2.5 million for the same period of 2011. Notable changes that resulted in increased administrative expenses were as follows. First, inventory write downs increased by $1.8 million and second, provision of accounts receivables increased by $1.37 million. Our DT segment’s inventory was written down mainly for the following reasons: 1) the DT business’s transition from its traditional flat-screen TV products to multi-functional interactive digital display technologies resulted in some electronic components in inventory becoming incompatible with, and thus not usable for, the new advanced DT products; and 2) traditional LCD TV market continued to face major challenges, including a supply glut and the emergence of new display technologies and products such as 3D-TV and OLED technology that is expected to replace LCD technology in the coming years, leading to the obsolescence of many flat-screen display products and components.

Research and development expenses. Our research and development expenses consist primarily of personnel-related expenses, as well as costs associated with new software and hardware development and enhancement. Research and development expenses increased by $0.75 million, or 101.96%, to $1.48 million for the three months ended March 31, 2012, from $0.73 million for the same period of 2011. As a percentage of revenue, research and development expenses accounted for approximately 9.1% of total revenue for the three months ended March 31, 2012, compared with 2.72% for the same period in 2011. Such increase was primarily due to efforts to improve the profitability of existing products as well as development of new products.

Selling expenses. Our selling expenses consist primarily of compensation and benefits to our sales and marketing staff, sales and after-sales traveling costs, and other sales-related costs. Our selling expenses increased by $0.36 million, or 23.86%, to $1.86 million for the three months ended March 31, 2012, from $1.5 million for the same period of 2011. This increase was due to our increasingly nationwide market expansion, which requires increased travel and telecommunication expenses as well as increased total compensation to sales and marketing staff.

Subsidy income. For the three months ended March 31, 2012 and 2011, in connection with research and development activities in a designated locale, we received approximately $393,780 and $30,440, respectively, as a subsidy from the local governmental agency in China.

Income tax expense. Income tax expense for the three months ended March 31, 2012 decreased by $1.11 million,from $1.08 million for the same period in 2011. The decrease was due to the net impact of following factors: a) income before taxes from PRC subsidiaries decreased $10.78 million, causing approximately $1.62 million of the decrease; b) offset by tax increase from tax effect generated from tax loss not recognized during the current period of approximately $0.43 million.

Non-controlling interest. Non-controlling interest of $211,883 for the three months ended March 31, 2012 represents the loss of $32,490 fee retained by iASPEC under the MSA, loss of $235,059 from Geo to its 47.46% non-controlling interest, and income of $55,666 from Zhongtian to its 21.79% non-controlling interest .

Net income attributable to the Company. As a result of the cumulative effect of the foregoing factors, a net loss was $2.86 million during the three months ended March 31, 2012, as compared to a net income $8.22 million for the same period in 2011.

Liquidity and Capital Resources

As of March 31, 2012, we had cash and cash equivalents of $7.6 million.

Our customers have historically been primarily public sector entities that use our products and services to improve the service quality and management level and efficiency of public security, traffic control, fire control, medical rescue, border control, surveying, mapping, and healthcare management. Over the past several years, especially during 2011 and 2010, we diversified our customer base beyond our historical geographic reach, and expanded our market and product offerings in the public and private sectors, through geographic expansion and the enhancement of our technical capabilities. Along with our expansion in the market, our customer base of accounts receivable increased from to 289 as of December 31, 2010, to 378 as of December 31, 2011 and to 384 as of March 31, 2012.

Due to the Chinese government’s implementation of macroeconomic tightening policies since the second quarter of 2011, government customers have slowed their payment of our accounts receivables. Historically, government customers generated over half of our revenues. The percentage of total accounts receivable attributable to government customers was 79% and 80% as of March 31, 2012 and December 31, 2011, respectively.

As the increase in our customer base and sales were primarily a result of an increase in non-public sector customers, the risk of recoverability increased compared with previous periods. Additionally, although we have had no significant experience of failure in the collection of accounts receivable from government customers, the recent slowdown in payments described above has caused us to view these customers’ risk of recoverability as having increased. In this regard, we further noted that turnover days of accounts receivable increased. The accounts receivable that were outstanding for longer than one year accounted for 61% of total accounts receivable as of March 31, 2012 and 52% of total accounts receivable as of December 31, 2011, and government customers accounted for 91% of all receivables outstanding for longer than one year as of March 31, 2012 compared to 91% as of December 31, 2011.

We generally do not consider receivables from government customers to be past due at any particular point in time primarily for the following reasons: PRC government entities are very safe customers in that they are generally well-established and able to access credit more easily than private-sector customers; we have generally had good collection histories with these customers; and the recent government macroeconomic tightening policies have affected government customers relatively equally, and we therefore believe that the resulting slowdown in payments from such customers is outside their immediate control. We also view government customers as important to our business. As a result, we have continued sales relationships with most PRC government customers and extended flexible repayment terms to them, including with respect to those that have slowed down their payments to us.

With respect to private-sector customers, we generally provide for a payment period of 90 days. Typically we are willing to extend the payment period to up to 120 days. For payment extensions beyond this time, we typically evaluate private-sector customers based on the criteria described in Note 2(d) to the unaudited financial statements contained in this report. Due to their differing credit histories and periods of operations, as described above, we consider the risk of recoverability for these customers to be higher than public-sector customers. However, we have generally been willing to continue the sales relationship with these customers and allow for additional time for them to make payments upon receipt of assurances that payment will be received as soon as practicable, in light of our aim to diversify our customer base and expand our market penetration. All accounts receivables with aging over two years with non-government customers are fully reserved.

Management performs ongoing credit evaluations, and we maintain an allowance for potential credit losses based upon our loss history and our aging analysis. We estimated that the amount of probable credit losses in existing accounts receivable was equal to the allowance for doubtful accounts of $10.3 million as of March 31, 2012 and $9.37 million at December 31, 2011. The following table describes the movement in the allowance for doubtful accounts during the three months ended March 31, 2012:

Balance at January 1, 2012	$9,373,326
Increase in allowance for doubtful accounts	864,805
Amounts recovered during current period	-
Foreign exchange difference	57,373
Balance at March 31, 2012	$10,295,504

The following table summarizes the key cash flow components from our consolidated statements of cash flows for the periods indicated.

Cash Flows

	Three Months Ended March 31,
	2012	2011
Net cash (used) in/provided by operating activities	$(687,908)	$1,900,164
Net cash used in investing activities	(698,783)	(3,012,886)
Net cash used in financing activities	(5,051,745)	(1,459,742)
Effect of exchange rate changes on cash and cash equivalents	19,602	86,446
Net decrease in cash and cash equivalents	(6,418,834)	(2,486,018)
Cash and cash equivalents at beginning of the period	14,019,634	18,166,857
Cash and cash equivalents at end of the period	$7,600,800	$15,680,839

Operating Activities

Net cash used in operating activities was $0.68 million for the three months ended March 31, 2012, a decrease from $1.9 million in net cash provided by operating activities for the same period of 2011. The decrease was primarily due to the business operational loss during the current period.

Investing Activities

Net cash used in investing activities was $0.7 million for the three months ended March 31, 2012, as compared to $3.01 million net cash used in investing activities for the same period of 2011. The decrease was primarily due to a $2.24 million deposit for purchasing land use rights during the period ended March 31, 2011.

Financing Activities

Net cash used in financing activities was $5.05 million for the three months ended March 31, 2012, as compared to $1.46 million net cash used in financing activities during the same period of 2011. The change was mainly attributable to an increase in net repayment of bank loans of $3.56 million during the current period as compared to the prior period.

Loan Facilities

As of March 31, 2012 and December 31, 2011, our loan facilities were as follows:

Short-term bank loans

	March 31, 2012	December 31, 2011
Secured short-term loans	$33,777,814	$39,177,186
Add: amounts due within one year under long-term loan contracts	1,223,549	1,806,271
Total short-term bank loans	$35,001,363	$40,983,457

Long-term bank loans
	March 31, 2012	December 31, 2011
Secured long-term loans	$1,324,271	$1,915,795
Less: amounts due within one year under long-term loan contracts	(1,223,549)	(1,806,271)
Total long-term bank loans	$100,722	$109,524

The covenants or financial restrictions related to our outstanding debt obligations as of March 31, 2012 are as follows: (1) a certain subsidiary that is party to the loan should maintain a certain level of tangible assets; (2) the subsidiary should maintain a certain level of cash in its bank accounts; and (3) the subsidiary should inform the bank 30 days before any of the following events occurs (if the bank determines that such event will cause a material impact to the bank loan, the subsidiary may perform the event only upon receipt of the approval of the bank):

  dispose material assets constituting over 10% of the total net assets by sale, bestowment, lending, transfer, mortgage, pledge or any other means;
  profit distribution over 30% of the current year’s after tax profits, or over 20% of the total retained earnings; and
  new investments by the subsidiary outside its current operations which constitute over 20% of its net assets.

As of March 31, 2012, we were in compliance with the above covenants.

Our short-term loan balances as of March 31, 2012 and December 31, 2011 were $35 million and $40.98 million, respectively. As a percentage of working capital, short-term bank loans accounted for approximately 56.65% and 66.21% as of March 31, 2012 and December 31, 2011, respectively. The net decrease result reflects management’s effort to reduce our reliance on bank borrowings as a source of working capital.

We believe that our current cash and cash equivalents and anticipated cash flow from operations will be sufficient to meet our anticipated cash needs, including our cash needs for working capital and capital expenditures for at least the next 12 months. We may, however, require additional cash due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our existing cash and amounts available under existing credit facilities is insufficient to meet our requirements, we may seek to sell additional equity securities, debt securities, or borrow from lending institutions. We can make no assurances that financing will be available in the amounts we need, or on terms acceptable to us, if at all. The sale of additional equity securities, including convertible debt securities, would dilute the interests of our current shareholders. The incurrence of debt would divert cash for working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that restrict our operations and our ability to pay dividends to our shareholders. If we are unable to obtain additional equity or debt financing as required, our business operations and prospects may suffer.

Intracompany Transfers

Our subsidiaries that are organized in the PRC may pay dividends only out of their accumulated profits and our PRC subsidiaries are required to set aside at least 10% of their after-tax profit to their general reserves until such reserves cumulatively reach 50% of their respective registered capital. Our PRC subsidiaries’ general reserves are not distributable as cash dividends. Restrictions on our net assets also include the conversion of local currency into foreign currencies, tax withholding obligations on dividend distributions, the need to obtain approval from the State Administration of Foreign Exchange of the People’s Republic of China, or SAFE, for loans to a non-PRC consolidated entity and the covenants or financial restrictions related to outstanding debt obligations. We are not aware of other restrictions on our net assets or the transferability of assets via loans or advances to our non-PRC consolidated entities. As our operations are principally based in China, our non-PRC consolidated entities do not have material cash obligations.

The following table provides the amount of our statutory general reserve, the amount of restricted net assets, consolidated net assets, and the amount of restricted net assets as a percentage of consolidated net assets, as of March 31, 2012 and December 31, 2011:

	March 31, 2012	December 31, 2011
PRC general reserve	$14,488,533	$14,488,533
Restricted net assets and retained earnings related to covenants of existing bank loans	19,008,000	18,595,200
Total restricted net assets	$33,496,533	$33,083,733
Consolidated net assets	$229,089,873	$230,866,530
Restricted net assets as percentage of consolidated net assets	14.62%	14.33%

An offshore holding company, as a shareholder of a foreign invested enterprise established in the PRC, or an FIE, can make loans to the FIE, provided the parties comply with PRC regulations governing such loans. Our parent company can make a shareholder loan to a PRC subsidiary provided that (i) the amount of the loan does not exceed the difference between the total investment and registered capital as approved by the local Administration for Industry and Commerce that issued the business license of the subsidiary; and (ii) before the loan can be converted into RMB, the subsidiary reports to SAFE the intended use of proceeds (which cannot be to purchase domestic assets). The subsidiary can finance the operations of iASPEC in accordance with the terms of the Management Services Agreement with iASPEC.

Obligations Under Material Contracts

The following table sets forth our material contractual obligations as of March 31, 2012:

	Payments Due by Period
		Less than			More than
Contractual Obligations	Total	1 year	1-3 years	3-5 years	5 years
Operating Lease Obligations	$458,049	$286,998	171,051	$-	$-
Purchase Obligations	5,333,378	5,333,378	-	-	-
Interest payable on long-term bank loans	51,314	31,871	13,332	6,111	-
Long-term bank loans	1,324,271	1,223,549	71,098	29,624	-
Total	$7,167,012	$6,875,796	255,481	35,735	$-

Critical Accounting Policies

Critical accounting policies are those we believe are most important to portraying our financial conditions and results of operations and also require the greatest amount of subjective or complex judgments by management. Judgments and uncertainties regarding the application of these policies may result in materially different amounts being reported under various conditions or using different assumptions. There have been no material changes to the critical accounting policies previously disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Recently Issued Accounting Pronouncements

Please refer to Note 2 to our unaudited financial statements included elsewhere in this report for a discussion of relevant pronouncements.

Seasonality of our Sales

The first quarter of the calendar year is typically the slowest season of the year due to the Chinese New Year holiday. During this period, accounts receivable collection is very slow and we also need to prepare for upcoming busier seasons by making payments for inventory.

Inflation

Inflation does not materially affect our business or the results of our operations.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Interest Rate Risk

We deposit surplus funds with Chinese banks earning daily interest. We do not invest in any instruments for trading purposes. Most of our outstanding debt instruments carry fixed rates of interest. Our operations generally are not directly sensitive to fluctuations in interest rates. The amount of long-term debt outstanding as of March 31, 2012 and December 31, 2011 was $0.1 million and $0.11 million, respectively. A hypothetical 1.0% increase in the annual interest rates for all of our credit facilities under which we had outstanding borrowings at March 31, 2012 would decrease net income before income taxes by approximately $$88,000, or less than 1% for the three months ended March 31, 2012. Management monitors the banks’ prime rates in conjunction with our cash requirements to determine the appropriate level of debt balances relative to other sources of funds. We have not entered into any hedging transactions in an effort to reduce our exposure to interest rate risk.

Foreign Exchange Risk

While our reporting currency is the U.S. dollar, substantially all of our consolidated revenues and consolidated costs and expenses are denominated in RMB. Substantially all of our assets are denominated in RMB except for cash. As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in the exchange rate between the U.S. dollar and the RMB. If the RMB depreciates against the U.S. dollar, the value of our RMB revenues, earnings and assets as expressed in our U.S. dollar financial statements will decline. Assets and liabilities are translated at exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and equity is translated at historical exchange rates. Any resulting translation adjustments are not included in determining net income but are included in determining other comprehensive income, a component of equity. An average appreciation (depreciation) of the RMB against the U.S. dollar of 5% would increase (decrease) our comprehensive income by $14.38 million based on our outstanding revenues, costs and expenses, assets and liabilities denominated in RMB as of March 31, 2012. As of March 31, 2012, our accumulated other comprehensive income was $21.45 million. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

The value of RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. Since July 2005, RMB has not been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future, PRC authorities may lift restrictions on fluctuations in RMB exchange rate and lessen intervention in the foreign exchange market.

Inflation

Inflationary factors such as increases in the cost of our product and overhead costs may adversely affect our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of net revenues if the selling prices of our products do not increase with these increased costs.

ITEM 4. CONTROLS AND PROCEDURES.

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act). Disclosure controls and procedures refer to controls and other procedures designed to ensure that information required to be disclosed in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

As required by Rule 13a-15(e), our management has carried out an evaluation, with the participation and under the supervision of our Chief Executive Officer, Mr. Jiang Huai Lin and our Chief Financial Officer, Mr. Daniel K. Lee, of the effectiveness of the design and operation of our disclosure controls and procedures, as of March 31, 2012. Based upon, and as of the date of this evaluation, Messrs. Lin and Lee, determined that, as of March 31, 2012, and as of the date of this report, our disclosure controls and procedures were effective.

Changes in Internal Control over Financial Reporting

There were no changes in our internal controls over financial reporting during the first quarter of 2012 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II
OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS.

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

ITEM 1A. RISK FACTORS.

There are no material changes from the risk factors previously disclosed in Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2011.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

We have not sold any equity securities during the first quarter of 2012 that were not previously disclosed in a quarterly report on Form 10-Q or a current report on Form 8-K that was filed during the quarter.

During the first quarter of fiscal year 2012, we and our chairman and chief executive officer, Mr. Jiang Huai Lin, purchased shares of our common stock. Below is a table containing information about these purchases. Prices and share amounts have been retroactively adjusted to give effect to the one-for-two reverse stock split effected on March 1, 2012.

Approximate
			Total Number of	Dollar
			Shares Purchased	Value of Shares
			as	that
			Part of Publicly	May Yet Be
			Announced Plans	Purchased Under
	Total Number of	Average Price	or	the
Period	Shares Purchased(1)	Paid Per Share	Programs	Plans or Programs
January 1, 2012 to January 31, 2012	223,604	$1.3713	581,231	4,071,349
February 1, 2012 to February 29, 2012	-	$-	581,231	4,071,349
March 1, 2012 to March 31, 2012	-	$-	581,231	4,071,349

(1) Except for one purchase by Mr. Jiang Huai Lin as described in this footnote, all purchases were made pursuant to an amended and restated Rule 10b5-1 repurchase plan. This plan was originally announced on September 24, 2010; an extension to the plan was announced on September 16, 2010; and an amendment to the plan was announced on November 17, 2011. Under the plan as amended, up to $5 million of shares could be repurchased by the Company. The plan was to expire no later than September 15, 2012. On March 15, 2012, the Company announced that its Board of Directors had approved the termination of the plan. As also announced on that date, Mr. Lin entered into a new $2 million purchase plan. This plan will expire no later than September 15, 2012. On March 12, 2012, Mr. Lin agreed to purchase 1,084,895 shares in a private transaction outside his purchase plan at a purchase price per share of $1.20.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES.

None.

ITEM 4. MINE SAFETY DISCLOSURES.

Not applicable.

ITEM 5. OTHER INFORMATION.

We have no information to disclose that was required to be in a report on Form 8-K during the first quarter of 2012, but was not reported. There have been no material changes to the procedures by which security holders may recommend nominees to our board of directors.

ITEM 6. EXHIBITS.

The list of exhibits in the Exhibit Index to this report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1935, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 4, 2012	CHINA INFORMATION TECHNOLOGY, INC.

	By:	/s/ Jiang Huai Lin
Jiang Huai Lin, Chief Executive Officer
(Principal Executive Officer)

	By:	/s/ Daniel K. Lee
Daniel K. Lee, Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
31.1	Certifications of Principal Executive Officer filed pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certifications of Principal Financial Officer filed pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certifications of Principal Executive Officer furnished pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certifications of Principal Financial Officer furnished pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101	Interactive data files pursuant to Rule 405 of Regulation S-T (furnished herewith).

Ordinary Shares

______________________

PROSPECTUS
______________________

                         , 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

BVI law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the BVI courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our memorandum and articles of association require indemnification of our directors, officers and liquidators against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with actions, suits or proceedings to which they are a party or are threatened to be made a party by reason of their acting as our directors, officers or liquidators. To be entitled to indemnification, these persons must have acted honestly, in good faith and in the best interest or not opposed to the interest of our company, and must have had no reasonable cause to believe their conduct was unlawful.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

The information required by this item is set forth on the exhibit index that follows the signature page of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20–F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) (i) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Shenzhen, China, on July 13, 2012.

CHINA INFORMATION TECHNOLOGY, INC.

By: /s/ Jiang Huai Lin
Name: Jiang Huai Lin
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/Jiang Huai Lin	Chairman, Chief Executive Officer and President (Principal Executive Officer)	July 13, 2012
Jiang Huai Lin

*	Chief Financial Officer (Principal Financial and Accounting Officer)	July 13, 2012
Daniel K. Lee

*	Director and Chief Operating Officer	July 13, 2012
Zhi Qiang Zhao

*	Director	July 13, 2012
Yun Sen Huang

*	Director	July 13, 2012
Qiang Lin

*	Director	July 13, 2012
Remington C.H. Hu

*	Authorized U.S. Representative	July 13, 2012
Kate Ledyard, Manager
on behalf of Law
Debenture Corporate
Services Inc.

* By: /s/ Jiang Huai Lin
Jiang Huai Lin

EXHIBIT INDEX

Exhibit No.	Description

2.1*

Agreement and Plan of Merger and Reorganization by and among China Information Technology, Inc., the registrant and China Information Mergerco Inc., dated June 20, 2012 (included as Annex A to the proxy statement/prospectus)

3.1*	Memorandum and Articles of Association of the registrant (included as Annex B to the proxy statement/prospectus)

4.1*	Specimen Ordinary Share Certificate of the registrant

5.1	Legal Opinion of Maples and Calder regarding the validity of the ordinary shares being registered

8.1	Legal Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding certain U.S. federal tax matters

10.1*	Form of Independent Director Agreement

10.2*	Form of Indemnification Agreement

21*	Subsidiaries of the registrant

23.1	Consent of GHP Horwath, P.C.

23.2	Consent of BDO Limited

23.3	Consent of Maples and Calder (included in Exhibit 5.1)

23.4	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 8.1)

23.5*	Consent of Guangdong Jin Di Law Firm Sichuan Office

24.1*	Power of Attorney (included in the signature page of this registration statement)

99.1*	Form of Proxy Card

* Previously filed